As filed with the Securities and Exchange Commission on December 1, 2017
No. 333-221621

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ADVANTAGE INSURANCE INC.
(Exact name of registrant as specified in its charter)

Puerto Rico	6311	66-0840765
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
American International Plaza
250 Muñoz Rivera Avenue, Suite 710
San Juan, Puerto Rico 00918
(787) 705-2900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Walter C. Keenan
Chief Executive Officer
American International Plaza
250 Muñoz Rivera Avenue, Suite 710
San Juan, Puerto Rico 00918
(787) 705-2900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:
Brian S. Korn, Esq. Manatt, Phelps & Phillips, LLP 7 Times Square New York, New York 10036 (212) 790-4000 (212) 790-4545 Facsimile	Pedro I. Vidal-Cordero, Esq. Vidal, Nieves & Bauzá, LLC T-Mobile Center B7 Tabonuco Street, Suite 1108 Guaynabo, Puerto Rico 00968 (787) 413-8880 (787) 625-0889 Facsimile	Robert J. Grammig, Esq. Tom McAleavey, Esq. Shawn Turner, Esq. Holland & Knight LLP 100 North Tampa Street Tampa, Florida 33602 (813) 227-8500 (813) 229-0134 Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)	Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Shares of common stock, par value $0.01 per share	11,500,000	$11.00	$126,500,000	$15,750
(1)
Includes 1,500,000 shares that the underwriters have the option to purchase.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) of the Securities Act of 1933, as amended.

(3)
The Registrant previously paid $18,675 in connection with the initial filing of the Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities under this prospectus until the registration statement of which it is a part and filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED December  1, 2017
PRELIMINARY PROSPECTUS
Advantage Insurance Inc.
10,000,000 Shares of Common Stock
This is the initial public offering of our common stock. Prior to this offering, there has been no public market for our common stock. We are selling 10,000,000 shares of our common stock. We currently expect the initial public offering price to be between $9.00 and $11.00 per share of our common stock.
We have two classes of authorized capital stock, common stock and preferred stock. The rights of the holders of common stock and preferred stock are identical, except with respect to voting, dividends and conversion. Each share of common stock is entitled to one vote per share and is entitled to such dividends as our board of directors may lawfully declare. Preferred stock automatically converts to common stock upon completion of this offering at a predetermined ratio of the number of common shares issued per preferred share. Outstanding shares of common stock will represent 100% of the voting power of our outstanding capital stock following this offering.
We have granted the underwriters a 30-day option to purchase up to 1,500,000 additional shares of our common stock to cover over-allotments.
We have applied to list our shares of common stock on the New York Stock Exchange under the symbol “AVI.”
We are an “emerging growth company” as defined under the federal securities laws and are eligible for reduced public company reporting requirements.
Investing in our common stock involves risks. See “Risk Factors” beginning on page 14 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to us (before expenses)	$	$

(1)
Not applicable with respect to up to 500,000 shares of common stock to be sold pursuant to the Directed Share Program. We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting.”

The underwriters expect to deliver shares of common stock to purchasers on       , 2017.
RAYMOND JAMES	JMP Securities	B. Riley | FBR
This prospectus is dated            , 2017

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

i

SUMMARY OF CERTAIN DEFINED TERMS
The following terms have the meanings indicated below:
ABIC	Advantage Business Insurance Company I.I.
ACAMS	Association of Certified Anti-Money Laundering Specialists
ADCP	Advantage DCP Ltd
AIBC	Advantage International Bank Corp.
AIMCL	Advantage International Management (Cayman) Ltd.
AIMUSA	Advantage Insurance Management (USA) LLC
AIS	Advantage Insurance Services LLC
ALAC	Advantage Life & Annuity Company SPC
ALAI	Advantage Life Assurance I.I.
ALIF	Advantage Life Investment Fund SPC
ALPR	Advantage Life Puerto Rico A.I.
ALSCF	Advantage Life Small Cap Fund SPC
A.M. Best	A.M. Best Company, Inc.
AML	Anti-Money Laundering
APCC	Advantage Property & Casualty Company SPC
ASU	Accounting Standards Update
AVI	Advantage Insurance Inc.
BEPS	Base Erosion and Profit Shifting
Blackstone	The Blackstone Group L.P.
BSA	Bank Secrecy Act of 1970, also known as the Currency and Foreign Transactions Reporting Act
BVPS	Book Value Per Common Share
CAMS	Certified Anti-Money Laundering Specialist
CDD	Customer Due Diligence
CFC	Controlled Foreign Corporation
CFT	Combating the Financing of Terrorism
CIMA	Cayman Islands Monetary Authority
CIP	Customer Identification Program
CLO	Collateralized Loan Obligation
The Code	Internal Revenue Code of 1986
CRS	Common Reporting Standard for the Automatic Exchange of Information
CSU	Common Share Unit
CTR	Currency Transaction Report
Exchange Act	Securities Exchange Act of 1934
EY	Ernst & Young Ltd.
FASB	Financial Accounting Standards Board
FATCA	Foreign Account Tax Compliance Act of the U.S. Internal Revenue Code of 2010
FATF	Financial Action Task Force
FCA	Financial Conduct Authority of the United Kingdom
FFI	Foreign Financial Institution
FinCEN	Financial Crimes Enforcement Network of the U.S. Department of the Treasury
ii

FIO	Federal Insurance Office of the U.S. Department of the Treasury
GAAP	Generally Accepted Accounting Principles in the United States of America
GSO	GSO / Blackstone Debt Funds Management LLC
HNWI	High Net Worth Individual (an individual owning net investable financial wealth in excess of $1 million)
HRPA	Harbor Risk Pool Association
IDF	Insurance-Dedicated Fund
IFE Act	Puerto Rico International Financial Center Regulatory Act of 2012
IRS	United States Internal Revenue Service
JOBS Act	Jumpstart Our Business Startups Act of 2012
KBRA	Kroll Bond Rating Agency, Inc.
KPMG	KPMG in the Cayman Islands
KYC	Know Your Customer
MCAA	Multilateral Competent Authority Agreement
NAIC	The National Association of Insurance Commissioners of the United States
NAV	Net Asset Value
NYSE	The New York Stock Exchange
OCIF	Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico (Oficina del Comisionado de Instituciones Financieras)
OCS	Office of the Commissioner of Insurance of the Commonwealth of Puerto Rico (Oficina del Comisionado de Seguros)
OECD	Organisation for Economic Co-Operation and Development
OFAC	Office of Foreign Asset Control of the U.S. Department of the Treasury
OTTI	Other Than Temporary Impairment
PAS	Policy Administration System
P&C	Property and Casualty
PFIC	Passive Foreign Investment Company
PPLI	Private Placement Life Insurance
PRA	Prudential Regulation Authority of the United Kingdom
PROMESA	Puerto Rico Oversight, Management, and Economic Stability Act of 2016
QEF	Qualified Electing Fund
REEFS	Regulatory Enhanced Electronic Forms Submission
RPG	Risk Purchasing Group
RPII	Related Person Insurance Income
RRG	Risk Retention Group
SAR	Suspicious Activity Report
SEC	U.S. Securities and Exchange Commission
Sarbanes-Oxley	Sarbanes-Oxley Act of 2002
Securities Act	Securities Act of 1933
USA PATRIOT Act	Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act
USCL	U.S. Commonwealth Life, A.I.
VIE	Variable Interest Entity
VOBA	Value of Business Acquired
VUL	Variable Universal Life
iii

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus. It does not contain all the information that you should consider before investing. You should read the entire prospectus carefully, including the sections entitled “Risk Factors” beginning on page 14 of this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 52 of this prospectus and the consolidated financial statements and the related notes contained elsewhere in this prospectus before making an investment decision. Some of the statements in this summary constitute forward-looking statements. See “Special Note Regarding Forward-Looking Statements.” For the definitions of certain terms used in this prospectus, see “Glossary of Selected Insurance and Tax Terms.” All dollar amounts referred to in this prospectus are in U.S. Dollars unless otherwise indicated. As used in this prospectus, unless the context otherwise indicates, any reference to “Advantage,” “our company,” “the company,” “the corporation,” “us,” “we” and “our” refers to Advantage Insurance Inc., together with its consolidated subsidiaries, and any reference to “AVI” refers to Advantage Insurance Inc. only. Unless the context otherwise indicates, any reference to “the offering” or “this offering” refers to the offering being made in this prospectus.
Our Company
We are an underwriter of specialty private placement life insurance, or PPLI, for high net worth individuals, or HNWIs, business owners and family groups worldwide through our Life Insurance division. In addition, through our Business Insurance division we provide property and casualty, or P&C, insurance underwriting services to small and medium-sized businesses. Our goal is to build and maintain a stable base of earnings from profitable insurance underwriting and policy servicing, complemented by consistent cash flows from our investment assets.
We measure our success by the total economic return to shareholders from an investment in our company as measured by growth in book value per share, plus any dividends paid. In the year ended December 31, 2016 our pro forma book value per diluted common share increased from $8.14 to $8.99, or 10%; in 2015, it increased from $7.79 to $8.14, or 4%. We did not pay any dividends in 2016 or 2015. See “Unaudited Pro Forma Financial Data — Reconciliation of Pro Forma Book Value per Share to GAAP Financial Statements.”
We are growing. In 2016, our Business Insurance division more than doubled its total revenues compared to 2015. This growth was attributable to increased underwriting activity and the successful addition of new captive insurance management clients. We tripled the size of our Life Insurance division in 2016 compared to 2015 as measured by separate account assets held by life insurance policies in force. This growth in Life Insurance came through sales of new policies and our acquisition of U.S. Commonwealth Life, A.I., or USCL. In 2015, we launched our new banking subsidiary Advantage International Bank Corp., or AIBC, to provide cost effective cash management, investment custody and funds transfer services exclusively to our operating subsidiaries and their insurance clients.
We believe that our differentiated approach, particularly our focus on the overall profitability of a client relationship including both risk underwriting and associated underwriting services income, will enable us to generate consistent returns on equity that are superior to those of traditional insurance and reinsurance companies. We also believe that the flexibility we have in our investment strategy due to our long-dated life insurance liabilities is a significant competitive advantage. We have designed our investment program to earn higher expected portfolio returns than traditional insurance companies by investing in higher-yielding, less liquid debt securities that we can hold to maturity. Other, traditional insurance companies are required to invest in higher-rated, more liquid securities in order to meet risk-based capital thresholds or other regulatory requirements that do not apply to us.

Our Insurance Strategy
Our insurance strategy is to provide insurance underwriting services and enter into insurance contracts that allow us to earn an underwriting profit before investment income, where premiums we earn over the life of the insurance contract exceed the loss, loss adjustment and tax expenses we incur from the contract.
The three primary types of risk we assume from our insurance underwriting are:
•
Death.   We are exposed to mortality risk, or the timing of the event of death of one or more insured lives as it would impact our expected underwriting profit before investment income.

•
Disaster.   We are exposed to catastrophe risk, or insurance losses arising from the occurrence of one event or a series of large scale natural or human-caused events leading to widespread destruction of insured property as it would impact our expected underwriting profit before investment income.

•
Taxes.   We are exposed to tax risk, or changes in types and rates of taxation that would impact our expected after-tax underwriting profit before investment income.

We assume insurance underwriting risk only after we have determined the expected total profitability of the insurance transaction that offers the underwriting participation, including insurance services but excluding potential investment income. We believe this approach to be different than our competitors, most of whom we believe look to retention of underwriting risk as the primary profit generator.
Our Life Insurance division underwrites PPLI, health insurance and annuity policies. PPLI enables a broad range of investment alternatives, including securities issued in a private placement, to be held as policy assets. Traditional life insurance policies offer a limited range of investment alternatives, or participation in the general investment account of the issuing life insurer. HNWIs and family groups frequently choose PPLI over traditional life insurance products because of:
•
Flexibility.   PPLI enables customized investment strategies using external investment advisers, including separately managed accounts, hedge funds and other alternative investments;

•
Transparency.   Costs of a PPLI policy are broken out into individual components, including cost of insurance, policy administration fees, and investment-related fees; and

•
Security.   PPLI policy assets are usually held by a highly rated custodian bank and are legally segregated from those of the insurer and other policyholders.

We believe we differ from other life insurance companies in how we originate new business. We do not solicit new PPLI business directly, but instead rely upon introductions of prospective clients from knowledgeable wealth planning professionals including accountants, attorneys, external investment advisers and traditional insurance agents.
Our Business Insurance division underwrites P&C insurance risks of small and medium-sized businesses and professional services organizations located in the United States through the use of captive insurance and risk retention group structures. Our services enable smaller companies to access the financial benefits of self-insurance underwriting programs that historically have been available to large companies. In addition to providing captive insurance underwriting services, we underwrite third party P&C insurance at Lloyd’s of London, or Lloyd’s, for our own account and on behalf of our clients.
Our Investment Strategy
Our investment strategy is to earn over time the highest possible income from a portfolio of fixed maturity investments, after principal losses from credit defaults. We actively seek to invest in debt securities that are less liquid than investment-grade corporate or government bonds and expect to hold our less liquid investments to maturity. We obtain leverage in our investment portfolio indirectly, by purchasing intrinsically leveraged securities such as collateralized loan obligations, or CLOs, or utilizing medium-term credit facilities where our loss potential is limited to the amount of our investment only. We do not use margin loans, repurchase agreements or other short-term, recourse financing to add leverage to our portfolio. In addition, we seek to minimize the potential negative effect on our portfolio from rising interest rates by investing predominantly in floating-rate debt instruments such as bank loans and CLOs. The majority of CLO investments in our portfolio are managed by GSO / Blackstone Debt Funds Management LLC, which together with certain of its affiliates forms the credit investment division of the Blackstone Group L.P., or Blackstone. We intend to contribute most of the proceeds of this offering to our insurance subsidiaries for further deployment into loan funds and CLOs managed by GSO. See “Use of Proceeds.”
The majority of our surplus capital today is invested in CLOs, specifically U.S. Dollar-denominated CLOs holding participations in broadly syndicated senior loans to corporations. As of September 30, 2017, CLO investments comprised 5% of our total assets and 77% of total shareholders’ equity. We have chosen CLOs as our focus asset class because we believe that, if held to maturity, the lifetime realized returns from a CLO are likely to approximate the expected returns at the time of initial investment. The long term nature of our insurance liabilities gives us the ability to hold a CLO investment to its stated maturity, which can be as long as 20 years. This lifetime holding period allows us to fully realize the ultimate returns delivered by a CLO investment, compared to other leveraged investment strategies that utilize short-term funding sources that pose risks of margin calls or other circumstances that would force premature liquidation on a distressed-sale basis.
CLOs are highly leveraged investment structures. We invest in the most leveraged securities issued by a CLO, which are deeply subordinated in right of repayment compared to the senior debt tranches. Because the non-rated, junior CLO interests that we hold are in a first-loss position with respect to defaults and realized losses from the bank loans held by the CLO, it is possible that we would experience a complete loss for some or all of our CLO investments in the event of a prolonged economic recession leading to widespread credit defaults and borrower bankruptcies. Compared to direct investments in below-investment grade bank loans on an unleveraged basis, investments in subordinated tranches of CLOs are more likely to experience deeper realized losses than unleveraged, direct investments in the same underlying loans. Because CLO investments account for the majority of our total shareholders’ equity, if we were to incur significant realized losses within our CLO portfolio, our book value per share would decline precipitously. See “Risk Factors — Our Investment Strategy — Our investment strategy is risky.”
Our Business Organization
Our business strategy was developed by our management team over many years of advising and managing insurance companies and fixed income investment portfolios over many economic and insurance cycles. Our Chief Executive Officer, Walter Keenan, organized the initial recapitalization and re-purposing of Advantage in 2013 and the implementation of its CLO-focused investment strategy. Our Chief Investment Officer, Mark Moffat, has overseen our CLO portfolio from its inception, both in his prior capacity as an employee of GSO and his current role with Advantage. Our Chief Financial Officer, Tamara Kravec, has over 25 years of experience as an insurance industry analyst, investor and consultant. Our Chief Underwriting Officer, Stuart Jessop, joined Advantage in 2005 and is highly experienced in our Life Insurance business. Leslie Boughner, head of Business Insurance, is a long-tenured expert in corporate risk management and self-insurance programs. Together, we believe our management team has the requisite skills and experience to operate and grow our company.
Our company is headquartered in Puerto Rico, where it is licensed under the International Insurance Center established by the Puerto Rican government. Prior to relocating to Puerto Rico in 2016, our headquarters was in the Cayman Islands. We believe that our Puerto Rico location offers significant benefits for our business, including customer preferences for purchasing insurance from companies governed under U.S. law and the low corporate income tax rate applicable to us due to our participation in Puerto Rico’s economic incentive programs. We also believe that Puerto Rico offers competitive advantages for attracting HNWIs in Latin America because of language and historical cultural ties Puerto Rico has within the region.
In addition to our Puerto Rico headquarters, we have operations in the Cayman Islands, United Kingdom and United States. We utilize multiple licensed subsidiaries to underwrite insurance in order to provide our clients with a broad range of products, services and regulatory domicile choices. Our largest subsidiary as measured by capital invested is Advantage Life & Annuity Company SPC, or ALAC, domiciled in the Cayman Islands. We serve U.S. residents primarily from Advantage Life Puerto Rico A.I., or ALPR, which has made a tax election under Section 953(d) of the Internal Revenue Code, or the Code, to be fully taxed as a U.S. domestic corporation. Our UK and U.S. operations are focused on our Business Insurance division. We believe having licensed subsidiaries in multiple jurisdictions enables us to serve the broadest possible market of HNWIs.
Market Trends and Opportunities
Globally, the number of HNWIs continues to grow. In 2010, there were 10.9 million HNWIs holding $42.7 trillion of financial wealth. In 2016, there were 16.5 million HNWIs holding $63.5 trillion of financial wealth. The three largest markets — Asia-Pacific, North America and Europe — experienced growth in 2016 while the overall HNWI population in Latin America has remained stable during this period.
The following chart depicts the growth in global wealth and HNWIs from 2010 – 2016:

Source: Capgemini Global Wealth Report 2017
We believe that the global wealth management industry, consisting of accountants, attorneys, fund managers, private bankers and other professional wealth advisors, will continue to seek out individuals and families that achieve HNWI status to provide them with financial planning and investment services. Our opportunity is to participate in the overall growth of professionally advised HNWIs by underwriting PPLI policies sourced through professional advisors, and to provide risk management and captive insurance services to HNWI business owners.

Our Competitive Strengths
We believe we distinguish ourselves based on the following features of our business and strategy:
•
Focus on Insurance Underwriting Services.   We focus on offering customized insurance solutions to clients through our captive insurance underwriting programs and separate account life insurance policies. Most of the insurance risk we underwrite is subsequently passed through to reinsurance companies or is ultimately retained by the captive insurance client, allowing us to avoid significant concentrations of underwriting losses from one client or a particular type of client.

•
Solutions-Based Approach.   Many insurance services companies, including brokers and agents, focus on the sale of products to clients because product sales generate commissions. Most of our revenues are attributable to customized insurance solutions such as PPLI policies or captive insurance companies, which typically are evergreen in nature and do not have annual renewals. We do not depend upon new sales to generate one-time commissions; instead, we rely on recurring revenues from long-term client relationships.

•
Efficient Administration Platform.    We believe we are able to offer high quality products and services at a lower all-in cost compared to similar products and services offered by our large competitors due to the efficiency of our operations. Our employee productivity and operating costs benefit from modern information technology and communications services, paperless document management processes, and other workflow efficiencies derived from our many years of experience in our core business lines.

•
Opportunistic Underwriting Participation.   Our clients and our regulators do not require us to retain on our balance sheet the insurance risks we underwrite. We believe that many of our clients and all of our regulators prefer us to utilize reinsurance from highly rated counterparties to further spread the risk associated with their policies or insurance programs. In general, there is ample reinsurance coverage available to us today, at acceptable prices. This use of reinsurance allows us to selectively evaluate the risks we manage and to elect to participate in varying amounts for the insurance coverage underwritten.

•
Total Return Investment Approach.   We employ a non-traditional investment approach utilizing CLOs that has the potential to generate higher rates of return than traditional insurance company portfolios. Because our operating subsidiaries and lines of business generally do not require high risk-based capital ratios for regulatory purposes, we are able to invest in less liquid, lower-rated debt securities that offer better total return potential than highly liquid, highly-rated securities.

•
Experienced Management Team.   We believe our management team has a broad range of relevant skills, experiences and relationships in the life insurance and captive insurance sectors, as well as in the investments supporting our insurance risks.

•
Experienced External Investment Adviser.   Our external investment adviser, GSO, together with certain of its affiliates, is part of the global credit platform of Blackstone. GSO represents one of the largest credit-oriented asset managers in the world and, as of September 30, 2017, manages approximately $99.5 billion of assets across multiple strategies within the leveraged finance marketplace, including bank loans, high yield bonds, distressed and mezzanine.

•
Alignment of Management and Shareholder Interests.   Our CEO and his family have invested directly in our common shares, and all of our senior managers have purchased shares or received share grants as compensation. Furthermore, our compensation approach is to align management and employee interests with those of our shareholders over the long term. Finally, the value of the warrants to purchase common shares held by many of our senior managers are long-dated and become valuable when the market value of our common shares increases.
Our Growth Strategy
We intend to grow our business in the future, both organically and by acquisitions of complementary insurance businesses. In particular, we plan to:
•
Increase Sales Volume of New PPLI Policies.   We plan to grow our book of in-force PPLI policies by increasing our share of new business sourced through existing introducer relationships and by developing new referral sources worldwide. In particular, we plan to expand into referral channels that require insurance service providers to have “A” category ratings as we plan to seek such a rating following completion of the offering. These channels include bank trust departments, fiduciary services providers, investment advisers and wealth planning firms. We intend to contribute substantially all of the net proceeds from this offering to our Life Insurance and Business Insurance operating subsidiaries. We believe that the resulting increased total capital will help us receive an “A” category insurance financial strength rating, since ratings agencies place great importance on capital assets in assessing insurance company strength. See “Use of Proceeds.”

•
Develop New Types of Life Insurance Policies.   At present, we issue variable universal life, or VUL, and deferred variable annuities to high net worth and ultra-high net worth individuals and family groups. These policies do not require us to make investment return guarantees or otherwise take risks other than the mortality of the lives assured. We have issued a small number of accident and health-related policies in the past, and expect to expand this business in the future. We also offer insurance-based retirement savings plans to companies with employees or owners who are resident in certain countries with histories of government instability, bankruptcy or other risks to individual savings and investments. We may expand the range of retirement plan options offered and further build out our administrative capabilities for savings-based insurance contracts in order to grow this line of business.

•
Add New Clients for Business Insurance Services.   We plan to add new Business Insurance clients by recruiting experienced industry personnel who have existing relationships with prospective clients and referral sources for new clients. We believe that the visibility of our company due to the listing of its shares on the New York Stock Exchange, or NYSE, will assist us in attracting both highly experienced professional staff and new clients for captive insurance and related underwriting services. Using our expanded balance sheet following this offering, we will seek to participate on an opportunistic basis in some of the more attractive risks we underwrite for our clients, and to expand our underwriting and market presence at Lloyd’s.

•
Acquire Complementary Insurance Businesses.   Since our recapitalization in 2013, we have acquired two life insurance companies and one book of captive insurance management contracts. We plan to allocate a portion of the proceeds from the offering to fund potential acquisitions of life insurance and captive insurance management businesses. Based on our own experience, we believe that these types of businesses face increasing challenges related to regulatory compliance, accounting and audit, technology and increasing competition. Our investment in technology and competitive cost structure enables us to compete against other potential acquirers of these types of businesses. There is no assurance that we will be successful in identifying, completing and/or integrating any acquisition(s). We currently do not have any plans, arrangements, understandings or agreements with respect to any potential acquisition.

•
Assume Blocks of In-Force Business.   We have the ability to grow our business by assuming the rights and obligations of existing life insurance contracts, including PPLI policies, issued by other carriers who have discontinued underwriting new policies of the same type. This type of business is often referred to as a “run-off block.” We plan to continue to seek out run-off blocks of in-force life insurance business from other carriers where we can earn acceptable profit margins on the assumed business.

•
Gain Scale to Achieve Profit Margins from Captive Insurance Business.   We provide captive insurance underwriting and management services to our Business Insurance division clients where our primary costs are related to the people we employ and third party vendors we utilize on behalf of our clients. We believe that we earn attractive profit margins on our services before corporate overhead costs. We seek to increase both the number of Business Insurance clients and the revenue per client.

Risk Factors
An investment in our common shares involves numerous risks described in the section entitled “Risk Factors” and elsewhere in this prospectus. You should carefully consider these risks before making an investment in our common shares. The following represent a highlight of some, but not all, of the risks that could impact our business and competitive strengths:
•
We Are Small.   We compete with very large companies and groups of companies. Clients may choose to work with larger companies due to a perception that large companies are more stable and less risky than small companies.

•
We May Not Grow.   We are investing in our own growth by hiring additional employees and developing new insurance products and services in order to gain new clients. If we fail to attract new clients and we lose existing clients, our business will shrink and our financial results will be poor.

•
We May Lose Our Key People.   Our future success depends to a significant extent on the efforts of our senior management and other key personnel to implement our business strategy. The loss of the services of one or more of the members of our senior management or other key personnel, or our inability to hire and retain other key personnel, could delay or prevent us from fully implementing our business strategy and, consequently, significantly and negatively affect our business.

•
We Invest Our Surplus in Risky Assets.   Our total return-oriented investment strategy is more volatile and presents greater risks than traditional fixed-income investment strategies due to the intrinsic leverage, complexity and illiquidity of our investments. In addition, our CLO investments are not traded on exchanges or in reliably liquid over-the-counter markets. In the past, CLO securities have experienced significant price volatility and periods of extended market illiquidity.

•
Our CLO Investments Are Exposed to Multiple Types of Risks.   Among other things: (i) CLOs typically will have no significant assets other than the loan assets underlying such CLO and we may be in a first loss position with respect to any realized losses on the loan assets; (ii) our CLO positions are exposed to interest rate risk; (iii) we may not be able to participate in CLO warehouse credit facilities as we have in the past; (iv) we may be subject to margin calls or other adverse effects from our participation in CLO warehouse investments; (v) our loan and CLO investments amortize over time and subject us to reinvestment risk; and (vi) we typically invest in subordinated or equity tranches of CLOs that are subject to first loss risk.

•
We May Not Obtain an “A” Category Rating.   Companies, insurers and reinsurance brokers use ratings from independent ratings agencies as an important means of assessing the financial strength and quality of insurers and reinsurers. We believe that with the proceeds of this offering, our financial profile supports the issuance of an “A” category or better rating by A.M. Best or KBRA. If we do not obtain an “A” category rating from A.M. Best or KBRA after completion of the offering, we will not be able to add the quantity and quality of new clients that we would otherwise expect to win with the benefit of having an “A” category rating.
•
We Have a Limited Operating History as Underwriters.   We have a limited operating history of participating meaningfully in our clients’ risks and we expect to incur underwriting losses.

•
Our Results of Operations Will Fluctuate.   The performance of our insurance operations will be inconsistent from year to year and may not be indicative of long-term prospects. Fluctuations in revenues and profitability will result from a variety of factors, including, but not limited to, our sales of private placement life insurance policies and captive insurance services, performance of our insurance and reinsurance counterparties, and our ability to control our operating expenses.

•
We May Have Difficulties Raising Capital.   We may need to raise additional capital in the future through public or private equity or debt offerings or otherwise and such additional capital may not be available on terms favorable to us, or at all.

•
Cyclicality of the Insurance Markets May Affect Our Profitability.   The P&C insurance and reinsurance industry is cyclical and subject to unpredictable adverse events and developments such as natural disasters, man-made disasters, tort liability awards, and other, smaller insured losses that collectively are significant to the industry. Courts may grant increasingly larger rewards for such unpredictable adverse events and developments, which may affect the industry, including our profitability and liquidity.

•
Tax Law Changes Could Hurt Our Business.   If current tax laws and regulations are changed, it could reduce the economic benefit of our products and services compared to other risk financing and risk transfer alternatives. In addition, if we are deemed to be a Passive Foreign Investment Company, our shareholders may be subjected to additional taxes.

•
Regulatory Action Could Result in Significant Financial and/or Reputational Losses.   We are subject to myriad regulatory compliance requirements. Each of our regulators may revoke, suspend or otherwise limit our ability to operate in its jurisdiction if it believes or finds cause to believe that any of our insurance businesses operating within its jurisdiction is not in compliance with applicable laws and/or regulations, and regulations in the countries could likewise limit our ability to operate and/or impose fines. Suspension or revocation of our insurance licenses would materially impact our business and could cause us to realize material losses.

•
Our Puerto Rico Location May Adversely Impact Our Financial Condition or Results of Operations.   It is uncertain what impact the Puerto Rican government’s recent filing for bankruptcy, natural disasters (including Hurricane Maria and other hurricanes), and other events, will have on our financial condition and results of operations.

•
Our Investment Performance Depends on Our External Investment Adviser, GSO.   Our performance depends on, among other things: (i) the ability of GSO to generate positive returns; and (ii) GSO’s ability to advise on, and identify, investments in accordance with the investment objective of the company and to allocate the assets of the company among all investments in an optimal way.

•
You May be Limited in Your Ability to Transfer Your Shares of Common Stock.   Our certificate of incorporation provides that, in certain circumstances in order to avoid adverse tax, regulatory or legal consequences, our board may prevent a shareholder from transferring its shares of our common stock.

•
You may be required to sell your shares of common stock to the Company at a price different than the current market price.   Our certificate of incorporation provides that, in certain circumstances in order to avoid adverse tax, regulatory or legal consequences, our board of directors may require a shareholder to sell its shares of our common stock back to us at a price equal to fair value as determined by the board of directors, which may be a price that is different than the current market price of shares of our common stock.

•
Other Risk Factors listed under “Risk Factors” and elsewhere in this prospectus.

Emerging Growth Company
We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, including as modified by the JOBS Act. As a result, we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies. These exemptions include reduced disclosure about our executive compensation, reduced requirements for disclosure of historic financial information, and exemption from certain requirements imposed by the Sarbanes-Oxley Act of 2002.
We intend to take advantage of some, but not all, of the exemptions available to emerging growth companies until such time that we are no longer an emerging growth company. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you invest.
We are electing to take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards and, as a result, we will not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. This may make it more difficult to compare our company with other companies in our industry who may be required to adopt such standards.
Following this offering, we will continue to be an emerging growth company for up to five years. We will cease to be an emerging growth company until the earliest to occur of: (1) the last day of the fiscal year during which we had total annual gross revenues of at least $1.07 billion (as indexed for inflation), (2) the last day of the fiscal year following the fifth anniversary of the date of our initial public offering under this prospectus, (3) the date on which we have, during the previous three-year period, issued more than $1 billion in nonconvertible debt or (4) the date on which we are deemed to be a “large accelerated filer,” as defined under the Exchange Act.
Recent Developments
On September 16, 2017 we implemented our business continuity plans for a major hurricane to impact our San Juan, Puerto Rico headquarters location. Key personnel relocated to our Grand Cayman, Cayman Islands office and other remote locations away from Puerto Rico prior to the landfall of Hurricane Maria in Puerto Rico on September 20. Our headquarters office tower location at 250 Muñoz Rivera Avenue in San Juan was not damaged by the hurricane. However, because of the declared state of emergency and ongoing impacts from Hurricane Maria in Puerto Rico, we have elected to continue to operate under our business continuity protocols with respect to our Puerto Rico operating subsidiaries until December 31, 2017. Although our business was adversely impacted in the quarter ended September 30, 2017 by Hurricane Maria, we do not expect that the additional operating expenses we have incurred and are incurring since September 30, 2017 because of Hurricane Maria will be material to our financial condition or results of operations.

Corporate Information
The company was incorporated in 2015 and is registered with the Department of State in Puerto Rico. The company’s predecessor, Advantage Insurance Holdings Ltd., was located in the Cayman Islands until its merger with and into the company in 2016. Our principal executive offices are located at American International Plaza, 250 Muñoz Rivera Avenue, Suite 710, San Juan, Puerto Rico 00918 and our telephone number is (787) 705-2900. Our website address is www.advantagelife.com. Information contained on or accessible through our website is not a part of this prospectus and should not be relied upon in determining whether to make an investment decision.
The following chart depicts our company and its principal operating subsidiaries after giving effect to the offering:

Common Shares
(100% of Voting Power)

Pre-IPO Investors and Management
Shares Purchased in the Offering
Advantage Insurance Inc. (Puerto Rico)
Advantage Life Assurance I.I. (Puerto Rico)
Advantage Insurance Services LLC (Puerto Rico)
Advantage International Management (Cayman) Ltd. (Cayman Islands)
Advantage Business Insurance Company I.I. (Puerto Rico)
U.S. Commonwealth Life, A.I. (Puerto Rico)
Advantage Life & Annuity Company SPC (Cayman Islands)
Advantage Insurance Management (USA) LLC (South Carolina)
Advantage Property & Casualty Company SPC (Cayman Islands)
Advantage International Bank Corp. (Puerto Rico)
Advantage Life Puerto Rico A.I. (Puerto Rico)
Harbor Risk Indemnity, LLC (Montana)
Advantage DCP Ltd (United Kingdom)

Summary Financial And Operating Data
The following tables set forth our consolidated summary financial data for the fiscal years ended December 31, 2016, 2015 and 2014, and our unaudited summary financial data for the nine months ending September 30, 2016 and 2017. The summary financial data for 2016 and 2015 is excerpted from our audited financial statements, which are included elsewhere in this prospectus. The summary financial data from 2014 is excerpted from historical consolidated financial statements which are not included in this prospectus. The unaudited summary financial data for the nine months ending September 30, 2016 and 2017 is excerpted from our unaudited financial statements, which are included elsewhere in this prospectus. These historical results are not necessarily indicative of future results and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

You should read the following summary financial data together with our unaudited pro forma consolidated financial statements and related notes included elsewhere in this prospectus, and in conjunction with “Unaudited Pro Forma Financial Data,” “Selected Historical Consolidated Financial and Operating Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All dollars are in thousands, except per share data.
Summary Income Statement
	Nine months ending September 30,		Year ending December 31,
	2017	2016	2016	2015	2014
Revenue
Policy charges, premiums and fee income	$12,672	$9,149	$14,478	$9,356	$7,650
Reinsurance, net	(1,683)	(722)	(1,054)	(759)	(691)
Investment & other income	5,686	7,383	11,115	9,140	3,168
Total revenue	16,675	15,810	24,539	17,737	10,127
Expenses
Underwriting, general & administrative expense	10,333	10,589	14,491	10,354	8,966
Loss and loss adjustment expenses	2,976	1,256	1,986	689	—
Amortization and finance charges	1,753	150	1,434	235	365
Total expenses	15,062	11,995	17,911	11,278	9,331
Operating income (before tax)	1,613	3,815	6,628	6,459	796
Net income	$1,192	$3,924	$6,482	$6,866	$951
Diluted earnings per share	$0.11	$0.40	$0.66	$0.73	$0.11
Summary Balance Sheet
	September 30,		December 31,
	2017	2016	2016	2015	2014
	(unaudited)
Assets
Separate account assets	$1,345,892	$446,516	$1,114,849	$337,803	$330,681
Investments and cash	77,683	78,305	83,723	78,234	79,776
Restricted cash and regulatory deposits	8,869	4,858	15,007	2,050	1,750
Receivables and other	21,982	17,524	16,567	12,878	8,577
Deferred acquisition costs and VOBA	21,761	2,636	21,022	1,374	986
Deferred income taxes	126	789	526	716	295
Intangible assets	1,965	2,122	2,043	2,220	362
Total assets	$1,478,278	$552,750	$1,253,737	$435,275	$422,297

	September 30,		December 31,
	2017	2016	2016	2015	2014
	(unaudited)
Liabilities
Separate account liabilities	1,345,892	446,516	1,114,849	337,803	330,681
Reserves for insurance liabilities	6,640	3,001	3,536	1,221	560
Note payable and surplus debenture	12,133	940	16,188	940	4,000
Other liabilities	20,352	13,229	25,651	9,271	5,270
Total liabilities	1,385,017	463,686	1,160,224	349,235	340,511
Shareholders’ equity	$93,261	$89,064	$93,513	$86,040	$81,922
Total liabilities and shareholders’ equity	$1,478,278	$552,750	$1,253,737	$435,275	$422,297
	At or For the Nine Months Ended September 30,		At or For the Years Ended December 31,
	2017	2016	2016	2015	2014
Summary Pro Forma Capitalization Statistics (unaudited)
Pro Forma Capitalization (1)
Pro forma shareholders’ equity (2)	$93,261	$89,064	$93,513	$86,040	$81,922
Pro forma diluted common shares outstanding	10,340,294	10,211,560	10,406,539	10,569,286	10,518,443
Pro forma book value per diluted share	$9.02	$8.72	$8.99	$8.14	$7.79
Summary Operating Statistics (unaudited)
Operating Statistics (at period end):
Number of office locations	4	4	4	4	3
Number of full-time equivalent employees	43	38	41	34	32
Number of life insurance policies in force	329	194	319	187	156

(1)
For a reconciliation of our pro forma capitalization statistics, see “Unaudited Pro Forma Financial Data — Reconciliation of Pro Forma Book Value per Share to GAAP Financial Statements.”

(2)
Excludes proceeds from exercise of all outstanding warrants.

THE OFFERING
Common shares offered by the company
10,000,000 shares (plus up to an additional 1,500,000 shares upon exercise of the underwriters’ option to purchase additional shares)
Common shares outstanding before this offering (1) (2)
10,340,294
Common shares outstanding upon completion of this offering (1) (3)
20,340,294 shares
Voting rights
One vote per common share, subject to a 9.9% limitation on the voting power of any single holder as set forth in our certificate of incorporation and bylaws. See “Description of Share Capital — Common Stock — Voting Rights.”
Use of proceeds
We estimate that our net proceeds from this offering will be approximately $91.6 million, or approximately $105.6 million if the underwriters’ option is exercised in full, after deducting estimated underwriting discounts and commissions and estimated offering expenses, and assuming a pricing of this offering at $10 per share, which is the midpoint of the offering price range set forth on the cover of this prospectus.
We intend to contribute substantially all of the net proceeds from this offering to our Life Insurance and Business Insurance operating subsidiaries. We intend to use any remaining net proceeds for general corporate purposes, which may include the payment of dividends on shares of our common stock. See “Use of Proceeds.”
Dividend policy
We do not currently pay dividends on our common shares. Following completion of the offering, we expect our board of directors to institute a regular quarterly dividend. Any future determination to pay dividends will be made at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal and regulatory requirements, restrictions in our debt agreements and other factors our board of directors deems relevant. See “Dividend Policy.”
Risk factors
See the section entitled “Risk Factors” beginning on page 14 and other information included in this prospectus for a discussion of factors you should consider before making an investment decision.
Proposed NYSE symbol
We intend to list our shares of common stock on the NYSE under the symbol “AVI.”
Registrar and Transfer Agent
Computershare Trust Company, N.A.

(1)
Includes 10,016,908 shares of our common stock, which we will issue upon automatic conversion of our issued and outstanding 7,560,444 shares of our preferred stock in accordance with the terms of our preferred stock.

(2)
Based on 323,386 shares of our common stock outstanding as of September 30, 2017, plus (i) an additional 10,016,908 shares to be issued further to the conversion described in footnote (1).

(3)
Such information excludes (i) 1,500,000 common shares issuable upon the exercise of the underwriters’ option to purchase an additional 1,500,000 shares, (ii) 2,159,895 common shares issuable upon the exercise of outstanding warrants, and (iii) 25,214 common shares of our common stock issuable upon vesting of restricted share awards outstanding to our employees.

RISK FACTORS
The purchase of our common shares involves significant risks, including the potential loss of all or part of your investment, and other significant factors. These risks could materially affect our business, financial condition and results of operations and cause a decline in the book value and/or market value of our common stock. We have organized the discussion of risks using topic headings for convenience only. Many of the risks discussed under one topic heading are integrally related to risks discussed under another topic heading. This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below. See “Special Note Regarding Forward-Looking Statements.” You should carefully consider all of the risks described in this prospectus, in addition to all of the other information contained in this prospectus, especially our Business section and the Management Discussion and Analysis section and conduct such due diligence as you consider appropriate, before you make an investment in our common shares.
Risks Relating to Our Insurance Underwriting
Our results of operations will fluctuate from period to period and may not be indicative of our long-term prospects.
The performance of our insurance operations will be inconsistent from year to year. Fluctuations in revenues and profitability will result from a variety of factors, including:
•
our sales of new PPLI policies and captive insurance services;

•
our retention of existing PPLI and captive insurance clients;

•
loss experience from our insurance underwriting liabilities;

•
restrictions and limitations imposed on our business from new regulations or judicial interpretations;

•
our misselling of PPLI policies in foreign countries and states in the United States where such sales are not permitted;

•
performance of our insurance and reinsurance counterparties;

•
performance of our investment portfolio; and

•
our ability to control our operating expenses.

In particular, we seek to underwrite insurance contracts and make investments that will give us a return on equity over the long term that is better than the insurance industry overall. In our Life Insurance segment, we focus primarily on arranging and managing highly customized life insurance policies for business owners and high net worth individuals, or HNWIs, and family groups. Similarly, our Business Insurance segment focuses on risk management and financing services, including operation of captive insurance companies for small and medium-sized businesses. We seek to transfer the majority of the risks we assume from our clients to third party insurers and reinsurers. Most of our economic returns from the Business Insurance segment are related to our services that arrange for self-insurance or risk transfer to third parties, as distinct from earning premiums for risks transferred to us from our clients. We believe that this approach will result in higher profit margins than the traditional industry practice of retaining risks on-balance sheet. If our belief is incorrect, we will underperform the industry and our results will not compare favorably with other insurance companies.
Because we sell fewer life insurance policies with higher premiums and face amounts than other companies, our new business acquisition costs can be very high compared to the volume of business written. Our cost of acquiring a Business Insurance client can be high compared to the expected profits from the client over time. If we do not retain the new client for multiple years, we may not recover our client acquisition costs. Finally, we depend on our insurance and reinsurance counterparties to honor claims made by us on behalf of our clients who have experienced a loss covered by their policy issued by one of our subsidiaries or affiliates. If money due to us under our insurance policies or reinsurance treaties is uncollectable, we remain responsible for payment in full of all legitimate and valid claims of the clients we face directly. This could result in a material adverse impact to our results of operations.
Our Life Insurance products may not provide the benefits expected by our clients.
Our Life Insurance products are designed to offer clients and their beneficiaries financial benefits, notably favorable tax treatment of inter-generational transfers of family wealth. The effectiveness of our products in facilitating tax-efficient inter-generational wealth transfer depends upon:
•
compliance of our products with all applicable tax laws and other relevant regulations;

•
where applicable, validity of our life insurance contracts under U.S. tax laws including IRS Section 7702 guidelines; and

•
integrity of any trust arrangements or similar structures holding or benefiting from our life insurance products.

If our products do not perform as expected, our clients may seek to recover damages from us and our reputation in the marketplace will suffer.
Our Life Insurance products are complicated and require clients to take actions beyond those required to purchase traditional life insurance policies.
Persons seeking to purchase PPLI from our Puerto Rico and Cayman Islands subsidiaries must complete additional steps in the transaction that add complexity compared to purchasing ordinary life insurance products sold by a company in their home jurisdiction. In order to purchase a PPLI product from us, a client will typically:
•
learn about the benefits of PPLI from a third party advisor, as opposed to a company agent;

•
engage an attorney or other expert to provide advice and structure the transaction(s);

•
travel outside of their home country to discuss the product and related transaction(s) with their advisors and/or our personnel;

•
undergo a medical exam outside of their home country;

•
complete all required paperwork and financial transactions outside of their home country;

•
file additional tax information related to the purchase of international life insurance; and

•
in many jurisdictions, pay excise tax on the total amount of premium paid.

This complexity makes it difficult for our products to compete with traditional life insurance policies offered by locally regulated companies, which are often highly-rated carriers with worldwide operations and brand name recognition.
Recognizing, in connection with the sale of the PPLI policies, that activities may take place in foreign countries which could be subject to local laws, failure to ensure that the marketing and sales activities related thereto comply with the laws of such jurisdictions could result in compliance issues including imposition of sanctions and fines. Additionally, many jurisdictions may prohibit or restrict the sale of PPLI policies by insurers not authorized to transact insurance in such jurisdiction, even if sale of the policy is not intended to be made to residents of such jurisdictions. Therefore, if discussions of the PPLI product and related transactions by the insured or person seeking to purchase the PPLI policy and the advisors take place in a jurisdiction other than Puerto Rico or the Cayman Islands, those activities could lead to potential violations of foreign laws by the insurance company, advisor or policy holder. In connection with such activities, we rely on our employees to comply with the law of the jurisdiction where the transaction takes place and in which the insured resides. In addition to being regulated as insurance, our PPLI policies are regulated as investment securities in the United States and in many jurisdictions wherein prospective insureds reside. In addition, our failure to comply with the laws regulating sale of investment securities could subject us to lawsuits by insureds and policy owners and to administrative proceedings. In addition, sales of PPLI policies to U.S. person purchasers requires that purchasers are both accredited investors and qualified purchasers under U.S. securities laws. As a consequence, only those U.S. purchasers who are both accredited investors and qualified purchasers are eligible to purchase PPLI policies, and only in transactions that take place in either Puerto Rico or the Cayman Islands, given that we are not authorized to transact insurance business in any U.S. state.
In certain instances where we have issued policies to residents of certain jurisdictions, there is a risk that premium income arising from these policies could be deemed income earned by us in the country of the insured/policy owner, and potentially subject us to income tax in that country.
Established competitors with greater resources may make it difficult for us to effectively market our products or offer our products at a profit.
The insurance industry is highly competitive. We compete with major insurers and reinsurers, many of which have substantially greater financial, marketing and management resources than we do. Competition in the types of business that we underwrite is based on many factors, including:
•
premium charges;

•
the general reputation and perceived financial strength of the insurer;

•
relationships with financial advisors and insurance brokers;

•
terms and conditions of products offered;

•
ratings assigned by independent rating agencies;

•
speed of client service, claims payment and reputation; and

•
the experience and reputation of competitors’ management teams.

Competitors in our Life Insurance business include very large life insurance companies such as Old Mutual, Prudential, Zurich and others. We also compete against specialist PPLI companies such as Crown Global and Lombard International. Business Insurance competitors include large insurance intermediaries, including Aon, Marsh, Willis and other brokers; independent captive managers, including Ryan, Strategic Risk Services and USA Risk; and large property casualty insurance companies including AIG; Chubb; Travelers; Liberty Mutual, Markel; W.R. Berkeley; CNA; Hartford; and others. Reinsurers include Chubb, General Re Corporation (a subsidiary of Berkshire Hathaway, Inc.), Hannover Re Group, Munich Reinsurance Company, PartnerRe Ltd., Swiss Reinsurance Company, and XL Capital Ltd. Although we often purchase reinsurance from large global insurance companies or otherwise serve as a conduit to the global insurance market for our clients, these large companies can and will do business directly with our customers. We also compete with smaller insurance brokers and agencies, and other niche insurers from time to time.
We cannot assure you that we will be able to compete successfully in the insurance markets. Our failure to compete effectively would significantly and negatively affect our financial condition and results of operations and may increase the likelihood that we may be deemed to be a PFIC or an investment company. See “Risk Factors — Risks Relating to Regulation and Compliance — We are subject to the risk of possibly becoming an investment company under U.S. federal securities law” and “Tax Considerations — U.S. Federal Income Taxation — Passive Foreign Investment Companies.”

Our clients may be dissatisfied with the performance of their insurance policies and seek to recover economic damages from us in a court of law.
Although we are not currently named as a defendant in any pending or expected court action, we have been sued in the past and may be sued in the future. We believe that our responsibilities to our clients are well-defined in our policy forms and corporate services agreements, which help us defend again potential claims arising out of the performance of insurance policies. However, there is no assurance that we will not be sued in the future or that we will not be subject of administrative proceedings brought by a foreign regulator, and there is no further assurance that we will be able to successfully defend against any future actions. In addition to any economic damages that we may be required to pay from a lawsuit, the distraction to management team members caused by defending a legal action could harm our business or limit our future growth.
Our ability to sell our Life Insurance products will be affected by adverse economic factors.
PPLI is often more expensive than traditional life insurance policies and our Life Insurance products have large face amounts and a broad range of investment alternatives that may be held as policy assets. As a result, our Life Insurance products are suited to a small number of potential customers and the underlying policy assets are exposed to a broad range of market risk. Adverse economic factors such as recession, inflation, periods of high unemployment or lower economic activity could result in the sale of fewer PPLI policies than expected, an increase in frequency or severity of claims or diminution in underlying value, each of which, in turn, could affect the value of our Life Insurance products, our growth and profitability.
Our investment results will fluctuate from period to period, may not deliver expected results and may result in realized losses of our capital.
Our reported financial results will be impacted by:
•
the market prices of corporate loans, and CLO securities; and

•
the overall performance of our investment portfolio.

Our core investment strategy is to earn incremental income from floating-rate, fixed maturity loans to corporate borrowers by adding leverage through CLO structures. Because of the intrinsic leverage, complexity and illiquidity of our investments, reported market prices are volatile and decline rapidly during periods of financial market dislocation. Also, realized credit losses from defaulted loans may impact our portfolio to a greater degree than traditional corporate credit investments because we invest in the intrinsically leveraged, subordinated tranches of CLO securities. For example, in a high default rate environment such as that experienced in 2009, our investments may realize losses greater than those experienced by the market overall.
Our business is growing rapidly and there is limited historical information available for investors to evaluate our investment performance or a potential investment in our common shares.
Compared to most insurance companies, we are new and have a much shorter operating history. Our Business Insurance division commenced operations in 1993 and our Life Insurance business issued its first policy in 1998. Many of our competitors were established over 100 years ago. We grew rapidly in 2016 through an acquisition of a life insurance company founded in 2009. Because we are new, and our underwriting and investment strategies differ from those of other insurance and reinsurance companies, you may not be able to compare our business or prospects to other P&C insurers or life insurers.
In particular, our ability to implement our Life Insurance investment portfolio strategy depends on, among other things:
•
the availability of corporate loans and CLO securities offered to us through our external investment adviser at attractive prices;

•
our external investment adviser’s ability to originate for our portfolio new CLO structures using medium-term credit facilities known as warehouse financing; and

•
our ability and our external investment adviser’s ability to properly analyze the risks and expected returns of corporate loans and CLO securities; and

•
other market conditions that would hurt our ability to deploy the proceeds of the offering into a diversified corporate loan and CLO portfolio.

In addition, we are at risk of being deemed a PFIC or an investment company if we are unable to implement our business plan and are deemed to not be in the active conduct of an insurance business or to not be predominantly engaged in an insurance business. See “Risk Factors — Risks Relating to Regulation and Compliance — We are subject to the risk of possibly becoming an investment company under U.S. federal securities law” and “Tax Considerations — U.S. Federal Income Taxation — Passive Foreign Investment Companies.”
Our reinsurers and other counterparties may not pay claims owed to us.
Our business model relies heavily on transferring property, casualty, liability, morbidity and mortality risks to other insurance and reinsurance companies. Although we historically have only placed reinsurance with reinsurers rated “A” category or better by a major rating agency, we could be materially, adversely affected if a reinsurance counterparty fails to pay us for a valid claim, and we are still responsible for the claims payment to the policyholder. A reinsurance counterparty could fail to pay us for a claim due to:
•
the lapse of time from the occurrence of an event to the reporting of the claim and the ultimate resolution or settlement of the claim;

•
their belief that the claim is fraudulent;

•
the sale of the policy was illegal or otherwise invalid;

•
a disagreement over the validity of the claim or indemnity amount available to pay the claim;

•
insolvency of the reinsurer; and

•
any other reason that may cause the reinsurer to decline to honor the claim.

We also utilize non-traditional reinsurance or risk transfer for certain types of life and health insurance policies we issue to businesses and business owners, where an affiliate of the purchaser assumes some or all of the actual insurance risk. These self-insurance elements incorporated into some of our policy structures add additional collectability risk to our reinsurance coverages. We believe that our traditional reinsurance counterparties are of the highest quality and pay our valid claims in a timely manner. We also believe that our non-traditional reinsurance and risk transfer is well documented and will perform as expected in the event of a covered claim or event that would trigger a payment due to us. However, there is no assurance that we will be able to collect 100% of what is owed to us by a reinsurer or other risk transfer counterparty, and we may incur substantial losses in the event of an insolvency of one of our reinsurers or risk transfer counterparties.
The P&C insurance market may be affected by cyclical trends and catastrophic events.
Our Business Insurance segment operates primarily in the P&C insurance markets. The P&C industry is cyclical. At certain times, the captive insurance risk management programs we sponsor on behalf of our clients may not be competitive in the marketplace. Recently, the availability of property/catastrophe insurance at historically low premium rates has reduced the demand for captive insurance programs for businesses located in hurricane-prone locations. This competition from traditional insurance markets impacts our ability to gain new clients and to retain existing clients.

Unpredictable developments, including courts granting increasingly larger awards for certain damages, natural disasters (such as catastrophic hurricanes, windstorms, tornados, earthquakes and floods), fluctuations in interest rates, changes in the investment environment that affect market prices of investments and inflationary pressures, affect the industry’s profitability. Although we do not issue insurance contracts that directly expose us to catastrophic events, the effects of cyclicality heightened by catastrophic events could significantly and negatively affect our results of operations.
Our Business Insurance segment may be exposed to these events though its facilitation of risk pooling for our captive insurance management clients and through its ordinary activities and limited underwriting participation. Through its UK subsidiary, ADCP, Advantage has provided $4.0 million as a collateral deposit with Lloyd’s. To participate in Lloyd’s syndicates, Advantage was required by Lloyd’s to have a duly incorporated UK company for this purpose. The losses incurred by each syndicate exposes Advantage to losses, limited to its percentage participation in each syndicate. The maximum amount at risk by the company is limited to its collateral deposit.
Failure to obtain a rating of  “A” category or better from A.M. Best or KBRA may negatively affect our ability to implement our business strategy successfully.
We are not currently rated by independent ratings agencies A.M. Best or KBRA. Companies, insurers and reinsurance brokers use ratings from independent ratings agencies as an important means of assessing the financial strength and quality of insurers and reinsurers. One of the main reasons we believe this offering will benefit our current shareholders is the dilution that will occur is offset by the benefits we will receive from increased business enabled by our improved capital strength. An “A” category rating from A.M. Best or KBRA is a tangible demonstration of our capital strength to our clients. We believe that with the proceeds of this offering, our financial profile supports the issuance of an “A” category or better rating by A.M. Best or KBRA. Receiving a lower rating, or over time not having a rating from A.M. Best, KBRA or another recognized ratings service, will materially detract from our ability to add new clients, retain existing clients and otherwise grow our business.
If we lose or are unable to retain our senior management and other key personnel and are unable to attract and retain qualified personnel, our ability to implement our business strategy could be delayed or hindered, which, in turn, could significantly and negatively affect our business.
Our future success depends to a significant extent on the efforts of our senior management and other key personnel to implement our business strategy. We believe there are only a limited number of available, qualified executives with substantial experience in our niche segment of the insurance industry. In addition, we will need to add personnel, including salespersons and underwriters, to implement our business strategy. The loss of the services of one or more of the members of our senior management or other key personnel, or our inability to hire and retain other key personnel, could delay or prevent us from fully implementing our business strategy and, consequently, significantly and negatively affect our business.
We do not currently maintain key person life insurance with respect to any of our senior management, including our CEO. If any member of senior management dies or becomes incapacitated, or leaves the company to pursue employment opportunities elsewhere, we would be solely responsible for locating an adequate replacement for such senior management and for bearing any related cost. To the extent that we are unable to locate an adequate replacement or are unable to do so within a reasonable period of time, our business may be significantly and negatively affected.

Commercial banks may be unwilling to accept assets in our investment portfolios as collateral, or may do so on unfavorable terms. Our failure to obtain letters of credit on commercially acceptable terms as we grow could significantly and negatively affect our ability to implement our business strategy.
We are not licensed or admitted as an insurer or reinsurer in any jurisdiction other than Puerto Rico and the Cayman Islands. Certain jurisdictions, including the United States, do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless appropriate security measures are implemented. Consequently, certain clients will require us to obtain a letter of credit or provide other collateral through funds withheld or trust arrangements. We are also required to post letters of credit in favor of the U.S. Treasury for our Puerto Rico subsidiary that has made an irrevocable election to be taxed as a U.S. company under Section 953(d) of the Code. When we obtain a letter of credit facility, we are customarily required to provide collateral to the letter of credit provider in order to secure our obligations under the facility. Our ability to provide collateral, and the costs at which we provide collateral, are primarily dependent on the composition of our investment portfolio.
Typically, letters of credit are collateralized with investment-grade fixed income securities. Banks may be willing to accept assets held in our investment portfolio as collateral, but on terms that may be less favorable to us than insurance companies that invest solely or predominantly in investment-grade fixed income securities. The inability to renew, maintain or obtain letters of credit collateralized by our investment portfolio assets may significantly limit the amount of insurance we can write or require us to modify our investment strategy.
We may need additional letter of credit capacity as we grow, and if we are unable to obtain letter of credit capacity or are unable to do so on commercially acceptable terms we may need to liquidate all or a portion of our investment portfolio and invest in an investment-grade fixed income portfolio or other forms of investment acceptable to our clients and banks as collateral, which could significantly and negatively affect our ability to implement our business strategy.
The inability to obtain business provided through intermediaries could adversely affect our business strategy and results of operations.
We are prohibited by law from marketing our life insurance policies in the United States and other jurisdictions where our clients and potential clients reside. Most of our new life insurance business is sourced through referrals from independent financial advisors, trust and estates experts and other third party intermediaries. Our payment of advisory fees to third party intermediary advisors may not be linked to the marketing of the PPLI policies in a specific jurisdiction where such payment is not permitted. In addition, an intermediary licensed as an insurance agent in the country where the solicitation arises runs the risk of losing its license if its activities incident to the sale of a PPLI policy are deemed to violate that country’s law. Our captive management services are similarly dependent on referrals by independent insurance brokers and financial advisors. If our key Puerto Rico and/or Cayman Islands domiciles become objectionable to intermediaries, or for whatever reason become less favorable than other, more easily accessible venues, we may lose referrals. Furthermore, client perception of financial services products and services obtained from low-tax or zero tax domiciles such as the Cayman Islands is sometimes negative, further reducing client demand. We believe that our ability to write new Puerto Rico business has been harmed by the Commonwealth of Puerto Rico’s default on its bond obligations and its ongoing financial insolvency process, which causes clients and prospective clients concern over the stability of the jurisdiction and the unknown risks of purchasing insurance from companies regulated by a bankrupt government. In addition, if we are unable to pay our intermediaries a competitive fee for their services, they may not refer new clients to us, which could materially affect future sales of new PPLI policies.

Our relationships with these intermediaries might be interpreted by a regulator as an agency relationship, which might make us liable for the actions of the intermediaries, actions over which by and large we have no control. Moreover, if an intermediary is deemed to be soliciting insurance on our behalf from a location in which we are not licensed, we may be subject to regulatory sanction, which could have a material adverse effect on our business.
We may need additional capital in the future in order to operate our business, and such capital may not be available to us or may not be available to us on favorable terms. Furthermore, our raising additional capital could dilute your ownership interest in our company.
We may need to raise additional capital in the future through public or private equity or debt offerings or otherwise in order to:
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fund liquidity needs caused by underwriting or investment losses;

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satisfy letters of credit or guarantee bond requirements that may be imposed by our clients or by regulators;

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meet applicable statutory jurisdiction requirements;

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meet rating agency capital requirements to maintain a certain rating; or

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respond to competitive pressures.

Additional capital may not be available on terms favorable to us, or at all. Further, any additional capital raised through the sale of equity could dilute your ownership interest in our company. Additional capital raised through the issuance of debt may result in creditors having rights, preferences and privileges senior or otherwise superior to those of our common shares.
We may be unable to purchase reinsurance for the liabilities we insure, and if we successfully purchase such reinsurance, we may be unable to collect, which could adversely affect our business, financial condition and results of operations.
Our Life Insurance business relies on the availability of long-term life reinsurance in order for us to underwrite new insurance policies. We also rely upon the continuing performance of our life reinsurance providers with respect to their obligations to make timely payments to us in the event of a claim made by us under the terms of a reinsurance agreement. The insolvency or inability or refusal of a reinsurer to make payments under the terms of its agreement with us could have an adverse effect on us because we remain liable to our client. Reinsurers may not be willing to reinsure the risk of PPLI policies insuring lives of persons residing outside of the United States, due to both local regulatory compliance concerns and mortality concerns. Although we believe that the reinsurance we need to purchase in order to continue new sales of life insurance policies will continue to be available at reasonable prices, it is possible that we will not be able to find life reinsurance capacity for our new business on favorable terms to us. Accordingly, we may not be able to grow our life insurance business and our captive management business. Our failure to establish adequate reinsurance arrangements or the failure of our reinsurance arrangements to protect us from overly concentrated risk exposure could significantly and negatively affect our business, financial condition and results of operations. Furthermore, the non-traditional reinsurance we utilize may be subject to challenge by third parties, including tax authorities in the jurisdictions of the primary insured party.
We may become exposed to property catastrophe risks through our facilitation of risk pooling for our captive insurance management clients.
Catastrophes such as hurricanes, earthquakes, hailstorms, tsunamis and other disasters that are expected to occur infrequently but render high losses present risks that could materially adversely affect our results of operations. Although we do not directly participate in any low frequency/high severity catastrophe risk, our Business Insurance segment may be exposed to these events though its facilitation of risk pooling for our captive insurance management clients and through its ordinary activities and limited underwriting participation. In particular, our underwriting of risks in the Lloyd’s insurance market gives us exposure to these types of risks.
Our recent relocation to Puerto Rico may create short-term challenges in our business operations and customer acquisition.
We moved our headquarters to Puerto Rico in 2016. Prior to this relocation, our headquarters was in the Cayman Islands. While we believe our Puerto Rico location offers significant benefits for our business and competitive advantages, changes in our branding and other customer-facing attributes of our business could diminish familiarity with our business, resulting in higher than expected customer attrition and policy acquisition costs. Recent events in Puerto Rico related to the landfall of Hurricane Maria have created ongoing impacts that affect our business operations, including implementation of our business continuity plan.
Puerto Rico’s recent filing for bankruptcy may adversely impact our financial condition or results of operations.
We have located our headquarters and a substantial portion of our business operation in the Commonwealth of Puerto Rico. On May 3, 2017, the Puerto Rico government and the PROMESA oversight board filed for a form of bankruptcy in the U.S. District Court in Puerto Rico under Title III of PROMESA. The Title III provision allows for a court debt restructuring process similar to U.S. bankruptcy protection. Since this is the first time that any state or territory of the United States has ever filed for relief that is expected to be comparable to bankruptcy relief because of the absence, until PROMESA, of any legal authority for such a relief, it is uncertain what impact this filing will have on our financial condition or results of operations. Continuing economic decline or other adverse political developments, natural disasters (including hurricanes), and other events could affect, among other things, our customer base, our cost of operations, our ability to provide services and our physical locations, property and equipment and could have a material adverse effect on our business, financial condition and results of operations.
Failure to protect the confidentiality of customer information or proprietary business information could adversely affect our reputation and have a material adverse effect on our business, results of operations or financial condition.
Our businesses and relationships with policyholders are dependent upon our ability to maintain the confidentiality of our and our policyholders’ and beneficiaries’ proprietary business and confidential information. We retain confidential information in our information systems and in cloud-based systems. We rely on commercial technologies and third parties to maintain the security of those systems. Anyone who is able to circumvent our security measures and penetrate our information systems, or the cloud-based systems we use, could access, view, misappropriate, alter or delete any information in the systems, including personally identifiable policyholder and beneficiary information and proprietary business information. It is possible that an employee, contractor or representative could, intentionally or unintentionally, disclose or misappropriate personal information or other confidential information. Our employees, intermediaries and other vendors may use portable computers or mobile devices which may contain similar information to that in our information systems, and these devices have been and can be lost, stolen or damaged. In addition, an increasing number of jurisdictions require that customers be notified if a security breach results in the inappropriate disclosure of personally identifiable customer information. Any compromise of the security of our information systems, or the cloud-based systems we use, through cyber-attacks or for any other reason that results in inappropriate disclosure of personally identifiable customer information could damage our reputation in the marketplace, deter people from purchasing our products, subject us to significant civil and criminal liability and require us to incur significant technical, legal and other expenses any of which could have a material adverse effect on our reputation, business, results of operations or financial condition.

Our information systems may fail or their security may be compromised, which could materially and adversely impact our business, results of operations or financial condition.
Our business is highly dependent upon the effective operation of our information systems. We also have arrangements in place with outside vendors and other service providers through which we share and receive information. We rely on these systems throughout our business for a variety of functions, including processing claims and applications, providing information to customers and third-party distribution firms, performing actuarial analyses and modeling, performing operational tasks and maintaining financial records. Our information systems and those of our outside vendors and service providers may be vulnerable to physical or cyber-attacks, computer viruses or other computer related attacks, programming errors and similar disruptive problems. In some cases, such physical and electronic break-ins, cyber-attacks or other security breaches may not be immediately detected. A cyber-attack or other security breach could materially and adversely affect our business given the confidential information we gather about our policyholders and beneficiaries. In addition, we could experience a failure of one or these systems, our employees or agents could fail to monitor and implement enhancements or other modifications to a system in a timely and effective manner, or our employees or agents could fail to complete all necessary data reconciliation or other conversion controls when implementing a new software system or implementing modifications to an existing system. The failure of these systems for any reason could cause significant interruptions to our operations, which could result in a material adverse effect on our business, results of operations or financial condition.
Risks Relating to Our Investment Strategy
Our investment strategy is risky.
We invest in lower-rated corporate loans, and in CLO securities backed by low-rated loans and bonds. In the past, CLO securities have experienced significant price volatility and periods of extended market illiquidity. If the issuers of loans and bonds that we hold default on their payment obligations, and the recovery rates on our defaulted investments are low as a percentage of our principal investment, we will experience meaningful investment losses.
Because we seek to earn extra interest income as compensation for purchasing less liquid investments, if we are required to liquidate our portfolio within a short time period we will likely experience material losses upon the sale of the portfolio investments. Also, there is no assurance that we will be able to find a buyer for some or all of our portfolio investments in a short period of time, during periods of market dislocation or economic recession resulting in elevated default rates of corporate loans held by CLOs.
At certain times, new issue volumes of loans and loan-backed securities are low. We may be forced to purchase investments in the secondary market at prices that we consider to be high if there is not sufficient new issue volume to meet market demand.
We invest in the intrinsically leveraged subordinated tranches of CLO securities.
We typically invest in the most subordinated class of CLO securities. These securities are often referred to as ‘‘CLO Equity’’ as they do not have secured claims on the collateral held by the issuer, but are entitled to any residual value of the collateral after all senior claims are paid. It is possible that there will be no residual value to the CLO Equity following payment of senior claims following a liquidation of the CLO. These subordinated tranches represent 100% of our CLO investment portfolio, which constitutes substantially all of our investments. If the issuers of loans and bonds that we hold default on their payment obligations the value of our CLO investment portfolio will be diminished, potentially by a significant amount. Our potential losses are limited to our cost basis in the CLO securities.
We may invest in assets with no or limited performance or operating history.
We have invested in the past and may invest in the future in newly formed CLOs or other assets with no or limited investment history or performance record upon which GSO or the company will be able to evaluate their likely performance. The company’s investments in entities with no or limited operating history are subject to all of the risks and uncertainties associated with a new business, including the risk that such entities will not achieve target returns. Consequently, the company’s profitability and the value of its common shares could be adversely affected.
CLOs typically will have no significant assets other than loan assets, or Collateral, underlying the CLO; payments on the CLO securities are and will be payable solely from the cash flows from the Collateral.
CLOs typically will have no significant assets other than the Collateral (typically participants in first-lien floating rate senior secured bank credit facilities rated by one or more rating agencies). Accordingly, payments on CLO securities are and will be payable solely from the cash flows from the Collateral, net of all management fees and other expenses. Payments to the company as a holder of CLO Equity and/or CLO mezzanine securities are and will be met only after payments due on the senior notes of a CLO (and, where appropriate, the mezzanine notes) from time to time have been made in full. Moreover, we may be in a first loss or subordinated position with respect to realized losses on the Collateral, as 100% of our CLO portfolio is currently in a first loss position.
We are exposed to currency risk.
The company’s current investment guidelines require all general account investments of its Life Insurance subsidiaries to be denominated in U.S. Dollars. However, the company may invest in securities, the underlying assets of which are denominated in currencies other than the U.S. Dollar (e.g., the Euro). Accordingly, the value of such assets may be affected, favorably or unfavorably, by fluctuations in currency rates. To reduce the impact on a CLO of currency fluctuations and the volatility of returns which may result from currency exposure, the manager of such CLO may hedge the currency exposure against any Euro/U.S. Dollar exchange rate fluctuations (subject only to the availability of appropriate foreign exchange and credit lines) for the purposes of efficient portfolio management. Hedging may be by means of forward foreign exchange contracts or swaps or by using such other derivative instruments as may be available and having the same or similar effect. All such hedging transactions will result in deliveries of the relevant underlying currency pairs. Hedging strategies involve risk and may not be successful in reducing the exposure of any particular CLO to changing interest rates, currency fluctuations or other perceived risks and therefore may have an adverse impact on the value of the common shares of the company.
The CLO securities may experience price volatility impacting our reported earnings.
CLO Equity and mezzanine securities represent a leveraged investment with respect to the underlying Collateral. Therefore, changes in the market value of such CLO securities could be greater than the change in the market value of the underlying Collateral, which themselves are subject to credit, liquidity and interest rate risk. Any changes in market values of our investments that we designate as available-for-sale investments are reflected in our statements of comprehensive income as other comprehensive income. Thus, a decline in the market price of a CLO investment would result in lower reported earnings for the period in which the price decline occurs. Similarly, our reported earnings may appear more favorable based on unrealized gains flowing through the other comprehensive income line. If our earnings are unpredictable due to high levels of price volatility in our investment portfolio, it is likely to have a negative effect on the market value of our common shares.
We may not be able to accurately determine the fair value of our CLO investments.
As defined under GAAP, fair value is the price that would be received to sell an asset or paid to transfer a liability between market participants in the principal market or in the most advantageous market when no principal market exists. Adjustments to transaction prices or quoted market prices may be required in illiquid or disorderly markets in order to estimate fair value.

Different valuation techniques may be appropriate under the circumstances to determine the value that would be received to sell an asset or paid to transfer a liability in an orderly transaction. Market participants are assumed to be independent, knowledgeable, able and willing to transact an exchange and not under duress. Nonperformance or credit risk is considered in determining fair value. Considerable judgment may be required in interpreting market data used to develop the estimates of fair value. Accordingly, estimates of fair value are not necessarily indicative of the amounts that could be realized in a current or future market exchange.
The recorded value of our CLO investments may differ from the reported market value.
We elect to treat most of our CLO investments as held-to-maturity, which records the amortized cost of the security on our balance sheet. The amortized cost may be significantly higher than the market price of a CLO security during periods of market dislocation or economic recession resulting in elevated default rates of corporate loans held by CLOs. Therefore, the financial condition of our company as reported in its financial statements may be different than the actual condition of the business if the market prices of the CLO investments fail to recover or the eventual performance of the CLO investments does not recover the amortized cost.
Our held-to-maturity accounting election discourages us from selling CLO investments.
We currently hold all of our CLO Equity investments as held-to-maturity, which allows us to amortize the cost of each individual investment over its term and to disregard quarterly market price fluctuations in our financial statements. Were we to sell any of our held-to-maturity CLO investments prior to maturity, we would be required to change our accounting treatment to “available-for-sale,” requiring us to record changes in their market value. These accounting changes could adversely affect our financial condition as reported in our financial statements. Once our accounting treatment is changed from held-to-maturity to available-for-sale, we would be unable to change back. As a result, we may be unwilling to sell any of our held-to-maturity CLO investments prior to maturity, even if such sale were in the interest of our shareholders.
Our loan and CLO investments amortize over time and subject us to reinvestment risk.
Our investments and the loan assets that collateralize them amortize over time, and may return principal to us at times when we are unable to obtain replacement investments at or above the rate of return we received on the amortizing investment. Amortization rates of loans and CLOs are influenced by changes in interest rates and a variety of economic, geographic and other factors beyond the company’s control and consequently cannot be predicted with certainty. If we are unable to reinvest our cash flows from our loan and CLO investments in new investments with expected rates of return at least equal to that of the amortized investments, this may reduce our net income and, consequently, could have an adverse impact on our ability to pay dividends or provide capital to our operating subsidiaries to support growth.
Early prepayments may also give rise to increased re-investment risk with respect to certain investments, as we may realize excess cash earlier than expected. If we are unable to reinvest such cash in a new investment with an expected rate of return at least equal to that of the investment repaid, this may reduce our net income and, consequently, could have an adverse impact on our ability to pay dividends or provide capital to our operating subsidiaries to support growth.
Our CLO portfolio is exposed to interest rate risk.
We hold investments in CLOs holding Collateral comprised primarily of senior floating-rate loans. Most of the senior floating-rate loans held in our CLOs calculate the interest owed to us on a monthly or quarterly basis, using an underlying index such as LIBOR to determine the applicable interest rate for the next monthly or quarterly interest calculation period. Borrowers may also have the right to select an alternative index, such as the Prime Rate reported by the Federal Reserve Bank of New York. Because the liabilities of our CLO investments are indexed to 3-month LIBOR, we are exposed to interest rate risk and mismatches between the CLO funding costs and the interest received from the Collateral. Some loan agreements also include minimum rates known as

LIBOR floors, which may also create mismatches between CLO funding costs and interest income. We are also exposed to credit risk that may arise from rapid increases in interest rates that would lead to borrowers defaulting on loan obligations because of failures to meet interest expense coverage ratio covenants or other events of default under credit agreements caused directly or indirectly by high interest rates.
Individual CLO investments may experience weighted average spread compression.
Recently, individual CLOs have experienced a significant decrease in the overall interest rate margin of the Collateral held compared to the underlying interest rate index, such as 3-month LIBOR. This narrowing of the interest rate spread earned from Collateral reduces the earnings of the CLO and amounts available to distribute to holders of the CLO’s equity tranche. CLO managers seek to mitigate this narrowing effect, often referred to as weighted average spread compression, by refinancing the CLO’s debt to reduce its interest rate margin. If our CLO managers are unable to mitigate weighted average spread compression by matching the reduction in interest rate margin on Collateral with corresponding decreases in their CLO’s funding costs, then our distributions will be reduced and we may not realize the total returns expected from the specific CLO at the time of initial investment.
The Collateral may be sold and replaced, resulting in a loss to the company.
CLO managers may, within certain limitations, sell Collateral held by the CLO and purchase replacement Collateral. If these transactions result in a net loss, the magnitude of the loss from the perspective of the holders of CLO Equity would be increased by the leveraged nature of the investment.
We may not be able to source attractive CLO warehouse investment opportunities.
In the past, we have participated in a credit facility provided by a major bank to accumulate and hold bank loans to be contributed to newly-formed CLOs. Loan facilities of this type are often referred to as warehouse facilities. We believe that our warehouse participation is a key competitive advantage in our ability to obtain attractive investment terms for the purchase of CLO securities created using the loans accumulated in the warehouse facility. Our CLO warehouse facility expired in September 2017, and we may not be able to enter into a new CLO warehouse facility on favorable terms, or at all. If we are unable to continue our participation in CLO warehouse investments, our ability to purchase new CLO investments at attractive prices is likely to be limited.
We may be subject to accelerated repayment demands or other adverse effects from our participation in CLO warehouse investments.
Participation in CLO warehouse investments requires us to enter into credit agreements that contain covenants and other requirements of us. Complying with these covenants could adversely affect our ability to respond to changes in our business and manage our operations. Our ability to comply with any required covenants and other provisions in our existing and any future funding facility may be affected by changes in our operating and financial performance, changes in general business and economic conditions, adverse regulatory developments, or other events beyond our control. A failure by us to comply with the financial ratios and restrictive covenants contained in a warehouse facility could result in an event of default. Upon the occurrence of an event of default, the lenders could declare all amounts outstanding to be due and payable and exercise other remedies as set forth in the warehouse facility. In addition, if we are in default, we may be unable to borrow additional amounts under any such warehouse facility to the extent that they would otherwise be available and our ability to obtain future financing may also be impacted negatively. If the indebtedness under any warehouse funding facility were to be accelerated, our future financial condition could be materially adversely affected.

Bank loans and participations pose particular investment risks and challenges.
Our external investment adviser may invest a portion of our assets in bank loans and loan participations. These obligations are subject to unique risks, including: (i) the possible invalidation of an investment transaction as a fraudulent conveyance under relevant creditors’ rights laws; (ii) so-called lender liability claims by the issuer of the obligations; (iii) environmental liabilities that may arise with respect to collateral securing the obligations; (iv) adverse consequences resulting from participating in such instruments with other institutions with lower credit quality; and (v) limitations on our ability to directly enforce our rights with respect to participations. Our assets may be invested in term loans and revolving loans, may pay interest at a fixed or floating rate and may be senior or subordinated.
Successful claims by third parties arising from these and other risks, absent bad faith, may be incurred related to the company’s investment portfolio. Bank loans are frequently traded on the basis of standardized documentation which is used in order to facilitate trading and market liquidity. There can be no assurance, however, that future levels of supply and demand in bank loan trading will provide an adequate degree of liquidity or that the current level of liquidity will continue or that the same documentation will be used in the future. The settlement of trading in bank loans often requires the involvement of third parties, such as administrative or syndication agents, and there presently is no central clearinghouse or authority which monitors or facilitates the trading or settlement of all bank loan trades. Often, settlement may be delayed based on the actions of any third party or counterparty, and adverse price movements may occur in the time between trade and settlement, which could result in adverse consequences for our investment portfolio.
We may not be able to acquire Collateral on advantageous terms.
We purchase senior secured loans on a primary or secondary basis directly and indirectly through CLO and CLO warehouse investment structures. Our success in acquiring loans will depend, in part, on our external investment adviser’s ability to obtain such loans on advantageous terms. In purchasing such loans, the company competes with a broad spectrum of buyers and lenders, some of which may be willing to lend or invest money on better terms (from a borrower’s standpoint) than us. Increased competition for, or a diminution in the available supply of, qualifying senior secured loans may result in lower yields on such loans, which could reduce returns to our company.
Risks Relating to Regulation and Compliance
Any suspension or revocation of our insurance licenses would materially impact our ability to do business and implement our business strategy.
Our operating subsidiaries are licensed in Puerto Rico and the Cayman Islands. We hold ancillary licenses in certain other jurisdictions. The suspension or revocation of our license by a jurisdiction to carry on business as an insurance company for any reason would mean that we would not be able to issue any new insurance policies until the suspension ended or we became licensed in another jurisdiction. Similarly, the suspension or revocation of our insurance manager’s license in the Cayman Islands would prevent us from continuing to act as a captive insurance manager in that jurisdiction. Any such suspension or revocation of our licenses would negatively impact our reputation in the insurance marketplace and could have a material adverse effect on our results of operations.
The Commissioner of Insurance, which is our regulating authority in Puerto Rico, may take a number of actions, including suspending or revoking an insurance license whenever the Commissioner of Insurance believes, among other things, that a licensee is or may become unable to cover any capital deficiency or is knowingly carrying on its business by exceeding the powers granted to a licensee under its charter or license. Further, the Commissioner of Insurance may suspend, revoke or fail to renew an insurance license if it believes:

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the licensee fails to comply or has contravened the terms of the Puerto Rico Insurance Law; or

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the licensee fails to comply with a regulation or order adopted or issued by the Commissioner of Insurance.

CIMA regulates our insurance businesses in the Cayman Islands, including services we perform for captive and other insurance companies domiciled in the Cayman Islands. CIMA may revoke, suspend or otherwise limit our licenses to operate in the Cayman Islands if it believes or finds cause to believe that any of our licensed Cayman Islands insurance companies is not in compliance with the Insurance Law, 2010 of the Cayman Islands. The Insurance Law, 2010 calls for regulated insurers to adhere to numerous financial, operational and other requirements typically imposed by insurance regulation. If we fail to comply with the regulations imposed by CIMA, we may be subjected to restrictions up to and including suspension or revocation of our insurance licenses, which would materially impact our business and could cause us to realize material losses.
CIMA is a member of the International Association of Insurance Supervisors (IAIS) which has signed Memorandums of Understanding (MOUs) for the exchange of information with other regulators that are part of IAIS, to facilitate the exchange of information between regulators. Similarly, the Office of the Commissioner of Insurance of Puerto Rico (OCS) is a member of the Association of Latin America Insurance Supervisors (ASSAL) which has an Agreement for the Cooperation and Exchange of Information with the insurance regulators in Latin America. It is possible that perceived violation of the laws of member countries may be shared with our domicile regulators by virtue of these MOUs which could potentially lead to investigations.
We are subject to the risk of possibly becoming an investment company under U.S. federal securities law.
The Investment Company Act regulates certain companies that invest in or trade securities. We believe that the company is not subject to the Investment Company Act because it is primarily engaged in activities other than investing in or trading securities. The law in this area is subjective and there is a lack of guidance as to the meaning of  “primarily” under the relevant exception to the Investment Company Act. For example, there is no standard for the amount of premiums that need be written relative to the level of a company’s capital in order to qualify for the exception. If this exception were deemed inapplicable, we would have to register under the Investment Company Act as an investment company. Registered investment companies are subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, leverage, dividends and transactions with affiliates. Registered investment companies are not permitted to operate their business in the manner in which we operate our business.
If at any time it were established that we had been operating as an investment company in violation of the registration requirements of the Investment Company Act, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both, that we would be unable to enforce contracts with third parties or that third parties could seek to obtain rescission of transactions with us undertaken during the period in which it was established that we were an unregistered investment company.
Additionally, it is possible that our classification as an investment company would result in the suspension or revocation of our insurance licenses.
Insurance regulators in the United States or elsewhere may review our activities and claim that we are subject to that jurisdiction’s licensing requirements.
In general, Puerto Rico insurance statutes, regulations and the policies of the Commissioner of Insurance are comparable to U.S. state insurance statutes and regulations. We cannot assure you that insurance regulators in the United States or in countries where policy owners of our PPLI policies and persons insured by our PPLI policies reside or where an advisor compensated by us does business or is resident will not review our activities and claim that we are subject to such jurisdiction’s licensing requirements. In addition, we are subject to indirect regulatory requirements imposed by jurisdictions that may limit our ability to provide reinsurance. For example, our ability to issue life insurance policies may be subject, in certain cases, to arrangements satisfactory to applicable regulatory bodies and proposed legislation and regulations may have the effect of imposing additional requirements upon, or restricting the market for, non-U.S. insurers such as our ALAC subsidiary. We do not know of any such proposed legislation pending at this time.
If, as a consequence of its activities incident to selling the PPLI policies, we would become subject to the laws or regulations of any state in the United States or to the federal laws of the United States or the laws of any other country, we could be subject to fines and sanction, and in addition will need to consider various alternatives to our operations. If we choose to attempt to become licensed in another jurisdiction, for instance, we may not be able to do so and the modification of the conduct of our business or the non-compliance with insurance statutes and regulations could significantly and negatively affect our business.
Puerto Rico insurance law exempts us from many of the filings required of companies regulated by The National Association of Insurance Commissioners, or NAIC.
We are not regulated by NAIC and our operating subsidiaries are not required to file statutory statements with NAIC. Neither our underwriting nor investment activities are regulated by NAIC. We are not required to calculate or publish risk-based capital ratios for our operating subsidiaries and any comparisons to other insurance companies in the United States will be more difficult as a result. We have six licensed insurance subsidiaries and one banking subsidiary that are subject to minimum capital requirements fixed by statute or regulation in Puerto Rico and the Cayman Islands. In addition, in order to maintain any rating we receive from a ratings agency and to avoid a potential ratings downgrade, we are required to maintain capital in amounts and in proportion to the amounts held at the time the rating was issued. Because our operating subsidiaries generally do not require high risk-based capital ratios for regulatory purposes, we are not limited with respect to our investment alternatives. We are able to invest in less liquid, lower-rated debt securities than other insurance companies in the United States. Our insurance contracts are not regulated by NAIC and therefore the pricing and terms of contracts are not subject to approval by NAIC commissioners. In addition, our life insurance policies issued in Puerto Rico and the Cayman Islands offer statutory protections for segregation of policyholder funds that are not allowed under NAIC regulations and related state laws. As a result, comparisons to U.S.-based insurance companies may be difficult.
Current legal and regulatory activities relating to certain insurance products and captive insurance arrangements could affect our business, results of operations and financial condition.
The sale and purchase of products that may be structured in such a way so as to not contain sufficient risk transfer to meet the requirement of SFAS 113 to be accounted for as insurance, or loss mitigation insurance products, have become the focus of investigations by the SEC and numerous state Attorneys General. In addition, the Internal Revenue Service issued Notice 2016-66 which subjects sponsors of captive insurers electing to be taxed under Section 831(b) of the Code to additional disclosure requirements about the nature, origin and operations of the insurance structures. In a recent case involving a captive insurance company making such an election, Avrahami v. Commissioner (149 T.C. No. 7 (2017)), the Tax Court held that policies issued by the captive insurance company did not qualify as insurance for federal income tax purposes, and therefore no deduction was allowed for payments of premiums to the captive insurance company. It is possible that we or our clients may become subject to the ongoing inquiries into captive insurance structures by the IRS, SEC or certain Attorneys General. In addition, we cannot predict at this time what effect the current regulatory activity will have on the insurance industry or our business or what, if any, changes may be made to laws and regulations regarding the industry and taxation of our clients. It is possible future regulatory developments and tax law changes will negatively impact our ability to use certain risk financing features in our products and, accordingly, our ability to operate our business pursuant to our existing strategy. Moreover, any reclassification of our life insurance policies as deposit liabilities rather than insurance contracts could call into question whether we are exempt from the Investment Company Act.
Compliance with the Foreign Account Tax Compliance Act and related regulations affects our business.
Our group companies could be considered FFIs in accordance with FATCA. On November 29, 2013, the governments of the Cayman Islands and the United States signed a Model 1B intergovernmental agreement and a new tax information exchange agreement to facilitate the automatic exchange of information under FATCA. This means that FFIs in the Cayman Islands including ALAC are required to report tax information about U.S. account holders directly to the Cayman Islands Tax Information Authority, which in turn provides the information to the IRS. We have incurred increased costs and regulatory compliance requirements from FATCA and will continue to bear these costs, which we are for the most part unable to pass through to our customers. In addition, current and prospective clients may be less inclined to purchase our life insurance products or use our insurance management services because the FATCA rules and regulations create burdensome tax reporting obligations that increase the time, effort and costs associated with their individual tax compliance activities.
Compliance with the Common Reporting Standard and related regulations affects our business.
Following the implementation of FATCA, which is specific to the United States, the Organisation for Economic Co-Operation and Development, or OECD, sponsored the Multilateral Competent Authority Agreement on Automatic Exchange of Financial Account Information to provide a standard global treaty for tax reporting and collection enforcement. The mechanism defined by the OECD for the automatic exchange of financial information under the multilateral treaty is the Common Reporting Standard, or CRS. The Cayman Islands joined the treaty on October 29, 2014 and implemented collection of financial account information under the CRS beginning in 2016. This means that in addition to the FATCA compliance requirements, our Cayman Islands subsidiaries are required to report tax information about non-U.S. account holders to the Cayman Islands Tax Information Authority, which in turn provides the information to other CRS participants through the OECD. We have incurred increased costs and regulatory compliance requirements from CRS and will continue to bear these costs, which we are for the most part unable to pass through to our customers. In addition, current and prospective clients may be less inclined, for various reasons, to purchase our life insurance products or use our insurance management services given compliance by signatory countries with the CRS, including because of client perception that information collected by the OECD through the CRS is not secure and will be obtained by individuals or organized crime groups that will seek to kidnap and hold for ransom our clients and their family members. In addition, some of our clients and prospective clients have expressed concern that the financial account information reported under CRS will be abused by governments seeking illegitimate additional tax collections based on subjective or extra-legal criteria contrived to justify wealth confiscation.
Compliance with requirements for monitoring and reporting of illegal activity could affect our business.
In all jurisdictions where we operate and are regulated, we actively monitor various global compliance reporting systems for any reports of illegal activity or suspicion of illegal activity involving our clients. Depending on the type and substance of information that we obtain from our monitoring and ongoing client screening, we may be required to freeze the accounts of our clients or report to our regulators the existence of accounts held directly or indirectly by persons or organizations that appear on the reports we receive. Our failure to take timely action or make reports to our regulators of our business with individuals or organizations that are known to be in violation of laws or otherwise subject to official sanction could result in significant financial or criminal penalties to be imposed on us.

Risks Relating to Taxation
In addition to the risk factors discussed below, we advise that you consult your own tax advisor regarding any tax consequences to your investment in the common shares. See “Tax Considerations.”
We may become subject to taxation in Puerto Rico which would negatively affect our results.
Under grants issued to us by the government of Puerto Rico pursuant to its Act No. 399-2004, known as the Puerto Rico International Insurers and Reinsurers Act, we are exempted from paying income and certain other taxes in Puerto Rico, while our Puerto Rico insurance subsidiaries are subject to a preferential tax rate of four percent (4%) on total net income in excess of One Million Two Hundred Thousand Dollars ($1,200,000.00). The Secretary of the Department of Economic Development and Commerce together with the Commissioner of Insurance of Puerto Rico have issued to each of our Puerto Rico international insurance company subsidiaries a “Grant of Tax Exemption,” in which we are covered while acting as a qualified international insurance holding company, for an initial term of fifteen (15) years which subject to certain conditions may be extended for two additional fifteen (15) year terms. The fifteen (15) year term of the “Grant of Tax Exemption” began from January 1, 2012, in the case of ALPR and USCL, October 8, 2015, in the case of AVI and ALAI, and September 1, 2016, in the case of ABIC. We cannot be assured that such “Grant of Exemption” will each remain valid for fifteen (15) years, or that extensions beyond fifteen (15) years will be granted. If we become subject to taxation in Puerto Rico, our financial condition and results of operations could be significantly and negatively affected. See “Tax Considerations — Puerto Rico Taxation of the Company.”
We may become subject to taxation in the Cayman Islands which would negatively affect our results.
Our Cayman Islands subsidiaries hold tax exemptions issued by the government of the Cayman Islands. These exemptions expire in the future, but may be renewed or extended under existing Cayman Islands law. In addition, the Cayman Islands does not currently impose a corporate income tax that would subject us to income tax in the Cayman Islands if for some reason our tax exemptions were invalidated, not extended, or otherwise extinguished. We believe the likelihood of becoming subject to taxation in the Cayman Islands is remote. See “Tax Considerations — Cayman Islands Taxation of the Company.”
We may be subject to U.S. federal income taxation.
We are incorporated under the laws of Puerto Rico and intend to operate in a manner that will not cause us to be treated as engaging in a U.S. trade or business and will not cause us to be subject to current U.S. federal income taxation on our net income. Certain of our subsidiaries are located in the United States and are subject to federal income taxation and one of our Puerto Rico subsidiaries has made an irrevocable election to be taxed as a U.S. domestic corporation under Section 953(d) of the Code. However, because the standards for being engaged in a U.S. trade or business are not clear, we cannot assure you that the IRS will not successfully assert that we are engaged in a trade or business in the United States and thus are subject to current U.S. federal income taxation for all of our income. Federal elected officials in the U.S. have publicly stated their intention to enact broad changes to U.S. tax laws. Federal elected officials have made similar statements in the past that were not followed by changes in tax laws. Tax reform could impact whether and to what extent we are subject to U.S. taxation, which could adversely affect our results of operations and financial condition.

U.S. persons who own common shares or other equity interests may be subject to U.S. federal income taxation on our undistributed earnings and may recognize taxable income upon disposition of common shares or other equity interests.
Passive Foreign Investment Company (PFIC).   Significant potential adverse U.S. federal income tax consequences generally apply to any U.S. person (as defined below in “Certain U.S. Tax Considerations”) who owns shares in a PFIC. We cannot assure you that our company will not be a PFIC for 2017 or any future taxable year.
In general, we would be deemed a PFIC for a taxable year if 75% or more of our gross income constitutes “passive income” or 50% or more of our assets produce, or are held for the production of, “passive income.” Passive income generally includes interest, dividends and other investment income but does not include income derived in the active conduct of an insurance business by a corporation predominantly engaged in an insurance business, such exclusion being referred to as the “Insurance Company Exception.” The Insurance Company Exception is intended to ensure that a bona fide insurance company’s income is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. We believe that we are currently operating and intend to continue operating our business with financial reserves at a level that should not cause us to be deemed a PFIC, although we cannot assure you the IRS will not successfully challenge this conclusion. Moreover, our expectation with respect to 2017 is based on the amount of risk that we expect to underwrite during the remainder of the year. We cannot assure you that we will be able to underwrite a sufficient amount of risk for later years to prevent Advantage and/or any of its subsidiaries from being a PFIC in subsequent years.
In addition, sufficient risk must be transferred under an insurance company’s contracts with its insureds in order to qualify for the Insurance Company Exception. Whether our insurance contracts possess adequate risk transfer for purposes of determining whether income under our contracts is insurance income, and whether we are predominantly engaged in the insurance business, are subjective in nature and there is very little authority on these issues. However, because we are and may continue to be engaged in certain structured risk and other non-traditional insurance markets, we cannot assure you that the IRS will not successfully challenge the level of risk transfer under our reinsurance contracts for purposes of the Insurance Company Exception. The IRS has notified taxpayers in IRS Notice 2003-34 that it intends to scrutinize the activities of certain insurance companies located outside of the United States, including reinsurance companies that invest a significant portion of their assets in alternative investment strategies, to determine whether such companies qualify for the active Insurance Company Exception in the PFIC rules. We cannot assure you that the IRS will not successfully challenge our interpretation of the scope of the active Insurance Company Exception and our qualification for the exception. Further, the IRS may issue regulatory or other guidance that causes us to fail to qualify for the active Insurance Company Exception on a prospective or retroactive basis. Therefore, we cannot assure you that we will satisfy the Insurance Company Exception and will not be treated as a PFIC currently or in the future.
The consequences of our company being treated as a PFIC and certain elections designed to mitigate such consequences are discussed in more detail under the heading “Certain U.S. Tax Considerations.” If you are a U.S. person, we advise you to consult your own tax advisor concerning the potential tax consequences to you under the PFIC rules.
Controlled Foreign Corporation.   A U.S. Person who owns 10% or more of the voting power of all classes of our voting stock, or a “U.S. 10% Shareholder,” may be subject to the CFC rules. Under the CFC rules, each U.S. 10% Shareholder must annually include his pro rata share of the CFC’s “subpart F income,” even if no distributions are made. In general, a foreign insurance company will be treated as a CFC only if U.S. 10% Shareholders collectively own more than 25% of the total combined voting power or total value of the company’s shares for an uninterrupted period of 30 days or more during any year. We believe that the anticipated dispersion of our common shares among holders and the restrictions placed on transfer, issuance or repurchase of our common shares (including the ownership limitations described below), will generally prevent shareholders who acquire common shares from being U.S. 10% Shareholders. In addition, because our certificate of incorporation prevents any person from holding 9.9% or more of the total combined voting power of our shares (whether held directly, indirectly, or constructively), unless such provision is waived by the unanimous consent of our board of directors, we believe no persons holding common shares should be viewed as U.S. 10% Shareholders of a CFC for purposes of the CFC rules. We cannot assure you, however, that these rules will not apply to you. If you are a U.S. person we strongly urge you to consult your own tax advisor concerning the CFC rules.
Related Person Insurance Income.   If:
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our gross income attributable to insurance or reinsurance policies where the direct or indirect insureds are our direct or indirect U.S. shareholders or persons related to such U.S. shareholders equals or exceeds 20% of our gross insurance income in any taxable year; and

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direct or indirect insureds and persons related to such insureds own directly or indirectly 20% or more of the voting power or value of our stock,

a U.S. person who owns common shares directly or indirectly on the last day of the taxable year would most likely be required to include their pro rata share of our RPII for the taxable year in their income. This amount would be determined as if such RPII were distributed proportionally to U.S. person at that date. We do not expect that we will knowingly enter into reinsurance agreements in which, in the aggregate, the direct or indirect insureds are, or are related to, owners of 20% or more of the common shares or our fully-diluted shares. We do not believe that the 20% gross insurance income threshold will be met. However, we cannot assure you that this is or will continue to be the case. Consequently, we cannot assure you that a person who is a direct or indirect U.S. shareholder will not be required to include amounts in its income in respect of RPII in any taxable year.
If a U.S. shareholder is treated as disposing of shares in a foreign insurance corporation that has RPII and in which U.S. persons own 25% or more of the voting power or value of the company’s capital stock, any gain from the disposition will generally be treated as a dividend to the extent of the U.S. shareholder’s portion of the corporation’s undistributed earnings and profits that were accumulated during the period that the U.S. shareholder owned the shares. In addition, the shareholder will be required to comply with certain reporting requirements, regardless of the amount of shares owned by the direct or indirect U.S. shareholder.
U.S. tax-exempt organizations who own common shares may recognize unrelated business taxable income.
If you are a U.S. tax-exempt organization you may recognize unrelated business taxable income if a portion of our subpart F insurance income is allocated to you. In general, subpart F insurance income will be allocated to you if we are a CFC as discussed above and you are a U.S. 10% Shareholder or there is RPII and certain exceptions do not apply. Although we do not believe that any U.S. persons will be allocated subpart F insurance income, we cannot assure you that this will be the case. If you are a U.S. tax-exempt organization, we advise you to consult your own tax advisor regarding the risk of recognizing unrelated business taxable income.
Change in U.S. tax laws may be retroactive and could subject us, and/or U.S. persons who own common shares to U.S. income taxation on our undistributed earnings.
The tax laws and interpretations regarding whether a company is engaged in a U.S. trade or business, is a CFC, has related party insurance income or is a PFIC are subject to change, possibly on a retroactive basis. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming from the IRS. We are not able to predict if, when or in what form such guidance will be provided and whether such guidance will have a retroactive effect.

The impact of the OECD’s directives to eliminate harmful tax practices and recommendations on base erosion and profit shifting is uncertain and could impose adverse tax consequences and increased operating costs on us.
Through the OECD, G-20 countries have initiated an effort among member and non-member countries to enact laws that will have the effect of eliminating differences in corporate tax rates among participating countries. These laws are intended to eliminate corporate tax planning strategies that the OECD believes exploit legal features of tax rules that allow corporations to shift profits to low or no-tax locations where there is little or no actual economic activity, such as manufacturing or sales. By shifting profits to low-tax jurisdictions, corporations can reduce their overall tax burden which typically results in higher profitability. The OECD describes these tax planning strategies as base erosion profit shifting, or BEPS. Because we operate in locations with low corporate tax rates compared to most OECD member nations, if the OECD is successful in achieving global implementation of its BEPS restrictions, our business may be harmed. For example, under one BEPS proposal, companies purchasing financial services including insurance from other companies such as ours located in low-tax jurisdictions would be subject to additional taxes and penalties for conducting business with us. We are not able to predict what changes will arise from the BEPS initiative or whether such changes will subject us to additional taxes. We anticipate that in the future, the burden and costs of compliance with BEPS or similar agreements among nations to collect taxes from business conducted outside of their borders will impact our industry and potentially our business.
Risks Relating to Our External Investment Adviser
The performance of the company depends on the ability and services of GSO, our external investment adviser.
Our performance depends on: (i) the ability of our external investment adviser to generate positive returns; and (ii) our external investment adviser’s ability to advise on, and identify, investments in accordance with the investment objective of the company and to allocate the assets of the company among all investments in an optimal way. Achievement of the investment objective will also depend, in part, on the ability of our external investment adviser to provide competent, attentive and efficient services to the company under the terms of the investment management agreement. There can be no assurance that, over time, GSO will be able to provide such services or that the company will be able to invest its assets on attractive terms or generate any investment returns for shareholders or indeed avoid investment losses.
The company will depend on the managerial expertise available to the external investment adviser GSO and its key personnel.
The performance of our investments depends heavily on the skills of our external investment adviser in analyzing, selecting and managing the investments. As a result, investors will be highly dependent on the financial and managerial experience of certain investment professionals associated with our external investment adviser, none of whom is under any contractual obligation to the company to continue to be associated with our external investment adviser. The loss of one or more of these individuals could have a material adverse effect on the performance of the company. Moreover, the investment management agreement may be terminated under certain circumstances.
Our external investment adviser GSO will attend to matters unrelated to the investment activities of the company.
We depend upon our external investment adviser to invest our assets and reinvest the cash flows returned by our invested assets. Additionally, there are no restrictions on our external investment adviser’s ability to establish funds, publicly traded entities or managed accounts that compete with the company. Our external investment adviser currently serves in a similar capacity for clients other than the company. We believe that the fees our company pays to our external investment adviser are not material to the financial performance or profitability of the external investment adviser.

Our external investment adviser currently manages portfolios for other of its clients that have similar target assets to ours. In addition, individuals not currently associated with our external investment adviser may become associated with our external investment adviser and the performance of the investments may also depend on the financial and managerial experience of such individuals.
The success of the company will depend upon the experience and performance of our external investment adviser and its continued involvement in the company’s businesses. If the external investment adviser were to cease to provide its services to the company, then the company may experience difficulty replacing the external investment adviser with a comparable third party advisor, or may not be able to develop an internal investment management function that would deliver a cost-effective investment management function for our company.
GSO’s ability to invest the funds may be constrained.
GSO’s ability to identify investments for deployment of the funds available to the company, raised in the offering or otherwise, in appropriate investments may be constrained by a lack of investment opportunities or other market-related constraints.
The company has not yet identified the specific investments that it will make using the net proceeds of this offering. There can be no assurance that suitable investment opportunities will materialize, prove attractive or be sufficient in quantity or size to permit the company to invest any cash raised in the offering in a timely matter, or at all.
Until such time as GSO is able to identify, invest our assets in and monitor a suitable number of investments and implement the various aspects of the company’s investment strategy, its funds may not be fully invested and as a result, returns to shareholders may be adversely affected.
The company may face increased competition in sourcing and making investments.
The company may become subject to increased competition in sourcing and making investments. In particular, competition in respect of cash flow CLO transactions may increase. Some of the company’s competitors may have greater financial, technical and marketing resources and the company may not be able to compete successfully for investments. In addition, potential competitors of the company may have higher risk tolerances or different risk assessments or access to different sources of funding, which could allow them to consider a wider variety of investments and establish more relationships than the company. Furthermore, competition for investments may lead to the price of such investments increasing which may further limit the company’s ability to generate its desired returns. The company may lose investment opportunities in the future if it does not match investment prices, structures and terms offered by competitors. Alternatively, the company may experience decreased rates of return and increased risks of loss if it matches investment prices, structures and terms offered by competitors. The company can offer no assurance that competitive pressures will not have a material adverse effect on its profitability and/or the value of its common shares.
The due diligence process that GSO undertakes in connection with the company’s investments may not reveal all facts that may be relevant in connection with an investment.
Before the company makes any investment, our external investment adviser conducts due diligence that it deems reasonable and appropriate based on the facts and circumstances applicable to each investment.
The objective of the due diligence process is to identify attractive investment opportunities based on the facts and circumstances surrounding an investment. When conducting due diligence and making an assessment regarding an investment, our external investment adviser will be required to rely on resources available to it, including information provided by the originator of the investment.

Accordingly, there can be no assurance that the due diligence investigation that our external investment adviser carries out with respect to any investment opportunity will reveal or highlight all relevant facts that may be necessary or helpful in evaluating any such investment opportunity. Moreover, there can be no assurance that such an investigation will result in an investment being successful.
Our external investment adviser has no influence on management of the portfolio’s underlying investments managed by non-affiliated third parties.
GSO is not responsible for and has no influence over the asset management of the loan portfolios underlying the CLO securities held by the company where GSO does not serve as the direct Collateral manager. To the same extent, GSO is not responsible for and has no influence over the day-to-day management, administration or any other aspect of the issuers of the CLOs, other than those where GSO serves as Collateral manager.
The performance fee may create an incentive for riskier investments; upon termination of the investment management agreement, the performance fee may be paid on unrealized gains which may subsequently never be realized.
The performance fee payable to GSO as our external investment adviser may result in substantially higher payments than alternative arrangements in other types of investment vehicles. The existence of the performance fee may create an incentive for GSO to make riskier or more speculative investments than it would otherwise make in the absence of such fee.
In addition, if the investment management agreement is terminated, GSO may be entitled to a termination fee which includes a performance fee calculated on a basis that includes unrealized appreciation of certain investments. Such fee may be greater than if such fee were based solely on the actual realized returns of such investments.
Certain policies and procedures implemented by Blackstone to mitigate potential conflicts of interest and address certain regulatory requirements, and contractual restrictions to which Blackstone may be subject, may affect the company.
Specified policies and procedures implemented by Blackstone to mitigate potential conflicts of interest and address certain regulatory requirements may reduce the synergies across Blackstone’s various businesses that the board of directors and our external investment adviser expect to draw on for purposes of pursuing attractive investment opportunities. Because Blackstone has many different lines of asset management businesses and a capital markets services business, it may be subject to a number of actual and potential conflicts of interest and greater regulatory oversight than that to which it would otherwise be subject if it had only one line of business. In addressing these conflicts and regulatory requirements across its various businesses, Blackstone has implemented certain policies and procedures (e.g., information walls) that may reduce the positive synergies that we expect to utilize for purposes of finding attractive investments. For example, Blackstone may come into possession of material non public information with respect to issuers in which its private equity business may be considering making an investment. As a consequence, that information, which could be of benefit to the company, might otherwise be unavailable to the company. As discussed more fully in the section entitled “Certain Relationships and Related Party Transactions,” certain activities of Blackstone or its affiliates could restrict the activities of the company. Furthermore, the terms of confidentiality or other agreements with or related to companies in which any investment fund of Blackstone has or has considered making an investment may restrict or otherwise limit the ability of the company and its affiliates to make investments in or otherwise engage in businesses or activities competitive with such companies.
Various potential and actual conflicts of interest may arise from the activities of GSO or its affiliates.
Various potential and actual conflicts of interest may arise from the overall investment management, and other activities of the external investment adviser, its affiliates, other funds or vehicles managed directly or indirectly by the external investment adviser or its affiliates and their respective clients and employees, including in relation to the direct or indirect management by the external investment adviser or its affiliates of other entities in which we may invest.
For further details of these and other conflicts of interest involving other parties that may affect us, please see the section entitled “Certain Relationships and Related Party Transactions — Conflicts of Interest.”
There can be no assurance that our board of directors will be able to find a replacement manager if the agreement with GSO is terminated.
Our current agreement with GSO commenced on November 16, 2017, and has an initial term of three years. At GSO’s option, the initial three-year term may be restarted upon completion of this offering. After the initial term, our agreement automatically renews for one-year periods. However, either party may terminate the agreement at the end of the initial term or any subsequent one year period on 90 days’ prior written notice, and in certain other circumstances. If the agreement is terminated, in certain circumstances we will be required to pay a termination fee, and in any circumstance our board of directors would have to find a replacement external investment adviser for the company, or hire its own investment staff, and there can be no assurance that such a replacement will be found or that the company’s own investment staff would have the same expertise as GSO.
GSO is authorized and regulated by the FCA. If GSO fails to comply with legal and regulatory requirements, the company and the value of its common shares may be adversely affected.
The provision of investment management services is regulated in the United Kingdom, and the external investment adviser is authorized and subject to regulation and supervision by the FCA (which has the authority to review and investigate the conduct of the external investment adviser and its employees). Changes to law, regulations or regulatory guidance (including changes in interpretation or implementation thereof), or any failure by the external investment adviser or its employees to comply with such laws, regulations or guidance could adversely impact the external investment adviser and its affiliates, and thereby could adversely affect the company and the value of its common shares. Although the external investment adviser has implemented systems and controls requiring employees to comply with these laws, regulations and guidance, there can be no assurance that all employees will abide by these and, if any were to fail to do so, that such failure would not have an adverse effect on the company.
Risks Relating to this Offering
There is currently no market for our common shares, an active trading market may not develop or continue to be liquid and the market price of our common shares may be volatile.
Prior to this offering, there has not been a public market for our common shares, and an active market for our common shares may not develop or be sustained after this offering, which could depress the market price of our common shares and could affect your ability to sell your shares. In the absence of an active public trading market, you may not be able to liquidate your investment in our common shares. An inactive market may also impair our ability to raise capital by selling our common shares, our ability to motivate our employees through equity incentive awards and our ability to acquire other companies or businesses by using our common shares as consideration. In addition, the market price of our common shares may fluctuate significantly in response to various factors, most of which are beyond our control. The initial public offering price per share was determined by negotiations among us, and the representatives of the underwriters and therefore, that price may not be indicative of the market price of our common shares after this offering. In particular, we cannot assure you that you will be able to resell your shares at or above the initial public offering price. The stock markets have experienced volatility in recent years that has been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common shares. In addition to the factors discussed elsewhere in this prospectus, the factors that could affect our share price are:

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U.S. and international political and economic factors unrelated to our performance;

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actual or anticipated fluctuations in our quarterly operating results;

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changes in or failure to meet publicly disclosed expectations as to our future financial performance;

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changes in securities analysts’ estimates of our financial performance or lack of research and reports by industry analysts;

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action by institutional shareholders, including purchases or sales of large blocks of common shares;

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speculation in the press or investment community;

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changes in market valuations or earnings of similar companies; and

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announcements by us or our competitors of significant products, contracts, acquisitions or strategic partnerships.

AVI is a holding company with no meaningful business operations of its own. As a consequence, AVI’s ability to pay dividends on its common shares will depend on the ability of its subsidiaries to make distributions or other payments to it, which may be restricted by law or require affirmative consent of one or more regulatory authorities.
AVI is a holding company that exists for the purpose of facilitating investments in licensed insurance companies operating across multiple jurisdictions. AVI’s primary subsidiaries are insurance companies that own substantially all of its assets and conduct substantially all of its operations. Accordingly, AVI’s ability to pay dividends is dependent on the ability of its subsidiaries to make such cash or other assets available to it, by dividend or otherwise. Dividends or distributions that may be paid by AVI’s insurance subsidiaries to it are limited or restricted by applicable insurance law and/or regulation. AVI’s subsidiaries may not be able to, or may not be permitted to, make distributions to enable AVI to meet its obligations and pay dividends.
AVI’s Puerto Rico insurance company subsidiaries may pay dividends to AVI subject to the restrictions set forth in Chapter 61 of the Puerto Rico Insurance Code. Generally, international insurance companies must be in compliance with applicable liquidity and premium indices in order to declare and pay dividends. Class 5 international life and disability insurance companies, in addition to paying dividends to persons other than policyholders, must at the time a dividend is paid have actuarially certified assets used in the conduct of its business which exceed its total liabilities. Furthermore, the amount of any dividend declared by a Class 5 life and disability international insurance company at any time may not exceed, in the aggregate (i) such excess in assets used to conduct its Class 5 insurance business over liabilities and (ii) other funds available for the payment of dividends which result from any part of its business other than the business conducted pursuant to its Class 5 authority. AVI’s banking subsidiary, AIBC, on the other hand, is prohibited from paying dividends to AVI if its regulator in Puerto Rico, the Office of the Commissioner of Financial Institutions, determines that the payment of a dividend would result in diminishing the safety and soundness of the banking institution paying the dividend. See “Regulation — Puerto Rico — Dividend Restrictions.”
AVI’s Cayman Islands insurance company subsidiaries may pay dividends to AVI without restriction, provided the subsidiary is in good standing with its regulator, the Cayman Islands Monetary Authority, or CIMA. In addition, the payment of any dividend from a CIMA-regulated company must not cause the company to become insolvent or otherwise cause material harm to the company as a result of the dividend payment. For example, payment of a dividend in an amount that would cause the paying company to fail to meet minimum capital requirements is effectively prohibited by Cayman Islands regulation. See ‘‘Regulation —  Cayman Islands.’’
AVI anticipates paying regular cash dividends on its common shares following this offering. Any decision to declare and pay dividends in the future will be made at the discretion of AVI’s board of directors and will depend on, among other things, AVI’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that AVI’s board of directors may deem relevant. If AVI does not pay dividends, a return on investment in AVI’s common stock will be dependent upon the appreciation of the price of AVI’s common stock on the open market.
Our election to take advantage of the extended transition periods afforded by the JOBS Act for the implementation of new or revised accounting pronouncements may cause us to be less attractive to investors.
We have elected to take advantage of the extended transition periods afforded by the JOBS Act for the implementation of new or revised accounting pronouncements. This means that we will not be required to apply new or revised accounting pronouncements at the same time as other public companies that are not emerging growth companies. This asymmetry with other publicly traded companies may make us less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Depending on the applicability and magnitude of the new or revised pronouncement to our business, investors may be unable to compare our business with other companies in our industry. Moreover, they may believe that our financial accounting is not as transparent as other companies in our industry because of our extended transition periods. If our use of the extended transition periods is negatively viewed by investors, our stock price may fall and we may not be able to raise additional capital at all or on terms we consider favorable, and your investment in us may be adversely affected.
We may require a shareholder to sell us its common shares at fair value, as determined by our board of directors, which may be less than market price.
Our certificate provides that Advantage has the option, but not the obligation, to require a shareholder to sell its common shares back to Advantage at a price per share equal to fair value, as determined by our board of directors, if our board of directors determines that ownership of our common shares by such shareholder may result in adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any of our shareholders and that such compulsory repurchase is necessary to avoid or cure such adverse or potential adverse consequences. “Fair value” may be determined to be different than the sales price of shares of our common stock on any particular day, and as a result, you may be required to sell your shares of common stock back to us at a price that differs from what you could sell your shares for in the open market.
We may prevent a stockholder from transferring its common stock in some circumstances.
Our certificate provides that our board of directors may prohibit a transfer of shares of our common stock if the board believes the transfer may give rise to any adverse tax, regulatory or legal consequences to Advantage, any of its subsidiaries or any of its stockholders. As a result, you may be prevented from transferring your shares in certain circumstances, which could adversely affect your ability to sell your shares of common stock or the price at which you can sell your shares.
Provisions of our certificate, the General Corporations Law of Puerto Rico and our corporate structure may each impede a takeover, which could adversely affect the value of our common shares.
Our certificate contains certain provisions that could make it more difficult for a third party to acquire a controlling interest in the company, even if doing so would be beneficial to our shareholders. Our certificate provides that a director may only be removed, with or without cause, at any time by either: (1) the vote of the holders of a majority of the stock of the Corporation issued and outstanding and entitled to vote and present, in person or by proxy, at any meeting of stockholders called for the purpose; or (2) an instrument or instruments in writing addressed to the board of directors directing such removal and signed by the holders of all the shares of capital stock of the Corporation issued and outstanding and entitled to vote. Upon the occurrence of any of the above described events, the term of each such director who shall be so removed shall terminate.

Our certificate permits our board of directors to issue additional preferred shares from time to time, with such rights and preferences as they consider appropriate. Our board of directors may authorize the issuance of a new class of preferred shares with terms and conditions and under circumstances that could have an effect of discouraging a takeover or other transaction, deny shareholders the receipt of a premium on their ordinary or preferred shares in the event of a tender or other offer, and have a depressive effect on the market price of the preferred shares. However, the board of directors is not permitted to issue any preferred shares or shares with other special rights ranking senior to or equal with the preferred shares. See “Description of Share Capital — Preferred Stock.”
In Puerto Rico, the General Corporations Law of Puerto Rico, together with the other applicable laws and regulations adopted in Puerto Rico, governs the procedures available to us to effect a merger or consolidation of the company. The merger procedures under Puerto Rico law will allow us to effect a merger or consolidation with the approval of the board of directors and our shareholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that are subject to certain risks and uncertainties. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “seek,” “assume,” “believe,” “may,” “will,” “should,” “could,” “would,” “likely” and other words and terms of similar meaning, including the negative of these or similar words and terms, in connection with any discussion of the timing or nature of future operating or financial performance or other events. However, not all forward-looking statements contain these identifying words. Forward-looking statements appear in a number of places throughout this prospectus and give our current expectations and projections relating to our financial condition, results of operations, plans, strategies, objectives, future performance, business and other matters.
These statements include forward-looking statements both with respect to us specifically and the insurance and reinsurance industry generally. These forward-looking statements include, among others, statements relating to our future financial performance, our business prospects and strategy, anticipated financial position, liquidity and capital needs and other similar matters. These statements are based on certain assumptions and analyses made by us in light of our expertise and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. A number of important factors could cause actual results or conditions to differ materially from those contained or implied by the forward-looking statements, including the risks discussed in “Risk Factors.” Whether actual results and developments will conform to our expectations and conditions or not is subject to a number of risks and uncertainties that could cause actual results to differ materially from our expectations, including, but not limited to:
•
The risk factors contained in “Risk Factors” (and elsewhere) in this prospectus;

•
Our operating results will fluctuate from period to period;

•
We operate in a jurisdiction where the government is undergoing a form of bankruptcy proceedings;

•
There may be uncertainty with respect to the establishment of our reserves;

•
The cyclicality of the insurance market may affect the industry’s and our profitability;

•
Loss of key personnel or the services of our external investment adviser could delay or prevent us from implementing our strategy;

•
We are dependent upon letter of credit issuance by third parties;

•
We do not have an A.M. Best, KBRA or equivalent rating;

•
We may not qualify for an exemption from the Investment Company Act;

•
Our investment strategy may contain greater risks than our competitors’;

•
We may be deemed to be a PFIC; and

•
Other factors may affect us, most of which are beyond our control. See generally “Risk Factors.”

Accordingly, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. Except as expressly required under federal securities laws and the rules and regulations of the SEC, we undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. You should not place undue reliance on the forward-looking statements included in this prospectus or that may be made elsewhere from time to time by us, or on our behalf. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this prospectus which could cause actual results to differ before you make an investment decision.

USE OF PROCEEDS
We estimate that our net proceeds from this offering will be approximately $91.6 million, or approximately $105.6 million if the underwriters’ option is exercised in full, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, and assuming a pricing of this offering at $10.00 per share, which is the midpoint of the offering price range set forth on the cover of this prospectus.
We intend to contribute substantially all of the net proceeds from this offering to Life Insurance and Business Insurance operating subsidiaries. The amounts contributed as surplus to our insurance company subsidiaries may be further invested in debt securities including CLOs. We expect that the majority of the net proceeds, after contribution to our operating subsidiaries, will be invested initially in loans, CLO accumulation facilities and CLOs. We believe that the resulting increased total capital will help us receive an “A” category insurance financial strength rating, based on published ratings agency criteria. We intend to use any remaining net proceeds for general corporate purposes, which may include the payment of dividends on shares of our common stock.
This expected use of our net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including any unforeseen cash needs, including cash needs arising from business acquisitions. We have no plans to acquire any particular company or business, but we evaluate acquisition opportunities in the normal course of our business. As a result, our management will retain broad discretion over the allocation of the net proceeds of this offering.

DIVIDEND POLICY
Although we do not currently pay dividends on shares of our common stock, we intend to declare regular quarterly dividends on our common stock following the offering. The declaration, payment and amount of future dividends will be subject to the discretion of our board of directors. Our board of directors will give consideration to various risks and uncertainties, including those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus when determining whether to declare and pay dividends, as well as the amount thereof. In particular, our board of directors expects to take into account a variety of factors when determining whether to declare any future dividends, including (1) our financial condition, liquidity, results of operations (including our ability to generate cash flow in excess of expenses and our expected or actual net income), retained earnings and collateral and capital requirements, (2) general business conditions, (3) legal, tax and regulatory limitations (See “Regulation — Dividend Restrictions”), (4) contractual prohibitions and other restrictions, (5) the effect of a dividend or dividends upon our financial strength ratings and (6) any other factors that our board of directors deems relevant. Accordingly, there can be no assurance that we will declare any dividends in the future, and if any are declared, what amount they will be. We expect that our dividends will be ‘‘qualified dividends’’ under current U.S. law, and therefore subject to tax at long-term capital gains rates with a maximum rate of 20% rather than at higher rates applicable to ordinary income. See ‘‘Tax Considerations — U.S. Federal Income Taxation —  Taxation of Dividends.’’

CAPITALIZATION
The following table sets forth our cash and capitalization as of September 30, 2017, on an actual and as adjusted basis to reflect the issuance and sale by us of 10,000,000 shares of common stock in this offering at an assumed initial public offering price of  $10.00 per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, and our payment of estimated underwriting discounts and commissions and our estimated offering expenses.
The following table should be read in conjunction with the information under “Use of Proceeds,” “Selected Historical Consolidated Financial and Operating Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included in this prospectus.
	Actual	As adjusted, giving effect to the offering
	(dollars in thousands ) (unaudited)
Cash and cash equivalents:	$3,985	$95,585
Note payable:	$11,282	$11,282
Surplus debenture:	851	851
Total debt	$12,133	$12,133
Stockholders’ equity:
Common shares, par value $0.01 per share; authorized – 73,253,158 shares; issued and outstanding – 323,386 shares (actual) and 20,340,294 (as adjusted) (1)	$2	$177
Preferred shares, par value $0.01 per share; authorized – 50,000,000 shares; issued and outstanding – 7,560,444 shares (actual) and none (as adjusted)	75	—
Additional paid-in capital	79,581	171,081
Accumulated other comprehensive income (loss)	(786)	(786)
Retained earnings	14,389	14,389
Total shareholders’ equity	$93,261	$184,861
Total capitalization	$105,394	$196,994

(1)
The “as adjusted” amount includes 10,016,908 shares of our common stock, which we will issue upon automatic conversion of our issued and outstanding 7,560,444 shares of preferred stock in accordance with the terms of our preferred stock.

A $1.00 increase or decrease in the assumed initial public offering price of  $10.00 per share, which is the estimated offering price set forth on the cover page of this prospectus, would increase or decrease each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization on a pro forma as adjusted basis by approximately $9.4 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount and estimated offering costs payable by us.

DILUTION
The following table summarizes, as of September 30, 2017, the total number of common shares purchased or to be purchased, the total consideration paid or to be paid and the average price per share paid or to be paid by the (i) existing shareholders and (ii) new investors purchasing shares in this offering, based on an initial public offering price of  $10.00 per common share (the midpoint of the price range set forth on the cover page of this prospectus) before deducting the underwriting discounts and commissions in connection with this offering and estimated offering expenses payable (dollars in thousands, except per share data):
	Common Shares Purchased or to be Purchased	Total Consideration Paid or to be Paid	Average Price Per Share (2)
Existing holders of common shares (1)	12,500,189	$97,444	$7.80
New investors	10,000,000	$100,000	$10.00

(1)
Includes (i) 323,386 shares of our common stock outstanding as of September 30, 2017, (ii) 10,016,908 shares of our common stock resulting from the automatic conversion of our 7,560,444 shares of issued and outstanding preferred stock upon the completion of this offering, and (iii) 2,159,895 shares of our common stock that we are obligated to issue to holders of warrants to purchase our common stock at an average exercise price of  $7.80 per common share.

(2)
Includes exercise of all outstanding warrants.

If you invest in our common stock, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock in this offering and the net tangible book value per share of common stock upon completion of this offering.
Net tangible book value per diluted common share represents the amount of our total tangible assets less total liabilities and any preferred stock, divided by the total number of shares of common stock outstanding. Net tangible book value is a non-GAAP financial measurement. Our net tangible book value as of September 30, 2017 was $91.2 million, or $8.82 per diluted share of common stock, based upon 10,340,294 shares of common stock, which is comprised of both our existing common shares outstanding and the common shares outstanding resulting from the automatic conversion of our outstanding preferred stock in accordance with the terms of our preferred stock. Including the pro forma effect of all outstanding warrants, which become exercisable upon completion of the offering, our net tangible book value as of September 30, 2017 was $108.1 million, or $8.65 per diluted share of common stock.
After giving effect to the sale of 10,000,000 shares of our common stock by us at the initial public offering price of  $10.00 per share, the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, and after deducting the estimated $8.4 million underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of September 30, 2017 would have been approximately $182.8 million, or approximately $8.99 per share of common stock. This represents an immediate increase in net tangible book value of  $0.17 per share to existing common stockholders, and an immediate dilution of  $1.01 per share to investors participating in this offering. If the initial public offering price is higher or lower, the dilution to new stockholders will be greater or less, respectively.
A $1.00 increase in the assumed initial public offering price of  $10.00 per share would increase our as adjusted net tangible book value by approximately $9.4 million, or $0.46 per share, and increase the dilution per share to new investors in this offering by $0.54, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and estimated expenses payable by us.

UNAUDITED PRO FORMA FINANCIAL DATA
The following unaudited pro forma condensed income statement is based on our historical consolidated financial statements and USCL historical consolidated financial statements as adjusted to give effect to the October 1, 2016 acquisition of USCL. The unaudited pro forma condensed income statement gives effect to the October 1, 2016 acquisition of USCL and related financing, as though those transactions had occurred on January 1, 2016.
The pro forma adjustments related to the purchase price allocation of the USCL acquisition are preliminary and are subject to revision as additional information becomes available. Revisions to the preliminary purchase price allocation of the USCL acquisition may have a significant impact on the unaudited pro forma information.
The unaudited pro forma financial information is not necessarily indicative of our results of operations or financial position had the events reflected herein actually been consummated at the assumed dates, does not include any cost savings that may be realized from the USCL acquisition, and is not necessarily indicative of our results of operations or financial position for any future period. The unaudited pro forma financial information should be read in conjunction with our consolidated financial statements and related notes and the USCL consolidated financial statements and related notes, in each case included elsewhere in this prospectus.
	As of December 31, 2016
	Advantage Insurance Inc. Actual	U.S. Commonwealth Life, A.I. Actual	Pro Forma Adjustments	Notes	Pro Forma Combined
	(dollars in thousands)
Revenue
Policy charges, premiums and fee income	$7,313	$3,258	$62	(a)	$10,633
Reinsurance, net	(1,158)	(6)	—		(1,164)
Investment & Other income	17,339	64	(62)	(a)	17,341
Total revenue	23,494	3,316	—		26,810
Expenses
Underwriting, general & administrative	14,408	449	—		14,857
Loss and loss adjustment expenses	1,986	1	(1)		1,986
Amortization and finance charges	1,017	1,419	952	(b)	3,388
Total expenses	17,411	1,869	951		20,231
Operating income (before tax)	$6,083	$1,447	$(951)		$6,579

Notes to Unaudited Pro Forma Condensed Income Statement
Note 1.   Presentation
The unaudited pro forma condensed income statement is based on our historical consolidated financial statements and USCL historical consolidated financial statements as adjusted to give effect to the October 1, 2016 acquisition of USCL. The unaudited pro forma condensed income statement gives effect to the October 1, 2016 acquisition of USCL and related financing, as though those transactions had occurred on January 1, 2016.

Note 2.   Purchase price allocation
On September 30, 2016 we entered into a Stock Purchase and Sale Agreement to acquire 100% of USCL, a Class 5 life insurance company operating under Chapter 61 of the Insurance Code of the Commonwealth of Puerto Rico which became effective on October 1, 2016. The acquisition was part of our ongoing strategic initiative to expand our specialty life insurance business. The purchase price for USCL consisted of  (i) 178,723 convertible preferred shares; (ii) 8,511 common stock units consisting of one share of common stock and twenty (20) warrants to purchase preferred shares at an exercise price of  $11.75 per share; and (iii) a promissory note for three future annual cash installment payments estimated to total $12.8 million. The cash installment payments began in 2017 and are subject to adjustment based on the financial performance of USCL and its life insurance business in 2016, 2017 and 2018.
The company’s total purchase price for USCL at October 1, 2016 was calculated as follows (dollars in thousands, except per share data):
Advantage Insurance Inc. common share units
Common shares issued by Advantage	8,511
Value per common share unit as of October 1, 2016	$11.75
		$100
Advantage Insurance Inc. preferred shares
Preferred shares issued by Advantage	178,723
Value per preferred share as of October 1, 2016	$11.75
		2,100
Contingent consideration payable		1,361
Note payable		11,394
Total purchase price		$14,955

The assets and liabilities assumed have been included in the company’s consolidated financial statements as of the acquisition date. The transaction resulted in a bargain purchase gain of  $1.4 million recognized in the consolidated statements of comprehensive income.
Shareholder’s equity of USCL at October 1, 2016	$3,019
Adjustments for fair value
Deferred acquisition costs	(690)
Reinsurance recoverable	(1,398)
Unearned revenue	952
Value of business acquired	14,478
Bargain purchase gain	(1,406)
Shareholder’s equity of USCL at fair value	14,955
Total net purchase price paid by Advantage	$14,955

Note 3.   Pro forma adjustments
The following adjustments have been reflected in the unaudited pro forma condensed income statement:
(a)
Reflects the reclass of policy loan interest of  $0.06 million to policy charges, premiums and fee income from investment and other income.

(b)
Reflects an adjustment of  $0.3 million for amortization of deferred acquisition costs and value of business acquired. In addition, it reflects $0.6 million of finance charges for the note payable.

Reconciliation of Pro Forma Book Value per Share to GAAP Financial Statements
Pro forma book value per share is a non-GAAP measurement. In this prospectus, we reference our pro forma diluted book value per share. The reconciliation of this financial measurement to our GAAP financial statements is as follows (dollars in thousands, except per share data):
	At or For the Nine Months Ended September 30,		At or For the Years Ended December 31,
	2017	2016	2016	2015	2014
Shareholders’ equity (A)	$93,261	$89,064	$93,513	$86,040	$81,922
Diluted shares outstanding:
Number of common shares outstanding (B)	323,386	365,199	323,386	365,199	449,127
Number of preferred shares outstanding	7,560,444	7,431,721	7,610,444	7,701,721	7,600,000
Conversion Ratio applied (1)	1.32491x	1.32491x	1.32491x	1.32491x	1.32491x
Pro forma number of common shares issued for preferred shares (C)	10,016,908	9,846,361	10,083,153	10,204,087	10,069,316
Pro forma total diluted shares (B) + (C)	10,340,294	10,211,560	10,406,539	10,569,286	10,518,443
Pro forma book value per diluted share	$9.02	$8.72	$8.99	$8.14	$7.79
Fully diluted shares outstanding:
Number of warrants outstanding	1,630,220	1,520,000	1,630,220	1,520,000	1,520,000
Warrant preferred shares	1,630,220	1,520,000	1,630,220	1,520,000	1,520,000
Conversion Ratio applied (1)	1.32491x	1.32491x	1.32491x	1.32491x	1.32491x
Pro forma number of common shares issued for warrant preferred shares (D)	2,159,895	2,013,863	2,159,895	2,013,863	2,013,863
Warrant exercise price	$10.34	$10.17	$10.34	$10.17	$10.17
Pro forma warrant proceeds (E)	16,856	15,458	16,856	15,458	15,458
Pro forma shareholders equity (A) + (E)	$110,117	$104,522	$110,369	$101,498	$97,380
Pro forma total fully diluted shares (B) + (C) + (D)	12,500,189	12,225,424	12,566,434	12,583,149	12,532,306
Pro forma book value per fully diluted share	$8.81	$8.55	$8.78	$8.07	$7.77

(1)
Conversion ratio applied is as of September 30, 2017.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING INFORMATION
The following tables set forth our selected historical consolidated financial and operating data. The selected historical consolidated financial data as of September 30, 2017, and for the nine months ended September 30, 2016 have been derived from our historical unaudited condensed consolidated financial statements and notes thereto included elsewhere in this prospectus. The selected historical consolidated financial data, as it relates to the years 2015 and 2016 has been derived from our annual financial statements. The selected historical consolidated financial data as of December 31, 2016 and 2015, and each of the two years in the period ended December 31, 2016, have been derived from our historical audited consolidated financial statements and notes thereto included elsewhere in this prospectus. The selected historical consolidated financial data as of December 31, 2014 and for the year ended December 31, 2014 has been derived from our historical consolidated financial statements not included in this prospectus. Our historical results are not necessarily indicative of future operating results and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.
You should read this information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto included elsewhere in this prospectus.
Selected historical consolidated financial and operating data are as follows (dollars in thousands, except per share data):
	At or For the Nine Months Ended September 30,		At or For the Years Ended December 31,
	2017	2016	2016	2015	2014
Income Statement Data:
Revenue	$16,675	$15,810	$24,539	$17,737	$10,127
Investment income	5,686	7,383	9,709	9,140	3,168
Net income	1,192	3,924	6,482	6,866	951
Other comprehensive (loss)/income	(875)	2,051	2,125	(2,882)	294
Total comprehensive income	317	5,975	8,607	3,984	1,245
Balance Sheet Data:
Total assets	$1,478,278	$552,750	$1,253,737	$435,275	$422,297
Separate account assets	1,345,892	446,516	1,114,849	337,803	330,681
Other assets	54,703	27,929	55,165	19,238	11,970
Investments and cash	77,683	78,305	83,723	78,234	79,776
Total shareholders’ equity	93,261	89,064	93,513	86,040	81,922
Per Share Data:
Basic earnings per common share	$3.69	$10.74	$18.18	$16.89	$1.99
Diluted earnings per common share	0.11	0.40	0.66	0.73	0.11
Weighted average common shares outstanding	323,386	365,199	356,467	406,428	478,316
Diluted average common shares outstanding	10,405,326	9,704,885	9,867,467	9,352,747	8,686,316

	At or For the Nine Months Ended September 30,		At or For the Years Ended December 31,
	2017	2016	2016	2015	2014
Selected Performance Ratios:
Investment income as % of Investments	7.7%	9.6%	12.6%	12.1%	4.1%
Ratio of net investment income to net income	4.77	1.88	1.50	1.33	3.33
Corporate expense as % of revenue	14.2%	14.8%	12.3%	12.7%	21.1%
Change in pro forma book value per diluted share	$0.30	$0.54	$0.85	$0.35	$—
Percent change in pro forma book value per diluted share	3.4%	6.7%	10.4%	4.5%	—
Other:
Number of offices	4	4	4	4	3
Number of full-time equivalent employees	43	38	41	34	32
Number of life insurance policies in force	329	194	319	187	156

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
General
Management’s discussion and analysis of our financial condition and results of operations should be read in conjunction with the sections entitled “Prospectus Summary — Summary Financial Data,” “Selected Historical Consolidated Financial and Operating Information” and our consolidated financial statements and notes thereto included elsewhere in this prospectus. This discussion includes forward-looking statements and involves numerous risks and uncertainties, including, but not limited to those described in the “Risk Factors” section of this prospectus. See “Special Note Regarding Forward-Looking Statements.” Future results could differ significantly from the historical results presented in this section. The following discussion and analysis contains forward-looking statements and involves numerous risks and uncertainties, including those described under the heading “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements. You should read this discussion and analysis together with our audited consolidated balance sheet and related notes included elsewhere in this prospectus.
Overview
We underwrite specialty insurance contracts and provide related insurance services to business owners and HNWIs for their risk management and financial planning needs. We are organized into three reportable segments: Life Insurance, Business Insurance and Corporate. Through our Life Insurance segment, we underwrite private placement life insurance policies and annuity contracts. Our Business Insurance segment specializes in providing customized risk finance, risk protection and risk transfer solutions for small and medium-sized businesses using captive insurance and other alternative risk transfer methods. We also underwrite property and casualty insurance and reinsurance risks in the Lloyd’s of London insurance market, for our own account and on behalf of our Business Insurance clients. Our Corporate segment provides administrative and organizational support services to our active insurance businesses and operates our holding company structure.
AVI is the successor to Advantage Insurance Holdings Ltd., or AIH. Following the close of business on September 30, 2016, AIH merged with and into its 100% owned subsidiary AVI, with AVI continuing as the surviving corporation. AVI was incorporated under the laws of the Commonwealth of Puerto Rico on May 18, 2015. It holds certain tax benefits accorded to it by a grant from Puerto Rico under Act 399 of Puerto Rico law. Its registered office and corporate headquarters is located at American International Plaza, Suite 710, 250 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918. We continue to have a significant presence in the Cayman Islands, where we have our largest office measured by equity capital invested in subsidiaries and our second-largest office measured by employees.
In 2016, we acquired our largest Puerto Rico-based competitor in life insurance, USCL. The USCL acquisition and new business originated subsequent to our acquisition transformed our company into the third-largest U.S. private placement life insurance company, behind Lombard International and Crown Global. In 2016, our Life Insurance division’s separate account assets attributable to policyholders increased from $337.8 million to $1,114.8 million. The significant change in the separate account assets and liabilities is attributable to the USCL acquisition that resulted in an additional $555.1 million of separate account assets on the date of acquisition and subsequently increased to $729.4 million as of December 31, 2016. Total policy count increased from 187 to 319, or 70.6%. 82 of the 132 net new policies added in 2016 were attributable to the acquisition of USCL. We recorded a one-time bargain purchase gain from the acquisition of USCL in 2016 for $1.4 million. This bargain purchase arose due to the non-interest bearing seller note we issued to the former shareholder of USCL as purchase price consideration. The bargain purchase amount represents the discount to fair market value of the seller note attributable to its non-interest bearing terms. We recorded a non-cash finance charge of  $0.2 million in 2016 and $0.5 million in the first nine months of 2017 due to amortization of the bargain purchase discount. We expect to fully amortize the discount in 2019, when the final installment payment of the seller note is due.
Investment income is critical to our earnings. In 2016, our investment portfolio generated $9.7 million of investment income, net of direct fees and expenses. Investment income exceeded our net income of  $6.5 million for 2016 by $3.2 million. In 2015, investment income was $9.1 million, compared to net income of  $6.9 million, or $2.2 million higher. In each period, we expended approximately the same amount as the difference between net investment income and net income on Corporate expenses, which were $3.2 million in 2016 and $2.2 million in 2015, respectively. In the period ending September 30, 2017 net investment income was $5.7 million, compared to net income of  $1.2 million, or a gap of  $4.5 million. For the period ending September 30, 2016 the gap was $3.5 million. Corporate expense for the two nine-month periods was $2.4 million and $2.3 million, respectively. Our goal is to earn stand-alone underwriting profits within our Life Insurance and Business Insurance divisions, before investment income, such that net income exceeds net investment income on a consolidated basis.
We generate investment income primarily from our portfolio of CLO investments, which we classify as held-to-maturity on our balance sheet. We elect to hold our CLOs to maturity because the self-liquidating nature of CLO securities returns principal to us on a quarterly basis, if the CLO investment is performing as expected. Because we receive principal over the life of the CLO investment, we are not forced to sell a CLO investment in the market in order to realize a cash return. Furthermore, CLO securities have experienced significant market price volatility in the past, and market liquidity for CLOs has been unreliable. Because of our long-dated insurance liabilities, we are able to hold CLOs to maturity and to utilize the expected quarterly cash flows from the portfolio for our operating needs. In 2016, our CLO portfolio returned approximately $7.7 million of net investment income and $5.9 million of principal to us. In 2015, the CLO portfolio generated $5.0 million of net investment income and returned $4.2 million of principal. For the first nine months of 2017, the CLO portfolio earned $6.6 million of net investment income and returned $2.3 million of principal.
CLO cash flows can be volatile, resulting in periods of rapid amortization and periods of slow amortization compared to expected amounts. We update the projected future cash flows of each CLO investment in our portfolio as events and information become known. These updates can result in a change to the effective interest rate we apply to cash flows from a CLO, which has the effect of increasing or decreasing the amortization rate of the principal balance, and the amount of cash flow that we record as investment income. If the projected total amount of future cash flows for a particular CLO investment is lower than its amortized cost, we will record an other-than-temporary impairment, or OTTI charge through income, writing down the cost of the investment to reflect the lower expected return. One factor that we use to determine whether or not an OTTI charge should be applied to a CLO investment is the relationship between the reported fair market value of the investment compared to its amortized cost.

The table below sets out the amortized cost and fair market value of our held-to-maturity CLO portfolio:
Held-to-Maturity Investments as of September 30, 2017
Investment	CUSIP	ISIN	Bloomberg	Amortized Cost	Fair Market Value	FMV as % of Amortized Cost
Jamestown II	47047NAC9	US47047NAD75	JTWN 2013- 2A SUB	$2,559,272	$2,398,889	94%
Ares XXVIII	00214DAE3	USG33025AC42	ARES 2013-3A SUB	4,524,300	4,446,793	98%
Tryon Park	89852UAC9	USG91086AB70	TPCLO 2013-1A SUB	3,828,414	3,745,272	98%
Seneca Park	817174AE5	USG8027VAC03	SPARK 2014-1A SUB	2,203,491	1,675,738	76%
Stewart Park	860443AC4	USG77759AB75	STWRT 2015-1A SUB	24,609,596	24,033,057	98%
Webster Park	948210AC3	USG95136AB63	WPARK 2015-1A SUB	2,732,735	2,895,718	106%
Westcott Park	95753VAB6	USG95521AB90	WSTCT 2016-1A SUB	27,753,603	24,990,161	90%
Grippen Park	39862DAB2	USG4133EAB05	GRIPP 2017-1A SUB	3,548,309	3,505,426	99%
				$71,759,720	$67,691,054

Our operating segments, Life Insurance and Business Insurance, generate sufficient cash flow to support their operations with internally-generated cash. Our Corporate segment has no revenue, and receives intra-company transfer payments from our operating segments to fund its expenses. Most of the amounts paid to our Corporate segment from our Life Insurance and Business Insurance segments are for services rendered. Some of the Corporate expenses are funded by dividends and/or return of capital payments from our subsidiaries to the holding company. Our goal is to minimize Corporate expenditures, where possible, and to charge our operating subsidiaries fair market value for services provided to them by Corporate. In the first half of 2016, we recorded a one-time charge of  $0.7 million in our Corporate segment related to the re-domicile of our holding company from the Cayman Islands to Puerto Rico.
We have made three acquisitions of insurance businesses since our recapitalization in 2013. Each of these acquisitions was funded with a combination of cash and seller notes, and in the case of USCL, additional common share units (comprised of common stock and warrants) and preferred stock. The total consideration we paid for USCL was initially valued at $15.0 million at the time of acquisition in October 2016. The value of the consideration is tied to the performance of USCL and the value of its work-in-progress at the time of acquisition. Measurement of the USCL business upon completion of its stand-alone 2016 audited financial statements resulted in an increase to the total value of the consideration paid to the selling shareholder of  $5.5 million, spread over four installments commenced in 2016. As of September 30, 2017 we had paid a total of  $8.2 million of cash and shares for the USCL purchase and the present value of the estimated future payments due in satisfaction of the promissory note as of September 30, 2017 was $11.3 million, in each case subject to adjustment for the performance of the USCL business compared to expectations agreed with the seller at the time of the acquisition.
Because our CLO portfolio returns cash to us on a quarterly basis, we have relied upon CLO distributions for liquidity needs. At times when our insurance businesses require additional cash investment, such as with the acquisition of USCL, we have diverted CLO cash flows away from reinvestment into additional CLO investments towards our operating needs. In 2016 and 2015, we received $13.0 million and $8.7 million of total cash distributions from our held-to-maturity CLO investments. For the first nine months of 2017, we received $10.7 million. We intend to deploy most of the proceeds from this offering over time into additional CLO investments, or to fund the operating needs of our insurance businesses, potentially including future acquisitions. We currently do not have any arrangements, agreements or understandings with respect to any potential future acquisitions.

Industry Trends and Competition
We participate in a growing market for wealth protection, preservation and tax optimization products and services sold or provided to HNWIs and family groups. The market for these products and services is global, with HNWI clients located worldwide that seek out locations and methods of wealth storage and investment other than in their location of historic residence or wealth creation. Our business is affected by fluctuations in valuations of currencies, commodities and securities; taxes and regulations; and geopolitical events such as wars and revolutions. In general, we benefit from the trend towards relocation of wealth and personal residency from countries such as Brazil, China, India, Indonesia, Korea and Russia to the United States and secondarily the Cayman Islands. The competition for global HNWI clients is robust, with numerous global banks, boutique investment managers, trust and insurance companies all seeking to sell products and provide services to this market. While we expect that our ability to continue to add new clients will continue if the United States continues to be a preferred destination for mobile capital, we are exposed to changes in HNWI sentiment towards the United States and Cayman Islands, as well as general market and economic conditions.
Because we do not sell meaningful amounts of life insurance products with fixed-rate guarantees or other embedded options or minimum payments, we are not exposed in a material way to interest rates. Furthermore, our investment portfolio is comprised of mostly floating-rate investments, or investments such as CLOs that hold floating-rate loans. We do not estimate the sensitivity of our earnings to shifts in interest rates, or apply other interest rate scenarios to our earnings in the same way as other insurance companies are required to do by regulation. If HNWI clients choose to purchase life insurance policies with embedded rate guarantees or other investment return guarantees, instead of variable return private placement policies, our growth will be limited or we may be forced to issue policies with embedded guarantees in order to compete. While we do not believe that HNWI consumers will leave the variable private placement life insurance market for guaranteed insurance products, rising interest rates will make fixed returns more attractive to our clients than in the recent, prolonged low interest rate environment.
We operate in highly regulated markets and business locations. In 2015 and 2016, the IRS placed certain types of captive insurance companies on its “Dirty Dozen” list of potentially abusive tax shelters. Taking specific action to identify abusive captive insurance arrangements, in December 2016 the IRS issued Notice 2016-66 that placed a significant compliance requirement on our Business Insurance division. In 2015, the Department of the Treasury proposed new regulations that would expand the definition of what constitutes a passive foreign investment company, or PFIC, among non-U.S. insurance companies. If our company were to be deemed a PFIC under new IRS regulations, we would be likely to make significant changes to our business and capital structure in order to avoid subjecting our U.S. shareholders to taxes imposed on them for holding our shares. Globally, the implementation of FATCA in 2014 and 2015, and the OECD’s success in implement the Common Reporting Standard, or CRS in 2016 and 2017, has substantially increased the compliance burden on our Cayman Islands operations. In general, we have experienced higher than expected compliance costs through September 30, 2017 and in each of 2016 and 2015. We expect compliance requirements to increase in future years, and we expect to invest in information technology systems and to employ additional personnel to adhere to increased compliance obligations. Because compliance activities are integral to our business, we do not have a reliable estimate or means of calculating the amount of our operating expenses that are solely attributable to compliance requirements.
Critical Accounting Policies and Estimates
This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. We evaluate our estimates and judgments, including those related to derivative liabilities, stock-based compensation and accrued expenses on an ongoing basis. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. You should consider your evaluation of our financial condition and results of operations with these policies, judgments and estimates in mind.
While our significant accounting policies are described in the notes to our financial statements appearing elsewhere in this prospectus, we believe the following accounting policies to be most critical to the judgments and estimates used in the preparation of our financial statements.
Investments
The company’s principal investments are collateralized loan obligations, or CLOs, CLO loan accumulation facilities, debt and equity securities and investment funds. The amounts of our principal investments relative to each other vary from period to period. The accounting policies related to each are as follows:
The company classifies its CLO investments held in the general accounts of its insurance subsidiaries as held-to-maturity as management has the intent and the company has the ability to hold the investment until the final maturity or payment date. These investments are recorded at amortized cost in the consolidated balance sheets.
Cash flows received from the CLOs are allocated to net investment income and/or principal repayment based on the effective interest rate established for the specific CLO investment. To determine the effective interest rate for a CLO investment, management obtains projections of the timing and amount of future expected cash flows from the CLO investment, taking into account assumptions including future loan default and recovery rates, loan prepayment rates, interest rates on new loans purchased, and changes in short term benchmark interest rates. Management further validates these assumptions used in projecting future cash flows by comparing them to those used by other market participants, research analysts and ratings agencies in analyzing substantially similar or identical investments. These assumptions used to project future cash flows from the company’s CLOs significantly impact interest income recognition in the consolidated statements of total comprehensive income. Management periodically reviews the effective interest rate applied to each CLO investment and, based on information and events that give reasons to change assumptions used in the original cash flow projection, management will obtain a new cash flow estimate and derive a new effective interest rate for the CLO investment.
The company classifies its investments in CLO loan accumulation facilities, equity securities and some fixed maturity securities as available-for-sale. These are recorded in the consolidated balance sheets at their fair value, with any unrealized gains or losses, calculated by reference to cost or amortized cost as appropriate, included as a component of accumulated other comprehensive income in the consolidated balance sheets.
CLO loan accumulation facilities are typically single-purpose, exempt companies limited by shares that invest in loans to be held for future securitization. The loan accumulation facility utilizes a non-recourse credit facility provided by a third party lender with the company’s liability limited to the funds contributed. The fair value of the loan accumulation facility is equal to its net asset value. Net asset value is based on the fair market value of cash and loans held less the funded amount of the credit facility and accrued financing, collateral management and administrative costs. Fair market values for loans held in the facility are obtained from independent pricing sources as of the close of business on the last business day of the measurement period.
The company classifies its investments in debt and equity securities held by Lloyd’s syndicates and investments in investment funds as available-for-sale. The fair value of investment funds and mutual funds are considered to be readily determinable as the respective net asset values are published and the funds stand ready to transact at the published net asset values.

Realized gains and losses on disposal are calculated on the average cost method and are included in the consolidated statements of total comprehensive income.
Sensitivity to Changes in Estimates
The company’s reported investment income is sensitive to the assumptions used in projecting the future cash flows of its CLO investments. Changes in assumptions increase or decrease the effective interest rate applied to actual cash flows received. Key assumptions used in the projection of future cash flows of a CLO investment and the effective interest rate derived from the projections include:
•
default rates of Collateral;

•
timing and amount of recovery of cash from defaulted Collateral;

•
future benchmark interest rates, including 1-month and 3-month LIBOR;

•
prepayment rates of performing loans;

•
interest spread margins for reinvestment of principal payments; and

•
amounts of cash held by the CLO and rates of return on cash.

In the nine months ended September 30, 2017, the company adjusted its projections of future cash flows for four of its held-to-maturity CLO investments. The aggregate annualized impact of the adjustments was a reduction of approximately $0.6 million of investment income per year compared to the previous cash flow forecasts. Prior to 2017, the company’s periodic assessment of projected future cash flows of its held-to-maturity CLO investments did not result in any changes to effective interest rates or overall expectations of the economic return to the company from the specific CLO investments. The changes in assumptions in the first half of 2017 resulting in the reduced expectation of future cash flows were primarily the reduction in interest spread margins for reinvestment of principal payments on Collateral. CLO market participants generally refer to the impact of reduced reinvestment spreads compared to expectations as spread compression. If spread compression in CLO securities continues, the company expects to further reduce its projections of future cash flows for its remaining five CLO investments in amounts comparable to the reduction applicable to the three investments adjusted in the first half of 2017.
Other-than-temporary impairments
The company reviews its available-for-sale and held-to-maturity investment securities with unrealized losses regularly and at each quarter end to identify other-than-temporary impairments in value, or OTTI.
For CLOs, the company performs a comprehensive review for OTTI when the market price of a CLO as reported by the company’s appointed third party valuation service is less than 90% of the CLO’s amortized cost for two consecutive quarterly reporting dates. For CLOs in unrealized loss positions that meet this criteria, the company evaluates whether the decline in value is other-than-temporary based on: (1) the extent and the duration of the decline in fair market value; (2) the reasons for the decline, including but not limited to changes in credit quality, changes in credit market conditions including credit spread widening, and/or changes in benchmark index levels or interest rates; and (3) the financial condition of and near term prospects of the issuer. If management concludes from its analysis that the future cash flows of a debt security are unlikely to recover its amortized cost, it will recognize an OTTI for the security.
When management determines that an OTTI of a CLO has occurred, the OTTI recognized in earnings is equal to the entire difference between the CLOs amortized cost basis and its fair value at the impairment measurement date. For OTTI of CLOs that meet the criteria, the company allocates the OTTI amount between the portion representing the credit loss and the amount related to all other factors. The amount representing the credit loss is the difference between the amortized cost and the net present value of the company’s best estimate of future cash flows, discounted at the original effective interest rate of the security. This credit loss amount is recognized in earnings.

The OTTI related to all other factors is accounted for as other comprehensive income (loss) for the period during which the OTTI is recognized. In the nine months ended September 30, 2017, an other-than-temporary impairment of  $1.7 million occurred. The OTTI representing the credit loss was determined to be $0.9 million which has been recognized in earnings and the $0.8 million related to all other factors has been accounted for as other comprehensive loss for the three months ended September 30, 2017.
Fair value measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In most cases, the exit price and the transaction (or entry) price will be the same at initial recognition.
Subsequent to initial recognition, fair values are based on unadjusted quoted prices for identical assets or liabilities in active markets that are readily and regularly obtainable. When such quoted prices are not available, fair values are based on quoted prices in markets that are not active, quoted prices for similar but not identical assets or liabilities, or other observable inputs. If these inputs are not available, or observable inputs are not determinable, unobservable inputs and/or adjustments to observable inputs requiring management judgment are used to determine the estimated fair value of assets and liabilities.
The company categorizes its assets and liabilities measured at estimated fair value into a three-level hierarchy, based on the significant input with the lowest level in its valuation. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to valuation techniques that use at least one significant input that is unobservable (Level 3).
The levels of fair value hierarchy are as follows.
Level 1: Valuation is based upon quoted prices for identical instruments traded in active markets.
Level 2: Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model based valuation techniques for which all significant assumptions are observable in the market.
Level 3: Valuation is generated from model-based techniques that use significant assumptions not observable in the market.
These unobservable assumptions reflect the company’s own assumptions about the assumptions market participants would use in pricing the assets or liabilities. Level 3 investments may also be adjusted to reflect illiquidity and/or non-transfer ability with the amount of such discount estimated by the company in the absence of market information. Assumptions used by the company due to the lack of observable input may significantly impact the resulting fair value and therefore the company’s results of operations.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement of the asset or liability.
The company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and the company considers factors specific to the asset or liability.
In order to determine if a market is active or inactive for a security, the company considers a number of factors, including, but not limited to, the spread between what a seller is asking for a security and what a buyer is bidding for the same security, the volume and frequency of trading activity for the security in question, the price of the security compared to its par value (for fixed maturity investments), and other factors that may be indicative of market activity.

Variable interest entities
The company accounts for variable interest entities, or VIEs, in accordance with FASB ASC 810 Topic Consolidation, which requires the consolidation of all VIEs by the primary beneficiary, that being the investor that has the power to direct the activities of the VIE and will absorb a majority of the VIE’s expected losses or residual returns.
The company determines whether it is the primary beneficiary of a VIE by performing an analysis that principally considers: (i) the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders; (ii) the VIE’s capital structure; (iii) the terms between the VIE and its variable interest holders and other parties involved with the VIE; (iv) which variable interest holders have the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance; (v) which variable interest holders have the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE; and (vi) related party relationships.
The company has determined that it is not the primary beneficiary of certain VIEs for which it holds an equity ownership interest, including a CLO loan accumulation facility and an interest in a limited liability company as it does not have both (i) the power to direct the activities of the VIE that most significantly impact the economic performance of the entity and (ii) the obligation to absorb losses of the entity that could be potentially significant to the VIE or the right to receive benefits from the entity that could be potentially significant.
The company reassesses its initial determination of whether the company is the primary beneficiary of a VIE upon changes in facts and circumstances that could potentially alter the company’s assessment.
Deferred policy acquisition costs
Costs that are directly related to the successful acquisition of new and renewal insurance and annuity business are deferred to the extent such costs are deemed recoverable from future premiums or gross profits.
Such deferred policy acquisition costs include commissions and consulting fees, costs of policy issuance and underwriting, and certain other expenses that are directly related to successfully negotiated contracts. Deferred policy acquisition costs are subject to periodic recoverability testing. The company engages an independent actuary to assist with the calculation of the amortization of the deferred policy acquisition costs.
Value of business acquired
As a result of its acquisition of USCL in 2016 and the application of purchase accounting, the company records the value of the business acquired, or VOBA, on its consolidated balance sheets. VOBA represents an adjustment to the stated value of inforce insurance contract liabilities to present them at fair value, determined as of the acquisition date. VOBA balances are subject to recoverability testing, in the manner in which they were acquired. VOBA is amortized in proportion to gross profits arising principally from investment margins, mortality and expense margins, and surrender charges, based on historical and anticipated future experience, which is updated periodically. The effect of changes in total gross profits on unamortized VOBA is reflected in the period such total gross profits are revised.
Reinsurance recoverable
Reinsurance recoverable is recognized in a manner consistent with the liabilities relating to the underlying reinsured contracts, using the same assumptions. The gross cost of reinsurance is the present value of the reinsurance cash flows.

The expected cash flows are projected using the same assumptions to calculate the estimated gross profits for deferred acquisition costs and unearned revenue. The amortization method used is a prospective method whereby the amount amortized in a given year is based on the expected gross profits for that year. All differences between actual and expected reinsurance cash flows are recognized in the consolidated statements of total comprehensive income.
Reserves for future policy benefits
The reserves for future policy benefits are based on methods and underlying assumptions in accordance with GAAP and applicable actuarial standards. Principal assumptions used in the establishment of reserves for future policy benefits are mortality, morbidity, policy lapse, renewal, investment returns and expenses. The company utilizes an independent actuary to assist in the assessment of the adequacy of its reserves for future policy benefits, on an annual basis.
The company issues variable life insurance and annuity policies. The reserve established for future policy benefits is equal to the sum of  (i) the balance that accrues to the benefit of policyholders at the date of the financial statements; (ii) amounts that have been assessed to compensate for services to be performed over future periods; (iii) amounts previously assessed against policyholders that are refundable on termination and (iv) any probable loss (premium deficiency).
Premium deficiency reserves are established, if necessary, when the liability for future policy benefits plus the present value of expected future gross premiums are determined to be insufficient for expected future policy benefits and expenses. Premium deficiency reserves do not include a provision for the risk of future adverse deviation from expected policy benefits and expenses.
The company records its estimated reserves for future policy benefits gross of any amounts recoverable under the reinsurance agreement described in note 17 to our audited financial statements included in this prospectus, which amounts are recorded separately in the consolidated balance sheets.
In the event that the company’s reinsurers are unable to meet obligations under the reinsurance agreement, the company would be liable to pay all related claims but would only receive reimbursement to the extent that the reinsurers can meet their obligations.
Insurance revenue and expense recognition
The amounts collected from policyholders for universal life insurance contracts are considered deposits and are not included in revenue.
Policy charges and fee income for universal life insurance contracts consist of cost of insurance charges, policy administration fees, asset administration fees and surrender charges that have been earned and assessed against the policyholder account balances during the period. The timing of revenue recognition as it relates to fees assessed is determined based on the nature of such fees. Cost of insurance charges and administration fees are assessed on a periodic basis and recognized when due.
Surrender charges are recognized upon surrender or partial surrender of a policy in accordance with its contractual terms. Policy administration fees are determined on either a fixed or variable rate based on the separate account asset value at the end of the relevant financial period, either quarterly or annually.
Amounts charged for origination of a life insurance contract are recognized as unearned revenues and amortized over the expected life of the contract in proportion to gross profits. Interest income on policy loans is recognized in policy charges and fee income at the contract interest rate when earned. Policy loans are fully collateralized by the cash surrender value of the associated insurance policies. The company does not establish any reserves for non-collectability of policy loans.

Establishment fees charged for the origination of immediate variable annuity contracts are deferred and recognized over the life of the contract based on the life expectancy of the annuitant at the time of the contract inception.
Claim and claim adjustment expenses are recognized when incurred.
Net premiums earned
Net premiums earned are the amount of revenue recognized in the period from the company’s non-life insurance underwriting activity. Premiums are recognized as income, net of any applicable reinsurance or retrocessional coverage purchased, over the life of the related contracts and policies. Premiums written are based on contract and policy terms, including estimates based on information received from insured parties, brokers, agents and where applicable, reinsurers. Subsequent differences between estimated and actual premium earned are recorded in the period in which the difference is determined.
Unearned premiums represent the portion of premiums written that relate to the unexpired insurance coverage period of contracts and policies in force. Unearned premium amounts are calculated on a pro rata basis, taking into account the remaining time period of contracts and policies in force.
Reinsurance ceded
In the normal course of business, the company seeks to limit its exposure to loss on any single insured life and to recover a portion of benefits paid by ceding reinsurance to third party insurers, reinsurers or other risk transfer counterparties under facultative reinsurance agreements or equivalent risk transfer contracts. Reinsurance ceded is recorded and expensed in the period in which the purchased reinsurance coverage is in effect.
Loss and loss adjustment expenses
The reserve for loss and loss adjustment expenses includes estimates for unpaid claims and claim expenses on reported losses as well as an estimate of losses incurred but not reported. The reserve is based on individual claims, case reserves and other reserve estimates reported by insureds and ceding companies as well as management estimates of ultimate losses. The Company considers various information sources to establish, corroborate and adjust the loss and loss adjustment expenses, including the UK member agent’s market reports, audited financial statements of the underlying syndicates and general industry reports.
Inherent in the estimates of ultimate losses are expected trends in claim severity and frequency and other factors which could vary significantly as claims are settled.
Net investment income
Net investment income is comprised of interest and dividend income, realized gains and losses on sales of investments, impairment losses and changes in valuation allowances net of investment management fees. Interest income is recognized as it accrues and is calculated using the effective interest rate method.
Fees and commissions that are an integral part of the effective yield of the financial asset or liability are recognized as an adjustment to the effective interest rate of the instrument.
Dividend income is recognized when the right to receive payment is established. This is the ex-dividend date for listed stocks and the notification date for private equity instruments.
The effective interest rate applied to variable distributions from CLOs is determined at the time of initial investment in the CLO. It is based on the total projected cash flow to be received from the CLO over the life of the investment. The company adjusts the effective interest rate applied when events or information about the CLO investment result in a material change to the timing and/or amount of the expected remaining cash flow.

Consolidated Results of Operations — Nine months ended September 30, 2017 and 2016
Overview
For the nine months ended September 30, 2017, we reported net income of  $1.2 million, compared to net income of  $3.9 million in the 2016 period. The 2017 results included the results of our USCL subsidiary acquired in October 2016. The 2016 results did not include the USCL acquisition. For pro forma comparison of the 2016 results including USCL, see “Unaudited Pro Forma Financial Data.”
In the first nine months of 2017, we experienced two significant, non-recurring events:
•
We recorded an other-than-temporary impairment of  $1.7 million on one of our CLO investments.

•
We recorded a valuation allowance of  $0.4 million for non-capital losses for which deferred tax assets had previously been recognized.

In the first nine months of 2016, we experienced two significant, non-recurring events:
•
We recorded a one-time restructuring charge of  $0.7 million related to the relocation of our corporate headquarters from the Cayman Islands to Puerto Rico.

•
We recorded a one-time gain of  $2.4 million from the sale of loans in our CLO loan accumulation facility in connection with their securitization and creation of a CLO.

Revenue
Total revenue increased by $0.9 million to $16.7 million for the nine months ended September 30, 2017, compared to $15.8 million in the prior period. The increase was driven by the inclusion of USCL operations, offset by a decline of  $0.2 million in net premiums earned from our P&C underwriting, from $2.3 million in the 2016 period to $2.5 million in 2017. Investment income declined by $1.7 million, from $7.4 million in the first nine months of 2016 to $5.7 million in the first nine months of 2017. The 2016 period included a one-time gain of  $2.4 million from the securitization of loans held in our accumulation facility and creation of a new CLO described above. In the third quarter of 2017, we reduced the effective interest rates of two of our CLO Equity investments to reflect current estimates of future cash flows. The reductions were attributable to weighted average spread compression and its expected effect on future cash flows.
Expenses
Total expenses increased by $3.1 million to $15.1 million for the nine months ended September 30, 2017 compared to $12.0 million in the prior period. The increase was driven by the unfavorable increase in loss and loss adjustment expenses pertaining to the company’s participation in Lloyd’s syndicates, increase in amortization of VOBA attributable to the USCL acquisition, and amortization of deferred acquisition costs related primarily to new Life Insurance business written in 2016. We also incurred a non-cash finance charge for the future installment payments arising from the USCL acquisition. The increase in these expenses was offset by a decrease of  $0.3 million of underwriting, general and administrative expenses, which included the one-time restructuring charge of  $0.7 million for the 2016 period.
Loss and loss adjustment expenses increased by $1.7 million to $3.0 million for the nine months ended September 30, 2017 from $1.3 million in the prior period. This increase is attributable to increased provisions for loss and loss adjustment expense in our P&C underwriting, attributable to hurricanes Harvey, Irma and Maria in addition to the Mexico City earthquake. We believe that our loss experience in the first nine months of 2016 was consistent with industry experience for the period.

Net Income
Net income was $1.2 million for the nine months ended September 30, 2017, compared to $3.9 million for the nine months ended September 30, 2016. Return on average equity decreased primarily due to the other-than-temporary impairment noted above to 1.3% in 2017 from 4.5% in the first nine months of 2016.
Book Value Per Share
Pro forma book value per diluted common share increased from $8.72 at September 30, 2016 to $9.02 at September 30, 2017, or 3.4%. The increase was attributable to growth in shareholders’ equity, as affected by our net repurchase of  $3.0 million of preferred and common shares in the nine month period ending September 30, 2016.
Consolidated Results of Operations — Years ended December 31, 2016 and 2015
Overview
For the year ended December 31, 2016, we reported net income of  $6.5 million, compared to net income of  $6.9 million in 2015. The 2016 results included the results of our USCL subsidiary for the fourth quarter only, as we completed the acquisition of USCL in October 2016. The 2015 results did not include USCL. For pro forma comparison of the results including USCL, see “Unaudited Pro Forma Financial Data”
We experienced three significant unusual or non-recurring revenue or expense items in 2016 and one such item in 2015:
•
In the fourth quarter of 2016, we recorded a one-time bargain purchase gain of  $1.4 million from our acquisition of USCL.

•
In the second quarter of 2016, we recorded a one-time restructuring charge of  $0.7 million related to the relocation of our corporate headquarters from the Cayman Islands to Puerto Rico.

•
In the first quarter of 2016, we recorded a one-time gain of  $2.4 million from the sale of loans in our CLO loan accumulation facility in connection with their securitization and creation of a new CLO.

•
In the second quarter of 2015, we recorded a one-time gain of  $4.7 million from the sale of loans in our CLO loan accumulation facility in connection with their securitization and creation of a new CLO.

Revenue
Total revenue for the year ended December 31, 2016 increased by $6.8 million to $24.5 million compared to $17.7 million in 2015. The increase was driven by the inclusion of the USCL operations beginning in October 2016, an increase of  $2.5 million in net premiums earned from our P&C underwriting, from $1.1 million in 2015 to $3.6 million in 2016. Net investment income increased by $0.6 million from $9.1 million in 2015 to $9.7 million in 2016. The 2016 year included realized investment gains of  $2.2 million, compared to $4.6 million of realized gains in 2015. The realized investment gains were primarily from securitizations of loans held in our CLO loan accumulation facility, which created one new CLO in 2016 and one new CLO in 2015. The realized gains from CLO securitizations reflect the interest earned by loans held for securitization, which we do not record as interest income, but instead record as a one-time gain at the end of the accumulation period.
Expenses
Total expenses for the year ended December 31, 2016 increased by $6.6 million to $17.9 million from $11.3 million in 2015. The increase was driven by increased underwriting, general and administrative expenses, increased loss and loss adjustment expenses related to higher volumes of premium earned in our P&C underwriting activity, increased amortization of VOBA and deferred acquisition costs related to our acquisition of USCL in 2016 and organic growth of new life insurance policies issued, and a non-cash finance charge related to the installment payment structure of the USCL acquisition.
Underwriting, general and administrative expenses for the year ended December 31, 2016 increased by $4.1 million to $14.5 million from $10.4 million in 2015. The increase is attributed to additional costs incurred in preparation for an initial public offering, which include increased costs for information technology, accounting and auditing, professional fees and human resources. In addition, we incurred additional costs in connection with the USCL acquisition.
Loss and loss adjustment expenses for the year ended December 31, 2016 increased by $1.3 million to $2.0 million, compared to $0.7 million in 2015. This increase is attributable to increased underwriting activity, evidenced by the increase in the volume of net premiums earned for the year. Within the loss expenses, we recorded provisions for loss and loss adjustment expenses in our P&C underwriting, attributable to multiple, non-catastrophe insured loss events. We believe that our loss experience in 2016 and 2015 was consistent with industry experience for the period.
Taxes
Income tax expenses for the year ended December 31, 2016 increased by $0.6 million to $0.2 million, compared to a tax benefit of  $0.4 million in the prior year. The increase is attributed to the company earning profits in its taxable Life Insurance subsidiary, and recording a valuation allowance of  $0.2 million for $0.6 million on non-capital losses for its taxable Business Insurance operations. We did not experience any significant change in our business mix in 2016 that would result in an ongoing, significant increase in our effective corporate income tax rate compared to prior years.
Net Income
Net income for 2016 was $6.5 million, which was $0.4 million less than the $6.9 million recorded in 2015. Return on average equity in 2016 was 7.2% in 2016, compared to 8.2% in 2015. The largest single item impacting 2016 compared to 2015 was the decrease of  $2.3 million in realized gains from our loan accumulation and CLO securitization activity. The second largest single item impacting 2016 compared to 2015 was the favorable impact of the $1.4 million bargain purchase in the fourth quarter of 2016 arising from our acquisition of USCL.
Book Value Per Share
Pro forma book value per diluted common share increased from $8.14 at December 31, 2015 to $8.99 at December 31, 2016, or 10%. The increase was attributable to net income driving growth in shareholders’ equity, as affected by our net repurchase of  $1.2 million of preferred and common shares in 2016, or approximately 1% of our average shareholders’ equity in 2016.

Results of Operations by Segment
The following summarizes our operating income, net of tax by segment for the periods indicated. Segment information for 2014 is audited, but the financial statements are not included in this prospectus (dollars in thousands):
	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2017	2016	2016	2015	2014
Income/(loss) before income tax, by segment
Life Insurance	$4,572	$6,293	$9,839	$9,084	$2,652
Business Insurance	(593)	(133)	(186)	(376)	(120)
Corporate	(2,366)	(2,345)	(3,025)	(2,249)	(1,736)
Income/(loss) before income tax	1,613	3,815	6,628	6,459	796
Net income	$1,192	$3,924	$6,482	$6,866	$951

Life Insurance
For the nine months ended September 30, 2017, compared to the nine months ended September 30, 2016, the contribution of our Life Insurance segment to net income decreased by $1.7 million. This decrease was attributable to an other-than-temporary impairment of  $1.7 million attributed to one CLO investment. Total life insurance policies in issue increased by 135 individual contracts, or 69.6%, from 194 at September 30, 2016, to 329 at September 30, 2017, primarily from the acquisition of USCL. New business written in the first nine months of 2017 was similar to the business mix in the comparable 2016 period, consisting primarily of non-U.S. persons purchasing life insurance and annuity-type contracts for wealth planning purposes. We did not experience any unusual mortality rates or cancellation rates during either period.
For the year ended December 31, 2016, compared to 2015, the contribution of our Life Insurance segment to net income increased by $0.7 million. This increase was attributable to organic growth and the acquisition of USCL, offset by the decline in one-time CLO securitization gains discussed in the consolidated results. Total life insurance policies in issue increased by 132 individual contracts, or 70.6%, to 319 at December 31, 2016 from 187 at December 31, 2015. Of the total increase, we acquired 82 policies with USCL in 2016. New business written in 2016 was similar to the business mix in the 2015, consisting primarily of non-U.S. persons purchasing life insurance and annuity-type contracts for wealth planning purposes. We did not experience any unusual mortality rates or cancellation rates during either year.
For the year ended December 31, 2015, compared to 2014, the contribution of our Life Insurance segment to net income increased by $6.4 million. This increase was attributable to organic growth and the increase in one-time CLO securitization gains of  $4.7 million. Total life insurance policies in issue increased by 31 individual contracts, or 19.9%, to 187 at December 31, 2015, from 156 at December 31, 2014. New business written in 2015 was similar to the business mix in 2014, consisting primarily of non-U.S. persons purchasing life insurance and annuity-type contracts for wealth planning purposes. We did not experience any unusual mortality rates or cancellation rates during either year.
Business Insurance
For the nine months ended September 30, 2017, compared to the nine months ended September 30, 2016, our Business Insurance adversely impacted net income by $0.9 million. This decrease was driven by an unfavorable increase in loss and loss adjustment expenses arising from participation in Lloyd’s syndicates and P&C underwriting 2017 results included a provision for loans of  ($0.3) million attributable to catastrophic events occurring in September 2017.
For the year ended 2016 compared to 2015, there was an overall improvement in the Business Insurance segment as our net loss was reduced by $0.2 million. This improvement is attributed to the acquisition of 17 captive management contracts in late 2015.

For the year ended 2015, compared to 2014, net income was adversely impacted by $0.3 million. The impact was driven by an increase in human resources as well as increased overhead costs incurred within the Lloyd’s syndicates and P&C underwriting.
Corporate
For the nine months ended September 30, 2017, compared to the nine months ended September 30, 2016, the expenses incurred by our Corporate segment were unchanged, after considering the one-time restructuring charge of  $0.7 million for the 2016 period.
For the year ended December 31, 2016, compared to 2015, the expenses of our Corporate segment adversely impacted net income by $0.8 million. This increase in expenses is attributed to additional costs incurred in preparation for an initial public offering, which include increased costs for information technology, accounting and auditing, professional fees and human resources. In addition, we incurred one-time restructuring charge of  $0.7 million related to the relocation of our corporate headquarters from the Cayman Islands to Puerto Rico for the 2016 period.
For the year ended December 31, 2015, compared to 2014, the expenses of our Corporate segment adversely impacted net income by $0.5 million. This increase in expenses is attributed to the continued costs with the restructuring of the company. These costs were primarily driven by information technology and human resources costs.
Separate account assets and liabilities
We had separate account assets and liabilities of  $1,345.9 million, $1,114.8 million and $337.8 million as of September 30, 2017, December 31, 2016 and December 31, 2015, respectively. The significant change in the separate account assets and liabilities is attributable to the USCL acquisition that resulted in an additional $555.1 million of separate account assets on the date of acquisition and subsequently increased to $729.4 million as of December 31, 2016. As of September 30, 2017, the USCL in-force book accounts for approximately 70% of the company’s separate account assets and liabilities.
Reserves for insurance liabilities
We had reserves for insurance liabilities of  $6.6 million, $3.5 million and $1.2 million as of September 30, 2017, December 31, 2016 and December 31, 2015, respectively. The significant change in the reserves for insurance liabilities is attributable to the reserves for loss and loss adjustment expenses for the company’s participation in Lloyd’s syndicates for the underwriting Years of Account 2015, 2016 and 2017. Commencing in 2015 and thereafter, the company has added one additional underwriting Year of Account. Approximately 85%, 76%, and 56% of reserves for insurance liabilities as of September 30, 2017, December 31, 2016 and December 31, 2015 are attributed to the company’s participation in Lloyd’s syndicates. In addition to the Lloyd’s syndicates, the company has reserves for insurance liabilities for several fixed annuities, which have numbered between two and three as of September 30, 2017, December 31, 2016 and December 31, 2015.
Note payable and surplus debenture
We had a note payable and a surplus debenture of  $12.1 million, $16.2 million and $0.9 million as of September 30, 2017, December 31, 2016 and December 31, 2015, respectively. The significant change in note payable and surplus debenture is the issuance of a note payable for the USCL acquisition. Under the terms of the USCL Stock Purchase and Sale Agreement, the company issued a three-year, variable principal note payable to the selling shareholder of USCL. The terms of the note require the company to make three annual payments beginning in 2017. In addition to the note payable during the fourth quarter of 2014, the company’s APCC subsidiary issued a $1.0 million surplus debenture to a shareholder. Proceeds from the debenture were used to support APCC underwriting activities at Lloyd’s for the 2015 Year of Account. The repayment amount of the debenture is linked to the final underwriting profit or loss experienced by the company for the 2015 Year of Account.

Liquidity and Capital Resources
We manage our capital to ensure that our company including all of its operating subsidiaries has sufficient cash on hand to meet all of its contractual obligations, including expected insurance claims payments and regulatory requirements for minimum liquidity amounts. Because of the long-dated nature of our Life Insurance segment’s insurance liabilities, we are comfortable investing our surplus capital in higher risk, less liquid investments that offer higher expected returns over time than more liquid investments. Our Business Insurance liabilities are shorter-dated and less predictable than the mortality risk we assume in our Life Insurance underwriting, and as such we invest the capital supporting our P&C risk in liquid, short-dated available-for-sale investments. We also limit of our risk by underwriting through Lloyd’s, where our maximum loss exposure is limited to our Funds at Lloyd’s collateral deposit of approximately $4.0 million. We have no material P&C risk that is not fully reinsured other than our Lloyd’s exposure.
At present, our favored higher risk and less liquid type of investment for our surplus is CLO Equity. We believe CLO Equity is well-matched to our insurance liabilities because, if held to maturity, the expected returns from CLO Equity at the time of investment should approximate the actual, realized returns over the holding period. The self-liquidating characteristics of CLOs are beneficial to us because we do not need to make timely sales of appreciated investments in order to realize cash returns. When performing as expected, CLO Equity investments distribute between 15% and 20% of their stated face value per year in cash. The following table sets out our CLO Equity portfolio and historical cash distributions as a percent of stated face amount (dollars in millions):
	2017			2016				2015
	30-Sep	30-Jun	31-Mar	31-Dec	30-Sep	30-Jun	31-Mar	31-Dec	30-Sep	30-Jun	31-Mar
Portfolio Face Value	$96.4	$96.4	$96.4	$92.4	$92.4	$92.4	$61.6	$58.2	$58.2	$58.2	$27.5
Cash Distributions	$2.8	$3.7	$4.1	$3.8	$3.4	$2.7	$3.2	$3.9	$1.6	$1.6	$1.7
% of Face Value	2.9%	3.8%	4.3%	4.1%	3.7%	2.9%	5.2%	6.7%	2.7%	2.7%	6.2%
We have designated our CLO Equity investments to be treated as held-to-maturity under GAAP, which limits our ability to sell a particular CLO Equity investment without reclassifying the entire held-to-maturity portfolio as available-for-sale. This additional, self-imposed limitation on liquidity for our surplus leads us to hold, at times, larger amounts of cash and cash equivalents than we reasonably need for our operations.
The most likely future event that would cause us to need to liquidate our long-term investment portfolio in a short period of time is a mass human mortality event. At present, we limit our non-reinsured exposure per individual life insured to $250,000. Because we transfer most of our mortality risk to our reinsurers, the risk to our capital and need for liquidity would likely be due the insolvency of one or more of our reinsurers. One of the reasons we are raising more capital in this offering is to provide us with an additional margin of safety to allow us to remain solvent in the event of default of one of our reinsurers. We do not believe that we can remain solvent if multiple life reinsurers fail.
If we should have immediate needs to raise cash to pay insurance claims, cover a disputed reinsurance claim, or meet any other urgent, unexpected needs, CLO Equity is usually marketable and can be sold for cash within five business days in a normal market. However, during periods of market dislocation, financial crisis, or other times of societal stress, we are unlikely to be able to find a buyer for our CLO Equity investments that will pay a price that is reasonable, or pay any price at all. We will likely realize losses if we are forced to sell CLO Equity to meet unexpected liquidity needs, as the events causing our need for liquidity will likely be the same events that cause the market for CLO Equity to become illiquid.
We have commitments to pay the seller of USCL over the next three years. The present value of the estimated future payments due in satisfaction of the promissory note as of September 30, 2017 was $11.3 million. We expect to fund these payments from internally-generated cash flows, including quarterly distributions from our CLO Equity investments. If our CLO Equity investments stop making quarterly distributions for any reason, we will need to find alternative sources of liquidity to make the required payments. Based on our current projections of future quarterly CLO cash flow payments, we should receive amounts from our CLOs significantly in excess of the remaining USCL installment payments. We have no material indebtedness other than the remaining USCL payments. In the future, we may obtain a revolving credit facility or bank line of credit to provide for any short-term liquidity needs. We believe that numerous banks and alternative lenders would provide us with sufficient credit to meet routine working capital needs including term financing to address the remaining USCL payments.
Insurance Subsidiaries’ Liquidity
Our Life Insurance subsidiaries have sufficient liquidity to meet obligations to policyholders, including reinsurance. We rely upon reinsurance to meet our death benefit obligations, and non-payment of death claims by one or more of our reinsurers would significantly strain the available liquidity and capital of our Life Insurance subsidiaries. All of our reinsurers are rated “A” category or better by a major rating agency. In addition to traditional reinsurance, we utilize non-traditional reinsurance that typically is provided by an affiliate of the purchaser of the policy. We believe that the non-traditional reinsurance structures are reliable and will not result in any situation where there is a claim on one side, and non-collectible reinsurance on the other. We do not hold any insurance reserves to cover any non-collectability of reinsurance.
Almost all of the life insurance and annuity policies that we issue are separate account policies, where the issuing insurance company does not make any return or liquidity guarantees to the policy owner. Almost all of our insurance contracts allow us to pay out policy assets in kind to the beneficiary, or to the owner in the event of an early surrender or cancellation. Because of this feature of our life insurance contracts, we do not face the risk of mass surrender that would require us to liquidate general account assets to fund payouts. Liquidity risk of assets held in our life insurance policies issued is borne by the policy owner and beneficiaries, not by us.
The expense and working capital needs of our Life Insurance subsidiaries is met by policy charges and fee income. For the first nine months of 2017, we recorded $6.5 million of policy charges and fee income net of reinsurance costs, compared to $5.9 million of underwriting, general and administrative expenses, generating approximately $0.6 million of cash before cash CLO distributions of  $3.5 million. We expect to continue to receive more cash fees and net policy charges in the future than the cash costs of operating our Life Insurance subsidiaries.
Business Insurance operates close to break-even on a cash basis, recording for the first nine months of 2017 $4.4 million of revenue compared to $5.0 million of expenses. In 2016, Business Insurance recorded $6.7 million of revenue compared to $6.9 million of expenses. In 2015, Business Insurance recorded $2.8 million of revenue compared to $3.1 million of expenses. In each of 2016 and 2015, we have contributed additional capital to our Business Insurance subsidiaries to fund expansion, working capital and collateral deposit needs. We also hold highly liquid investments at our two regulated P&C subsidiaries, which are available as a source of temporary liquidity in the event that we have unexpected claims or other calls on capital. We expect our Business Insurance segment to continue to operate approximately break-even from a cash point of view for the foreseeable future, as we invest in the growth of the division by hiring additional personnel and expanding our underwriting activity. If we are unable to continue to fund our Business Insurance segment’s growth with capital contributed from our holding company AVI, we will be forced to reduce our underwriting activity at Lloyd’s and may scale back our new business efforts in Puerto Rico and elsewhere. Some of the proceeds of this offering will be used to fund the growth of our Business Insurance subsidiaries.
We project that our overall capital expenditure needs for 2017, 2018 and 2019, including relocation of our Cayman Islands office and continuing investment in our Life Insurance policy administration system or PAS, will be less than $1.0 million in each year. This excludes any capital required to fund regulatory deposits for new insurance underwriting activity, over and above current levels.

Holding Company Liquidity
AVI is a holding company whose primary liquidity needs are for corporate expenses and dividends on shares of our common stock. The primary source of AVI’s cash flow is dividends and expense allocation reimbursements from its subsidiaries, which are expected to be adequate to fund cash flow requirements based on current estimates of future obligations. As of September 30, 2017, AVI had no financial leverage.
The ability of AVI’s insurance subsidiaries to pay dividends is limited by applicable laws and regulations of the jurisdictions where the subsidiaries are domiciled, as well as agreements entered into with regulators. These laws and regulations require, among other things, the insurance subsidiaries to maintain minimum amounts of capital, and limit the amount of dividends these subsidiaries can pay without receiving regulatory approval. We believe that our insurance subsidiaries, specifically ALAC which holds most of our investment capital, have high capacity to pay dividends or return capital to AVI in amounts necessary to fund both its obligations and optional expenditures, such as acquisitions.
Along with regulation, another primary consideration in determining the dividend capacity of our subsidiaries is the level of capital needed to maintain desired financial strength ratings from rating agencies, including A.M. Best and KBRA. If we are successful in obtaining an “A” category rating from one or more of the insurance-specialist ratings agencies, we may be reluctant to utilize our dividend capacity if it would result in a downgrade to our ratings. However, if we are to obtain an “A” category rating, it will likely be awarded based on the proceeds of this offering and the additional financial resources and liquidity provided.
We intend to pay a quarterly dividend following completion of this offering and listing of our shares on the New York Stock Exchange. We may retain a portion of the net proceeds of the offering at the holding company level to partially fund future dividends in order to avoid superfluous contributions and distributions of capital to and from our regulated subsidiaries. In general, our policy is to deploy all of our surplus capital into our insurance businesses to support underwriting risk. In the future, we expect to declare dividends from the holding company to holders of our common shares when the operating performance of our insurance subsidiaries generates sufficient earnings, on a consolidated basis, to cover the dividend.
Cash Flows
Our cash flows and cash position for the periods presented below were as follows (dollars in thousands):
	Nine months ending September 30,		Year ending December 31,
	2017	2016	2016	2015	2014
	(unaudited)
Net cash provided by/(used in) operating activities	$1,556	$95	$4,607	$1,805	$(8,807)
Net cash (used in)/provided by investing activities	(4,219)	1,805	2,527	3,609	(30,061)
Net cash (used in)/provided by financing activities	(2)	(2,951)	3,273	(4,755)	21,213
Net change in cash and cash equivalents	(2,665)	(1,051)	3,861	659	(18,195)
Cash and cash equivalents, end of period	$3,985	$1,738	6,650	2,789	2,130
Other Sources of Funding
We intend to utilize substantially all of the net proceeds from this offering to support our Life Insurance and Business Insurance operating segments.

We do not have a corporate line of credit or other committed, unrestricted financing source available to us today. We believe that if needed, we could obtain such a facility in an amount and on terms that would be favorable to us. However, any additional funding may not be available on terms favorable to us or at all, depending on our financial condition or results of operations or prevailing market conditions. See “Risk Factors — Risks Relating to Our Investment Strategy.’’
Contractual Obligations
The following table summarizes by period the payments due for our estimated contractual obligations as of December 31, 2016:
	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Operating lease obligations	$1,092	$449	$523	$120	$—
Note payable (1)	16,980	5,660	11,320	—	—
Surplus debenture	780	—	780	—	—
Reserves for future policy benefits	861	36	825	—	—
Reserves for loss and loss adjustment expenses	2,675	—	2,675	—	—
	$22,388	$6,145	$16,123	$120	$—

(1)
Payment obligations for the note payable include implied interest. Total cash payments remaining on the note payable and reported elsewhere in this prospectus are $12.8 million, which reflects the discount to present value attributable to the note payable’s non-interest bearing terms.

Recently adopted accounting pronouncement
In May 2015, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update (“ASU”) 2015-07, Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). ASU 2015-07 eliminates the requirement to categorize certain investments in the fair value hierarchy if their fair value is measured at net asset value, or NAV, per share (or its equivalent) using the practical expedient in the FASB’s fair value measurement guidance. The amendments in ASU 2015-07 are effective for financial statements issued for fiscal years beginning after December 31, 2015, and interim periods within those fiscal years. The company has separately identified the investments measured at NAV in the fair value hierarchy disclosure in its consolidated financial statements.
Future adoption of new accounting pronouncements
In November 2016, the FASB issued new guidance on restricted cash, ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. The new guidance is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years, and should be applied on a retrospective basis. Early adoption is permitted. The new guidance requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. As a result, the new guidance requires that amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The new guidance does not provide a definition of restricted cash or restricted cash equivalents. The company is currently evaluating the impact of this guidance on its consolidated financial statements.
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 320): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). ASU 2016-15 clarifies the classification of receipts and payments in the statement of cash flows. ASU 2016-15 provides guidance related to (1) settlement and payment of zero coupon debt instruments, (2) contingent consideration, (3) proceeds from settlement of insurance claims, (4) proceeds from settlement of corporate and bank owned life insurance policies, (5) distributions from equity method investees, (6) cash receipts from beneficial interests obtained by a transferor, and (7) general guidelines for cash receipts and payments that have more than one aspect of classification. ASU 2016-15 is effective for public business entities for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The company is currently evaluating the impact of this guidance on its consolidated financial statements.
In June 2016, the FASB issued new guidance on the measurement of credit losses on financial instruments ASU 2016-13, Financial Instruments — Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments. The amendments in this new guidance are effective for public entities for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, this update is effective for fiscal years beginning after December 15, 2020, and interim periods with the fiscal years beginning after December 15, 2021.
The new guidance requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial assets. The company is currently evaluating the impact of this guidance in its consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which, among other things, requires lessees to recognize most leases on-balance sheet. This will increase their reported assets and liabilities, in some cases very significantly. Lessor accounting remains substantially similar to current GAAP. ASU 2016-02 supersedes Topic 840, Leases. ASU 2016-02 is effective for annual periods in fiscal years beginning after December 15, 2019, and interim periods in fiscal years beginning after December 15, 2020. ASU 2016-02 mandates a modified retrospective transition method for all entities. The company is currently evaluating the impact of this guidance in its consolidated financial statements.
In January 2016, the FASB issued new guidance ASU 2016-01, Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities, on the recognition and measurement of financial instruments. The new guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted for the instrument-specific credit risk provision.
The new guidance changes the current accounting guidance related to (i) the classification and measurement of certain equity investments, (ii) the presentation of changes in the fair value of financial liabilities measured under the FVO that are due to instrument-specific credit risk, and (iii) certain disclosures associated with the fair value of financial instruments. The company is currently evaluating the impact of this guidance in its consolidated financial statements.
In May 2015, the FASB issued new guidance on short-duration insurance contracts ASU 2015-09, Financial Services — Insurance (Topic 944): Disclosures about Short-Duration Contracts. The amendments in this new guidance are effective for public entities for annual periods beginning after December 15, 2015, and interim periods within annual periods beginning after December 15, 2016 and other entities have a one year delay. The new guidance should be applied retrospectively by providing comparative disclosures for each period presented, except for those requirements that apply only to the current period.
The new guidance requires insurance entities to provide users of financial statements with more transparent information about initial claim estimates and subsequent adjustments to these estimates, including information on: (i) reconciling from the claim development table to the balance sheet liability, (ii) methodologies and judgments in estimating claims, and (iii) the timing, and frequency of claims. The Company has evaluated the impact of this guidance in its consolidated financial statements and will adopt the guidance in its 2017 financial statements, in accordance with the pronouncement’s transition rules.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 provides comprehensive guidance on the recognition of revenue from customers arising from the transfer of goods and services. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 also provides guidance on accounting for certain contract costs and will also require new disclosures. ASU 2014-09 will be effective for public business entities in annual and interim periods beginning after December 15, 2017. The company is currently evaluating the impact of this guidance in its consolidated financial statements.
Key Operating and Non-GAAP Measures
We include certain non-GAAP measures in our results of operations because we believe that they are important to the users of our financial statements. Specifically, we use book value per diluted share because we believe it is the single most relevant key measurement of our financial performance over time, because book value per share takes into account both the performance of the business as a whole and the capitalization structure that determines the amount of the claim held on the company’s equity by each share of stock. Book value per share is a universally accepted measurement in insurance and financial services broadly, but is specifically ignored by the U.S. Financial Accounting Standards Board (FASB) Accounting Standards Codification®. The FASB Accounting Standards Codification® or Codification is the source of authoritative generally accepted accounting principles (GAAP) recognized by the FASB to be applied to nongovernmental entities. The Codification is effective for interim and annual periods ending after September 15, 2009. The Securities and Exchange Commission requires us to calculate tangible book value per share in the Dilution section of this prospectus. (See “Dilution”). We provide book value per share and other non-GAAP measures to be useful to the readers of our financial statements. These should be considered supplementary to our results in accordance with GAAP and should not be viewed as a substitute for the GAAP measures.

BUSINESS
Overview
We are an underwriter of specialty life insurance policies for high net worth individuals, business owners and family groups worldwide. In addition, we provide P&C insurance underwriting services to small and medium-sized businesses. Our goal is to build and maintain a stable base of earnings from insurance underwriting and servicing revenue, including investment income. In our Business Insurance segment, we underwrite and service captive and other self-insurance insurance programs for clients with whom we have continuing, long term relationships. In addition to our captive insurance business, we assume property and casualty risk by participating in Lloyd’s of London syndicates. In our Life Insurance segment, we issue long-term private placement life insurance policies with stable, recurring policy charges that have predictable future loss payments based on actuarial experience. We underwrite captive insurance and PPLI because we believe these lines of business are more predictable and thus offer favorable risk-adjusted economic returns to us compared to other types of insurance business with less predictable loss experience and high rates of individual customer turnover.
Our company began operating in 1993 as a captive insurance services provider in the Cayman Islands. We entered the life insurance business in 1998, expanded captive insurance services to the United States in 2002 and life insurance to Puerto Rico in 2009. We recapitalized in 2013 to obtain balance sheet capital to support our insurance operations. Using part of the proceeds from capital raised from private investors in 2013 and 2014, we launched our CLO investment strategy managed by GSO. The company’s predecessor, AIH, was merged with and into the company in 2016. In 2016, we relocated our headquarters to Puerto Rico and acquired USCL, our largest Puerto Rico-based competitor in life insurance. We also launched our internal banking capability, AIBC, in 2015. The purpose of this offering and associated listing of our shares on the New York Stock Exchange is to raise additional balance sheet capital to support growth and to provide liquidity for investors who want to buy or sell our shares.
We are headquartered in Puerto Rico, where we operate within the International Insurance Center framework of insurance and tax laws. Puerto Rico created its International Insurance Center to induce insurance and reinsurance companies to establish operations there that they would otherwise choose to locate in traditional insurance domiciles such as Bermuda, the Cayman Islands or Switzerland. Prior to relocating to Puerto Rico in 2016, our headquarters was in the Cayman Islands, where we continue to have a significant business presence. We believe that our Puerto Rico location offers significant benefits for our business, including customer preferences for purchasing insurance from companies governed under U.S. law and the low corporate income tax rate applicable to us due to our participation in Puerto Rico’s economic incentive programs. We also believe that Puerto Rico offers competitive advantages for attracting Latin American HNWI clients because of language and historic cultural ties Puerto Rico has within the region.
We have chosen Puerto Rico and the Cayman Islands as corporate domiciles for our subsidiaries that assume insurance risk because they offer low tax rates compared to the United States and other countries. Our consolidated current income tax rate in 2016 was 2% of income before income tax and in 2015 it was 0%. In Puerto Rico, our operating subsidiaries pay corporate income tax at a rate of 4%. Our Cayman Islands companies pay no corporate income tax. Our U.S. and UK subsidiaries pay full corporate income taxes, and one of our Puerto Rico subsidiaries has voluntarily elected to pay full U.S. corporate income taxes under Section 953(d) of the Internal Revenue Code in order to exempt its clients from the federal excise tax imposed on the purchase of foreign life insurance by U.S. tax residents. Overall, we expect that absent any significant changes to tax law in Puerto Rico or the Cayman Islands, our effective corporate income tax rate in future years will be consistent with past years.
To facilitate management of our different lines of insurance business, we have three reporting segments: Business Insurance, Life Insurance, and Corporate. Business Insurance is all other revenue-generating activity, including some reinsurance for human morbidity related to accident and illness. Life Insurance includes all activity related to the provision of insurance for human lives. Our third segment, Corporate, administers our holding company structure and services the capital requirements of our operating subsidiaries. The segmenting of our business for financial reporting purposes is consistent with the way our board of directors oversees our activities and the organizational structure and reporting lines of our management team.
We have developed the organizational and operating infrastructure required to grow our business meaningfully. As of September 30, 2017 we had 40 full-time employees and 3 full-time consultants operating seven licensed insurance subsidiaries located in Puerto Rico (4 licensees), the Cayman Islands (2 licensees) and United Kingdom (1 licensee). We also operate one risk transfer business in the United States which is not licensed as an insurance carrier.
Including the pro forma effect of the USCL acquisition, our company generated $26.8 million of total revenue in 2016 and $21.8 million in 2015, including net investment income of  $9.7 million and $9.1 million for each year. See “Unaudited Pro Forma Financial Data.” Separate account assets, a GAAP balance sheet measurement of the volume of our life insurance business, increased from $338 million in 2015 excluding USCL to $1,115 million at the end of 2016, including USCL. Business insurance revenue grew to $6.7 million in 2016, an increase of  $3.9 million or 139% over 2015. We have grown our business recently without the benefit of a favorable financial strength rating from an insurance rating agency such as A.M. Best or KBRA. We believe that we will sell more life insurance and attract more captive insurance clients if we can obtain an “A” category rating from a respected source. We intend to apply for one or more financial strength ratings upon the completion of this offering and the contribution of most of its proceeds to our operating subsidiaries that would be individually rated.
Our insurance liabilities are backed by investments in corporate loans and CLO securities representing interests in diversified pools of corporate loans. We invest in the corporate loan asset class because we believe that the long term outlook for their performance is favorable due to (1) the security offered by their senior claim on the borrower’s assets reduces the severity of any default, and (2) the floating rate nature of interest payments reduces risk of volatility in the value of our loan investments. Because corporate loans and CLOs are self-liquidating investments and return principal to us over time, we use a buy-and-hold strategy that does not rely upon active trading of investments to deliver returns to us. The periodic cash flow we receive from our loan investments provides us with the liquidity needed to pay routine insurance claims, after amounts recovered from reinsurers. We believe that the continuing need of companies to borrow money and the secondary market for corporate loans and CLOs will provide us with multiple avenues for reinvestment of cash flows not used to pay insurance claims or otherwise use directly in our insurance businesses.
To facilitate our access to the market for loan and CLO investments, we have engaged GSO to serve as our external investment adviser. GSO also serves as Collateral manager for six of the eight CLOs we own, and would continue to manage the Collateral held within these CLOs irrespective of any termination of their investment advisory services provided to us. As of September 30, 2017 GSO managed over $99 billion of credit investments, including over $20 billion of CLOs. Our Chief Investment Officer and Chief Executive Officer have extensive experience in corporate finance, leveraged loans and CLOs that enables us to benefit from GSO’s extensive market access and investment experience, but on favorable terms compared to other insurance companies that have exclusive, long-term outsourced investment management arrangements with related parties.
We measure our success by the total economic return to shareholders as demonstrated by growth in book value per common share, plus any dividends paid. In the year ended December 31, 2016, our pro forma book value per diluted share increased from $8.14 to $8.99 or 10%. In the year ended December 31, 2015 our pro forma book value per diluted share increased from $7.79 to $8.14 or 4%. Book value per share is a non-GAAP measurement dividing total shareholder’s equity by diluted total shares outstanding as of the measurement date, taking into account the proceeds from exercise of warrants. We believe book value per share is the statistic that most closely measures our financial results for shareholders because it takes into account our net income, unrealized gains and losses in investments, and changes in capitalization from share issuance and repurchases. We manage our business with the goal of growing book value per share over time by: (1) selecting underwriting risks that we expect to deliver total premiums and fees paid to us that exceed direct administrative costs and paid losses to policy beneficiaries; (2) purchasing investments with predictable timing and amount of cash flows that match the liquidity needs of our underwriting businesses; and (3) locating our underwriting activity and investments in places where our tax expense is lowest.
We are raising capital because we believe that we can grow book value per share at a faster rate and with less risk than if we continue with the amount of capital we have as of now. A more substantial capital base should allow us to increase our underwriting revenue by helping us attract new clients, and to retain profitable insurance risks that we would otherwise reinsure. New capital should also improve our potential to receive a favorable financial strength rating from A.M. Best or KBRA. See “Use of Proceeds.”
Global Private Wealth Trends
The number of HNWIs globally continues to grow. We believe that many individuals and family groups that have recently acquired significant liquid wealth or that will become wealthy in the near future will adopt wealth planning strategies that address one or more commonplace desires of HNWIs and family groups, including:
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Desire to Emigrate to the United States.   Many newly wealthy individuals or children of wealthy individuals in emerging market nations seek to emigrate to the United States. Our PPLI policies are highly useful to both protect family-owned assets during and after the emigration process, and may minimize the tax impact of becoming subject to U.S. federal income tax on global-source income.

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Desire to Manage Risk and Protect Assets.   Individuals and families who attain HNWI status, as opposed to those who inherit wealth, usually take steps to minimize the risk of losing HNWI status. Our PPLI policies and captive insurance strategies may help HNWI families and business owners manage a broad range of risks, including risks of confiscation or legal expropriation of financial assets. In particular, PPLI and captive insurance may provide a legal and tax compliant framework for positioning wealth in jurisdictions where it is not subject to seizure and is not exposed to double taxation.

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Desire to Maintain Privacy.   In many countries, public knowledge of HNWI status causes personal security risks including kidnapping and ransom, and financial risks including theft, extortion, blackmail, and imposition of extralegal taxes. Because our PPLI policies are subject to privacy laws and requirements, and allow the family members who create and control wealth to structure its transfer to successive generations without immediate disclosure to recipients or third parties, we believe many HNWI individuals will seriously consider utilizing insurance as a prominent feature of their wealth planning.

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Desire to Legally Minimize Personal Taxes.   In general, people who obtain wealth prefer to pay the minimum required amount of tax on economic gains creating their wealth, and subsequent taxes on income generated by the financial assets which denominate the wealth. Also, in locations that impose a direct tax on financial wealth in addition to income taxes, many individuals seek to legally avoid having the value of their financial assets eroded by wealth taxes. PPLI and captive insurance are widely recognized as legal and substantive wealth planning techniques, and have favorable tax treatment in many jurisdictions. As tax loopholes and avoidance structures are eliminated or made less effective by new laws and regulations, PPLI and captive insurance should have less competition from other structural alternatives.

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Desire to Legally Minimize Corporate Taxes.   Many HNWIs and family groups hold their wealth through ownership of operating businesses. These businesses may often reduce their current tax burden through provisions of applicable tax laws by using self-insurance techniques such as captive insurance. We believe that insurance structures such as captive insurance companies managed by a reputable service provider such as us that underwrite true insurance risk will continue to be used by companies owned by HNWIs and family groups.
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Desire to Avoid Offshore Domiciles.   Historically, many HNWIs have utilized financial institutions and/or corporate structures located in island and other domiciles including Bermuda, British Virgin Islands, Cayman Islands, Cook Islands, Guernsey, Isle of Man, Jersey, Liechtenstein, Malta, Monaco, Panama and Switzerland to hold their financial wealth. Some of these domiciles have fallen out of favor with many HNWIs because of bad publicity and association with money laundering activities of corrupt government officials, political officials and business executives. We believe that insurance structures such as PPLI issued by a reputable insurance company located in a U.S. territory do not have the stigma associated with corporate structures in certain other offshore domiciles.

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Desire for Simplicity and Structural Transparency.   We believe that many HNWIs prefer simplicity in their wealth planning strategies when offered a choice between various wealth planning alternatives. Compared to complex trust and corporate structures, we believe PPLI can be perceived as straightforward and transparent. We have observed HNWIs selecting PPLI as a replacement for opaque corporate layers and multiple trust structures, with associated high operational costs and unknown risks of future taxation and anti-privacy trends.

Industry Trends and Opportunities
Within our industry, our strategy is to grow our business by offering insurance products and services that have favorable demand outlooks and by competing with larger companies that have structural obstacles or legacy business that reduces their ability to respond to market demand. We have designed our business in response to the overall insurance industry environment today and for the direction that we expect it to follow in the future. Specific insurance industry trends that we observe, and our plans to take advantage of those trends, include:
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Growing Demand for Insurance-based Wealth Protection Products.   We believe that the growth in the number of HNWIs globally will result in increased demand for captive insurance management services and PPLI products because we anticipate that HNWIs will increasingly pursue insurance-based solutions for risk financing, risk transfer and estate planning purposes. Rising tax rates and lower interest rates have meaningfully reduced the amount of after-tax investment income earned by owners of capital, which combined with volatile stock market performance has caused investors to seek alternative strategies to manage their business ownership interests and financial investments. We believe that our PPLI products are ideally suited to meet this growing demand.

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Growth of Captive Insurance.   Captive insurance companies are now entering their fourth decade of widespread acceptance as a standard business practice in the United States, and risk financing benefits provided by captive insurance are being adopted by small and mid-size companies that previously would not have considered using a captive insurer. According to industry data sources, the number of captive insurers worldwide increased from approximately 4,000 in 2002 to approximately 7,000 in 2016. We expect future industry growth to come from continuing penetration of captives into corporate risk management programs, especially for smaller and medium-sized companies. We believe that our efficient operating platform and high levels of client service will allow us to compete successfully with larger, more established competitors to win management and services business for newly created captive insurance companies.

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Conditions Favoring New Market Entrants.   Many of the largest companies in the insurance industry have been and continue to be severely challenged by the effects of the financial market crisis of 2008 and the ensuing low interest rate environment that has reduced their investment income. Large competitors are selling lines of business, or exiting certain businesses altogether. We believe consumers of insurance products and services who have previously relied on company size or credit ratings are now more selective, and are willing to consider well-capitalized new companies with more transparent balance sheets than is typical of the large established companies. We believe that our simplified capital structure, absence of legacy liabilities, and ability to provide asset segregation and other collateralization of our liabilities to our clients will help us to gain business from clients who would otherwise purchase insurance products and services from larger, more established companies.
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Low Interest Rate Environment.   A key component of any insurance business is the investment returns earned on the company’s reserves and surplus. The ongoing low interest rate environment has increased the economic cost of insurance because of the reduced benefit from low-risk or risk-free investments such as investment grade corporate and government bonds. In addition, downgrades in credit ratings of many government issuers, including the United States, highlight the increased relative risk of holding government bonds in an insurance company portfolio. This creates an opportunity for companies such as us with a differentiated investment strategy to outperform companies choosing to, or required to, continue with traditional insurance company investments. We believe that our CLO investment strategy is capable of outperforming traditional insurance investments over a multi-year time period, which will support the growth of our insurance business without requiring dilutive capital raises or lowering underwriting standards to earn incremental premium, which may lead to higher future loss expense.

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Global Competition in Corporate Tax Rates.   Many companies now recognize the benefits of choosing headquarters locations and corporate domiciles in low-tax countries. More companies of all sizes are operating globally, with operations, customers, suppliers and shareholders spread across many different nations. High corporate tax rates in the United States have led companies to relocate to other, lower-tax jurisdictions, or to manage their non-U.S. revenue and income to minimize their U.S. corporate income tax liability. We believe that our Puerto Rico domicile will help us to compete with other companies located in high tax areas, as we will be able to offer broadly similar products and services at a lower all-in cost to the client.

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Preference for Investment Transparency.   Investors in financial services companies and financial services products have experienced unexpected losses due to fraud or risks that were not visible to investors, or in some cases to company management. Investors in large banks and insurance companies are unable to know, with certainty, what risks the companies are taking based on public disclosures. In order to understand the risks associated with a particular investment or investment product, and to protect against potential fraud, investors are choosing companies and products with high levels of transparency and in the case of investment products, security of the invested assets. We believe that our simplified capital structure, focused investment portfolio and segregated asset custody arrangements for our captive insurance clients and PPLI policies will continue to be attractive to our existing and potential clients.

We intend to take advantage of the growing acceptance of our core insurance products and underwriting services offerings among our prospective clients by using the proceeds of this offering to support our growth. Importantly, the capital we raise in this offering and potential future financing transactions will help us grow by demonstrating to prospective clients that our business is strong, well-capitalized and enduring.
Business Insurance
Our financial goal within Business Insurance is to make a positive operating margin on the underwriting services we provide to captive insurance clients and to make a positive underwriting return on our Lloyd’s syndicate participations commensurate with the capital exposed to loss.

Lloyd’s Underwriting
We underwrite P&C insurance and reinsurance by participating in syndicates operating at Lloyd’s of London, or Lloyd’s. We participate in 5 individual Lloyd’s syndicates, with no single participation exceeding 5% of the total syndicate underwriting capacity. In 2016, we underwrote $3.6 million of net premium at Lloyd’s compared to $1.1 million in 2015. We have issued an insurance-linked security to one of our clients representing a quota share participation in our underwriting. Our total potential losses from our Lloyd’s underwriting are limited to $4.0 million, which is the amount of our regulatory deposit held by Lloyd’s. We utilize a third party manager, Hampden Agencies Ltd., or Hampden, to oversee our Lloyd’s business. Hampden assists us with securing capacity with Lloyd’s syndicates for each underwriting period, known as a Year of Account, and monitors the performance of each syndicate where we participate. We pay Hampden a fee for this service that increases based on the success of our underwriting.
Lloyd’s separates underwriting activity by Year of Account, which is a specific underwriting period related to risks originally assumed within a calendar year. Because many individual risks assumed during a calendar year extend into the next calendar year and beyond, Lloyd’s measures its underwriting results based on the vintage year of the underwriting, not the year in which a premium is earned for accounting purposes or a claim is paid. Lloyd’s requires its underwriting syndicates to settle all economic results for a particular Year of Account in the fourth year of the underwriting. As such, we expect to complete the 2015 Year of Account underwriting in 2018, and subsequent years on a like schedule. We rely upon estimates, including estimates used in audited financial statements of the syndicates, to account for the premiums we earn and loss expenses we incur during the underwriting period of the Year of Account, before final settlement. This underwriting approach utilized by Lloyd’s limits both the amount of risk we assume to the value of our collateral deposit, and limits the time period when we have underwriting uncertainty for a particular risk to no more than four years. In the past, Lloyd’s and other insurance markets required participants to underwrite unlimited liability with open-ended time exposure.
In addition to underwriting for our own account at Lloyd’s, we facilitate access to third party risk for our captive insurance clients. This access can come in the form of insurance-linked securities issued by our subsidiaries that transfer risk on a quota-share, proportionate basis, or facilitation of direct participation alongside us in syndicate risks, on a fee-for-service basis. We believe that over time, our captive insurance clients will increasingly utilize third party risk from traditional insurance markets to diversify the self-insurance risks they assume.
The following table sets out our Funds at Lloyd’s, underwriting capacity for each Year of Account, and the number of individual syndicate participations for the years 2015-2017 (dollars in millions):
	Lloyd’s Year of Account
	2017 (2)	2016 (3)	2015 (4)
Funds at Lloyd’s	$4.0	$3.9	$3.8
Underwriting Capacity (1)	$3.9	$4.9	$5.2
Number of Syndicate Participations	5	7	7

(1)
Maximum amount of premium allowed to be accepted for the Year of Account.

(2)
British Pound converted to United States Dollars at £1.00 to $1.285 for 2017.

(3)
British Pound converted to United States Dollars at £1.00 to $1.355 for 2016.

(4)
British Pound converted to United States Dollars at £1.00 to $1.520 for 2015.

Captive and Insurance Management Services
We organize and manage captive insurance companies on behalf of their owners and/or insured parties, usually small and medium-sized businesses and professional services organizations located in the United States. Captives are bona fide insurance or reinsurance companies formed by a business or groups of businesses to finance certain risks that would otherwise be self-insured or insured by unaffiliated carriers. By utilizing a captive insurance structure, a business owner can benefit by paying a lower all-in cost compared to purchasing traditional insurance, or not purchasing any coverage. Sponsors of captive insurers typically retain the services of a licensed or regulated captive manager such as our subsidiaries AIMCL, AIMUSA or AIS because of the complex nature of operating an insurance business. Our captive underwriting services enable smaller companies to access the financial benefits of self-insurance underwriting programs that historically have been available to large companies.
As a longstanding manager of captive insurance companies, we have the experience, knowledge and technical ability to provide all of the insurance management services required by the owner or sponsor of a captive insurer. This capability includes in-depth knowledge of insurance coverages and policy forms, a thorough understanding of reinsurance, as well as administrative and accounting expertise. In addition to our proven knowledge and experience, we believe our clients benefit from what we feel is our good reputation with insurance regulators in Puerto Rico, the Cayman Islands and our U.S. domiciles. We believe that many of our clients select us because of our good reputation, and the reasonable belief that the high quality of our services provided to existing clients will extend to new business as well.
In addition to managing captive insurance companies on behalf of their owners, we form and manage other insurance-related entities such as risk retention groups, or RRGs, and risk purchasing groups, or RPGs. The legal structures and regulation of RRGs differ from a captive insurance company but many of the administrative and operating functions are similar. Because the functions are similar, the descriptions of our services for captives may also be applied to RRGs and RPGs. See “Business — Overview.”
Business Insurance Marketing
Our captive and company management business in the U.S. markets directly to clients through traditional prospecting methods, including referrals and direct solicitation. We also cultivate relationships with lawyers, accountants, business advisors and other intermediaries to source qualified leads on potential new clients. In the past, we have advertised in trade magazines and attended industry conferences as sponsors and presentation speakers. Our future plans include utilizing targeted internet advertising and expanding our direct calling efforts from our locations in Charleston, South Carolina and Scottsdale, Arizona. We believe AIS and AIMCL market their products and services to prospective clients in material compliance with all applicable regulations and limitations imposed by our multi-national corporate structure and the limitations imposed on their activities by virtue of their locations in Puerto Rico and the Cayman Islands, respectively.
Client Services for Captives
We maintain offices in Charleston, South Carolina; Scottsdale, Arizona; Grand Cayman, Cayman Islands; and San Juan, Puerto Rico that are each capable of providing a full range of captive insurance management services to clients. These services typically include preparing feasibility studies for applicability of self-insurance, initial formation of captive insurance companies, ongoing provision of corporate accounting and finance services, and policyholder services including claims payment and adjustment. In general, we will maintain all reasonable and necessary records and accounts as may be required or appropriate in the normal course of the business and in order to comply with any laws or regulations of the relevant jurisdiction(s), as required. The financial statements of the captive will include records of the insurance and reinsurance transactions, income and expenses of the captive prepared in accordance with GAAP, as applicable to the business of insurance and reinsurance. We then ensure that the captive insurer submits all required annual regulatory filings, premium tax returns and other documentation required by the relevant domicile(s). In addition, we provide the captive owner with financial statistics to enable the owner to monitor the financial performance of the captive.

To effectively form and manage a captive insurance company, our typical scope of services for a captive insurance client includes:
Initial Program Development.   We assist potential clients with evaluation of captive insurance programs and other risk management activities, and seek to be engaged as the captive manager for the client if the use of a captive or other risk financing technique is appropriate. In order to determine whether or not a captive structure is useful for a prospective client, the client’s business usually commissions a feasibility study from a third party expert to evaluate the costs and benefits of forming and using a self-insurance program. This study takes into account all relevant information, including expected future growth and potential for cost savings, capital efficiency, and the company’s overall risk management strategy. Prospective corporate sponsors of captives invest in these studies and other up-front efforts to evaluate captives because of the long-term commitment required in order for a captive to make economic sense for a sponsor. When the prospective client elects to move forward with forming a captive, our team seeks to be engaged as the captive manager through a management services agreement with the client.
Corporate Formation Services.   In addition to the insurance aspects of captive company management, our services also include all required execution steps to establish and operate the legal entities that comprise a captive structure. Services typically include overseeing drafting of the captive’s constitutional document, provision of a registered office, and admission of new members of the captive company and the issuance of new shares. We work with a network of experienced attorneys who can provide these and other legal services to our clients at what we believe are cost-effective rates.
Corporate Governance Services.   We provide or oversee all of the required corporate governance processes of the captive insurance companies that we manage. Our goal is to ensure that all of the required information for effective captive insurance company governance is presented clearly and the client’s time is used efficiently. We perform or oversee services including maintenance of company secretarial and legal records, including minutes of all meetings, appointments of directors and officers, statutory filings, board resolutions, annual return fee and insurance license fee submission and declarations. We also organize board meetings and materials, prepare statistical and other reports for the captive company’s directors and shareholders, and otherwise endeavor to ensure efficient, proper and compliant corporate governance.
Ongoing Administration.   Our operational responsibilities following establishment of a captive insurer typically include preparing and executing insurance and reinsurance policies, and related binders and endorsements. We also maintain records of insurance and reinsurance transactions, establish appropriate reserves, bill and collect premiums, bind and pay for reinsurance coverage, manage claims, and work with any related brokers, consultants, advisers or intermediaries. A key role that our staff performs for captive insurance clients is preparation of quarterly and annual financial statements, managing audit processes, and preparing and filing all required regulatory submissions for each captive insurance company.
Underwriting.   We underwrite and price captive insurance risk for our clients in accordance with industry standards and applicable laws and regulations. The laws of all captive insurance domiciles where we conduct business require professional underwriting of all risks placed into captive insurers. We also provide a valuable service to our clients by ensuring that their captives are managed to be fully compliant with all applicable tax code requirements; however, we do not provide tax advice to our clients and we require our clients to obtain competent third-party tax advice from a reputable accountant or attorney. Also, when a captive purchases reinsurance, we facilitate the reinsurer’s re-underwriting and file review of the insurance policies written by the captive.
Claims.   Similar to underwriting, we manage the claims function of a captive insurer along standard industry practice with true adjustment and administration on a professional, arms’ length basis. Because claims paid without proper documentation and supporting information will jeopardize the tax and accounting benefits derived from use of a captive insurer, clients rely upon us to maintain fully organized and documented claims records. In our role as captive manager, when claims arise we will usually coordinate the professional independent adjusters, legal counsel or dispute resolution services, reinsurers, and other third parties required to settle the claim. In addition, we review, validate, monitor and report claims for each captive insurer as a normal and routine part of our business.
Investment Management.   Captive insurance companies are generally required by law and accepted practice to invest their funds in a prudent and reasonable manner appropriate for the risks taken in the insurance portfolio. We provide administrative support for a captive insurer’s investment management program, but we do not select investments or otherwise engage in any investment management activities. Our administrative functions generally include securing bank accounts and investment accounts for the captive; drafting investment guidelines and/or investment policy statements appropriate for the type of insurance written; preparation of cash flow projections and other asset/liability management studies needed to execute an effective investment strategy; and liaising with third party investment managers retained to manage the captive’s investment assets. We do assist our clients with posting of letters of credit, bonds or other collateral required as part of the normal course of business for the captive.
Financial Statement Preparation.   We prepare financial statements for the captive insurance companies that we manage. Many of our employees in our Business Insurance division hold accounting credentials and certifications, and prepare income statements, balance sheets and statements of cash flows for managed companies in accordance with GAAP, or International Financial Reporting Standards. In addition, for U.S.-domiciled captives, we prepare financial statements in accordance with statutory accounting principles established by state regulators. We typically work closely with the accounting staff of our clients in order to prepare and deliver accurate financial statements that are required by the client auditor and insurance regulator, within the time period allowed.
Risk Pooling Services
Most of our captive insurance clients in the United States seek to have their captive insurance companies qualify as bona fide insurance companies under all applicable laws and regulations, including tax regulations and legal rulings. In general, a captive insurer qualifies as a bona fide insurance company if 50% or more of its insurance portfolio consists of third party risk unrelated to the owner of the captive. Many captive insurance companies achieve this requirement to assume third party, unrelated risk utilizing an insurance transaction structure known as a risk pool. The purpose of the risk pool is to facilitate the exchange of risks among a number of similarly situated captive insurance companies. Typically, a captive will participate in a risk pool by purchasing reinsurance from a risk pool on a portion of its risks, and then will transfer a like amount of its own risks assumed to the risk pool.
We provide risk pooling services to our Business Insurance clients through Harbor Risk Pool Association, or HRPA, an independent nonprofit risk pooling association licensed and operating in Arizona that is managed by us. We do not retain any of the risk exchanged among our clients using this pool. We also provide risk diversification to our clients through participation in Lloyd’s syndicates. This does not require a captive insurer to transfer out any of its self-insurance risk in order to comply with applicable U.S. and state laws and regulations as a bona fide insurance company. In the future, we may expand our risk pooling services and activity to include on-balance sheet underwriting for our own account of certain risks of our captive insurance clients. In general, this would require us to obtain an “A” category rating from one or more recognized credit rating agencies, such as A.M. Best or KBRA.
Reserves for Business Insurance
We establish reserves for our underwriting activity at Lloyd’s. In addition to the reserve amounts, we collateralize our insurance underwriting at Lloyd’s with a regulatory deposit in the form of Funds at Lloyd’s that is available at all times to make good on our pro rata share of any claims paid by the syndicates we participate with in underwriting. Our economic exposure to Lloyd’s risk is limited to the amount of the regulatory deposit. We do not have significant reserves held against expected future claims to be paid in our other operations. This is because, to date, we have not participated meaningfully in the risks our clients transfer or finance using captive insurance companies. We do have indirect risk that is not reserved for our clients utilizing structures known as protected cell captives within our two licensed P&C insurance subsidiaries, APCC and ABIC. Currently, APCC and ABIC provide clients with segregated protected cell captive insurance structures, known as “rent-a-captive” facilities. Our underwriting activity with APCC and ABIC may require us to accumulate a reserve for certain events related to the activities of our clients. For example, if a protected cell captive purchases reinsurance and the reinsurance counterparty defaults on its obligations to the protected cell, we may be required to fulfill the defaulted reinsurer’s obligations to our client. Also, we may choose to participate in certain risks held in the protected cells, if we believe that the returns offered are meaningfully in excess of our underwriting return goal. These underwriting activities and others will require us to reserve for expected future losses. We intend to deploy a portion of proceeds from the offering to increase the capital base of our Business Insurance segment. See “Use of Proceeds.”
Our reserving philosophy is, and will continue to be, to reserve to our best estimates of the actual results of the risks underwritten. Our senior management reviews our reserving estimates on a quarterly basis to determine if any adjustment is required in order to meet our estimated future obligations. For underwriting other than Lloyd’s, we reserve on a transaction by transaction basis. For any underwriting transaction requiring us to retain significant insurance risk, we engage outside actuaries to review our estimates for completeness and accuracy. Due to the use of different assumptions, accounting treatment and loss experience, the amount we establish as reserves with respect to individual risks, transactions or classes of business may be greater or less than those established by our clients or reinsurance counterparties. Reserves may also include unearned premiums, premium deposits, profit sharing earned but not yet paid, claims reported but not yet paid, claims incurred but not reported, and claims in the process of settlement. See “Risk Factors — Risks Relating to Our Insurance Underwriting.”
Reserves do not represent an exact calculation of liability. Rather, reserves represent our estimate of the expected cost of the ultimate settlement and administration of the claim. Although the methods for establishing reserves are well-tested, some of the major assumptions about anticipated loss emergence patterns are subject to unanticipated fluctuation. We base these estimates on our assessment of facts and circumstances then known, as well as estimates of future trends in claim severity and frequency, judicial theories of liability and other factors, including the actions of third parties, which are beyond our control.
Collateral Arrangements and Letters of Credit
We are not licensed or admitted as an insurer or reinsurer in any jurisdiction other than Puerto Rico and the Cayman Islands. HRPA is licensed to do limited insurance business in Arizona and Montana. Many jurisdictions such as the United States do not permit insurance companies, including captive insurance companies and risk retention groups, to take credit for reinsurance on their statutory financial statements if such reinsurance is obtained from unlicensed or non-admitted insurers, unless the coverage is backed by appropriate collateral. As a result, we anticipate that future growth in our U.S. risk management services business will require us to provide collateral for certain types of client solution structures that we may provide. For example, we may assist a client with its business expansion into a new state that requires posting of a surety bond or letter of credit in order to use its existing captive insurance company to provide health insurance coverage. As a service to our client, we would post a letter of credit on their behalf, and would charge the client an appropriate fee for this service. Today, we obtain letters of credit from major international banks on a transactional basis. Our ability to obtain letters of credit on commercially acceptable terms will affect our ability to implement our business strategy. See “Risk Factors — Risks Relating to Our Insurance Underwriting — Our failure to obtain letters of credit on commercially acceptable terms as we grow could significantly and negatively affect our ability to implement our business strategy.”

Compliance
Our Business Insurance operations are subject to complex compliance requirements arising from insurance-specific and general financial services regulations. ABIC is regulated in Puerto Rico by the OCS and APCC is regulated in the Cayman Islands by CIMA. Our services businesses, AIMCL and AIMUSA, are also regulated. In addition to managing our own compliance, we also have responsibility for ensuring that our captive insurance clients and the insurance entities that we manage for our clients operate within all applicable laws and regulations. Insurance regulations are complex, and vary by jurisdiction. We manage captive insurance companies in international jurisdictions including Belize, the Cayman Islands and Puerto Rico. In the United States, states where we manage captive insurance structures or otherwise have regulatory relations include Arizona, Delaware, Montana, Nevada, Pennsylvania, South Carolina, Tennessee and Vermont. We manage the compliance requirements for our Business Insurance clients by employing experienced insurance professionals to perform all of the required functions and tasks to operate captive and other insurance structures within all applicable laws, rules, regulations and other externally imposed requirements. We believe that our relationships with regulators in all of the jurisdictions where we have operations are on good terms and that our reputation among regulators is favorable.
In addition to insurance regulation, our Business Insurance operations are subject to requirements for AML, CDD and KYC compliance under obligations imposed on us under one or more competent regulatory authorities or regimes including BSA, CIMA, FATF, FinCEN, FIO, OCIF, OCS, OFAC and others. We employ full-time compliance professionals to help ensure that we and our clients operate in material compliance with all applicable laws, rules and regulations.
Competition in Business Insurance
We compete within the broad risk management services industry, which is large, mature and highly competitive. Our competition includes insurance brokers such as Aon, A.J. Gallagher, Lockton Companies, Marsh Inc., Willis Group and others. It also includes traditional insurance companies such as, AIG, CNA, The Hartford, St. Paul Travelers, Liberty Mutual and others. Reinsurers with primary insurance divisions include Chubb, Allianz, AXA, Berkshire Hathaway, Hannover Re, Munich Re, Swiss Re, Zurich and others. We also compete against many smaller companies that provide similar products and services to ours, including subsidiaries of larger insurers and brokers. Almost all of the larger and many of the smaller competitors are more established and better capitalized than our company. In order to compete with these businesses, we rely upon our reputation in the captive management business, the relationships of our key employees and contractors, the cost-effective products and services we offer, and to a lesser extent, favorable market forces.
We believe that our highly experienced team with its history of quality service and product innovation in creating insurance-based solutions to our clients’ needs will allow us to continue to be successful in competing with more established companies. See “Risk Factors — Risks Relating to Our Insurance Underwriting — If we lose or are unable to retain our senior management and other key personnel and are unable to attract and retain qualified personnel, our ability to implement our business strategy could be delayed or hindered, which, in turn, could significantly and negatively affect our business.”
Revenues and expenses
We began underwriting at Lloyd’s in 2015. As a result of the reserves established for the first year of our operations within Lloyd’s, we incurred operating losses in 2015 and again in 2016. Similarly, our investment in new people and markets in captive management reduced operating income from North American business. The following table sets out unaudited revenue and expense for our Business Insurance segment for the periods 2015, 2016 and year to date 2017 (dollars in thousands):

	2017			2016				2015
	30-Sep	30-Jun	31-Mar	31-Dec	30-Sep	30-Jun	31-Mar	31-Dec	30-Sep	30-Jun	31-Mar
Revenue	$1,566	$1,397	$1,477	$2,081	$1,305	$1,848	$1,444	$1,092	$728	$500	$431
Expenses	$1,826	$1,590	$1,617	2,218	1,373	1,822	1,451	1,042	715	778	592
Pretax income (loss)	$(260)	$(193)	$(140)	$(137)	$(68)	$26	$(7)	$50	$13	$(278)	$(161)
Profit (loss) margin	-16.6%	-13.8%	-9.5%	-6.6%	-5.2%	1.4%	-0.5%	4.6%	1.8%	-55.6%	-37.4%
Life Insurance
Our core Life Insurance business is to underwrite private placement life insurance and annuity policies. PPLI policies differ from traditional life insurance policies because of their large face amounts, segregated nature of their investment assets and broad range of investment alternatives that may be held as policy assets. The descriptive term “private placement” refers to the requirement that a U.S. resident HNWI purchasing PPLI must be an accredited investor who is qualified to purchase non-registered investments under the SEC’s rules. PPLI differs from traditional life insurance policies that offer a limited range of investment alternatives, or participation in the general investment account of the issuing life insurer.
HNWIs and family groups worldwide have chosen PPLI over traditional life insurance products because of:
•
Flexibility.   PPLI enables customized investment strategies using third party investment managers, including separately managed accounts, hedge funds and other alternative investments;

•
Transparency.   Costs of a PPLI policy are broken out into individual components, including cost of insurance, policy administration fees, and investment-related fees; and

•
Security.   PPLI policy assets are usually held by a highly rated custodian bank and are segregated from those of the insurer and other policyholders.

Most PPLI is written as variable universal life, which provides the beneficiaries of the policy with a fixed payment upon the death of the policyholder, in addition to the value of an investment portfolio embedded in the policy. In the United States and many other tax jurisdictions, payments to beneficiaries of life insurance policies upon the death of the policyholder are typically exempt from taxes; although in some countries, only payments of death benefits made by authorized life insurance companies to beneficiaries are exempt from taxes. Payments of death benefits to beneficiaries resident in certain countries by life insurance companies upon death of the policyholder may potentially be taxed in the jurisdictions where beneficiaries receiving the death benefit reside. The absence of a tax exemption for death benefits in the country of residence of a beneficiary may become a disincentive for the acquisition of PPLI policies by certain persons. Additionally, investment income and capital gains earned by investments inside a life insurance policy are usually exempt from federal, state and local taxes provided the income or capital gains, as the case may be, are retained inside the life insurance policy. Taxes must be paid if the policy is surrendered prior to the death of the policyholder and the beneficiary (or the policyholder) receives funds from the policy, known as the cash surrender value. Often, the insurance carrier will provide or arrange for policyholders to borrow funds using the cash surrender value of the policy as collateral. This favorable tax treatment of life insurance policies and flexible investment allocation of policy funds has resulted in many HNWIs choosing to use PPLI as part of their overall financial planning program.
PPLI Sales and Marketing
We do not market PPLI policies directly to clients. We obtain new clients through referrals or introductions by professional insurance intermediaries, legal advisors, financial advisors or other independent third parties. Moreover, we do not transact Life Insurance business in the United States or any other jurisdiction where the marketing or sale of insurance is restricted. Advisors are required to act in compliance with local laws and refrain from engaging in solicitation activities in jurisdictions where the marketing or sale of insurance is restricted or prohibited. Non-compliance by an advisor with this requirement could create regulatory compliance concerns for us, particularly if an agency relationship between us and the advisor is presumed under local law. Any U.S. resident who becomes our Life Insurance client must transact all business with us while outside of the United States. Our activities in the United States are strictly limited to informational discussions with professional life insurance intermediaries, legal advisors and financial advisors. However, our reputation with financial advisors and other professional advisors causes U.S. clients or their representatives to visit our locations outside of the United States in order to discuss their individual needs and ultimately to complete the sale of a life insurance policy or annuity contract. Most other countries have similar restrictions, although some countries prohibit the purchase by their residents of life insurance other than from an insurer authorized to transact insurance business in that country. See “Regulation.”
Because our business model is to reach prospective HNWI clients through their professional advisors, we are focused on providing the best possible service to the advisor community. We believe that our knowledge of PPLI products and structures, and our experience in providing highly customized solutions for the advisors’ clients, helps us to win new business. We increase our visibility among professional financial and legal advisors in the United States and globally through targeted trade publication advertising, informational seminars and internet tutorials, participation in industry conferences, and other indirect marketing activities, which may enhance our visibility to regulators resulting in increased regulatory scrutiny. In turn, increased awareness of our products, services and expertise, along with our strengthened capital base from the proceeds of this offering, should result in increased applications for our PPLI policies.
We consider the purchaser of the PPLI to be our customer. We do not have any significant customer concentration in our Life Insurance segment. We depend on the continuing goodwill of multiple independent new business referral sources to grow our PPLI business. We believe that the loss of any one referral source would not materially impair our ability to underwrite and issue new PPLI policies.
Life Insurance Underwriting and Risk Management
We underwrite our life insurance policies based on an evaluation process performed by our employees, consultants and third party medical experts working on our behalf. The underwriting process takes into account the age, gender, health and risk-taking activities of the applicant, among other considerations. Underwriting information is highly confidential and we strictly control the data we collect through our underwriting process to protect the privacy of our clients. This obligation to protect our clients’ privacy extends to our interaction with our reinsurers and other providers of mortality insurance and reinsurance that may participate in a complex policy where we serve as the lead underwriter. We believe that our experience in underwriting large, complex life insurance policies is a meaningful advantage compared to other companies in the PPLI business.
The underwriting process results in a range of life expectancies for the applicant, which are then used to calculate annual premiums for the death benefit to be provided by the policy. This annual amount is known as the cost of insurance, and generally increases with the age of the policyholder. However, once a policy is issued, the original cost of insurance schedule contained in the policy may not be changed, regardless of any change in the health of the insured. Because of the long term nature of the mortality risk we underwrite, we attempt to charge premiums in excess of the risk we assume. We utilize published actuarial tables from the Society of Actuaries and other commonly utilized sources to calculate life expectancies and premiums required, using interest rate and other assumptions commonplace in the life insurance industry, recognizing that underwriting the lives of persons resident in certain countries presents additional underwriting challenges and limits the availability of reinsurance. In general, when we utilize life reinsurance for a particular PPLI policy, the reinsurer sets the cost of insurance charge that we pass through to the PPLI policy with an appropriate mark-up.

Because our capital base is limited, we retain a maximum amount of only $250,000 of mortality risk on any individual life. We purchase reinsurance for any balance over $250,000. However, in the event our reinsurer becomes insolvent or otherwise fails to make good on its obligations to us, we are responsible for the full amount of the death benefit payable to the policy beneficiary. We do not carry any reserves for the non-collectability of life reinsurance.
We believe that the life reinsurance available to us is more expensive per amount purchased and less available than life reinsurance available to larger companies with “A” category insurance financial strength ratings. Additionally, larger primary insurers with higher volumes of business frequently negotiate discounts, additional services or other benefits from life reinsurers that we do not receive today. We expect that the increased capital strength of our licensed Life Insurance subsidiaries resulting from the contribution of some of the proceeds of this offering will assist us in obtaining higher amounts of life reinsurance at lower prices.
A critical component of our risk management strategy for our Life Insurance business is the use of segregated account structures for our clients. Segregated account structures limit the liability we have from our clients, and clearly identify the assets held by us for the benefit of the policyholder through the segregated portfolio custody arrangements. In general, policyholder assets owned by a segregated portfolio are held in a third party custody account provided by a major bank or trust company, or our internal bank AIBC. We believe this limits our risk from any potential errors related to asset custody, as well as providing clients with confidence that their policy assets are secure and will not be commingled with those of other policyholders or the general account of the company.
Competition in the Life Insurance Industry
The life insurance industry is highly competitive. We compete with major life insurers, reinsurers, insurance brokers and other large, well-capitalized companies most of which have significant operating histories and long-standing client relationships. Our Life Insurance business competes with other specialty PPLI companies including Crown Global and Lombard International. Large companies who compete in PPLI include Old Mutual, Prudential, Swiss Life, Zurich, and others. If PPLI continues to grow as an overall part of the life insurance industry in the United States and worldwide, we expect that other large insurance companies will enter the market. In the past, large companies such as AIG, MassMutual, New York Life, Sun Life and Pacific Life have underwritten PPLI but to our knowledge they do not issue new PPLI policies today.
We also compete with non-insurance based financial planning solutions such as generation-skipping trusts, family LLCs, and other structures used to transfer wealth and business ownership interests between family members. We attempt to limit the amount of time our employees will spend underwriting a prospective new PPLI policy until we are confident that the HNWI client is likely to purchase a PPLI policy from our company or a competitor because many advisors will include PPLI as one of many alternatives when presenting to their clients.
Our PPLI Business
As of December 31, 2016 we had 319 PPLI and other life and health insurance policies in issue. Investments held within PPLI segregated accounts totaled $1.1 billion, and included investments such as IDFs, hedge funds, real estate investments, private equity funds, venture capital funds, precious metals, commodity funds, exchange traded funds, and separately managed accounts holding futures, options and other derivative contracts. The fair value of most life insurance investments held within PPLI policies is recorded as separate account assets on our consolidated balance sheet. Some of our PPLI policies in issue do not qualify under GAAP as insurance contracts, and the assets and liabilities associated with these PPLI contracts are not included in the separate account assets and liabilities recorded on our balance sheet. Because of the nature of PPLI contracts, the asset value is always equal to the separate account liability recorded. We do not establish any reserves for embedded investment performance guarantees for PPLI contracts because the variable terms of the contract transfer all investment risk to the policy owner and beneficiaries. We differ in this way from other life insurance companies that offer guaranteed investment returns within the policies they issue. In general, the risk we assume in underwriting PPLI policies is mortality risk limited to the net amount of the death benefit included in the policy terms.
As of December 31, 2016 we had total shareholders’ equity attributable to our Life Insurance segment of  $85.4 million supporting approximately $1.9 billion of gross mortality risk. We purchase reinsurance from highly rated life reinsurance companies to cover most of this mortality risk. We rely upon our reinsurers to provide us with the ability to pay claims in full, on a timely basis. If any of our life reinsurers fails to pay us for a claim, we are still responsible for full payment of the policy benefit amount. We believe that our reinsurers will pay us on a timely basis, and we do not hold any reserves for contingent non-collectability of reinsurance, but it is possible that in the future we may be faced with a reinsurer default. Other companies that we compete with for HNWI clients have significantly larger amounts of shareholders’ equity and strong credit ratings, and rely upon reinsurance to a much lesser extent than us. We believe that our small capital base relative to our competitors, our reliance on life reinsurance, and resulting inability to obtain an “A” category rating from A.M. Best, KBRA or other rating agency, is detrimental to our ability to serve the HNWI community and limits demand for new life insurance underwriting. We intend to contribute the majority of the proceeds of the offering to our licensed insurance subsidiaries in order to obtain a beneficial rating and to reduce our reliance on reinsurance. See “Business — Capital Requirements.”
We issue PPLI contracts with terms and conditions that do not meet the requirements under GAAP for these contracts to be accounted for as insurance liabilities. This situation arises when we issue contracts that qualify as insurance in a country such as Canada, but do not have sufficient risk transfer or otherwise would not qualify as insurance contracts in the United States and under GAAP. The disqualifying feature of these contracts is usually that the mortality risk of these contracts is transferred to a related party to the policy purchaser. As of December 31, 2016 we had 53 non-qualified PPLI policies in issue with approximately $551 million of associated mortality risk transferred to entities affiliated with the purchaser of the policy. The assets and liabilities of the non-qualified PPLI contracts are not recorded on our balance sheet. We generally receive a one-time, up-front payment for this type of contract and recognize earnings over the expected life of the contract. In the event of the maturity of the policy upon the event of death of the life assured, we offset the payment to the policy beneficiary with amounts we collect from the non-traditional reinsurance structure. We then recognize any unearned revenue remaining for the contract, which is a one-time event accelerating future earnings into the current accounting period. Because of the complex, highly structured nature of the contracts required for Canadian or other tax compliance, we believe that we do not have any risk of non-collectability of reinsurance or failure of the risk transfer mechanism associated with this type of PPLI business.
We also take on the risk that over time, costs of administering a PPLI contract will exceed the policy charges levied. The long term profitability to us of a PPLI contract depends upon the longevity of the life assured, the persistency of the contract, and our ability to administer the contract efficiently. In general, we charge our PPLI policy accounts a fixed percentage of policy assets for administration costs each year, and the initial rate may not be changed over the life of the policy without the consent of the policy owner. Recently, our efficiency has been diminished by new regulations with high costs of compliance that we did not take into consideration when underwriting new business in previous years. For example, prior to 2013 we did not contemplate additional costs of new compliance requirements from FATCA, and prior to 2015 we did not contemplate the introduction of CRS. We are unable to pass these costs through to most of our existing clients, based upon the fixed percentage rate nature of their PPLI contracts with us. We have offset increased costs of compliance to some extent by increased efficiencies obtained by our recent introduction of modern information technology and systems, which allow each employee engaged in policy administration to support a larger number of policies than in prior years. Where possible and cost-effective, we seek to use technology solutions for policy administration to improve quality, efficiency and speed of service to clients. We expect to continue to invest in technology, both on a capitalized basis which is recorded as an intangible asset on our balance sheet and as a current expense.
Life Insurance Policy Administration System
We utilize a policy administration system, or PAS, for our life insurance business that we license from a third party software vendor. We have customized the basic PAS to meet our needs as an issuer of PPLI. We began implementation of the PAS in 2016 and expect to complete the first phase of conversion of our in-force policies to the PAS by the end of 2017. Prior to implementation of the PAS, we administered, and continue to administer, our policies using a combination of software systems and applications, none of which was developed specifically for PPLI. The intangible value of our PAS was $0.8 million as of September 30, 2017. We anticipate investing an additional $0.5 million to $1.0 million to complete the installation of our PAS and full implementation for use in our Life Insurance business. We have experienced delays in the coding work required to customize the licensed system for our use, and we have increased the scope and scale of the project over time as the needs of our business have changed. We will not be able to grow our PPLI business and increase profit margins until our PAS is fully operational and reduces the time required for our employees to administer each PPLI contract.
Life Insurance Acquisitions
We have completed two acquisitions of complementary life insurance businesses since our recapitalization in 2013. We believe that acquisitions are an important source of growth for us, and that we will continue to seek out acquisitions that can add to our size and scale without diluting our earnings. The first acquisition we completed was for Southpac Life Insurance Limited, in 2014. The second, larger acquisition we completed was USCL. The USCL acquisition significantly increased our presence in Puerto Rico and added significant overall scale to our Life Insurance segment. As of December 31, 2016 our USCL subsidiary comprised 103 of 319 or 32% of life insurance policies in force and $0.7 billion of  $1.1 billion or 63% of total separate account liabilities.
We plan to continue to seek out acquisitions of complementary life insurance businesses to profitably grow our business. We believe that our demonstrated ability to identify, negotiate and complete complex acquisition transactions provides us with distinct advantages relative to other potential acquirers of PPLI and specialty life insurance businesses. We also believe that because we have the capability to successfully acquire and integrate blocks of business that are relatively small compared to most life insurance acquisitions, we have fewer competitors for these blocks than other, larger opportunities attract.
Advantage International Bank Corp.
We include the operations of our licensed banking subsidiary AIBC in our Life Insurance segment because we obtained its banking license primarily for the purpose of serving the operating subsidiaries within our Life Insurance segment, and secondarily for Business Insurance. We believe that we need to have internal banking capabilities because each of our PPLI policies must have a segregated banking and investment custody account to comply with applicable law and/or regulation regarding separation of policy assets from those of the company or other policyholders. Recent laws enacted and regulations implemented by the United States and other nations have limited the ability of the banks we have utilized in the past to continue to serve us. In general, the intent of the recently enacted laws and regulations is to identify and limit banking activities considered by governments to be at high risk for terrorism, money laundering, international sanctions avoidance, illegal weapons sales or narcotics trafficking. Most accounts used for PPLI policy assets qualify as high risk accounts because of the indirect relationship the bank has with the ultimate owner or beneficiary of the PPLI policy. This is because the PPLI policy is issued by the insurance company for the benefit of the policy owner and policy beneficiaries, who are generally not known directly by the bank. This creates an indirect customer relationship between the policy owner and the bank, with the bank not having full knowledge of its ultimate customer. We believe that banking regulators and compliance officers view indirect customer relationships as high risk. Most of the banks we have historically used for PPLI policy assets have informed us that they want to close existing high risk accounts and will not open new high risk accounts. For this reason, we opened AIBC to allow us to continue to operate our core PPLI franchise without disruption from changes in the business of our banking services providers. We currently do not have plans to extend our banking services to external clients, but if we determine to do so in the future, then we anticipate reporting AIBC as a stand-alone segment. See “Risk Factors — Risks Relating to Our Insurance Underwriting — Our business is growing rapidly and there is limited historical information available for investors to evaluate our investment performance or a potential investment in our common shares.”
AIBC depends upon its correspondent bank in order to operate. To reduce operational risk arising from its dependence on a correspondent bank, AIBC intends to apply for membership in the Federal Reserve Bank of New York. In order to become eligible for membership in the Federal Reserve system, AIBC will need to make additional investments and incur higher levels of ongoing operating expenses to put into place enhanced information technology, compliance and security systems and procedures. We intend to allocate an amount of the proceeds of this offering to increase the capital of AIBC and to replace capital eroded by historical operating losses incurred during AIBC’s start-up period.
Compliance
The life insurance industry worldwide is generally subject to heavy regulation. Companies in the life insurance industry, including us, expend significant resources on compliance with all applicable law and regulation. We believe that we operate in material compliance with all applicable laws and regulations of our two operating domiciles for Life Insurance, which are the United States’ unincorporated territory of Puerto Rico and the Cayman Islands. Each domicile has its own specific compliance requirements, but most of the compliance requirements of our Life Insurance are common to both jurisdictions. The key requirements are related to anti-money laundering, or AML, global sanctions and insurance operations. Our AML controls are based on the U.S. Bank Secrecy Act requirements, which we believe to be the highest possible AML standard applicable to us. Where possible, we apply the strictest standard such as the BSA to our business in all locations to ensure that we do not inadvertently apply a lower threshold compliance standard than is necessary. We have a Chief Compliance Officer who oversees all compliance functions, as well as operating entity specialists dedicated to a particular operating entity such as AIBC. In Puerto Rico, AIBC provides compliance services to our insurance company subsidiaries. In addition to compliance for our own business, we are obligated under the BSA and other regulations to monitor compliance operations at other financial institutions where we have customers in common, and to make our compliance personnel and records available to our financial institution counterparties. We believe that our compliance capabilities are of the quality and to the standard required for us to grow our business without taking excessive risk related to compliance requirements.

Life Insurance Segment Financial Summary
The following summarizes our recent total pro forma revenue and expense for the Life Insurance segment, total assets and liabilities, and number of contracts in issue as of the end of each period (dollars in thousands):
	Nine months ended September 30,		Years ended December 31,
	2017	2016	2016	2015	2014
	(unaudited)
Revenue
Policy charges, premiums and fee income	$8,196	$5,042	$8,253	$6,627	$5,981
Reinsurance, net	(1,683)	(1,176)	(1,549)	(769)	(691)
Investment income	5,664	7,431	9,751	9,128	2,746
Other income	58	—	1,406	—	—
Total revenue	12,235	11,297	17,861	14,986	8,036
Expenses
Underwriting, general & administrative	5,910	4,854	6,588	5,667	5,019
Amortization and finance charges	1,753	150	1,434	235	365
Total expenses	7,663	5,004	8,022	5,902	5,384
Operating income (before tax)	$4,572	$6,293	$9,839	$9,084	$2,652
Separate Account Assets
Separate account investments	$1,282,298	$406,734	$1,051,664	$293,881	$294,298
Separate account loans	63,594	39,782	63,185	43,922	36,383
Total separate account assets	$1,345,892	$446,516	$1,114,849	$337,803	$330,681
Number of Life Insurance Contracts in Force	329 (1)	194	319 (1)	187	156

(1)
Includes policies issued by USCL.

Corporate
Our Corporate segment does not conduct any business that we expect to generate revenue from third party clients. It exists to facilitate our holding company structure and to service the capital needs of our operating subsidiaries. Corporate also provides office space, communications, human resources and other services shared across our operating locations and business segments. Most of these costs are allocated to the business segment receiving the corporate service.
Information Technology
Advantage utilizes standard Microsoft Windows®-based applications networked between employee desktops and primary cloud-based data servers provided by Microsoft (Azure) and Amazon (AWS). Network security is provided by Microsoft and other vendor solutions. Additional core business functions for accounting and financial controls are licensed from other software vendors, and provide specialized functionality required for client database, sales ledger, general ledger and financial statement production. In particular, our Life Insurance segment uses proprietary software for the underwriting and administration of PPLI policies. We also utilize third party applications to conduct background and compliance checks on prospective clients. Our in-house information technology staff, supplemented by expert consultants and outsourced service providers, monitors our software, systems and networks on a continuous basis.
We purchase internet security services from Microsoft and other third party vendors. We utilize Mimecast® for email security, archiving and continuity. In addition, our network architecture has additional features and functions required to maintain high levels of security for our client information, some of which is protected under specific laws and regulations regarding medical and healthcare records. In the Puerto Rico and the Cayman Islands, we are required to maintain client correspondence, business records and other information within our premises to allow each relevant regulator or other competent authority to inspect our business at any time. We believe that our information technology systems enable us to comply with the laws and regulations regarding maintenance of business records in each of the jurisdictions where we are subject to recordkeeping requirements.
All data stored on our network is backed up continuously within the cloud-based storage environment, where it is held in an encrypted form. In the past, we have successfully restored our data and recovered our business operations on a timely basis following ransomware or other attacks. We believe that our network security and data storage systems are constructed and maintained to standards that are commonly used in our industry, and that we are no more or less exposed to cyber security risks than any other business utilizing up-to-date information technology systems and services from leading vendors.
Business Continuity Plan
We have a disaster recovery plan with respect to our information technology infrastructure and physical office locations. In addition to the backup systems integrated into our information technology platform, we can relocate the operations of any one of our offices in the event that the location becomes unusable for any reason. Data and applications for relocated employees can be accessed on a secure basis through our cloud-based data storage and software applications using public internet connectivity. One limitation on relocation in the event of a hurricane or other catastrophe is that our Cayman Islands and Puerto Rico employees are generally restricted from conducting business within the United States. However, we believe that we could relocate our Cayman Islands personnel to Puerto Rico in the event that our office in Grand Cayman becomes unusable, likely due to wind damage to property from a hurricane or flood damage from a tsunami. If our Puerto Rico office becomes inaccessible, likely due to a hurricane, we believe that we could relocate our Puerto Rico staff to Grand Cayman. It is possible that in a single hurricane season, both of our key locations could suffer storm damage and business interruption. We do not buy insurance that would cover business interruption from two severe hurricanes in one season.
Our full business continuity plan, including contingency plans for company data, systems and personnel, is updated on an annual basis and reviewed by our board of directors and our regulators. In addition, each of our employees demonstrates at least annually their ability to work remotely, using all applications and communications services they would normally use when working from their usual office location. We believe that in the event any of our locations is forced to relocate, it would not cause serious disruption to our business or inconvenience for our clients.
Corporate Liability Insurance
We believe that we maintain adequate insurance coverages for our business activities, including directors and officers liability and errors and omissions liability. For 2017, our corporate insurance coverage includes $5.0 million of comprehensive base coverage for Directors and Officers Liability, Employment Practices Liability, Financial Institutions Crime and Financial Institutions Civil Insurance. We purchase an additional $5.0 million in excess of the base coverage for Financial Institutions risk. In addition to the base corporate coverage, we purchase insurance for our individual office locations related to Workers’ Compensation, Property, Premises, and other required or customary coverages. In general, we believe that our insurance program is well-structured and provides us with all necessary protections we need to operate our business in our various locations and lines of business.
Expense Management and Control
We attempt to limit Corporate expenses through careful management of third party service providers, including our auditors, attorneys and actuaries. In 2016, we incurred $3.0 million of Corporate expense, increased from $2.2 million in 2015. This increase was mostly attributable to one-time costs associated with relocating our headquarters to Puerto Rico and redundant office space in our Cayman Islands location. We seek to be efficient in our Corporate operations and minimize the activity that is solely attributable to overhead expense. In 2015 and 2016, and year to date in 2017, we incurred additional costs related to preparing for a potential transition from private to public ownership. We have not calculated the amount of additional costs incurred for this purpose, but we believe it has been a meaningful percentage of our total Corporate expense. The following table breaks out expenses allocated to Corporate year-to-date in 2017 and in 2016 and 2015, and as a percentage of revenue for each period (dollars in millions):
	2017			2016				2015
	30-Sep	30-Jun	31-Mar	31-Dec	30-Sep	30-Jun	31-Mar	31-Dec	30-Sep	30-Jun	31-Mar
	(unaudited)
Corporate Expenses	$1,238	$574	$554	$680	$507	$1,334	$504	$414	$566	$780	$489
Total revenue	4,950	6,019	5,706	8,729	5,167	6,726	3,917	4,356	3,627	7,885	1,869
Corporate Expenses as % of Total revenue	25%	10%	10%	8%	10%	20%	13%	10%	16%	10%	26%
Investments
Investment Strategy
The goal of our investment strategy is to earn, over time, the maximum possible amount of interest income from a portfolio of fixed maturity investments after realizing principal losses. Because our investment horizon is longer than that of many other insurance companies due to the long-dated nature of our life insurance liabilities, we actively seek to invest in less-liquid debt securities that offer higher returns than from liquid, investment-grade corporate or government bonds of comparable credit quality. In addition, we seek to minimize the potential negative effect on our portfolio from rising interest rates by investing predominantly in floating-rate instruments such as bank loans and CLO securities.
We obtain leverage in our investment portfolio directly and indirectly. Direct leverage may be applied through the use of a non-recourse portfolio funding facility offered by a major bank. We apply leverage indirectly by purchasing deeply subordinated notes issued by CLOs, which are leveraged by the amount of debt owed by the CLO that is senior to our claim on the assets of the CLO. For any investment where we utilize leverage, we seek to limit our loss potential to the amount of our cash investment only. We do not use margin loans, repurchase agreements or other short-term, recourse financing to apply leverage to our portfolio. We do enter into forward purchase agreements, purchase guarantees, and transactions with long settlement periods. We also have a loan accumulation financing facility with terms that allow for the orderly liquidation and/or natural principal amortization of loan investments in the event of a severe market dislocation such as the global financial crisis of 2008-2009.
Our investment strategy of deploying capital into pools of bank loans using CLO structures should deliver consistent investment income and return of principal that can be re-invested and compound in value over time. Furthermore, the floating-rate nature of bank loans reduces the risk of price declines in the portfolio due to a rising interest rate environment. Finally, because our strategy does not rely upon active trading of investments, we can invest in less-liquid securities that offer meaningful additional yield compared to more liquid investments of similar credit quality.
Certain of our subsidiaries are required by regulators, letter of credit providers, or clients to hold high-quality, highly liquid investments such as obligations of the U.S. Treasury. Our policy is to minimize the amount of our capital that is invested in lower-yielding investments and our investment strategies take into account the foregone expected investment returns for business that requires this type of investment. See “Risk Factors — Risks Relating to Our Investment Strategy — Our investment strategy is risky.”
Investment Guidelines
The general account investment guidelines adopted by our board of directors, which may be amended, or modified, from time to time, have been put in place to ensure that our investment portfolio reflects the total return goal of our fixed income investment strategy. These guidelines, and the instructions we provide to our external investment adviser, are intended to help us achieve strong risk-adjusted returns within the constraints of investing for our regulated insurance subsidiaries.
Certain of our subsidiaries have separate investment guidelines that take into account restrictions imposed on the subsidiary by regulators, its known liabilities, requirements to maintain an appropriate claims paying rating by ratings agencies, and requirements of letter of credit providers. These specific guidelines generally limit our ability to make CLO investments for the subsidiaries, and require investments in obligations of the U.S. government and highly rated corporate and asset-backed debt securities.
As of September 30, 2017, our investment portfolio consisted primarily of subordinated interests in CLOs known as CLO Equity. We expect to contribute the majority of the proceeds of the offering to increase the capital of our licensed insurance subsidiaries, with further deployment into CLOs, loans and other fixed income investments that either (1) match our long-dated insurance liabilities or (2) meet regulatory requirements for a particular operating subsidiary. In most cases, these investments will be selected by GSO. For non-CLO investments with a particular insurance or asset/liability matching requirement, our employees will select investments subject to oversight of the Investment Committee of the board of directors.
Our investment guidelines restrict us and our external investment adviser acting on our behalf from the following investment activities:
•
entering into swaps or other derivative contracts;

•
purchasing structured investment products with embedded derivative contracts (other than CLOs with foreign currency or interest rate hedges, swaps or other contracts or instruments);

•
purchasing assets denominated in currencies other than U.S. Dollars, other than for specific insurance asset/liability matching purposes;

•
creating short-term margin debt obligations (other than for pending but not yet settled purchase or sale transactions); and

•
issuing guarantees or making commitments unrelated to investments in approved assets.

From time to time, our Investment Committee and/or the board of directors may revise these guidelines, based on the recommendation of our employees, our external investment adviser or its own judgment of the optimal types of investment assets that are best suited to match our expected future obligations to make insurance claim payments.

Internal Risk Management and Investment Guideline Compliance
We have risk management and compliance policies and practices that are designed to ensure that our investment risks are those that our board of directors has decided are appropriate and desirable for our business. These policies and practices are designed to inform our board on a timely basis of our investment portfolio or if any investment that we hold is outside of our investment policy guidelines or otherwise diverges from our approved strategy. For the investments that fall within our investment guidelines, we will re-evaluate each individual investment for changes in intrinsic value on a quarterly basis, including evaluation for OTTI under GAAP. We also provide regular reports on the investment portfolio to our board of directors with up to date price valuations, changes in performance expectations, liquidity assessments, and other information about our investments that can be used by our board to provide appropriate oversight over our portfolio risks and return expectations. To further provide our board with certainty that the reports it receives are accurate and fairly depict the condition of our investment portfolio, we utilize third party valuation services to independently verify the valuations assigned to our investments by our external investment adviser. We believe that our policies and practices will reduce the risk that our portfolio contains investment risks that are unknown to or unanticipated by our board of directors. See “Risk Factors — Risks Relating to Our Investment Strategy — Our investment strategy is risky.”
Collateralized Loan Obligations
We are invested primarily in CLO Equity securities and intend to deploy the majority of the proceeds from the offering into a CLO warehouse loan accumulation facility or directly into CLOs, including mezzanine and equity tranches. CLO Equity securities represent undivided interests in pools of bank loans issued by medium and large-sized companies, with a typical CLO holding over 100 loans issued by different obligors. CLOs offer a range of investment securities backed by the same pool of loans, from senior tranches of notes rated AAA by Standard & Poor’s and Fitch, or Aaa by Moody’s Investor Services, to non-rated subordinated tranches entitled to the residual interest in the pool after the senior securities have been repaid. These junior securities are commonly referred to as CLO Equity because of their residual claim on the assets of CLOs, after all of the senior notes have been repaid. This subordination to the more senior obligations is sometimes referred to as embedded leverage, because the CLO Equity benefits from the positive spread between the expected returns from portfolio loans and the fixed interest payments due on the senior CLO note obligations. We invest in CLO Equity because we believe that it offers superior risk-adjusted returns compared to other illiquid, alternative investments such as private equity, hedge funds or venture capital. See “Risk Factors — Risks Relating to Our Investment Strategy — Our investment strategy is risky.”
The CLO market was initially developed in the 1990s, with significant growth occurring in the 2003 – 2007 timeframe. The CLO market developed in response to growing investor demand for direct access to bank loan portfolios, which had previously been restricted to commercial banks. CLO issuance for U.S. Dollar-denominated loans issued by companies domiciled in, or conducting the majority of their business in the United States peaked in 2007, when $101 billion of CLOs of this type were issued. CLO issuance declined dramatically beginning in 2008 during the financial crisis and ensuing recession. CLO issuance recovered following the crisis, with at least $50 billion of new CLOs issued each year since 2012. In the first nine months of 2017, various market sources report there were about $80 billion of new CLOs issued. We believe that stable market conditions and frequent new issue transactions are beneficial to our ability to invest the proceeds of the offering into CLO securities with attractive expected returns.

New Issuance of U.S. Collateralized Loan Obligations 2000 – Present

$140
$120
$100
$80
$60
$40
$20
$0
Par Amount ($billions)
19
16
19
22
38
60
96
101
22
1
4
13
56
84
124
99
72
82
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017(1)

Source: S&P LCD

(1) Issuance through September 30, 2017

Growth in the market for CLO securities in recent years has been enabled by the expansion of the investor base for CLO Equity to include pension funds, sovereign wealth funds and other large institutional investors. Historically, CLO Equity had been purchased by hedge funds, wealthy individuals and other investors seeking high returns in exchange for accepting high risk. Additionally, the Dodd–Frank Wall Street Reform and Consumer Protection Act signed into law in 2010, commonly referred to as Dodd–Frank, imposed requirements on sponsors of CLO structures to retain at least 5% of the securities issued by the CLO, including subordinated tranches. Required risk retention has resulted in CLO sponsors forming new pools of capital specifically for the purpose of investing in subordinated CLO securities. This expansion of the CLO investor base to new types of investors has resulted in increased competition for the available supply, which at times has resulted in higher acquisition prices and lower expected returns from available investments. We have responded to this expanded competition for attractively-priced CLO securities by making investments in CLO loan accumulation facilities, commonly known as CLO warehouses. Three of the eight CLO investments we held as of September 30, 2017 resulted from our investment in CLO warehouses.
During the 2008–2009 global financial crisis, there was no market demand for new CLOs. Reported prices of existing CLO securities declined dramatically, and liquidity for sellers of CLO securities was difficult to obtain at any price. This unprecedented decline in prices and reduction in market liquidity was evidenced by AAA-rated CLO notes declining in price from near par value in early 2008, or 100 cents on the dollar, to approximately 90% of par in late 2008. As indicated by the Standard & Poor’s leveraged loan index, the individual loans held by CLOs declined in price by over 30% in 2008. The reported prices for leveraged loans and CLOs were depressed by the lack of liquidity in the global financial system during this time. Prior to 2008, many banks and brokerage firms would buy and sell large volumes of bank loans and CLO securities for their own balance sheets, providing strong liquidity to the market. This intermediary-provided liquidity ended in 2008, was further limited by Dodd-Frank, and has been replaced with liquidity provided by investors. We believe that the absence of intermediaries such as banks who are willing to buy and sell CLO securities for their own account has resulted in more volatile reported prices of CLO securities and less secondary trading activity than prior to 2008. Our investment strategy recognizes the unreliable liquidity of the CLO market by using a held-to-maturity approach where we have the intent and ability to hold our CLO Equity investments to maturity. If we are for any reason unable to hold our CLO Equity investments to maturity, or otherwise are forced to sell CLO

Equity investments during a period of illiquidity such as the 2008–2009 global financial crisis and its multi-year aftermath of illiquidity and depressed market prices, we will suffer significant financial harm. See “Risk Factors — Risks Relating to Our Investment Strategy — Our investment strategy is risky.”
We believe that CLOs are attractive investments in part because of the reliable performance of the loans held as Collateral. Over time, leveraged loans as an asset class have delivered positive investment returns due to the excess of interest income earned compared to realized losses from credit defaults. Because most CLOs are not forced to sell loans that are downgraded by ratings agencies or experience an event of default, a CLO manager can elect to hold a distressed or defaulted loan until final resolution and recovery of any value following a bankruptcy process or other liquidation of the borrower. This feature of CLOs and the recovery rates of leveraged loans following defaults has contributed to the past positive performance of CLOs. The following chart depicts the total return performance of the U.S. leveraged loan market from 2000 to 2017:

Performance of the U.S. Leveraged Loan Asset Class (1)

60%
50%
40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
5.0%
4.2%
1.9%
10.0%
5.2%
5.1%
6.8%
2.0%
-29.1%
51.6%
10.1%
1.5%
9.7%
5.3%
1.6%
-0.7%
10.2%
3.0%
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017(2)

Source: S&P LCD

(1) Total return of LSTA Index

(2) Performance as of September 30, 2017

CLO Warehouse Facilities
We currently do not have a CLO warehouse facility in place. In the past, we have participated in a loan accumulation or warehouse facilities with financing provided by a major global bank. The facilities provided us with non-recourse term financing for the acquisition over time of a portfolio of loans, with individual loans typically purchased as new issue syndications. The intent of a warehouse facility is to assemble, over time, a diversified portfolio of loans that is suitable for securitization into a new, long-term CLO structure. The terms of loan accumulation facilities we have utilized in the past provided for a multi-year period allowing the loans held in the facility to be sold, mature or otherwise liquidated in an orderly manner without forced sales during periods of market dislocation. The cost of borrowing in the facilities has been approximately equal to the cost of borrowing for a CLO, but with lower leverage. Warehouse facilities are subject to covenants and restrictions on the type and quality of loan that may be acquired by the facility. Usual terms of warehouse facilities call for the portfolio funded using the facility to be refinanced in the traditional CLO market, paying down the outstanding facility balance with the proceeds of the CLO financing transaction. Although we do not currently have a CLO warehouse facility in place, we expect to continue to use loan accumulation warehouse facilities as our preferred method of investing in newly-issued CLO securities and plan to seek new warehouse facility investment opportunities for some of the proceeds of this offering.

New Issuance of U.S. Leveraged Loans 2000 – Present

$500
$400
$300
$200
$100
$0
Par Amount ($billions)
46
34
59
91
153
183
321
387
71
39
158
231
295
455
377
258
337
405
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017(1)

Source: S&P LCD

(1) Issuance through September 30, 2017

CLO Portfolio
As of September 30, 2017 we held eight CLO investments with total amortized cost of  $71.8 million. We have designated each of these investments as held-to-maturity under GAAP. As such, we record the amortized cost of the security on our balance sheet as an asset. Our CLO Equity portfolio as of September 30, 2017 consisted of the following investments:
CLO Equity Investment	Bloomberg	Collateral Manager	Date Acquired	Face Amount	Amortized Cost	Fair Market Value
Jamestown II	JTWN 2013-2A SUB	Investcorp	9/20/2013	$3,978,659	$2,559,272	$2,398,889
Ares XXVIII	ARES 2013-3A SUB	Ares	10/10/2013	10,000,000	4,524,300	4,446,793
Tryon Park	TPCLO 2013-1A SUB	GSO	1/17/2014	10,000,000	3,828,414	3,745,272
Seneca Park	SPARK 2014-1A SUB	GSO	6/19/2014	3,500,000	2,203,491	1,675,738
Stewart Park	STWRT 2015-1A SUB	GSO	5/7/2015	30,759,000	24,609,596	24,033,057
Webster Park	WPARK 2015-1A SUB	GSO	1/20/2016	3,400,000	2,732,735	2,895,718
Westcott Park	WSTCT 2016-1A SUB	GSO	6/30/2016	30,720,000	27,753,603	24,990,161
Grippen Park	GRIPP 2017-1A SUB	GSO	3/15/2017	4,000,000	3,548,309	3,505,426
				$96,357,659	$71,759,720	$67,691,054

We do not adjust the carrying value of our held-to-maturity CLO investments for changes in market price as reported by third party valuation agents. We do not believe that the market prices reported by any third party valuation agent are indicative of prices at which we could buy or sell any of the securities in our portfolio. However, the overall market sentiment for CLO securities is evidenced by the third party valuations and is useful to understand the condition of the CLO market. The historic amortized cost and market value of our CLO investments is as follows (dollars in millions):
	2017			2016				2015
	30-Sep	30-Jun	31-Mar	31-Dec	30-Sep	30-Jun	31-Mar	31-Dec	30-Sep	30-Jun	31-Mar
Number of CLO Investments	8	8	8	7	7	7	6	5	5	5	4
Aggregate Amortized Cost	$71.8	$74.2	$75.7	$73.4	$74.8	$76.5	$49.2	$47.8	$48.6	$50.0	$22.3
Aggregate Fair Market Value	$67.7	$70.4	$75.1	$76.8	$76.0	$74.6	$40.3	$42.9	$50.3	$51.4	$22.5
FMV as % of Amortized Cost	94%	95%	99%	105%	102%	98%	82%	90%	103%	103%	101%
Regulation of Investments
Each of our insurance subsidiaries is required to submit a business plan to its regulator that includes a plan for investments. In general, Puerto Rico and the Cayman Islands do not subject us to traditional insurance regulations that require diversification of investment portfolios and limit the amounts of investments in certain asset categories, such as below-investment grade fixed income securities, real estate-related equity, partnerships, other equity investments, derivatives and alternative investments. As of September 30, 2017 we hold most of our CLO investments in the general account of our Cayman Islands life insurance company, ALAC. We have received approval from our regulator in Puerto Rico, OCS, to add CLOs and other less liquid, higher risk investments to the general accounts of our Puerto Rico operating subsidiaries. We believe that we have sufficient flexibility within our regulatory limitations to continue to invest most of our surplus capital into CLOs. In the future, our regulators may limit our investments in securities such as CLOs and could prevent us from pursuing investment opportunities which we believe are beneficial to our shareholders.
External Investment Adviser
We have engaged GSO to provide us with investment management services. GSO, along with its affiliates, is a credit focused alternative asset manager and manages credit opportunity funds, mezzanine funds, senior debt funds, rescue financing funds and various senior debt vehicles. As of September 30, 2017, GSO and its affiliates had aggregate assets under management of approximately $99.5 billion across multiple strategies within the leveraged finance marketplace, including leveraged loans, high yield bonds, distressed and mezzanine debt, private equity and hedge funds.
GSO and certain of its affiliates are subsidiaries of Blackstone, a leading global alternative asset manager with assets under management of approximately $387 billion as of September 30, 2017. Blackstone’s alternative asset management businesses include investment vehicles focused on private equity, real estate, hedge fund solutions, non-investment grade credit, secondary private equity funds of funds and multi-asset class strategies. Blackstone also provides a wide range of capital markets services.
GSO provides services to us under an amended investment management agreement, which became effective on November 16, 2017. The terms of the amended agreement require us to pay GSO a quarterly fee based on the type and amount of our investments under its management. The agreement also calls for GSO to receive contingent incentive fees based on the performance of certain of our investments under its management. GSO is also entitled to reimbursement of certain direct and indirect expenses incurred on our behalf. Pursuant to the terms of the agreement, for

CLO investments where GSO is not the Collateral manager or for CLO investments acquired in the secondary market where GSO is the Collateral manager, we are required to pay an annualized base management fee of 1% of the amortized cost of our CLO investments, and an additional incentive fee of 10% of the realized profits, net of accumulated investment management fees. The incentive fee is payable to GSO only if an investment matures or otherwise has returned cash in an amount that exceeds its actual cost, plus any management fees charged by GSO with respect to such investment. Additionally, in the event the investment management agreement is terminated at either our election or by GSO for good reason, we will owe GSO an additional one-time termination fee equal to the trailing one-year amount of base management fees paid, plus any accrued but unrealized incentive fees.
Subject to approval by our Investment Committee, GSO may invest on our behalf in GSO-managed pooled funds or CLOs for our portfolio. For securities held by us that are issued by any GSO managed fund (other than securities issued by GSO-managed CLOs), the management fee charged to us by GSO is reduced proportionally by the indirect fee paid directly to GSO by such pooled fund investment. We also pay a reduced fee to GSO for GSO-managed CLOs compared to fees paid to GSO for its selection and oversight of third party-managed CLOs. The fee reductions and offsets in the investment management agreement applicable to GSO-managed funds and CLOs are intended to eliminate or significantly reduce any duplicative fees that the investment management agreement would cause us to pay GSO for pooled investment funds and CLOs managed directly by GSO.
How We Are Different from Traditional Insurers and Reinsurers
We operate our insurance underwriting businesses with the goal of earning pre-tax profits before investment income. Where possible, we seek to underwrite risks that lead to additional revenue from associated services we can provide in addition to the core underwriting transaction. For example, in our Lloyd’s business, we make our underwriting risk available to our captive insurance clients who need to assume third party risk in order to maximize the tax and other benefits of their overall risk management program. Similarly, in our Life Insurance segment, we gain additional revenue from our provision of banking services to our clients’ PPLI policy accounts. We believe this to be a different approach from other insurance companies, who look to underwriting and risk retention as the main avenue towards generating profits. Compared to traditional insurers, our revenues should be less volatile and more predictable because of the recurring nature of service-related income. Similarly, our expenses should be less volatile and more predictable because we have minimal exposure to losses from catastrophes and other low frequency/high severity insurance loss events. Furthermore, we choose our underwriting risks to match our investment strategy, which is designed to maximize investment returns over a multi-year period, compared to traditional insurance company investing that is focused on minimizing the volatility of quarterly earnings results, or achieving favorable regulatory capital treatment.
Our Competitive Strengths
We believe we distinguish ourselves from our competitors based on the following features of our business and strategy:
•
Focus on Insurance Services.   We focus on offering customized insurance and reinsurance solutions to clients through our captive management programs and PPLI policies. Most of the insurance risk is passed through to other insurance and reinsurance companies, allowing us to avoid significant risk from insured losses.

•
Solutions-based Approach.   Many insurance services companies, including brokers and agents, focus on the sale of products to clients because product sales generate commissions. Most of our revenues are attributable to the ongoing underwriting and administration of customized insurance solutions such as PPLI policies or captive insurance structures. We do not depend upon large volumes of sales to new customers to generate commissions; instead, we rely on recurring revenues from long-term client relationships and smaller amounts of revenue from new clients.
•
Efficient Administration Platform.   We believe that our products and services are comparable in quality and lower in cost when compared to similar products and services offered by very large companies. This is primarily due to the fact that we are not subject to substantial overhead of a large distribution system, commission payments and the costs associated with multiple layers of government regulation. Our ability to offer high quality products and services at a lower all-in cost than our large competitors is due to the efficiency of our operations. Our employee productivity and operating costs benefit from low cost information technology and communications services, automated document management processes, and other workflow efficiencies derived from our many years of experience in our core business lines. Our employees benefit from regular insurance training from our management team and the operating companies are structured in such a way to highlight and exemplify each individual’s strengths and expertise.

•
Opportunistic Underwriting Participation.   Our clients do not expect us to participate meaningfully in the insurance risks we manage on their behalf. This allows us to selectively evaluate the risks we manage and to elect to participate on a retention or co-insurance basis for small amounts. In Business Insurance, we underwrite at Lloyd’s to facilitate our clients’ risk diversification needs, but we have not yet participated in a meaningful way in our clients’ risks. For Life Insurance clients, we limit our mortality risk per any insured life to $250,000, after reinsurance. Based on the increased capital strength we will gain with the proceeds of this offering, we plan to selectively increase our participation in underwriting activities for risks, including single-life mortality risk and captive insurance client risk, where we believe the economic reward justifies the risk participation.

•
Total Return Investing in CLOs.   We employ a non-traditional investment approach that has the potential to generate higher rates of return than traditional insurance company portfolios. Because our operating structure. and lines of business generally do not require us to invest in liquid, highly rated bonds, regulatory purposes, we are able to invest in less liquid, lower-rated debt securities including CLOs that offer better total return potential than highly liquid, highly-rated securities. We believe that by selecting underwriting risks that are well-matched to investing in less liquid investments such as CLOs, the total economic opportunity from our insurance business is more favorable than for other companies with more limited investment opportunities.

•
Experienced Management Team.   We believe our management team has a broad range of relevant skills, experiences and relationships in the captive insurance and life insurance management industries. In addition, our CEO and Chief Investment Officer have extensive experience in our core investments. We believe that many of our competitors, especially the smaller-sized companies, do not have managers with similar breadth and depth of experience as ours. We also believe that we have attracted a number of highly experienced insurance and financial services professionals to our company because we are growing and offer more interesting and rewarding employment opportunities than are available with other insurance companies.

•
Experienced External Investment Adviser.   Our external investment adviser, GSO and its affiliates have collectively approximately $99.5 billion of assets under management as of September 30, 2017, is one of the largest credit-oriented alternative asset managers in the world and a major participant in leveraged finance. GSO specializes in CLOs and credit-oriented funds, which include leveraged loans, special situations, mezzanine, distressed, secondary market and rescue financing credit strategies. We believe that our relationship with GSO allows us to access a broader range of credit investments on more favorable terms than our competitors, especially the smaller-sized companies.

•
Alignment of Management and Shareholder Interests.   Our approach to management compensation is designed to align management and employee interests with those of our shareholders over the long term. Our CEO has made a significant investment in our shares, and most of our senior managers have made investments or received shares in lieu of cash compensation. In the future, we expect to defer incentive compensation paid to our executives for a multi-year period in order to take into account longer term underwriting results and the realization of cash returns from our investments. We believe that our focus on rewarding management for success in growing book value per share over time is different from other insurance companies where managers are rewarded by annual cash compensation, corporate perks and long-term employment agreements.

•
Puerto Rico Domicile.   Because our headquarters are in Puerto Rico and we have received tax grants that reduce our effective corporate income tax rates, our net income available to shareholders is higher than for a comparable insurance company subject to higher corporate tax rates. A second benefit from our Puerto Rico location is that our employees who relocate to Puerto Rico are eligible to apply for tax grants from Puerto Rico that have the effect of significantly reducing their personal tax rates on investment income and cash compensation earned in Puerto Rico.

•
Alignment of GSO’s Interests with Advantage’s Interests.   Under the terms of our investment management agreement with GSO, a portion of the fees GSO may be entitled to receive for its advisory services are tied to the performance of our invested assets. We believe that these performance-based fees align GSO’s interests with the company’s interests.

Employee Investment
A number of our directors, senior managers and key consultants have made an investment in our common share units, or CSUs. The CSUs were purchased for cash and include one common share and 20 warrants to purchase one common share, each expiring ten years from the date of issue. The warrants have an average exercise price of  $7.80 per common share, and thus convey to the CSU holder an economic participation in the increase in per-share value of our common stock. Furthermore, the CSUs may be subject to repurchase at our option if the holder is no longer employed by the company, subject to the terms and conditions of the CSUs and any applicable employment agreement. Strike prices of the warrant component of our CSUs must be adjusted for any dividends, stock splits or other changes in capital structure that would diminish the value of the warrant. The linkage of our CSUs to the future value of our common shares is the key reason why we believe that the interests of our senior management are directly aligned with those of our non-employee investors.
Compensation Philosophy
For a discussion on compensation philosophy, see “Executive and Director Compensation — Compensation Discussion and Analysis.”
Regulation
Our insurance underwriting businesses are subject to government regulation. In Puerto Rico, our primary regulator is the Office of the Commissioner of Insurance of the Commonwealth of Puerto Rico, referred to in Spanish as the Oficina del Comisionado de Seguros, or OCS. In the Cayman Islands, our regulator is the Cayman Islands Monetary Authority, or CIMA. In the United Kingdom, we are regulated by the Council of Lloyd’s, which in turn is regulated by the UK Financial Conduct Authority, or FCA, and the Prudential Regulation Authority, or PRA, under the Financial Services and Markets Act 2000. Each individual state has insurance regulators that limit our activity or prohibit it entirely unless we obtain specific authority to conduct insurance business in that state.

Insurance Regulation
In general, local insurance laws prohibit us from conducting business in any jurisdiction other than those jurisdictions where we are licensed. We believe that our relationships with our regulators are strong and that our historic track record of compliance has given us a good reputation among regulators in our home jurisdictions of the Cayman Islands and Puerto Rico. In our Business Insurance segment, we believe that the locations where we have operations offer favorable regulatory conditions for the operation of captive insurance companies and related self-insurance programs. In our Life Insurance segment, we believe that the flexibility we have in issuing highly customized life insurance policies to meet specific needs of clients, and the absence of direct taxation within our operating jurisdictions, create a significant competitive advantage that has helped our growth to date and will benefit future growth.
Key differences between our regulation compared to insurance companies in the United States include minimal application of risk-based capital requirements such as those of the National Association of Insurance Commissioners, or NAIC, which govern the investment alternatives of U.S. companies. The OCS is a member of the NAIC, but Puerto Rico insurance law exempts us from many of the filings required of companies regulated by NAIC members. For example, our licensed Puerto Rico subsidiaries are required to file GAAP financial statements, instead of statutory financial statements under NAIC-defined requirements. Many states also regulate prices and terms of the insurance contracts which may be sold within the borders of the state. Life insurance policies we issue are not subject to regulation of price, and have limited regulation as to contract terms. In addition, our life insurance policies issued in Puerto Rico and the Cayman Islands offer statutory protections for segregation of policyholder funds that are not allowed under NAIC regulations and related state laws. Many states also impose taxes on their residents for the purchase of out-of-state insurance, equivalent to the tax imposed on in-state insurance purchases. Many countries other than the United States impose similar taxes, restrictions and in some cases outright prohibitions on the purchase of foreign insurance.
Further, if the funds to purchase or maintain a PPLI policy originate in a jurisdiction wherein the insured or purchaser of the PPLI policy resides or wherein the sales transaction is deemed to take place, we could be subject to certain foreign taxes if the tax laws of such jurisdiction treat those premium payments as derived from sources within the jurisdiction subject to income, excise, premium or other tax in that jurisdiction.
PPLI in the United States
PPLI policies, including VUL insurance and variable annuities, are offered by many traditional life insurance companies, including companies licensed and admitted in most or all of the 50 states known as domestic carriers, and non-U.S. carriers such as our life insurance subsidiaries, known as offshore carriers. There is no established definition in the United States of what constitutes a PPLI policy compared to a traditional policy, but most industry experts accept that a PPLI policy will hold alternative investments in a separate account, and will not participate in the general account of the issuing life insurance company. Insurance is regulated at the federal and state level in the United States. No state has yet enacted legislation that enables fully segregated account policy structures, comparable to policy structures available from offshore carriers. The following describes some of the relevant features of a policy that may be qualified as a contract of life insurance in the United States:
Tax Qualification of Life Insurance Policies.   Policies purchased by U.S. residents from offshore carriers, or from an offshore carrier that has not made an irrevocable election under Section 953(d) of the Code to be taxed as a U.S. corporation, are subject to a federal excise tax of 1% of the total premiums paid for the policy. Additionally, in order for a life insurance policy to qualify for favorable tax treatment under Section 7702 of the Code, it must meet two of three tests. In all cases, a policy must qualify as life insurance under all applicable federal and state laws.

Generally, these laws require that any life insurance policy cover a valid insurable interest for payment of a benefit upon the death of the insured. Policies meeting the first requirement must then pass one of two additional tests requiring detailed actuarial computations under rules established by the IRS, as follows:
Cash Value Accumulation Test.   The purpose of the cash value accumulation test is to prevent the issuance of policies with a predominant focus on investment features. Under this test, the cash surrender value of the policy cannot at any time over the life of the policy exceed the net single premium that would have to be paid to fund future benefits under the contract. The net single premium amount is computed using a formula provided by the IRS. Then, the net single premium amount is compared to the cash value of the policy. As long as the cash value is less than the net single premium, the contract passes the test and is treated as a life insurance contract for U.S. tax purposes.
Guideline Premium / Cash Corridor Test.   The second test that may be used limits the cumulative premiums paid for a given policy to the amount required to fund the policy’s death benefit. The initial premium amount allowed is governed by a formula taking into account the amount of the premium, the death benefit provided, and the age of the insured. Over time, the amount of premium allowed to be contributed to the policy increases, subject to maximums defined by the formula. The range of premiums allowed to be contributed to the policy over time is known as a corridor.
The cash value accumulation test and the guideline premium test apply regardless of the domicile of the issuing company. If a policy does not meet these and other requirements, the proceeds paid upon the death of the insured, early termination of the policy, or from a policy loan may be taxable.
In addition to the requirements imposed by U.S. Internal Revenue Code, PPLI has certain other characteristics that are distinct from other types of life insurance:
Market Capacity Limitations.   Because most insurance companies strictly limit the amount of death benefit payable for any one insured person, HNWIs seeking policies with large face amounts of coverage typically secure policies from multiple carriers in order to aggregate the total amount of insurance coverage desired. This limitation on market capacity for large face value policies is exacerbated by the limitations that life reinsurance companies place on individual carriers such as us. Many life reinsurers will reject coverage for an individual life that they reinsure for more than one primary insurance carrier. In order to secure the amount and type of life insurance required to complete a large PPLI transaction, the policyholder, through a licensed agent, usually must seek out multiple carriers with non-overlapping reinsurance providers.
We have reinsurance treaties with three major global life reinsurance companies, each of which limits the total amount of reinsurance available to us per individual life. In certain cases where the total amount of reinsurance exceeds the limits allowed by the treaty reinsurer, we may obtain additional reinsurance on a facultative basis from other reinsurance companies. Our internal underwriting limit calls for maximum retention of  $250,000 per life depending on the underwriting facts and circumstances of the specific life. In the future, we may increase our per-life retention of mortality risk if we believe that our capital base would support the increased limits without subjecting us to risk of a ratings downgrade or regulatory supervision if we suffer larger than expected losses in any given period or successive periods.
Limitations on PPLI Marketing and Sales.   None of our licensed Life Insurance subsidiaries is admitted to market or sell policies in any of the 50 states. This is an obstacle to underwriting new PPLI policies as U.S. life insurance buyers often prefer to purchase standardized policies from highly-rated domestic carriers because of the perceived security of payment provided by a strong capital position and strict regulation of companies and business practices by state and federal authorities. PPLI purchasers must travel outside of their home state or the United States to complete the medical underwriting and purchase transaction for a policy. To the extent we compensate an intermediary in connection with the sale of a PPLI policy to a U.S. person, such compensation could be subject to regulation in the state of residence of the purchaser or intermediary, which could, in turn, subject us to adverse regulatory action, including sanctions and financial penalties applied by a state regulator.
Investment Alternatives for PPLI Policies.   The investment alternatives typically offered by onshore U.S. carriers as part of their standardized policy offerings are often unacceptable to sophisticated investors. Many of the investment funds included in onshore life insurance products are equivalent to long-only stock or bond mutual funds, and charge higher fees than comparable mutual funds. Additionally, the range of investment options within standard policies can be quite limited. PPLI offers investors the ability to create highly customized investment programs within insurance policies containing standardized death benefits and inter-generational wealth transfer features. There are restrictions on the organizational structure of funds that can be offered within life insurance policies, including a requirement that any funds used in life insurance products not be available to investors other than through an insurance product. These types of funds are known as insurance-dedicated funds, or IDFs. Many investment management firms that offer hedge funds and other alternative investment funds have created IDFs to serve the growing market for PPLI-eligible investments.
Investment Restrictions.   Under U.S. tax law, life insurance policyholders and their beneficiaries are not allowed to control the investment of funds contained in the life insurance policy. However, policyholders may nominate a third party manager for the funds and may request that the insurance company change managers over the life of the policy. In addition to the investor control restrictions, investments are required to be diversified. In general, no single investment held in a variable life insurance policy may exceed 55% of the total value of investments. The policy’s segregated asset account is considered to be adequately diversified if the account contains at least five investments and a) no single investment accounts for more than 55 percent of the value of the account; b) no two investments account for more than 70 percent of the value of the account; c) no three investments account for more than 80 percent of the value of the account; and d) no four investments account for more than 90 percent of the value of the account. For an IDF, the test is applied over the portfolio; thus, a policy may hold a single IDF if the fund itself meets the diversification tests. Violation of these requirements will result in the current taxation of all income and realized gains inside the policy directly to the policy owner.
Asset Protection.   Most of our PPLI policies are issued as segregated account policies. This type of policy structure requires each segregated portfolio to be legally isolated from each other segregated portfolio, and from the issuing company’s core or general account. In addition, insurance losses incurred by a segregated portfolio are limited to that particular segregated portfolio. This segregated account structure offers greater certainty that the assets (and liabilities) of a particular policy held in a segregated portfolio are legally separated from those of other policyholders. This segregation of assets and liabilities is often viewed by policyholders as a more secure method of purchasing life insurance than through a commingled account where the failure of the overall company could jeopardize the policyholder’s investments and death benefit.
Use of Insurance Trusts.   Many purchasers of PPLI elect to use a special-purpose trust to hold the PPLI policy. Trusts can be used for many purposes, including enforcement of spendthrift clauses limiting the amount of proceeds available to beneficiaries at any one time. Other reasons to use a trust structure for PPLI include protection in the event of the bankruptcy of the policyholder, structuring to ensure policy proceeds are outside of the estate of the life insured to minimize estate taxes, or in the circumstance where an individual is planning to become a U.S. resident and taxpayer and desires to create a legal separation from certain assets before they would become subject to U.S. taxation. Not all trusts may own PPLI because the trust must qualify as an accredited investor. See “Risk Factors — Risks Relating to Our Insurance Underwriting — Our Life Insurance products may not provide the benefits expected by our clients” and “Risk Factors — Risks Relating to Our Insurance Underwriting — Our Life Insurance products are complicated and require clients to take actions beyond those required to purchase traditional life insurance policies.”

PPLI in Canada
We issue PPLI and related critical illness health insurance policies to Canadian residents with terms and conditions that are specific to Canadian tax law. Most of the policies we have issued to Canadians do not have sufficient third party risk transfer to be accounted for under GAAP as insurance contracts. Other types of life insurance policies issued to Canadian HNWIs have features similar to the PPLI policies we issue to U.S. residents and others. To date, we have not issued traditional policies to any Canadian purchasers. Canadian purchasers of PPLI policies generally obtain specific, individualized tax and legal advice prior to purchasing a policy. Any future change in Canadian tax law that limits or closely defines the definition of a life insurance policy could eliminate the tax benefits to Canadian purchasers of PPLI policies, including the type we issue.
PPLI in Europe
The European PPLI market is highly mature and dominated by established carriers. The European market is primarily for insurance wrappers or simple insurance contracts that contain one or more specified investment programs or a single investment manager’s investment fund. We do not compete in this market for insurance wrappers. In general, European persons who purchase a PPLI contract from an offshore carrier do so because of an economic, family or other connection outside of their primary nation of residence. We compete for this type of business when a referral source introduces a prospective client to us that can benefit from a tax-compliant life insurance policy that addresses risks from trans-national business, wealth accumulation or other jurisdictional tax risks. For example, we have issued PPLI policies to individuals considering emigration to the United States, whose professional advisors have identified the use of PPLI as a wealth structuring technique to minimize the negative tax impact on the emigrant arising from the United States’ taxation of worldwide income, compared to territorial tax systems prevalent in most European jurisdictions. A second application of PPLI is for individuals with multiple residences or business locations subjecting a person or business to double taxation. Use of PPLI can allow the individual or business owning a PPLI policy to be tax compliant across multiple jurisdictions, without paying an amount of tax greater than if the person or business operated in a single location.
PPLI in Latin America
Each Latin American country has specific laws and regulations applicable to PPLI, including restrictions on purchase and sale, tax limitations, and other constraints on both purchasers and issuing carriers and potentially on advisors. Because there is no uniformity or consistency of tax codes or insurance regulations across Latin American jurisdictions, PPLI can be a useful wealth planning tool for individuals, family groups and business owners seeking to minimize or defer current tax liability. For example, we believe that Brazil is effectively closed to non-Brazilian carriers, including a prohibition on Brazilian residents purchasing contracts of life insurance while outside of Brazil. Other jurisdictions such as Mexico allow residents to purchase of foreign life insurance, subject to restrictions and qualifications. Many Latin American HNWIs and HNW family groups have historically held their financial assets outside of their country of residence due to the political and economic risks associated with the region. We believe that Latin America represents a growth market for PPLI due to the general worldwide acceptance of life insurance as a wealth planning tool, and its under-penetration in Latin America to date. In general, PPLI can be used by HNW families as part of an overall tax compliance plan. We believe that recent efforts by Latin American countries to enforce tax compliance by HNW family groups and the corresponding tax amnesty programs offered could lead to higher demand for tax-compliant life insurance policies. Latin American purchasers of PPLI policies generally obtain specific, individualized tax and legal advice prior to purchasing a policy. In addition to requesting that our clients seek specific legal counsel and tax advice, we frequently obtain advice of qualified legal counsel prior to issuing a PPLI policy to residents of Latin American countries with complex insurance regulations. See “Risk Factors — Risks Relating to Regulation and Compliance — Compliance with requirements for monitoring and reporting of illegal activity could affect our business.”

PPLI in Asia
Most life insurance sold to the Asian market is traditional universal life with minimum investment guarantees. In general, Asian consumers, including HNWIs, prefer policies issued by A rated carriers that include a minimum return guarantee. PPLI is relatively new in Asia, as it has not been offered by longstanding international insurance companies operating in Asian markets such as AIA, Manulife, Old Mutual, Prudential, Sun Life and Transamerica. We believe that Asia represents a significant market opportunity for us, including development of a market for PPLI targeting individuals and family groups considering emigration to the United States. Many global professional services firms have become well-established in Asia and we have directed our efforts at educating professional advisors associated with global firms on the benefits of using PPLI as a wealth structuring technique to minimize the negative tax impact on the emigrant arising from the United States’ taxation of worldwide income. Over time, as HNWIs in Asia increase their use of professional advisors, and the general orientation of Asian HNWIs becomes more focused on tax compliance as opposed to non-compliance, we believe that Asia will become a large market for us and other companies issuing PPLI policies. See “Risk Factors — Risks Relating to Regulation and Compliance — Compliance with requirements for monitoring and reporting of illegal activity could affect our business.”
Compliance
We operate financial services businesses, and as a result we are particularly at risk of unknowingly aiding or abetting financial crimes. Our compliance effort is responsible for both training and assisting all of our employees in conducting our business in strict accordance with applicable laws and regulations, and for monitoring all aspects of our business for any activity of our clients away from our business that would require us to take action in response to the client activity. We employ three full-time employees dedicated to compliance oversight. We train all employees in basic compliance requirements, including AML and other training we believe is necessary to operate our businesses in material compliance with all applicable laws and regulations. We hold regular training events for our employees to cover topics including Money Laundering; Assessing and Controlling Risk; Customer Due Diligence, or CDD; Know Your Customer, or KYC; Global Sanctions; and Recognizing and Reporting Unusual or Suspicious Activity. Employees with compliance responsibilities and others have additional compliance training and certifications from organizations such as the Association of Certified Anti-Money Laundering Specialists, or ACAMS, and hold its professional designations such as Certified Anti-Money Laundering Specialists, or CAMS.
In Puerto Rico, we are subject to U.S. financial services and banking regulations including those within or promulgated in response to the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Act of 1970 which is commonly referred to as the Bank Secrecy Act, or BSA. The purpose of the BSA is to require U.S. financial institutions to maintain appropriate records and file certain reports involving currency transactions and a financial institution’s customer relationships. Currency Transaction Reports, or CTRs, and Suspicious Activity Reports, or SARs, are the primary means used by banks to satisfy the requirements of the BSA. We maintain a Customer Identification Program, or CIP, for all clients and counterparties as required by the BSA. BSA recordkeeping regulations also include the requirement that our records be sufficient to enable transactions and activity in customer accounts to be reconstructed if necessary. In addition to the BSA, our operations in Puerto Rico and elsewhere are subject to regulations of the Office of Foreign Asset Control, or OFAC; Financial Action Task Force, or FATF; Financial Crimes Enforcement Network, or FinCEN; and Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, or USA PATRIOT Act. In addition to the laws known by acronym, we are subject to the International Counter Money Laundering and Foreign Anti-Corruption Act of 2001; the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001; the Sarbanes-Oxley Act of 2002; the Combating Financing of Terrorism Act of 2003; the Tools to Fight Terrorism Act of 2004; the Intelligence Reform and Terrorism Prevention Act of 2004 and the Comprehensive Iran Sanctions,

Accountability and Divestment Act of 2010; the National Defense Authorization Act for Fiscal Year 2012; and the Money Remittance Improvement Act of 2014, among others. We are also subject to Puerto Rico laws including local regulations requiring reporting of all transactions valued at $5,000 or more.
In the Cayman Islands, we comply with all of the regulations imposed by CIMA. In general, the CIMA regulations are analogous to the AML, CDD, CFT, CTR, KYC and other regulations imposed by the BSA and FinCEN. In addition to these regulations, the Cayman Islands imposes regulations related to its participation in the OECD’s Multilateral Convention on Mutual Administrative Assistance in Tax Matters which includes in its Article 6 the Multilateral Competent Authority Agreement, or MCAA. The MCAA is a multilateral framework agreement that the OECD has put forward to provide a standardized and efficient mechanism to facilitate the automatic exchange of information in accordance with the Standard for Automatic Exchange of Financial Information in Tax Matters. Implementation of the MCAA is effected by the common reporting standard, or CRS, which imposes annual reporting requirements on us for production of specific information about our clients, their individual identity, their nation of tax residency, the value of the financial accounts held by us or indirectly held by us for their benefit, and other individual financial information. In addition to the CRS, in the Cayman Islands we also prepare reports to CIMA under FATCA requirements. We make most of our reports to CIMA within the Regulatory Enhanced Electronic Forms Submission, or REEFS, reporting portal. Failure to submit timely reports through REEFS or to comply with these and other compliance requirements could subject us to significant financial and criminal sanctions. See “Risk Factors — Risks Relating to Regulation and Compliance — Compliance with requirements for monitoring and reporting of illegal activity could affect our business.”
Capital Requirements
Regulatory Capital
We have six licensed insurance subsidiaries and one banking subsidiary that are subject to minimum capital requirements. The required amounts are fixed by statute or regulation. In Puerto Rico and the Cayman Islands, insurance regulators may increase the minimum requirement applied to a particular insurance company if the relevant regulator decides, in its sole discretion, that the nature and scope of a company’s underwriting activity and overall risk profile requires additional capital. In Puerto Rico, the Office of the Commissioner of Financial Institutions has broad powers to require additional capital for banks under its regulatory authority. The following table sets out each subsidiary, its location and its required minimum:
Company	Location	Minimum Capital Required
Advantage Business Insurance Company I.I.	Puerto Rico	$1,500,000
Advantage International Bank Corp.	Puerto Rico	$600,000
Advantage Life & Annuity Company SPC	Cayman Islands	$400,000
Advantage Life Assurance I.I.	Puerto Rico	$750,000
Advantage Life Puerto Rico A.I.	Puerto Rico	$750,000
Advantage Property & Casualty Company SPC	Cayman Islands	$200,000
U.S. Commonwealth Life, A.I.	Puerto Rico	$750,000
We endeavor to maintain capital levels in excess of statutory minimums. We do not believe that our current and future business plans will result in any of the insurance companies becoming subject to additional regulatory capital requirements. We expect to utilize some of the proceeds of this offering to increase the capitalization of Advantage International Bank Corp. to support its plan to apply to become a member of the Federal Reserve Bank of New York.

Financial Strength Rating Capital
We are not rated by any recognized ratings agency or equivalent organization. In the future, we intend to seek a rating from A.M. Best or KBRA. In order to maintain any rating we receive from a ratings agency and to avoid a ratings downgrade, we will have to maintain capital in amounts and in proportion to the amounts held at the time the rating was issued. We expect that required capital to obtain and maintain a good or excellent financial strength rating will require us to maintain capital levels at each of our rated subsidiaries that is significantly in excess of amounts required by regulation.
Properties
We occupy our Puerto Rico headquarters location and Cayman Islands office location on a leasehold basis, with initial terms of five years renewable for an additional five years thereafter at our option. Our Puerto Rico lease renews in 2021 and our new Cayman Islands lease renews in 2022. The following table sets out information about our Puerto Rico and Cayman Islands lease obligations:
Location	Rentable Area in Square Feet	Lease Renewal or Expiration Date	Estimated Remaining Payments
			(dollars in thousands)
American International Plaza 250 Muñoz Rivera Avenue San Juan, Puerto Rico 00918	5,500	October 2021	$556
18 Forum Lane, 3rd Floor Camana Bay, Cayman Islands	3,033	October 2022	$1,124
We rent office space in Charleston, South Carolina and Scottsdale, Arizona on a short-term basis, generally for one-year terms with options to renew. In the event that one or more of our properties becomes unavailable or inaccessible to us, we have sufficient spare capacity to continue our operations uninterrupted. We also have instituted backup data and business continuity plans to minimize disruptions in our operations in the event of a variety of other adverse events such as power loss, data loss, and natural or man-made disasters.
Legal Proceedings
We are not currently the defendant in any litigation or party to any arbitration. We anticipate that, similar to the rest of the insurance industry, we will be subject to litigation and arbitration in the ordinary course of business. We are occasionally required to produce information and documents related to legal proceedings in which we are neither plaintiff nor defendant. This type of ancillary involvement in legal proceedings can result in significant time and expense to us.
Employees
As of September 30, 2017 we had 19 employees in Puerto Rico, 14 in the Cayman Islands and 7 in the United States. From time to time we employ other independent contractors and consultants, whom we do not count as employees but may perform functions which are important to the success of our business. As of September 30, 2017 we had 3 contractors that we believe are important to the success of our business. We believe that our employee relations are good. None of our employees is subject to collective bargaining agreements, and we are not aware of any current efforts to implement such agreements.

REGULATION
Overview
Our operations are subject to comprehensive and detailed regulation in Puerto Rico and the Cayman Islands, as well as U.S. federal regulation. Supervisory agencies include the Commissioner of Insurance and the Department of State in Puerto Rico, and CIMA in the Cayman Islands. These government agencies have the right to:
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grant, suspend and revoke licenses to transact business;

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regulate many aspects of the products and services we offer;

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assess fines, penalties and/or sanctions;

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monitor our solvency and adequacy of our financial reserves; and

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regulate our investment activities on the basis of quality, diversification and other quantitative criteria, within the parameters of a list of permitted investments set forth in applicable insurance laws and regulations.

Our operations and accounts are subject to examination and audits at regular intervals by these agencies. In addition, the U.S. federal and local governments continue to consider and enact many legislative and regulatory proposals that have impacted, or would materially impact, various aspects of the insurance business.
On June 30, 2016 the U.S. Congress enacted the Puerto Rico Oversight, Management, and Economic Stability Act, or PROMESA, in order to provide a legal framework for Puerto Rico and its government instrumentalities to develop a responsible fiscal stabilization plan and balanced budgets. PROMESA creates a Fiscal Oversight and Management Board, with the ability, among other things, to approve or vet the Puerto Rico Fiscal Plan and Budget, and to vet any law deemed inconsistent with PROMESA. Given the political process, it is not possible to determine whether any federal and/or local legislation or regulation will be enacted in 2017 or later or what form any such legislation might take. While certain Legislative or regulatory changes could adversely affect us, at this time we cannot predict the extent of this impact.
The federal government, the government of Puerto Rico, including the Commissioner of Insurance, and the Cayman Islands government have adopted laws and regulations that govern our business activities in various ways. These laws and regulations may restrict how we conduct our business and may result in additional burdens and costs to us. Areas of governmental regulation include: licensure; minimum capital and liquidity requirements; reporting requirements; limitations on the ability to pay dividends; segregated asset plan requirements; financial condition (including reserves); reinsurance; issuance of new shares of capital stock; corporate governance; and permissible investments.
These laws and regulations are subject to amendments and changing interpretations in each jurisdiction. Failure to comply with existing or future laws and regulations could materially and adversely affect our operations, financial condition and prospects.
Puerto Rico
The company is subject to the provisions of the General Corporations Law of Puerto Rico, which is modeled after that of the State of Delaware, but does not follow recent statutory enactments in Delaware. Certain provisions that differ between the General Corporations Law of Puerto Rico and the Delaware corporate law are discussed later in this prospectus.
Our primary regulator and supervisor is the Commissioner of Insurance of Puerto Rico. The Commissioner of Insurance centers its regulation and supervision, pursuant to the provisions of Chapter 61 of the Insurance Code of Puerto Rico and its regulations, principally on the standards of solvency that must be met by international insurance companies, including satisfying certain liquidity and premium indices, the nature of investments, acceptable methods of accounting, periodic examinations of the insurance business operations and the form and content of reports on the financial condition which international insurers must file, among others. The Commissioner of Insurance can cancel or revoke a certificate of authorization of an International Insurer that does not meet the minimum capital requirements or violates any of the provisions of Chapter 61 of the Insurance Code of Puerto Rico. The Puerto Rico Office of the Commissioner of Insurance is accredited by the U.S. National Association Insurance Commissioners.
Chapter 61 of the Puerto Rico Insurance Code also prohibits International Insurers from giving a loan or guarantee to a loan to a director or officer of the International Insurer or their family. This prohibition does not exist when the loan is made on a policy and the amount of such loan is below the cash redemption value of a life insurance policy issued to that person by the International Insurer, or when the loan is guaranteed by a first mortgage, when the loan amount does not exceed seventy-five (75) percent of the market value of the mortgaged property.
Chapter 61 of the Puerto Rico Insurance Code further prohibits international insurance companies from soliciting or receiving funds in exchange for any new issuance of its securities to residents of Puerto Rico, other than through a stock dividend, unless the Commissioner of Insurance has granted a solicitation permit in respect of such transaction. The Commissioner of Insurance will issue the permit unless it finds that the funds proposed to be secured are excessive for the purpose intended, the proposed securities and their distribution would be inequitable, or the issuance of the securities would jeopardize the interests of policyholders or security-holders.
Dividend Restrictions
The company is subject to the provisions of the General Corporations Law of Puerto Rico, which contains certain restrictions on the declaration and payment of dividends by corporations organized under the laws of Puerto Rico. These provisions generally provide that Puerto Rico corporations may only declare dividends out of available surplus or, in the absence of such surplus, out of the net profits available for the fiscal year in which the dividend is declared, the preceding fiscal year or both fiscal years. The General Corporations Law of Puerto Rico also contains provisions regarding the declaration and payment of dividends and directors’ liability for illegal payments.
The company’s international insurance subsidiaries organized in Puerto Rico, on the other hand, are subject to the provisions of Chapter 61 of the Puerto Rico Insurance Code which similarly contain certain restrictions on the declaration and payment of dividends by Puerto Rico international insurance companies. These provisions, in turn, generally prohibit Puerto Rico international insurers from declaring or paying dividends during any fiscal year unless they are in compliance with the applicable liquidity and premium indices. Moreover, a Puerto Rico international insurer that is not in compliance with such applicable liquidity and premium indices during any given fiscal year is prohibited from declaring or paying dividends during the following fiscal year without obtaining approval from the Commissioner of Insurance. Finally, Puerto Rico international insurance companies authorized to sell life insurance policies and annuities pursuant to a Class 5 authorization are subject to additional limitations in the declaration and payment of dividends to persons other than policyholders. Generally, this Class 5 international insurance companies are prohibited from declaring or paying dividends to persons other than policyholders unless the actuarially certified value of the assets used to conduct its Class 5 insurance business exceeds its total liabilities, and the total amount of the dividend being paid does not exceed, in the aggregate (i) such excess in assets used to conduct its Class 5 insurance business over liabilities, and (ii) other funds available for the payment of dividends which result from any part of its business other than the business conducted pursuant to its Class 5 authority.
The company’s ability to pay dividends is dependent on cash dividends from our international insurance company and other subsidiaries. Our international insurance company subsidiaries are subject to regulatory capital and surplus requirements and additional regulatory requirements, which may restrict their ability to declare and pay dividends or distributions to the company.

Advantage Business Insurance Company I.I.
ABIC is incorporated as an International Insurance Company under Chapter 61 of the Puerto Rico Insurance Code. It is registered with the Department of State in Puerto Rico under registration number 374893. It was incorporated on June 22, 2016 under the name Advantage Business Insurance Company I.I. and its registered office is located at American International Plaza, 250 Muñoz Rivera Avenue, Suite 710, San Juan, Puerto Rico 00918. Its resident agent for service of process at such address is Advantage Insurance Services LLC. ABIC is 100% owned by Advantage Insurance Inc.
It is further authorized to operate as a Class 3 Protected Cell International Insurance Company under the same law. The company is authorized to conduct insurance business only in Puerto Rico for clients located outside of Puerto Rico. ABIC also serves as an issuing insurer platform for captive protected cells and a risk transfer mechanism among other insurers and cell captives. It also operates as a rent-a-captive business providing an efficient insurance structure for its clients to form Puerto Rico-domiciled captive insurance vehicles. ABIC is regulated by The Office of the Commissioner of Insurance of Puerto Rico, located at B5 Calle Tabonuco, Suite 216, PMB 356, Guaynabo, Puerto Rico 00968-3029. The URL of the regulator’s website is www.ocs.gobierno.pr. ABIC is 100% owned by Advantage Insurance Inc.
The minimum statutory capital that is required for a Class 3 insurer is $1,500,000, which must be maintained at all times in Puerto Rico.
Advantage Insurance Services LLC
AIS is a limited liability company organized and existing under the General Corporations laws of the Commonwealth of Puerto Rico. It is organized with the Department of State in Puerto Rico under registration number 353937. It was incorporated on May 18, 2015 under the name Advantage Insurance Services LLC and its registered office is located at American International Plaza, 250 Muñoz Rivera Avenue, Suite 710, San Juan, Puerto Rico 00918. Its resident agent for service of process at such address is Advantage Insurance Services LLC. 100% of the voting and equity interests of AIS are owned by AVI. AVI employees, including our CEO and CFO, who participate as individuals in Puerto Rico’s tax incentive program promoting the relocation of individual investors to Puerto Rico, hold non-voting profits interests in AIS that are subject to the control of the board of directors of AVI. If the Puerto Rico incentive program terminates, these employees will become eligible for salary and bonus compensation on the same basis as all other employees or may be employed by one of our affiliates.
AIS operates as a provider of insurance intermediation and captive management services to international insurers, their captives and intermediaries operating pursuant to the provisions of Chapter 61 of the Insurance Code of Puerto Rico and its regulations.
Advantage International Bank Corp.
AIBC is an international financial entity organized and existing under the General Corporations laws of the Commonwealth of Puerto Rico, and pursuant to the applicable provisions of Act. No. 273 of September 25, 2012, as amended, known as the International Financial Center Regulatory Act, or IFE Act. It is registered with the Department of State in Puerto Rico under registration number 365261. It was incorporated on November 16, 2015 under the name Advantage International Bank Corp. and its registered office is located at American International Plaza, 250 Muñoz Rivera Avenue, Suite 710, San Juan, Puerto Rico 00918. Its resident agent for service of process at such address is Advantage Insurance Services LLC.
AIBC is regulated by The Office of the Commissioner of Financial Institutions of Puerto Rico, located at Centro Europa Building, 1492 Ponce de León Avenue, Suite 600, San Juan, Puerto Rico 00907-4024. The URL of the regulator’s website is www.ocif.gobierno.pr. AIBC is 100% owned by Advantage Insurance Inc.

The minimum statutory capital that is required for an international financial entity is $5,000,000, pursuant to the IFE Act. In accordance with the IFE Act, common shares in an amount of at least $250,000 must be issued and totally paid in as capital before issuance of a license under the IFE Act. In this regard. The IFE Act provides that as a requirement to obtain a license, every international financial entity must have at least $300,000 in unencumbered assets or acceptable financial guarantees. In addition, regulations require that annual audited financial statements for the company be presented by April 30th of each year and the insurance license is renewable at the end of June each year.
AIBC serves the banking needs of its affiliated companies and their clients, as well as of other international insurers and their affiliated companies and offshore customers operating under the Puerto Rico International Insurance and Reinsurance Center, including other International Financial Entities and their offshore customers operating under the IFE Act and regulated by the Office of the Commissioner of Financial Institutions of Puerto Rico. AIBC does not offer any services to individuals who are Puerto Rico residents or Puerto Rico-based businesses, other than those operating under the IFE Act or Chapter 61 of the Insurance Code of Puerto Rico.
AIBC offers a streamlined suite of products to serve the basic cash and investment custody needs of its insurance-oriented clients. It offers time deposits, certificates of deposit, demand deposit accounts and investment custody accounts for each individual segregated asset plans insurance policy issued by ALPR or ALAI. To facilitate the movement of funds, AIBC also has the authority to issue and receive international wire transfers.
AIBC may also issue letters of credit or other short-term financing facilities to facilitate client insurance transactions. AIBC is also authorized to act as fiduciary, executor, administrator, registrar of stock and bonds, property custodian assignee, trustee, attorney-in-fact, agent, and in any other fiduciary capacity, provided that such fiduciary services are not offered to, nor inures the benefit of, domestic persons.
Advantage Life Assurance I.I.
ALAI is incorporated as an International Insurance Company under Chapter 61 of the Puerto Rico Insurance Code. It is registered with the Department of State in Puerto Rico under registration number 359070. It was incorporated on July 31, 2015 under the name Advantage Life Assurance I.I. and its registered office is located at American International Plaza, 250 Muñoz Rivera Avenue, Suite 710, San Juan, Puerto Rico 00918. Its resident agent for service of process at such address is Advantage Insurance Services LLC. ALAI is 100% owned by Advantage Insurance Inc.
It is further authorized to operate as a Class 5 Segregated Assets Plan company under the same law. The company is authorized to conduct insurance business only in Puerto Rico for clients located outside of Puerto Rico. ALAI is regulated by The Office of the Commissioner of Insurance of Puerto Rico, located at B5 Calle Tabonuco, Suite 216, PMB 356, Guaynabo, Puerto Rico 00968-3029. The URL of the regulator’s website is www.ocs.gobierno.pr. ALAI is 100% owned by Advantage Insurance Inc.
The minimum statutory capital that is required for a Class 5 insurer is $750,000, which must be maintained in Puerto Rico. In addition, regulations require that annual audited financial statements for the company be presented by April 30th of each year and the insurance license is renewable at the end of June each year.
Advantage Life Puerto Rico A.I.
ALPR is a company incorporated under the laws of the Commonwealth of Puerto Rico and is licensed as a Class 5 Protected Cell International Insurance Company under Chapter 61 of the Insurance Law of Puerto Rico to issue life insurance policies. As a Class 5 Insurer, ALPR is an insurance entity that can only undertake insurance business in respect of persons or property resident outside of Puerto Rico. It was incorporated on November 10, 2010 under its former name Ashley Cooper Life International Insurer, SPC with registration number 493. Its registered office is located at American International Plaza, 250 Muñoz Rivera Avenue, Suite 710, San Juan, Puerto Rico 00918. Its resident agent for service of process at such address is Advantage Insurance Services LLC. ALPR is 100% owned by Advantage Life & Annuity Company SPC, which in turn is owned 100% by Advantage Insurance Inc.
The minimum statutory capital that is required for a Class 5 insurer is $750,000, which must be maintained in a bank approved by the Insurance Department in Puerto Rico. In addition, regulations require that annual audited financial statements for the company be presented by April 30th of each year and the insurance license is renewable at the end of June each year.
ALPR is managed by its affiliate AIS. The approved business plan requires that legal counsel or other acceptable financial advisors must represent clients and policies are only available through a private placement to individuals of appropriate economic means. Individual net worth or joint net worth of the policy owner and spouse at the time of the purchase must exceed $1,000,000.
ALPR has made a qualifying election available to foreign insurance companies under Section 953(d) of the Code to be treated as a U.S. corporation for U.S. federal income tax purposes. While this means that ALPR is a U.S. tax-paying entity, this does not automatically subject the investments of any particular policy issued by ALPR or the separate account(s) associated with the insurance policy to U.S. taxation. Subchapter L of the Code, which specifies taxation rules for life insurance companies and recognizes a tax deferral for and within separate account policies, is applicable to ALPR. It is likely that ALPR would be considered a foreign financial institution subject to FATCA with respect to certain U.S. insured persons. See “Risk Factors — Risks Relating to Our Insurance Underwriting — Our Life Insurance products may not provide the benefits expected by our clients” and “Risk Factors — Risks Relating to Regulation and Compliance — Compliance with the Foreign Account Tax Compliance Act and related regulations affects our business.”
U.S. Commonwealth Life, A.I.
USCL, acquired by AVI on October 1, 2016, is a company, organized and existing under the laws of the Commonwealth of Puerto Rico and under Chapter 61 of the Puerto Rico Insurance Code. USCL is licensed as a Class 5 Segregated Assets Plan International Insurance Company under Chapter 61 of the Insurance Law of Puerto Rico to issue life insurance policies. As a Class 5 Insurer, USCL is an insurance entity that can only undertake insurance business in respect of persons or property resident outside of Puerto Rico. It was incorporated on March 13, 2009 under the name U.S. Commonwealth Life, A.I. with registration number 485. Its registered office is located at AON Center 304 Ponce de León Avenue, Suite 1000, San Juan, Puerto Rico 00918. Its resident agent for service of process is Ralph J. Rexach whose address is 802 Fernández Juncos Avenue, San Juan, Puerto Rico 00907. USCL is 100% owned by Advantage Insurance Inc.
The minimum statutory capital that is required for a Class 5 insurer is $750,000, which must be maintained in Puerto Rico. In addition, regulations require that annual audited financial statements for the company be presented by April 30th of each year and the insurance license is renewable at the end of June each year.
Cayman Islands
Our Cayman Islands subsidiaries ALAC, APCC, ALIF and ALSCF are currently tax exempt, pursuant to the provisions of the Tax Concessions Law, except for AIMCL which is not qualified to hold a Tax Exemption Certificate.
Our primary regulator is CIMA. We adhere closely to all laws and regulations applicable to our business, and also monitor our clients and counterparties for regulatory compliance in areas that are related to our business. Because we operate in the insurance and financial services industry, it is critical that we maintain full compliance with all applicable laws and regulations, and do business with clients and counterparties who also maintain full compliance.

Our Cayman Islands Life Insurance subsidiary and Business Insurance operations are regulated by CIMA. Each subsidiary has different regulatory requirements. However, ALAC and APCC are both required to comply with the following principal requirements including:
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to prepare annual accounts in accordance with generally accepted accounting principles, audited by an independent auditor approved by CIMA;

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to seek the prior approval of CIMA in respect of the appointment of directors and officers and to provide CIMA with information in connection therewith and notification of any changes thereto; to seek CIMA’s prior approval of any proposed change of control of ALAC involving the issuance of more than 10% of ALAC’s authorized share capital and, the acquisition by any person or group of persons of shares representing more than 10% of ALAC’s issued share capital or total voting rights and to provide such information as CIMA may require for the purpose of enabling an assessment as to whether the persons acquiring control or ownership are fit and proper persons to acquire such control or ownership;

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to maintain appropriate business records in the Cayman Islands; and

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to pay an annual license fee to CIMA.

Advantage Life & Annuity Company SPC
ALAC is a company incorporated under the Cayman Companies Law and is licensed as a Class B Insurer under the Cayman Insurance Law. As a Class B(iii) Long-term Insurer, ALAC is an insurance entity that may undertake insurance business from individuals who are not resident in the Cayman Islands where such business forms less than 5% of net premiums written, or where CIMA has otherwise granted prior approval (which is subject to CIMA review). It was incorporated as a Segregated Portfolio Company under the Cayman Companies Law on April 12, 1999 under the name Advantage Life & Annuity Company SPC with Company ID 88899. Its registered office is located at Suite 5304, 3rd Floor, 18 Forum Lane, P.O. Box 453, Camana Bay, Grand Cayman, KY1-9006, Cayman Islands. ALAC is 100% owned by Advantage Insurance Inc.
ALAC specializes in the issuance of Variable Life and Variable Annuity Policies, among others. It also provides reinsurance of long term business to licensed insurance companies that the policy assets can be held within segregated portfolios to enhance protection for policyholders. ALAC may also act as a front company to licensed insurance companies in other jurisdictions to facilitate planning for life products.
ALAC is required to comply with the following principal requirements including:
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the maintenance of a minimum capital and the prescribed capital requirement is $400,000, with each segregated portfolio maintaining solvency on a going concern basis and on a balance sheet basis; and

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to carry on its insurance business in accordance with the terms of the license application and business plan submitted to CIMA, to seek the prior approval of CIMA to any proposed change thereto and annually file an actuarial valuation of assets and liabilities certified by an actuary approved by CIMA, a certification of solvency prepared by a person approved by CIMA and a written confirmation that the information set out in its license application, as modified by any subsequent changes approved by CIMA, remains correct.

Cayman Insurance Law requires that the holder of a Class B Insurer’s License engages a licensed insurance manager operating in the Cayman Islands to provide insurance expertise and oversight, unless it maintains permanently a place of business approved by CIMA. ALAC is managed by our subsidiary AIMCL to meet this requirement.
Advantage Property & Casualty Company SPC
APCC is a company incorporated under the Cayman Companies Law and is licensed as a Class B Insurer under the Cayman Insurance Law. As a Class B(iii) General Insurer, APCC is an insurance entity that may undertake insurance business from individuals who are not resident in the Cayman Islands where such business forms less than 5% of net premiums written, or where CIMA has otherwise granted prior approval (which is subject to CIMA review). It was incorporated as a Segregated Portfolio Company under the Cayman Companies Law on August 6, 2002 under its former name Rubicon Insurance Company, SPC with Company ID 119253. Its registered office is located at Suite 5304, 3rd Floor, 18 Forum Lane, P.O. Box 453, Camana Bay, Grand Cayman, KY1-9006, Cayman Islands. APCC is 100% owned by Advantage Insurance Inc.
APCC is required to comply with the following principal requirements under Cayman Insurance Law:
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the maintenance of a minimum capital of  $200,000 together with a margin of solvency in respect of its segregated portfolios. Broadly, each segregated portfolio must be solvent on a going concern basis and on a balance sheet basis to carry on its insurance business in accordance with the terms of the license application and business plan submitted to CIMA, to seek the prior approval of CIMA to any proposed change thereto and annually file a written confirmation that the information set out in its license applications as modified by any subsequent changes approved by CIMA remains correct;

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the maintenance of a prescribed capital is 15% of net earned premium to first $5,000,000, 7.5% of additional net earned premium up to $20,000,000 and 5% of additional net earned premium in excess of  $20,000,000;

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to prepare annual accounts in accordance with generally accepted accounting principles, audited by an independent auditor approved by CIMA;

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to seek prior approval of CIMA in respect of the appointment of directors and officers and to provide CIMA with information in connection therewith and notification of any changes thereto;

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to seek CIMA’s approval of any proposed change of control of APCC involving the issuance of more than 10% of APCC’s authorized share capital or the acquisition by any person or group of persons of shares representing more than 10% of APCC’s issued share capital or total voting rights and to provide such information as CIMA may require for the purpose of enabling an assessment as to whether the persons acquiring control or ownership are fit and proper persons to acquire such control or ownership;

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to maintain appropriate business records in the Cayman Islands; and

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to pay an annual license fee to CIMA.

Cayman Insurance Law requires that the holder of a Class B Insurer’s License engages a licensed insurance manager operating in the Cayman Islands to provide insurance expertise and oversight, unless it maintains permanently a place of business approved by CIMA. As with ALAC, APCC is managed by our subsidiary AIMCL to meet this requirement.
Advantage International Management (Cayman) Ltd.
AIMCL is a company incorporated under the Cayman Companies Law. AIMCL is licensed as an Insurance Manager, in accordance with the Cayman Insurance Law, and is also licensed to carry on the business of Company Management, in accordance with the Cayman Management Law. AIMCL acts as insurance manager to licensed insurance companies and is required to use its best endeavors to manage insurance business only for fit and proper insurers to comply with all of the principal requirements under the Cayman Insurance Law. It was incorporated on June 1, 1993 under its former name Crusader International Management (Cayman) Ltd. with Company ID 47031. Its registered office is located at Suite 5304, 3rd Floor, 18 Forum Lane, P.O. Box 453, Camana Bay, Grand Cayman, KY1-9006, Cayman Islands. AIMCL is 100% owned by Advantage Insurance Inc.
As a company manager, AIMCL provides various corporate services to companies under its management including, but not limited to, acting as a company formation agent, provision of a registered office or business address for the company, filing of statutory forms, resolutions, returns and notices, provision of director and/or officer functions to the company, acceptance of service of process or any notices required to be served, and any other corporate service involved in the control of the whole or substantial part of the assets of the company.
AIMCL is required to maintain a minimum net worth of  $25,000 Cayman Islands Dollars (approximately US $30,488) and to comply with the following principal requirements under the Companies Management Law to: (1) submit financial statements prepared in accordance with internationally recognized accounting standards by an auditor who is either approved by CIMA or is a member of an internationally recognized accounting body within 6 months of its financial year end; (2) submit an annual Certificate of Compliance with the Companies Management Law and any regulations, signed by a director of the licensee; (3) submit on a bi-annual basis, a duly completed statistical filing with payment of relevant license fee on an annual basis within 30 days of the calendar year just ended; (4) not change auditor without the prior approval of CIMA and with the outgoing auditor to provide relevant circumstances giving rise to the change of auditor; (5) have at least two or more directors at all times; (6) receive prior written approval from CIMA for all appointments to the board of directors or of a senior officer of the company; (7) permit CIMA to undertake a review of its business, including all relevant books, records and documents and seek appropriate information and explanations to ensure that all provisions within the law are being satisfactorily adhered to; and (8) arrange for professional indemnity insurance with a minimum aggregate cover of  $1,000,000 and a minimum cover of  $1,000,000 for each and every claim and, if required by CIMA, provide a copy of the insurance certificate to CIMA.
United Kingdom
Advantage DCP Ltd
Advantage DCP Ltd is a UK corporation licensed to underwrite insurance and reinsurance under the provisions of Lloyd’s Act 1982, an act to establish a Council of Lloyd’s. ADCP was admitted to Lloyd’s in 2014, with business commencing on January 1, 2015, and is required to maintain sufficient collateral, known as Funds at Lloyd’s, to support its underwriting exposures, subject to minimum requirements imposed by the Council of Lloyd’s. ADCP is restricted by charter from conducting business other than participating in underwriting of insurance and reinsurance under the supervision of the Council of Lloyd’s and in accordance with the duly enacted rules and requirements of the Society of Lloyd’s incorporated by the Lloyd’s Act of 1871. Failure to maintain sufficient Funds at Lloyd’s would result in the suspension of ADCP’s underwriting privileges within Lloyd’s.
U.S. Operations
U.S. Insurance Regulation — State Regulation
Our U.S. insurance subsidiaries are subject to extensive regulation and supervision by their state of domicile, as well as those states in which they do business. The purpose of such regulation and supervision is primarily to provide safeguards for policyholders, rather than to protect the interests of shareholders. The insurance laws of the various states establish regulatory agencies with broad administrative powers, including the power to grant or revoke operating licenses and regulate trade practices, investments, premium rates, deposits of securities, the form and content of financial statements and insurance policies, dividend limitations, cancellation and nonrenewal of policies, accounting practices and the maintenance of specified reserves and capital for the protection of policyholders.
Our businesses located in the United States are regulated by the individual states where they conduct business, and by certain sections of federal law. We maintain the same diligent approach to regulatory compliance for our U.S. subsidiaries as we do for our Puerto Rico and Cayman Islands operations.

Advantage Insurance Management (USA) LLC
AIMUSA was incorporated in South Carolina in 2002 and provides captive management and consulting services to Advantage’s clients located in the United States. Captive management companies are not required to be federally licensed in the United States, but require approval by individual state insurance regulators in order to operate in the relevant state. AIMUSA is approved to manage captives in South Carolina, the District of Columbia, Delaware, Arizona and Nevada.
The captive insurance companies managed by AIMUSA are regulated at the state level. The domiciliary state regulators issue Certificates of Authority to each captive that operates in their State. AIMUSA is responsible for the operation of each captive insurance company client within its approved business plan and within the captive insurance statutes of each domicile state. Due to competition for new business, most states have adopted similar regulations but differences do exist in filing requirements and deadlines, capitalization requirements, and other areas of regulation. In addition to captive insurance companies, AIMUSA also manages risk retention groups. RRGs are also regulated at the state level, and are also required to file premium rates and policy forms with states where they operate beyond their home domicile. RRGs are required to file quarterly and annual statutory accounting reports and supporting schedules.
U.S. Insurance Regulation — Federal Regulation
The U.S. federal government generally has not directly regulated the insurance industry except for certain areas of the market, such as insurance for flood, nuclear and terrorism risks. However, the federal government has undertaken initiatives or considered legislation in several areas that may impact the insurance industry, including tort reform, corporate governance and the taxation of reinsurance companies. The Dodd-Frank Act established the Federal Insurance Office which is authorized to study, monitor and report to Congress on the insurance industry and to recommend that the FSOC designate an insurer as an entity posing risks to the U.S. financial stability in the event of the insurer’s material financial distress or failure. In December 2013, the Federal Insurance Office issued a report on alternatives to modernize and improve the system of insurance regulation in the United States, including by increasing national uniformity through either a federal charter or effective action by the states. Changes to federal legislation and administrative policies in several areas, including changes in federal taxation, can also significantly impact the insurance industry and us.
Other Regulations in the Cayman Islands
As at the date of this prospectus, the Cayman Islands has no exchange controls restricting dealings in currencies or securities and does not impose any withholding tax on dividends paid or distributions made by Cayman Islands companies. See “Risk Factors — Risks Relating to Taxation — We may become subject to taxation in the Cayman Islands which would negatively affect our results.” The impact of the Cayman Islands’ ongoing cooperation with the OECD to facilitate taxation of Cayman Islands entities by foreign governments could result in our income becoming subject to taxation.

MANAGEMENT
Directors and Executive Officers
The following table sets out the names and ages of our directors and executive officers as of September 30, 2017 and the year during which each first served as a director of AVI or its predecessor AIH:
Name	Position(s)	Age at September 30, 2017	Director Since
Walter C. Keenan	Director, President and Chief Executive Officer	50	2013
Mark Moffat	Director and Chief Investment Officer	51	2015
Colin W. Devine	Director	57	2017
Scot H. Fischer	Director	57	2017
David A. Whitefield	Director	70	2012
Gary D. Witherspoon	Director	62	2014
Leslie C. Boughner	Chairman, Business Insurance	65	—
Eduardo Colón	Chief Banking Officer	60	—
Stuart N. Jessop	Chief Underwriting Officer	50	—
Tamara K. Kravec	Chief Financial Officer	47	—
Matthew I. Lawson	Chief Accounting Officer	44	—
Eric A. Miller	Chief Information Officer	65	—
Executive Officers Who Are Also Directors
Walter C. Keenan is our President and Chief Executive Officer. Mr. Keenan organized the recapitalization of Advantage and became its President and Chief Executive Officer in 2013. Prior to Advantage, he was most recently Executive Chairman of Medicus Insurance Holdings, Inc., a specialty medical liability insurance company in Austin, Texas from 2006 to 2011. Mr. Keenan organized the capitalization of Medicus in 2006 and oversaw its growth through its successful sale to a strategic buyer in 2011. From 2007 to 2011, Mr. Keenan was President of JMP Capital LLC, the merchant banking subsidiary of JMP Group LLC (NYSE: JMP). Mr. Keenan was responsible for JMP’s acquisition of its CLO investment business in 2009. From 2005 to 2007, Mr. Keenan was a principal of Cypress Advisors, Inc., a private equity fund manager, where he focused on investments in insurance and investment companies. At Cypress, Mr. Keenan was responsible for the formation of CYS Investments, Inc. (NYSE: CYS), a real estate investment trust, and Medicus. He began his career as a financial analyst with Morgan Stanley in 1989, and remained with the firm through 2003. Over the course of his career as an investment banker with Morgan Stanley, Mr. Keenan specialized in mergers, acquisitions and financing transactions for financial services companies, with a focus on insurance and related services businesses. Mr. Keenan was a director of property and casualty insurer Republic Group, Inc. from 2014 to 2016, and served as chair of its audit committee. He has served as a director of Five Oaks Investment Corp. (NYSE: OAKS) since 2015. Mr. Keenan holds a Bachelor of Arts with Honors degree from Southern Methodist University.
Mr. Keenan is qualified to serve as a director because of his business and insurance industry experience.
Mark Moffat is Chairman of our Investment Committee and has agreed to become our Chief Investment Officer upon completion of this offering. Mr. Moffat has been a private investor since April 2015. Until April 2015, Mr. Moffat was a Senior Managing Director of GSO where he was Co-Head of the Customized Credit Strategies division’s European activities and was the portfolio manager responsible for structured credit. Mr. Moffat joined GSO in January 2012 following the acquisition by GSO of Harbourmaster Capital Management Limited where he was Co-Head. Prior to joining Harbourmaster in 2007, Mr. Moffat was Head of European Debt and Equity Capital Markets and the European CLO business of Bear Stearns. While at Bear Stearns, Mr. Moffat was responsible for the origination, structuring and execution of CLOs in Europe over a seven year period. Prior to Bear Stearns, Mr. Moffat held similar roles at ABN AMRO where he was Global Head of CLOs and at Greenwich NatWest, the fixed income division of National Westminster Bank, where he was a Director in the principal finance team. Mr. Moffat has over 18 years of experience structuring, managing and investing in CLOs and holds a Bachelor of Arts with Honors degree from Nottingham University.
Mr. Moffat is qualified to serve as a director because of his investment experience, particularly with CLOs.
Directors
Colin W. Devine has been a strategic advisor to insurance and investment management companies from 2016 to the present and from 2012 to 2015. From 2015 to 2016, Mr. Devine was a Managing Director of Jefferies LLC, where he was the lead research analyst for the life insurance sector. Prior to Jefferies, Mr. Devine headed Citigroup’s North American life insurance research from 1997 to 2012. Prior to working for Citigroup, Mr. Devine was a Director in Standard & Poor’s credit ratings group, focused on the insurance sector. Over the course of his research career, Mr. Devine was ranked on Institutional Investor magazine’s All-America Research Team for 14 consecutive years and held the #1 ranking for six consecutive years. Mr. Devine holds Chartered Financial Analyst, Chartered Professional Accountant and Certified Financial Planner credentials. He earned an MBA degree from the Schulich School of Business, York University, Toronto and a Bachelor of Science degree from the University of Guelph.
Mr. Devine is qualified to serve as a director because of his experience as an insurance industry analyst and consultant.
Scot H. Fischer has been a private investor and advisor to family offices since 2016. He most recently served as Managing Partner for Amzak Capital Management LLC from 2007 to 2016. Prior to working with Amzak, Mr. Fischer spent most of his professional career as an investment banker with major financial institutions including ABN AMRO from 2003 to 2006 as head of corporate finance for the Americas; Citigroup from 1995 to 2001 covering Latin America; and Chase Manhattan from 1982 to 1992 working in Puerto Rico and New York covering Latin America and Spain. Mr. Fischer’s experience includes mergers and acquisitions, private equity, debt and equity capital markets, syndicated lending, project finance and securitizations. Mr. Fischer currently serves on the board and audit committee of Ilumno Holdings, Ltd., a technology-enabled service provider to higher education institutions across Latin America, and is an advisory board member of Atlantico Capital Partners, LLC. He has previously served as a director of privately owned companies in the telecom, paper and packaging, manufacturing and retail sectors. Mr. Fischer holds a Bachelor’s degree in Economics from Bucknell University.
Mr. Fischer is qualified to serve as a director because of his investment and banking experience.
David A. Whitefield has been a consultant since 2005 to insurance and private trust companies in the Cayman Islands and other locations and serves as a director of Advantage’s Cayman Islands subsidiaries. Mr. Whitefield has extensive experience in the administration of trust and insurance companies, having begun his career in 1962 with the Royal Bank of Scotland. He subsequently joined the Bank of Nova Scotia Trust Company (Cayman) Limited in 1972, and became Managing Director in 1981. In 1984, Mr. Whitefield established Samuel Montagu & Company (Cayman) Limited which provided administration services for trusts, investment holding companies and insurance companies and which became part of the HSBC Group in 1992. Mr. Whitefield retired from HSBC in 2005. Mr. Whitefield currently serves as director for Controlled Risk Insurance Company, Ltd. and its subsidiary, Crico International, both owned by and serving the Harvard medical community.

Mr. Whitefield is qualified to serve as a director because of his insurance and financial experience.
Gary D. Witherspoon is President of Copper Beech Capital LLC, a private investment firm in Dallas, Texas. Prior to joining Copper Beech in 2005, Mr. Witherspoon was the managing partner of Witherspoon, Yeldell & Wilson, P.C., Certified Public Accountants, from 1994 to 2005, and co-founded the firm in 1984. He is a past chairman of the board of the Ennis Regional Medical Center. From 2006 to 2011, Mr. Witherspoon was a director and chaired the audit committee of Medicus Insurance Holdings, Inc. He is a past director of Republic Group, Inc., a privately held property and casualty insurer. He currently serves on the boards of First State Bank and Platform Holdings Inc. He is a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. Mr. Witherspoon received a Bachelor of Arts degree in Accounting from Texas A&M University.
Mr. Witherspoon is qualified to serve as a director because of his investment and accounting experience.
Executive Officers who are not Directors
Leslie C. Boughner is Chairman of our Business Insurance division. Mr. Boughner joined Advantage in 2015 and is responsible for developing Advantage’s captive insurance and related businesses globally, including its direct underwriting activity at Lloyd’s. In his most recent role prior to joining Advantage, he was Managing Director of Willis’ Global Captive Practice from 2009 to 2015. At Willis, Mr. Boughner was responsible for overseeing self-insurance programs for clients in the Americas from offices in Barbados, Bermuda, the Cayman Islands, Hawaii and Vermont. Mr. Boughner entered the insurance business in 1977, and held executive positions with AIG, CNA, FM Global, and Zurich prior to his work for Willis. He is past Chairman of the Captive Insurance Companies Association and the Self Insurance Institute of America. Mr. Boughner received an MBA from York University, Toronto, Canada and holds a Bachelor of Mechanical Engineering degree from Carleton University in Ottawa, Canada.
Eduardo Colón is our Chief Banking Officer. Mr. Colón joined Advantage as a consultant in 2015 to advise on the start-up of Advantage International Bank Corp. He joined AIBC full-time as its President when it was licensed by the Puerto Rico Office of the Commissioner of Financial Institutions in December 2015. In addition to his day-to-day responsibilities with AIBC, Mr. Colón works across Advantage’s Life Insurance and Business Insurance segments to secure and maintain third-party banking relationships for Advantage’s insurance operations. Prior to joining Advantage, from 2013 to 2014 Mr. Colón was chief operating officer of Citi International Financial Services, based in Puerto Rico. Prior to Citi International, Mr. Colón was a commercial banking officer with SunTrust Bank in Miami, Florida from 2011 to 2013. Prior to SunTrust, he was with Scotiabank of Puerto Rico from 2005 to 2010, where he held positions including Treasurer and Head of Corporate and Commercial Banking. Mr. Colón has over 35 years of experience in financial services, beginning his career in Chase Manhattan Bank’s credit training program in 1982. He holds an MBA degree from the University of Massachusetts at Amherst and a Bachelors degree in Business Administration from the University of Puerto Rico.
Stuart N. Jessop is our Chief Underwriting Officer. Mr. Jessop joined Advantage in 2005 and is responsible for all underwriting activity related to our Life Insurance segment, including pricing of new policies issued and placement of reinsurance. Over the course of his career with Advantage, he has served as Group Controller, Chief Financial Officer and as a money laundering reporting officer. Prior to joining Advantage, Mr. Jessop worked in various trust, banking, securities and finance roles for Coutts & Co., now the private banking division of Royal Bank of Scotland. Prior to transferring to Coutts & Co., Mr. Jessop was an internal audit manager within National Westminster Bank’s Corporate Banking Division. He began his career with Ernst & Young in London, where he worked on audit and non-audit assignments for financial services clients.
Tamara K. Kravec is our Chief Financial Officer. Ms. Kravec has over 25 years of experience in the financial services industry and a deep understanding of the insurance sector and its operating issues. Prior to joining Advantage, Ms. Kravec was the Founder and CEO of BWT

Consulting, LLC, where she worked as a strategic advisor to insurance and investment management companies. From 2008 to 2016, Ms. Kravec was a Partner, Managing Director and Senior Equity Research Analyst at NWQ Investment Management, LLC, where she was responsible for driving investment portfolio construction through research, analysis and idea generation in the global insurance, REIT and consumer discretionary sectors. From 2000 to 2008, Ms. Kravec worked at Banc of America Securities where she served as Director of Equity Research Management and subsequently held the position of Senior Equity Research Analyst responsible for covering the U.S. life insurance sector. While at Banc of America Securities, Ms. Kravec was ranked in The Wall Street Journal’s 2007 and 2008 “Best on the Street” Analysts Survey for stock picking. From 1997 to 2000, Ms. Kravec was an equity research analyst at Morgan Stanley covering the property-casualty and life insurance sectors. From 1992 to 1996, she was an equity research associate in the life insurance sector at Credit Suisse First Boston. Ms. Kravec holds an MBA degree from New York University Leonard N. Stern School of Business and a Bachelor of Science degree in Economics from Miami University in Oxford, Ohio.
Matthew I. Lawson is our Chief Accounting Officer. Mr. Lawson joined Advantage in 2014 and oversees all aspects of the company’s financial accounting and reporting activities. Mr. Lawson has over 15 years of financial and accounting experience. Prior to joining Advantage, from 2007 to 2014, Mr. Lawson was Vice President and Group Controller of Endeavour Mining Corporation, an intermediate gold producer. Earlier in his career, Mr. Lawson was an audit manager with Ernst & Young Ltd. in Bermuda, in their financial services practice focused on insurance and reinsurance clients. He also worked for a subsidiary of RenaissanceRe Holdings Ltd. as a senior investment accountant. Mr. Lawson is a Chartered Accountant and a member of the Chartered Professional Accountants of Canada and a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants. Mr. Lawson has a Bachelor of Arts degree from the University of Victoria, British Columbia, Canada.
Eric A. Miller is our Chief Information Officer. Mr. Miller joined Advantage in 2014 and is responsible for development, implementation and operations of the company’s information technology. Mr. Miller has over thirty years of experience in the insurance and financial services industries as an executive with and consultant to various insurance, investment management and banking institutions. In 2013, he was Chief Information Officer of PRMS, a subsidiary of Allegheny Corporation. From 2006 to 2012, Mr. Miller held various executive positions at Erie Insurance Group including Senior Vice President and Division Head for Information Technology. Earlier in his career, Mr. Miller was Head of Technology and Insurance Operations for Fidelity Investments’ life insurance and annuity business. Mr. Miller is a Certified Public Accountant, a Chartered Global Management Accountant and a Certified Anti Money Laundering Specialist. Mr. Miller earned an MBA from Suffolk University and a BS in Accounting with honors from the University of Massachusetts.
Corporate Governance
Our board of directors is ultimately responsible for the management of our company. Per our certificate and bylaws, the board of directors appoints our executive officers, approves material agreements and sets the strategy and direction of our company. Our CEO reports to the board of directors and is delegated limited authority to act between meetings of our directors. We currently have six directors. Two of our directors are employees and four of our directors are not employees. Under our bylaws, our board of directors must consist of at least one director. If there is a vacancy on our board of directors due to death, disability, disqualification, removal or resignation, or there is an increase in the number of our directors or a failure to elect a director at a shareholder meeting, the board of directors may appoint any person as a member of the board of directors on an interim basis until the next annual meeting of stockholders. Persons appointed by the board of directors to fill vacancies must be approved by a majority of the board of directors.
We elect our directors at the annual meeting of shareholders for a one-year term. Directors and serve until the next meeting and until their successor is duly elected and qualified. At present, our primary regulator, the Office of the Commissioner of Insurance in the Commonwealth of Puerto

Rico, does not require us to seek or receive approval of individuals serving as directors. It is possible that we may be required to seek regulatory approval for our directors in the future, and our primary regulator has the authority to remove any of our directors or officers if they have cause to do so.
We do not have a Chairman of our board of directors. Mr. Keenan acts as chair of meetings of our directors and receives no additional compensation for this activity.
Director Independence
Our board of directors reviewed the materiality of any relationship each of our directors has or had with our company either directly or indirectly through another organization. The criteria applied included the director independence requirements set forth under the SEC’s independence rules, and those for major stock exchanges. Based on this review, our board of directors has determined that Messrs. Devine, Fischer, Whitefield and Witherspoon are independent directors and that Messrs. Keenan and Moffat are not independent directors.
Lead Independent Director
Our board of directors does not have a lead independent director. It may create a lead director position and elect one of our directors to serve as such. We anticipate that the board will consider creating a lead independent director position following completion of this offering.
Board Committees
We conduct business through meetings of our board of directors and its committees. The board of directors has established standing committees, including the Audit Committee, the Compensation Committee, the Investment Committee, and the Nominating and Governance Committee. The Audit Committee, the Compensation Committee and the Nominating and Governance Committee each operates under a written charter, which governs its composition, responsibilities and operations. The Investment Committee operates under the supervision of our board of directors. Our board of directors also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents. We do not have certain committees that other companies in our industry have, notably a Risk Committee. We do not have a Risk Committee because we believe that our core business is a risk-based business and our board of directors as a whole is actively engaged in the monitoring and management of the multitude of risks we assume. The composition of each committee, upon completion of the offering, is set forth in the table below:
Audit Committee	Compensation Committee	Investment Committee	Nominating and Governance Committee
David A. Whitefield (Chair)*	Gary D. Witherspoon (Chair)*	Mark Moffat (Chair)	Gary D. Witherspoon (Chair)*
Colin W. Devine†	Colin W. Devine*†	Scot H. Fischer*	Colin W. Devine*†
Gary D. Witherspoon*	Scot H. Fischer*	Gary D. Witherspoon*	Scot H. Fischer*

*
Denotes independent director.

†
Although Mr. Devine does not currently satisfy the independence standards applicable to Audit Committee members due to certain consulting services he performs for us, he does satisfy the independence standards applicable to board members generally, and to members of the other board committees.

Audit Committee
The company’s Audit Committee must be comprised exclusively of members meeting the audit committee member independence standards established by the SEC within one year following the registration of the company’s shares of common stock with the SEC. Our Audit

Committee is composed of Messrs. Devine, Whitefield and Witherspoon. Each of the members other than Mr. Devine is “independent” for Audit Committee purposes pursuant to applicable SEC rules. Each member of the Audit Committee is financially literate. In addition, Mr. Whitefield serves as Chairman of the Audit Committee and the “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K of the Securities Act. The Audit Committee works closely with management as well as our independent auditors.
Pursuant to its charter, our Audit Committee is responsible for approving, in advance, all audit services to be provided to us and all permissible non-audit services, other than de minimis non-audit services, to be provided to us by our independent auditors. The Audit Committee has the authority to obtain advice and assistance from and receive appropriate funding to engage outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The Audit Committee has adopted a written charter that among other things, specifies the scope of its rights and responsibilities. The charter will be available on our website at www.advantagelife.com.
Compensation Committee
The Compensation Committee is composed of Messrs. Devine, Fischer and Witherspoon. Mr. Witherspoon serves as Chairman of the Compensation Committee. The purpose of our Compensation Committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Pursuant to its charter, our Compensation Committee, among other things, assists our board of directors in ensuring that a proper system of compensation is in place to provide performance-oriented incentives to management, and makes recommendations to the Board with respect to incentive-compensation plans and equity-based plans. In addition, the Compensation Committee prepares the report about compensation required by SEC rules to be included in our annual report, and annually reviews the Compensation Committee charter and the Committee’s performance. The charter will be available on our website at www.advantagelife.com.
Investment Committee
The Investment Committee is composed of Messrs. Fischer, Moffat and Witherspoon. Mr. Moffat serves as Chairman of the Investment Committee and Chief Investment Officer. The Investment Committee, among other things, recommends investment guidelines and policies for our operating subsidiaries, and provides advice and assistance to our board of directors and Chief Investment Officer concerning the composition of our investment portfolio. The Investment Committee is also responsible for the monitoring of the investment performance of our portfolio, the performance of our external investment adviser, and when necessary or desirable, re-negotiating the terms of the investment management agreement between us and our external adviser.
Nominating and Governance Committee
The Nominating and Governance Committee is composed of Messrs. Devine, Fischer and Witherspoon. Pursuant to its charter, our Nominating and Governance Committee has responsibility for identifying individuals qualified to become board members consistent with the criteria established by the board of directors from time to time, recommending director nominees to the board of directors, recommending corporate governance guidelines to the board of directors and overseeing the evaluation of the board of directors and our management, and other governance-related functions. The Nominating and Governance Committee is composed solely of members who satisfy the applicable independence requirements of the SEC and the New York Stock Exchange. The written charter for our Nominating and Governance Committee will be available on our website at www.advantagelife.com.

Compensation Committee Interlocks
For the fiscal year ended December 31, 2016, our Compensation Committee consisted of Messrs. Whitefield and Witherspoon. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or Compensation Committee of any entity that has an executive officer serving as a member of our Compensation Committee or as a director on our board of directors.
Management Committees
Our senior officers and officers of our subsidiaries serve on various management committees reporting to our Chief Executive Officer and to committees of our board of directors. Management committees are designed to oversee business risk and operating processes, with each committee focused on an important part of our business. Certain activities of our management committees are limited by applicable regulation and tax compliance requirements. Where possible, we manage our business by operating segment and not geographic location. The following is a description of certain of our management committees:
Executive Committee
The management Executive Committee oversees all of our business planning, capital planning, and strategic initiatives. It also monitors our liquidity and overall financial condition. The Executive Committee has certain limited authority to act between meetings of our board of directors, delegated to it by the board of directors. The Executive Committee also supervises our subsidiaries and provides corporate governance, including those of our employees serving as individual directors, to our subsidiaries. Our Chief Executive Officer chairs the Executive Committee and determines its composition.
Compliance Committee
The Compliance Committee monitors all of our compliance-related activities for accuracy and completeness. It also makes recommendations to our Chief Executive Officer and other senior executives about compliance-related matters. Our Head of Compliance chairs the Compliance Committee, which is comprised of all of our employees in various office locations who perform compliance functions on a full-time basis. The Compliance Committee reports to the Audit Committee of our board of directors.
Code of Business Conduct and Ethics
Our Code of Business Conduct and Ethics applies to our directors, officers and employees and conforms with the general laws of Puerto Rico, the Cayman Islands and the rules of the SEC and the NYSE. The purpose of this code is to deter wrongdoing and to promote ethical conduct. The Code of Business Conduct and Ethics is available on the investor relations portion of our website and by making a written request to: Corporate Secretary, Advantage Insurance Inc., 250 Muñoz Rivera Avenue, Suite 710, San Juan, Puerto Rico 00918.

EXECUTIVE AND DIRECTOR COMPENSATION
Compensation Discussion and Analysis
Overview
As an emerging growth company under the JOBS Act, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which permit us to limit reporting of executive compensation to our principal executive officer and our two other most highly compensated executive officers, which we refer to as our “named executive officers.” Our named executive officers include our principal executive officer, Walter Keenan; our principal financial officer, Matthew Lawson; and our next two highest paid executive officers, who are Leslie Boughner, Chairman of our Business Insurance segment; and Eric Miller, our Chief Information Officer.
Compensation Approach
We pay our executive officers in cash and stock, or in the case of our eligible Puerto Rico-based executives, profit sharing interests. Cash consists of base salaries, certain allowances and annual bonus compensation. Stock compensation generally consists of restricted share awards. We pay cash compensation to all of our employees in amounts that we believe to be sufficient to discourage them from seeking other employment. We use stock compensation to create an alignment of interests between our employee and non-employee shareholders. Profit sharing interests, which take the form of preferred, non-voting member interests in our subsidiary AIS, replace traditional compensation for our eligible Puerto Rico-based employees. We believe that our approach to compensation of retaining employees with cash and aligning interests with stock will enhance our prospects for long-term, profitable growth and creation of shareholder value.
Puerto Rico Incentive Programs
Because our headquarters is located in Puerto Rico, our CEO and other senior executives who we recruit from elsewhere to relocate to Puerto Rico are eligible to participate in various tax incentive programs offered by Puerto Rico for the purpose of creating economic growth in the territory. Our CEO and Chief Information Officer currently participate in a Puerto Rico tax incentive program, and we have entered into employment agreements with each of them that correspond to the requirements of the Puerto Rico programs. We believe that the opportunity for our executives to participate in Puerto Rico’s tax incentive programs is a competitive strength of our company and enables us to record a lower overall amount of compensation expense and provide a greater amount of after-tax compensation to our executives than if we and our executives were not able to utilize the incentive programs.
The tax incentive program is composed of preferred, non-voting member interests in our subsidiary AIS. Our Compensation Committee of our board of directors comprises the board of managers of AIS, and in that role, determines the amount of AIS’s profits that may be distributed to participating executives. AIS has the right to redeem the preferred, non-voting member interests from time to time, which may include upon termination employment. The preferred, non-voting member interests in AIS may be redeemed by AIS at any time for an amount equal to the employee’s capital account balance. As of September 30, 2017, the redemption price was $1,000.
Role of the Compensation Committee
The Compensation Committee is responsible for allocating discretionary cash bonus pool or stock awards among eligible employees, and for determining amounts to be distributed by AIS to its preferred, non-voting members. In general, the total amount of the cash bonus pool or stock awards available for any given year is based on the company’s financial and operating performance. Individual awards allocated from the overall pools are based on the performance of the employee’s business unit or area of responsibility, and the individual performance of the employee. For bonus compensation paid to employees other than the CEO and Chief Investment Officer, the Compensation Committee bases its decisions on the recommendation of the CEO. None of the named executive officers participated in the determination of their own compensation in 2016.
We do not use compensation consultants. We believe that our Compensation Committee is capable of determining fair amounts of discretionary incentive compensation. We also believe that the base salaries and terms of our employment agreements are competitive in the marketplace, and that the value we receive for our compensation expense is comparable to other insurance and financial services companies of our size and type.
Stock-based Compensation
In 2017, we have awarded a total of 25,214 of our common shares to employees and directors as compensation. The total stock-based compensation recognized for the three and nine months ended September 30, 2017 was $0.04 million and is included in underwriting, general and administrative expenses. At September 30, 2017, the total stock-based compensation related to nonvested awards not yet recognized is approximately $0.2 million. The company valued the awards at the time of grant at approximately $9.00 per share, which was the book value of the company’s common stock measured at the date of grant. The grants do not affect the cash flow of the company. We believe that the aggregate amount of stock-based compensation awarded in 2017 is not material to the financial statements of the company.
Summary Compensation Table
The following table sets forth information regarding the compensation paid, awarded to, or earned for our fiscal years ended December 31, 2016 and 2015 for each of our named executive officers.
Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($) (1)	Total ($)
Walter C. Keenan President and Chief Executive Officer	2016	$150,000	—	—	—	$525,000	$675,000
	2015	$400,000	—	—	—	$60,000	$460,000
Leslie C. Boughner Chairman, Business Insurance	2016	$200,000	$75,000	$25,000	—	$28,000	$328,000
	2015	$100,000	—	—	—	—	$100,000
Matthew I. Lawson Chief Accounting Officer	2016	$200,000	$25,000	$25,000	—	$13,000	$263,000
	2015	$200,000	—	—	—	$11,000	$211,000
Eric A. Miller Chief Information Officer	2016	$100,000	—	$25,000	—	$141,000	$266,000
	2015	—	—	—	—	$200,000	$200,000

(1)
The amounts in this column represent all other compensation not reported in prior columns in this table, including perquisites, the aggregate value of which exceeds $10,000. This column consists of medical, dental, vision disability, life, housing, car allowances or other benefits. For Mr. Keenan and Mr. Miller, this column also includes profit sharing payments made by the company’s Puerto Rico subsidiary AIS.

Employment Agreements
Overview
Walter Keenan, Mark Moffat, Leslie Boughner, Tamara Kravec, Eduardo Colón, Stuart Jessop, Matthew Lawson and Eric Miller have entered into employment agreements with us, which are generally similar in key terms of employment, but vary in compensation amounts and expiration date. The key terms generally common to all employment agreements include the following. Differences with respect to individual employment agreements are described below under “— Individual Employment Agreements”:
•
Term of Service.   The employment agreements expire between two and three years from the date of inception. Some agreements may terminate at the end of a calendar year instead of an anniversary date. Agreements renew automatically for a one year continuation term unless the company or the employee gives notice of non-renewal at least six months prior to the expiration date.

•
Base Salary.   Each agreement specifies the base salary to be received by the employee, and any adjustments to be made to the base salary depending on location of employment or time in service-based increases.

•
Cash Bonus.   Employment agreements generally identify a discretionary cash bonus target amount, or range of amounts, for which the employee is eligible. Bonuses are not guaranteed and must be approved by the Compensation Committee of the board of directors.

•
Profit Sharing.   Employees located in Puerto Rico who participate on an individual basis in the tax incentive programs offered there are offered profit sharing plans in lieu of traditional salary and bonus arrangements. Our Compensation Committee monitors the amounts distributed to profit sharing participants and has the right to cancel participation if the amount of profit shared is greater than the amount that would otherwise have been awarded to the employee as base salary and bonus compensation. Profit sharing distributions are similar but not equivalent to base salary and cash bonus compensation, and must qualify as such under applicable Puerto Rico tax law and regulation.

•
Relocation Allowances.   Certain of our executives may be required to relocate to Puerto Rico, or move from Puerto Rico to other locations. We provide relocation allowances, including the provision of rental residential housing and reimbursement of related expenses for these executives and their immediate families.

•
Equity Incentives.   Agreements generally identify a discretionary equity compensation target amount, or range of amounts, for which the employee is eligible. Equity awards are not guaranteed and must be approved by the Compensation Committee of the board of directors. Stock or stock equivalents awarded to employees under equity incentive plans are subject to forfeiture and restrictions on resale.

•
Termination of Employment.   In general, employment agreements allow us to terminate service for cause or not for cause. In the case of termination for cause, which includes any acts of fraud or other serious breaches of conduct, there is generally no payment due to the terminated employee and any unvested or restricted equity awards are forfeited and revert to the company. In other circumstances, the terminated employee is generally entitled to a minimum of one year’s base salary, is eligible for bonus compensation, and is permitted to retain any awarded but unvested equity compensation.

•
Early Termination by the Employee.   Employees may resign at any time, but may forego accrued bonus compensation (if any), stock options or other awarded but unvested equity incentives, or other financial benefits. In addition, under certain circumstances, we may have the ability to require an employee who resigns to refrain from joining a competing enterprise or solicit our clients. All employees are subject to restrictions on disclosure of confidential information and business trade secrets that are our property.

•
Change of Control.   In the event of a change of control of the company, or the subsidiary entity employing an executive, change-in control payments are triggered if such executive is terminated upon change of control and provide some protection against loss of employment in this context. The amounts due to an employee in this circumstance are equivalent to those in the circumstance of termination, but not for cause. All unvested equity awards become vested upon a change of control irrespective of the employee’s continued employment with the company or its successor following the change of control event.
Individual Employment Agreements
Keenan Agreement
Through its Puerto Rico subsidiary AIS, the company has entered into an employment agreement with Walter Keenan, our President and Chief Executive Officer, to become effective upon the closing of the offering. Mr. Keenan’s agreement has a term of three years and provides for a base salary of  $150,000 per year, a profit sharing allocation of  $300,000 and an excess profit sharing allocation of up to $450,000 per year. We have agreed to the profit sharing arrangement with Mr. Keenan because profit sharing allocations from our Puerto Rico subsidiary AIS are taxed at favorable rates in Puerto Rico compared to other types of compensation. Mr. Keenan’s agreement renews automatically six months prior to the ending date unless notice of non-renewal is given by Mr. Keenan or the company. Mr. Keenan’s agreement provides for fringe benefits available to all full-time, salaried employees, and executive health care benefits not available to all employees. Mr. Keenan’s employment agreement is guaranteed by our subsidiary Advantage International Management (Cayman) Ltd. such that, if Mr. Keenan becomes employed by such entity, his base salary will be $450,000 per year and he will have a target bonus of up to $450,000 per year.
Kravec Agreement
A subsidiary of the company has entered into an employment agreement with Tamara Kravec, Chief Financial Officer, to become effective upon the closing of the offering. Ms. Kravec’s agreement has a term of three years and provides for a base salary of  $125,000 per year, a profit sharing allocation of  $125,000 and an excess profit sharing allocation of up to $250,000 per year. Ms. Kravec will also receive a common stock award valued at $300,000 at the offering price which will vest over a three-year period, contingent on Ms. Kravec’s continued employment with the company. Ms. Kravec’s profit sharing allocations from our Puerto Rico subsidiary AIS are taxed at favorable rates in Puerto Rico compared to her base salary. Ms. Kravec’s agreement renews automatically six months prior to the ending date unless notice of non-renewal is given by Ms. Kravec or the company. Ms. Kravec’s agreement provides for fringe benefits available to all full-time, salaried employees, and executive health care benefits not available to all employees. Ms. Kravec is also entitled to be reimbursed for her family’s relocation expenses incurred prior to June 30, 2018. Ms. Kravec’s agreement is guaranteed by our subsidiary Advantage International Management (Cayman) Ltd. such that, if Ms. Kravec becomes employed by such entity, her base salary will be $250,000 per year and she will have a target bonus of up to $250,000 per year.
Moffat Agreement
A subsidiary of the company expects to enter into an employment agreement with Mark Moffat, Chief Investment Officer, to become effective upon the closing of the offering. Mr. Moffat’s agreement will have a term of one year and provides for a base salary of  $150,000 per year and a target bonus of  $150,000 per year. Mr. Moffat will also receive a common stock award valued at $150,000 at the offering price which will vest over a three-year period, contingent on Mr. Moffat's continued employment with the company. Mr. Moffat also will receive a cash award of  $150,000 upon commencement of his employment. Mr. Moffat’s agreement renews automatically three months prior to the ending date unless notice of non-renewal is given by Mr. Moffat or the company. Mr. Moffat’s agreement does not provide healthcare or fringe benefits, and it does not require him to be present on a routine basis at any office of the company.
Boughner Agreement
A subsidiary of the company has offered to enter into an employment agreement with Leslie Boughner, Chairman of Business Insurance, to become effective upon the closing of the offering.

Mr. Boughner’s agreement has a term of two years and provides for a base salary of  $200,000 per year and a target bonus of  $200,000 per year. It renews automatically six months prior to the ending date unless notice of non-renewal is given by Mr. Boughner or the company. Mr. Boughner’s agreement provides for fringe benefits available to all full-time, salaried employees, and executive health care benefits not available to all employees.
Lawson Agreement
A subsidiary of the company has offered to enter into an employment agreement with Matthew Lawson, Chief Accounting Officer, to become effective upon the closing of the offering. Mr. Lawson’s agreement has a term of two years and provides for a base salary of  $200,000 per year and a target bonus of  $200,000 per year. It renews automatically six months prior to the ending date unless notice of non-renewal is given by Mr. Lawson or the company. Mr. Lawson’s agreement provides for fringe benefits available to all full-time, salaried employees, and executive health care benefits not available to all employees.
Miller Agreement
A subsidiary of the company has offered to enter into an employment agreement with Eric Miller, Chief Information Officer, to become effective upon the closing of the offering. Mr. Miller’s agreement has a term of two years and provides for a base salary of  $100,000 per year, a profit sharing allocation of  $100,000 and an excess profit sharing allocation of up to $200,000 per year. Mr. Miller’s profit sharing allocations from our Puerto Rico subsidiary AIS are taxed at favorable rates in Puerto Rico compared to his base salary. Mr. Miller’s agreement renews automatically six months prior to the ending date unless notice of non-renewal is given by Mr. Miller or the company. Mr. Miller’s agreement provides for fringe benefits available to all full-time, salaried employees, and executive health care benefits not available to all employees. Mr. Miller’s agreement is guaranteed by our subsidiary Advantage International Management (Cayman) Ltd.
Employee Stock Purchase Plan
Subject to any restrictions or requirements imposed by Puerto Rico, other governments, or the NYSE, following the offering we intend to offer our employees the opportunity to purchase our common stock at a discount to the market trading price of our stock on the date of the award. The purpose of this plan will be to allow all of our employees the opportunity to become shareholders in our company. The amount of shares eligible for sale and the discount to market price is to be determined by our board of directors. In general, we expect that each employee, director or affiliated person eligible to participate in this plan will be limited to an annual maximum purchase amount equal to 10% of the employee’s base salary, or in the case of directors, 100% of the total fees paid to the director in any given year. The timing of the implementation of this plan has not yet been determined.
Share-Based Compensation Plans
2016 Restricted Stock Awards
On February 7, 2017 the board of directors approved the award of certain amounts of common shares to company and subsidiary employees as compensation for services rendered in calendar year 2016. The vesting of the awards is contingent only on the continuous full-time employment of the recipient through January 15, 2019. The aggregate amount we awarded with respect to services rendered in calendar 2016 was 23,214 common shares. On August 1, 2017 we made two additional grants of 1,000 shares each on the same terms as our restricted stock awards to newly-appointed independent directors.

The following table shows the unvested balance of restricted stock awards outstanding for each of our senior executive officers and directors who received awards, and the total amount for all other outstanding awards as of September 30, 2017:
Restricted Stock Awards Outstanding
Name	Award Date	Number of Common Shares	Vesting Date
Leslie C. Boughner	02/06/2017	2,638	01/15/2019
Eduardo Colón	02/06/2017	2,638	01/15/2019
Colin W. Devine	08/01/2017	1,000	01/15/2019
Scot H. Fischer	08/01/2017	1,000	01/15/2019
Matthew I. Lawson	02/06/2017	2,638	01/15/2019
Eric A. Miller	02/06/2017	2,638	01/15/2019
Others	02/06/2017	12,662	01/15/2019
Total Restricted Stock Awards		25,214
Share-Based Incentives
Common Stock Units
In connection with our recapitalization in 2013 and 2014 and our acquisition of USCL in 2016, we offered certain of our executives and other participants in the recapitalization and acquisition the opportunity to invest in common stock units, consisting of one share of common stock and 20 warrants to purchase a preferred share. As of September 30, 2017 there were 81,511 common stock units issued and outstanding representing 81,511 common shares and 1,630,220 warrants to purchase common shares. The warrants will become exercisable upon completion of this offering and at that time will become eligible to purchase common shares instead of preferred shares, because of the mandatory conversion of our preferred shares. We do not plan to issue any additional common stock units in the future.
Director Fees
We pay our non-employee directors an annualized base fee of  $20,000, earned quarterly. Upon completion of the offering, we will increase the annualized base fee to $50,000. In addition to the base fee, we pay directors $1,000 for each Board meeting attended in person, $500 for telephonic participation and $500 for each committee meeting attended in person. We pay additional fees to our directors who serve as independent directors of our regulated insurance subsidiaries commensurate with the time, effort and risk associated with each directorship.
In addition to cash compensation, our recent practice is to give an initial grant of restricted shares to each director upon joining our board, and our directors may decide to give themselves additional equity grants. In general, these grants are intended to induce qualified individuals to join and continue to serve on our board of directors. We also allow our directors to elect to receive their fees in common stock, valued at the most recent fully diluted book value per share. Following the offering, fees paid in common stock will be valued at fair market value on the date the fees are first owed.
For his service as Chair of the Audit Committee, we pay Mr. Whitefield an additional amount equal to 50% of the annualized directors fee, paid annually in arrears. We pay Mr. Moffat and Mr. Whitefield additional compensation for serving as directors of one or more of our regulated insurance subsidiaries in the Cayman Islands. We will not pay Mr. Moffat any additional amounts for service on subsidiary boards of directors after he becomes our Chief Investment Officer upon completion of this offering.

In connection with their joining our board of directors in 2017, we awarded Mr. Devine and Mr. Fischer 1,000 shares of restricted common stock each under identical terms to the 2016 Restricted Stock Awards.
Director Compensation
Three of our current directors were compensated in 2016 for their service. As permitted under our certificate and in accordance with their respective director services agreements, our directors may receive such compensation for their services as may be determined by the board of directors. We currently pay our non-employee directors an annual director’s fee of  $20,000, earned quarterly. Upon completion of the offering, the annualized fee will increase to $50,000. Directors who also serve as directors of the company’s licensed insurance subsidiaries may receive additional fees for such service. Non-employee directors also receive $1,000 for each board meeting attended in person, $500 for telephonic participation and $500 for each committee meeting attended in person. We reimburse directors for usual and customary travel, meal and lodging expenses while on company business.
The following table sets forth for the year ended December 31, 2016 certain information as to total compensation paid to non-employee directors. Mr. Keenan did not receive any additional compensation for service on our board of directors or as a director of our subsidiary companies in 2016.
Director Compensation for the Year Ended December 31, 2016
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Mark Moffat (1)	27,750	—	27,750
Gary D. Witherspoon	30,000	—	30,000
David A. Whitefield (2)	45,500	—	45,500

(1)
Mr. Moffat also serves as a director of ALAC.

(2)
Mr. Whitefield also serves as a director of AIMCL, ALAC and APCC.

PRINCIPAL SHAREHOLDERS
The following table sets forth information as of September 30, 2017 regarding the beneficial ownership of our common stock, and our preferred stock, as adjusted to reflect the completion of this offering and the mandatory conversion of preferred shares to common shares:
•
each stockholder known by us to beneficially own more than 5% of our outstanding common stock or preferred stock convertible into common stock;

•
each of our directors;

•
each of our named executive officers; and

•
all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to warrants exercisable after completion of this offering are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.
The percentage of beneficial ownership is based on 10,365,508 shares of our common stock and preferred stock on an as-converted basis outstanding as of September 30, 2017 including restricted shares and 20,340,294 shares to be outstanding after the completion of this offering (or 21,840,294 shares if the underwriter exercises its purchase option in full), in each case including 25,214 shares of restricted stock awarded under our stock incentive plan but not vested as of such date. The amounts below assume no exercise of outstanding warrants and no shares are purchased in the Directed Share Program.
Unless otherwise indicated, the address for each listed stockholder is: c/o Advantage Insurance Inc., 250 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918.
	Shares Beneficially Owned
	As of September 30, 2017						Pro Forma for the offering
Name and Address of Beneficial Owner	Shares	Percent	Preferred Shares	Percent	Shares after giving effect to conversion of Preferred Shares (9)	Percent	Shares	Percent
Directors:
Colin Devine	1,000	0.3%			1,000	*	1,000	*
Scot H. Fischer	1,000	0.3%			1,000	*	1,000	*
Walter C. Keenan (1)	34,800	10.0%	50,000	0.7%	101,046	1.0%	101,046	0.5%
Mark Moffat	10,400	3.0%			10,400	0.1%	10,400	*
David A. Whitefield	1,750	0.5%	4,761	0.1%	8,058	0.1%	8,058	*
Gary D. Witherspoon (2)	12,993	3.7%	1,243,476	16.4%	1,660,487	16.0%	1,660,487	8.2%
Executive Officers (not identified above):
Leslie C. Boughner	2,638	0.8%			2,638	*	2,638	*
Eduardo Colón	2,638	0.8%			2,638	*	2,638	*
Stuart N. Jessop	66,780	19.2%			66,780	0.6%	66,780	0.3%
Tamara K. Kravec (3)	0	*			0	*	0	*
Matthew I. Lawson	2,638	0.8%			2,638	*	2,638	*
Eric A. Miller	2,638	0.8%			2,638	*	2,638	*
All directors and executive officers as a group:	139,275	40.0%	1,298,237	17.2%	1,859,322	17.9%	1,859,322	9.1%

	Shares Beneficially Owned
	As of September 30, 2017						Pro Forma for the offering
Name and Address of Beneficial Owner	Shares	Percent	Preferred Shares	Percent	Shares after giving effect to conversion of Preferred Shares (9)	Percent	Shares	Percent
5% Stockholders:
Copper Beech Capital LLC (4)	12,993	3.7%	1,243,476	16.4%	1,660,487	16.0%	1,660,487	8.2%
BlackRock, Inc. (5)			750,000	9.9%	993,683	9.6%	993,683	4.9%
MVC Capital, Inc. (6)			750,000	9.9%	993,683	9.6%	993,683	4.9%
BKB Growth Investments LLC (7)			490,477	6.5%	649,838	6.3%	649,838	3.2%
Amzak Capital Management LLC (8)			476,191	6.3%	630,910	6.1%	630,910	3.1%

*
Less than 0.1%

(1)
Includes all shares held by Mr. Keenan and members of his immediate family. Excludes warrants.

(2)
Includes all shares over which Mr. Witherspoon has voting and investment power. Excludes warrants. Mr. Witherspoon has voting and investment power with respect to the shares held by Copper Beech Capital LLC. The address of Copper Beech Capital LLC is 12400 Coit Rd #800, Dallas, TX 75251.

(3)
Excludes $300,000 value of common stock issuable to Ms. Kravec valued at the offering price pursuant to Ms. Kravec’s employment agreement. Shares will vest over a three-year period from the date of the offering. See “Executive and Director Compensation Employment Agreement — Individual Employment Agreements — Kravec Agreement.”

(4)
Includes all shares held by entities affiliated with Copper Beech Capital LLC. Mr. Witherspoon has voting and investment power with respect to the shares held by Copper Beech Capital LLC. Excludes warrants. The address of Copper Beech Capital LLC is 12400 Coit Rd #800, Dallas, TX 75251.

(5)
The registered holder of the referenced shares is a fund under management by an investment adviser subsidiary of BlackRock, Inc. BlackRock, Inc. is the ultimate parent holding company of such investment adviser entity. On behalf of such investment adviser entity, Michael Zugay, as a managing director of such entity, has voting and investment power over the shares held by the fund which is the registered holder of the referenced shares. Michael Zugay expressly disclaims beneficial ownership of all shares held by such fund. The address of such fund, such investment adviser subsidiary and Michael Zugay is 40 East 52nd Street, New York, NY 10022.

(6)
The address of MVC Capital, Inc. is 287 Bowman Avenue, 2nd Floor, Purchase, NY 10577.

(7)
Mr. Paul B. Manning is co-manager of BKB Growth Investments, LLC and, as such, has unilateral voting and investment power with respect to the shares held by it. The address of BKB Growth Investments LLC is 200 Garrett St., Suite S, Charlottesville, VA 22902.

(8)
Mr. Michael D. Kazma has voting and investment power with respect to the shares held by Amzak Capital Management, LLC. The address of Amzak Capital Management LLC is 980 North Federal Highway, Suite 315, Boca Raton, FL 33432.

(9)
Excludes warrants.

	Warrants Beneficially Owned
	As of September 30, 2017							Pro Forma for the offering
Beneficial Owner	Number of Warrants Beneficially Owned (3)	Shares Issuable Upon Exercise (4)	Average Exercise Cost Per Share	Shares Owned Prior to Warrant Exercise (5)	Percent of Total	Shares Owned After Warrant Exercise	Percent of Total	Shares	Percent of Total
Walter C. Keenan (1)	696,000	922,137	$7.67	101,046	1.0%	1,023,183	8.2%	1,023,183	8.2%
Copper Beech Capital LLC (2)	259,860	344,291	$7.66	1,660,487	16.0%	2,004,778	16.0%	2,004,778	16.0%
Stuart N. Jessop	39,500	52,334	$7.61	66,780	0.6%	119,114	1.0%	119,114	1.0%
David A. Whitefield	35,000	46,372	$7.71	8,058	0.1%	54,530	0.4%	54,530	0.4%
Mark Moffat	8,000	10,599	$7.55	10,400	0.1%	20,999	0.2%	20,999	0.2%
All others	591,860	784,161	$8.05	8,518,738	82.2%	9,302,899	74.3%	9,302,899	74.3%
Total	1,630,220	2,159,895	$7.80	10,356,508	100.0%	12,525,403	100.0%	12,525,403	100.0%

(1)
Includes all warrants held by Mr. Keenan and members of his immediate family.

(2)
Includes all warrants over which Mr. Witherspoon has investment control.

(3)
Warrants to purchase preferred shares which become exercisable for common shares upon completion of the offering.

(4)
Warrants to purchase preferred shares adjusted by applicable conversion ratio of 1.32491.

(5)
Includes shares of common stock issuable to the holder upon conversion of preferred shares owned by the holder at a conversion ratio of 1.32491.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
General
The following is a description of certain relationships and transactions since January 1, 2015 to which we have been a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors, director nominees, or holders of more than 5% of any class of our voting securities, or an affiliate or immediate family member thereof, which we refer to as a Covered Person, had or will have a direct or indirect material interest, other than compensation, termination and change in control arrangements, which are described under “Executive and Director Compensation” above. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions with unrelated third parties.
Related Party Transaction Policy and Audit Committee Charter
We have a written related party transaction policy which provides procedures for the review of transactions in excess of  $120,000 in any year between us and any Covered Person having a direct or indirect material interest with certain exceptions. Any such related party transactions shall require advance approval by a majority of our independent directors or a majority of the members of a committee constituted solely of our independent directors. In addition, our Audit Committee charter provides that the Audit Committee will review and approve all related-party transactions. In approving or rejecting the proposed transaction, our Audit Committee takes into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction and, if applicable, the impact on a director’s independence. Under the policy, if we should discover related person transactions that have not been approved, our Audit Committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction. This related party transaction policy will not apply to individual investment decisions made by GSO in its capacity as our external investment adviser, or to routine payments of directors’ fees and expense reimbursements.
Affiliated Companies Not Owned or Controlled by Us
Certain employees and former employees of GSO are shareholders of the company. Rather than subjecting each of the company’s investments to approval by a majority of our independent directors pursuant to our related party transaction policy, we have implemented certain safeguards and procedures by which the company maintains oversight and control over GSO’s investment activities. See “Business —  Investments — Internal Risk Management and Investment Guideline Compliance.”
Mark Moffat, one of our directors, was formerly our lead investment advisor while employed at GSO.
Conflicts of Interest
General
The company and its investors are subject to a number of actual and potential conflicts of interest involving our external investment adviser, GSO, and Blackstone. In addition, as a consequence of Blackstone’s status as a public company, the officers, directors, managers, partners and employees of our external investment adviser may take into account certain additional considerations and other factors in connection with the management of the business and affairs of the company’s investments that would not necessarily be taken into account if Blackstone were not a public company. The following discussion enumerates certain conflicts of interest that should be carefully evaluated before making an investment decision. Blackstone and its personnel may in the future engage in further activities that may result in additional conflicts of interest not addressed below. Any references to GSO or Blackstone in this section will be deemed to include their respective affiliates, partners, members, shareholders, officers, directors and employees, except that portfolio companies of funds affiliated therewith and managed clients shall only be included to the extent the context shall require and references to GSO affiliates shall only be to affiliates operating as a part of Blackstone’s credit focused business group.
Broad and Wide-Ranging Activities and Related Party Transactions
GSO is subject to certain conflicts of interest in investing our assets. These conflicts will arise primarily from the involvement of Blackstone in other activities that may conflict with those of the company. In the event that such a conflict of interest arises, GSO will attempt to resolve such conflicts in a fair and equitable manner. Investors should be aware that conflicts will not necessarily be resolved in favor of the company’s interests. GSO will have the power to resolve, or consent to the resolution of, conflicts of interest on behalf of, and such resolution will be binding on, the company, and investors should be aware that conflicts will not necessarily be resolved in favor of the company’s interests.
In addition, Blackstone may from time to time act as investment adviser, administrator, custodian, registrar, distributor, or dealer in relation to, or be otherwise involved in, other funds established by parties other than the company which have similar investment objectives to those of the company. It is, therefore, possible that any of them may, in the course of business, have potential conflicts of interest in administering our assets. Each will, at all times, have regard in such event to its obligations to the company’s investment portfolio and will endeavor to ensure that such conflicts are resolved fairly. In addition, any of the foregoing may deal, as principal or agent, with the company, provided that such dealings are carried out as if effected on normal commercial terms negotiated on an arm’s length basis and provided that transactions must be in the best interests of the Company’s shareholders.
Blackstone and its Affiliates’ Policies and Procedures
Certain policies and procedures implemented by Blackstone to mitigate potential conflicts of interest and address certain regulatory requirements, and contractual restrictions to which Blackstone may be subject, will from time to time reduce the synergies across Blackstone’s various businesses that GSO expects to draw on for purposes of pursuing attractive investment opportunities. Because Blackstone has many different lines of asset management businesses and a capital market services business, it is subject to a number of actual and potential conflicts of interest and greater regulatory oversight than that to which it would otherwise be subject if it had only one line of business. In addressing these conflicts and regulatory requirements across its various businesses, Blackstone has implemented certain policies and procedures (e.g., information walls) that reduce the positive synergies that the company expects to utilize for purposes of managing investments. For example, Blackstone will from time to time come into possession of material non-public information with respect to companies in which the external investment adviser may be considering making an investment. As a consequence, that information, which could be of benefit to the external investment adviser, is likely to be unavailable to the external investment adviser. In addition, certain activities of Blackstone or its affiliates could restrict the investment activities of the company. The activities of Blackstone or its affiliates include, for example, the activities described below in the section entitled “Certain Relationships and Related Party Transactions — Service Providers and Counterparties.” Additionally, Blackstone may restrict or otherwise limit GSO from entering into agreements with or related to companies in which any investment fund of Blackstone has or has considered making an investment. Blackstone may from time to time restrict or otherwise limit the ability of GSO to make investments in or otherwise engage in businesses or activities competitive with companies in which an investment fund of Blackstone has an investment, either as a result of contractual restrictions or otherwise. Furthermore, there may be circumstances in which affiliates of Blackstone may refrain from taking certain confidential information in order to avoid trading restrictions. Finally, Blackstone and its affiliates have and will enter into one or more strategic relationships in certain regions or with respect to certain types of investments that, although possibly intended to provide greater opportunities for the investment portfolio, may require that the investment portfolio share such opportunities or otherwise limit the amount of an opportunity the investment portfolio can otherwise take.
Other Blackstone Businesses, Activities and Relationships
As part of its regular business, a Blackstone affiliate provides capital markets services. In addition, Blackstone and its affiliates may provide services in the future beyond those currently provided. The company will not receive any benefit from fees derived from such services and Blackstone will be under no obligation to decline any engagements related to such services in order to make an investment opportunity available to the company. In connection with its provision of such services, Blackstone may come into possession of information that limits its ability to engage in potential transactions. The company’s investment activities are expected to be constrained as a result of the inability of Blackstone personnel to use such information. For example, employees of Blackstone from time to time are prohibited by law or contract from sharing information with members of the company’s investment team.
In addition, Blackstone has long-term relationships with a significant number of corporations and their senior management. In determining whether to invest in a particular transaction on behalf of the company, GSO will consider those relationships, and may decline to participate in a transaction as a result of one or more of such relationships. The company may be forced to sell or hold existing investments as a result of investment banking relationships or other relationships that Blackstone or its affiliates may have or transactions or investments they may make or have made. Our assets may also be co-invested with clients of Blackstone or its affiliates in particular investment opportunities, and the relationship with such clients could influence the decisions made by GSO with respect to such investments. There can be no assurance that all potentially suitable investment opportunities that come to the attention Blackstone, GSO or their respective affiliates will be made available to the company. The company may invest in securities of the same issuers as Other Accounts (as defined two paragraphs below) or investment vehicles, accounts and clients affiliated with Blackstone or GSO. To the extent that the company holds interests that are different (or more senior or junior) than those held by such Other Accounts, GSO may be presented with decisions involving circumstances where the interests of such Other Accounts are in conflict with those of the company. Furthermore, it is possible the company’s interest may be subordinated or otherwise adversely affected by virtue of such Other Accounts involvement and actions relating to its investment.
In addition, other present and future activities of Blackstone and its affiliates (including GSO) will from time to time give rise to additional conflicts of interest. In the event that any such conflict of interest arises, GSO will attempt to resolve such conflicts in a fair and equitable manner. Investors should be aware that conflicts will not necessarily be resolved in favor of the company’s interests.
Other Blackstone and GSO Funds; Allocation of Investment Opportunities
Certain inherent conflicts of interest arise from the fact that GSO, Blackstone and their respective affiliates provide investment management and sub-advisory services both to the company and its affiliates, on the one hand, and other clients, including other investment funds, client accounts and proprietary accounts, on the other, in which the company will not have an interest. Such other clients, funds and accounts are referred to as the “Other Accounts.” The respective investment programs of the company and Other Accounts may or may not be substantially similar. GSO may give advice to, and recommend securities for, Other Accounts that may differ from advice given to, or securities recommended or bought for, the company’s investment portfolio, even though their investment objectives may be the same as or similar to those of the company.

While GSO will seek to manage potential conflicts of interest in a fair and equitable manner, the portfolio strategies employed by GSO and Blackstone in managing their respective Other Accounts could conflict with the transactions and strategies employed by GSO in managing the company’s investment portfolio and may affect the prices and availability of the securities and instruments in which our assets are invested. Conversely, participation in specific investment opportunities may be appropriate, at times, for both the company’s investment portfolio and Other Accounts.
In any event, it is the policy of GSO to allocate investment opportunities and sale opportunities with the Other Accounts on a basis deemed by GSO, in its sole discretion, to be fair and equitable over time. In general, this means that such opportunities will be allocated pro rata among the company’s investment portfolio and GSO’s Other Accounts based on available capacity for such investment in each fund, taking into account capital commitments, available cash and the relative capital of the respective funds and such other factors as GSO determines in good faith to be appropriate; provided, that certain of GSO’s Other Accounts in existence as of the date of this prospectus and successor funds thereto will receive priority with respect to certain investments, subject to certain conditions as set forth in such other account’s governing documents.
Notwithstanding the foregoing, GSO may also consider the following factors in making any allocation determinations, and such factors may result in a different allocation of investment and/or sale opportunities: (a) risk-return and target return profile of the proposed investment relative to the company’s and the Other Accounts’ current risk profiles; (b) the company’s or the Other Accounts’ investment guidelines, restrictions, terms and objectives, including whether such objectives are considered solely in light of the specific investment under consideration or in the context of the respective portfolios’ overall holdings; (c) the need to re-size risk in the company’s or the Other Accounts’ portfolios (including the potential for the proposed investment to create an industry, sector or issuer imbalance in the company’s and the Other Accounts’ portfolios, as applicable) and taking into account any existing non-pro rata investment positions in the portfolio of the company and Other Accounts; (d) liquidity considerations of one or more of the company or such Other Accounts, proximity to the end of the company’s or Other Accounts’ specified term or investment period, any redemption/withdrawal requests, anticipated future contributions and available cash; (e) tax consequences; (f) regulatory or contractual restrictions or consequences; (g) avoiding a de minimis or “odd lot” allocation; (h) availability and degree of leverage and any requirements or other terms of any existing leverage facilities; (i) the company’s or Other Accounts’ investment focus on a classification attributable to an investment or issuer of an investment, including, without limitation, investment strategy, geography, industry or business sector; (j) the nature and extent of involvement in the transaction on the part of the respective teams of investment professionals dedicated to the company or such Other Accounts; (k) the management of any actual or potential conflict of interest; (l) with respect to investments that are made available to GSO by counterparties pursuant to negotiated trading platforms (e.g., ISDA contracts), the absence of such relationships which may not be available for the company and all Other Accounts; and (m) other considerations deemed relevant by GSO in good faith.
GSO does not have any obligation to present any investment opportunity to the company if GSO determines in good faith that such opportunity should not be presented to the company for any one or a combination of the reasons specified above, or if GSO is otherwise restricted from presenting such investment opportunity to the company. Moreover, with respect to GSO’s ability to allocate investment opportunities, including where such opportunities are within the common objectives and guidelines of the company and an Other Account (which allocations are to be made on a basis that GSO believes in good faith to be fair and reasonable), GSO and Blackstone have established general guidelines for determining how such allocations are to be made, which, among other things, set forth priorities and presumptions regarding what constitutes “debt” investments, ranges of rates of returns for defining “core” or “core+” investments, presumptions regarding allocation for certain types of investments (e.g., distressed investments) and other matters. The application of those guidelines may result in the company not participating (and/or not participating to the same extent) in certain investment opportunities in which it would have otherwise participated had the related allocations been determined without regard to such guidelines and/or based only on the circumstances of those particular investment.
Orders may be combined for the company and all other participating Other Accounts, and if any order is not filled at the same price, they may be allocated on an average price basis. Similarly, if an order on behalf of more than one account cannot be fully executed under prevailing market conditions, securities may be allocated among the different accounts on a basis that GSO or its affiliates consider equitable. From time to time, the company and the Other Accounts may make investments at different levels of an issuer’s capital structure or otherwise in different classes of an issuer’s securities. Such investments may inherently give rise to conflicts of interest or perceived conflicts of interest between or among the various classes of securities that may be held by such entities. While these conflicts cannot be eliminated, GSO, when practicable, will cause the company’s investment portfolio and GSO’s Other Accounts to hold investments in the same levels of an issuer’s capital structure in the same proportion at each level; provided, however, that neither the company’s investment portfolio nor any Other Account will be required to hold an investment if holding such investment would result in a violation of the provisions of the our agreement with GSO or the organizational documents of an Other Account, as applicable, or constitute a breach of, or default or debt repayment event with respect to, any credit facility or other debt instrument or obligation, with each such event, a “Restrictive Event.” If a Restrictive Event exists, GSO will use reasonable efforts to cause the company’s investment portfolio to hold investments in each level of an issuer’s capital structure in the same proportion as that held by GSO’s Other Accounts, but will only do so to the extent permissible by the Restrictive Event. In some circumstances, investments may be made at different levels of an issuer’s capital structure or otherwise in different classes of an issuer’s securities or on a disproportionate basis, even though no Restrictive Event would result if GSO deems in good faith that such investments among the company’s investment portfolio and GSO’s Other Accounts are appropriate. It is possible that certain portfolio companies of GSO’s Other Accounts may compete with the company’s investment portfolio for one or more investment opportunities. Investors should be aware that conflicts will not necessarily be resolved in favor of the company’s interests. Investors should be aware that conflicts will not necessarily be resolved in favor of the company’s interests.
Investments in Other Entities Managed by Blackstone, GSO and their Affiliates
The company may use its assets to invest in other entities and transactions (both standard and bespoke) that are managed directly or indirectly by GSO or its affiliates.
Although GSO will reduce the advisory fee otherwise payable by the company in respect of the portion of the company’s assets invested in certain other entities it manages, the fees earned by GSO in respect of certain of these entities may be greater than the management fee or performance fee, as applicable, otherwise payable by the company.
In addition, the company’s investment portfolio may also include investments in entities in which GSO or one or more of its affiliates or other entities under its or their management have also invested, or entities which GSO or one or more of its affiliates have assisted in structuring but in respect of which it or they have chosen not to invest, or in entities in respect of which GSO or one or more of its affiliates or other entities under its or their management may have invested in the past but no longer hold a position. In cases where the company invests in an entity in which GSO, one or more of its affiliates or another entity under its or their management also has an investment, the investment held by GSO, its affiliate or such other entity may rank senior to the investment owned by the company in the relevant entity or may, due to its size or nature, provide the holder of that other investment with greater or superior rights in relation to the relevant entity than the company possesses.
The issuers in which the company invests may be counterparties or participants in agreements, transactions or other arrangements with companies in which other investment funds managed by Blackstone invest that, although GSO determines to be consistent with the requirements of its agreement with the company, may not have otherwise been entered into but for the affiliation with GSO and/or Blackstone. From time to time, employees of Blackstone may serve as directors or advisory board members of certain portfolio companies or other entities. In connection with such services, Blackstone may receive director’s fees or other similar compensation and it is not expected that the company will receive the benefit of such fees.
All of these situations may create conflicts of interest in respect of the activities of GSO with respect to the management of our assets, any advice that GSO may provide to the company or that GSO or its affiliates may provide to other entities under their management, for example with regards to decisions regarding when to acquire or dispose of investments, the enforcement of covenants, the terms of any restructuring and the resolution of any workouts or bankruptcies. GSO and its affiliates may, in their discretion, make investment recommendations and decisions in respect of such entities that may be the same as or different from those made by GSO with respect to the company’s investments.
Investments in Which Other Accounts Have a Different Principal Investment
Situations may arise where certain assets held by the company may be transferred to Other Accounts and vice versa. Such transactions will be conducted in accordance with, and subject to, GSO’s contractual obligations to the company and our investments (see above in the section entitled “Conflicts of Interest — Broad and Wide-Ranging Activities and Related Party Transactions”). The investments sold to or by the company’s investment portfolio will be sold at such investments’ fair market value as verified by an independent third party. To the extent the company’s investment portfolio holds loans or securities that are different (including with respect to their relative seniority) than those held by an Other Account, GSO and its affiliates may be presented with decisions when the interests of the two investment funds are in conflict. If the company makes or has an investment in, or, through the purchase of debt obligations becomes a lender to, a company in which an Other Account has a debt or an equity investment, GSO may have conflicting loyalties between its duties to the company and to other affiliates. In addition, conflicts may arise in determining the amount of an investment, if any, to be allocated among potential investment funds and the respective terms thereof. There can be no assurance that the return on the company’s investment will be equivalent to or better than the returns obtained by the other affiliates participating in the transaction.
Service Providers and Counterparties
Certain advisors and other service providers retained by the company with respect to our assets (such as accountants, administrators, lenders, bankers, brokers, attorneys, consultants and investment or commercial banking firms), or their affiliates, also provide goods or services to, or have business, personal, financial or other relationships with Blackstone, its affiliates and portfolio companies of their affiliated funds. Such advisors and service providers (or their affiliates) may be investors in Other Accounts, affiliates of GSO, sources of investment opportunities, co-investors, commercial counterparties and/or portfolio companies in which GSO and/or Other Accounts has an investment. Additionally, certain employees of GSO may have family members or relatives employed by such advisors and service providers (or their affiliates). These relationships may influence GSO in deciding whether to select or recommend such a service provider or have other relationships with the company. Notwithstanding the foregoing, investment transactions for the company that require the use of a service provider will generally be allocated to service providers on the basis of best execution, the evaluation of which includes, among other considerations, such service provider’s provision of certain investment-related services and research that GSO believes to be of benefit to the company’s investment portfolio.
Allocation of Personnel
GSO and its members, partners, officers and employees will devote as much of their time to management of the investment of the company’s assets as GSO deems necessary and appropriate. By the terms of the company’s agreement with GSO, our external investment adviser, Blackstone and their respective affiliates are not restricted from forming additional investment funds, from entering into other investment advisory relationships or from engaging in other business activities, even though such activities may be in competition with the company’s investment portfolio, the company and/or may involve substantial time and resources of GSO. These activities could be viewed as creating a conflict of interest in that the time and effort of the members of GSO and its officers and employees will not be devoted exclusively to the business of providing advice related to the company’s investment portfolio but will be allocated between the business of the investment portfolio and the management of the monies of other advisees of our external investment adviser.
Possible Future Activities
Blackstone and its affiliates may expand the range of services that they provide over time. Generally, and except as described above, Blackstone and its affiliates will not be restricted in the scope of their business or in the performance of any such services (whether now offered or undertaken in the future) even if such activities could give rise to conflicts of interest, and whether or not such conflicts are described herein. Blackstone and its affiliates have, and will continue to develop, relationships with a significant number of companies, financial sponsors and their senior managers, including relationships with clients who may hold or may have held investments similar to those intended to be made by the company. These clients may themselves represent appropriate investment opportunities for the company or may compete with the company for investment opportunities.
Directed Share Program
At our request, the underwriters have reserved up to 500,000 shares of our common stock offered by this prospectus at the initial public offering price of  $    per share, to our officers, employees, business associates and related persons. See “Underwriting — Directed Share Program.”

DESCRIPTION OF SHARE CAPITAL
General
AVI is an exempted company incorporated under the laws of the Commonwealth of Puerto Rico. It is registered with the Department of State in Puerto Rico under registration number 354004. It was incorporated in 2015 under the name Advantage Insurance Inc. and its registered office is located at American International Plaza, 250 Muñoz Rivera Avenue, Suite 710, San Juan, Puerto Rico 00918. Its resident agent for service of process at such address is Advantage Insurance Services LLC.
The following is a summary of the material rights of our capital stock and related provisions of our certificate of incorporation, as amended, and bylaws. This discussion may not contain all of the information regarding our capital stock that is important to you. Reference is made to the more detailed provisions of our certificate of incorporation, as amended, and bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.
Authorized and Outstanding Share Capital
AVI is a corporation organized under the laws of the Commonwealth of Puerto Rico, having an authorized capital stock of 123,253,158, divided into 73,253,158 shares of common stock with a par value of United States $0.01 each, and 50,000,000 shares of preferred stock with a par value of United States $0.01 each.
Immediately following completion of this offering, we will have 20,340,294 shares of common stock issued and outstanding (assuming the underwriter does not exercise its option to purchase any additional shares), including 7,560,444 shares of existing preferred stock issued and outstanding that automatically convert to common stock upon completion of this offering. In addition, following completion of this offering, we will have 2,159,895 warrants outstanding to purchase one share of common stock per warrant at an average exercise price of  $7.80 per share. As of November 16, 2017, we had awarded 25,214 restricted shares of our common stock to directors and employees that were not yet vested.
The following summary of our share capital is qualified in its entirety by reference to our certificate of incorporation, as amended.
Common Stock
Pursuant to our certificate of incorporation, as amended, and to any resolution of the shareholders to the contrary, the board of directors is authorized to issue any of the authorized but unissued common stock. Irrespective of the number of shares of common stock held by any holder of common stock, no common stockholder may together with persons whose shares would be attributable to such common stockholder pursuant to the rules of beneficial ownership under the 1934 Act hold in aggregate more than such number of votes as shall be equal to 9.9 % of the total votes capable of being cast by all stockholders at a general meeting of the company. In addition, holders of common stock have no pre-emptive rights and no rights of redemption attaching to the common stock.
Voting Rights.   The holders of common stock and every person representing a holder of common stock by proxy are entitled to one vote per share on each matter submitted to the stockholders on which the holders of common stock are entitled to vote. At the annual meeting of the stockholders, holders of common stock shall have the exclusive right to vote for the election of directors, the consideration of reports to be laid before such meeting, the transaction of such other business, and on all other matters properly submitted to a vote of the stockholders. At any special meeting of the stockholders, holders of common stock shall have the exclusive right to vote on any matter properly submitted to a vote of the stockholders. Under no circumstances shall holders of common stock together with persons whose shares would be attributable to such holder pursuant to the rules of beneficial ownership under the 1934 Act, be capable of casting more than 9.9 % of the total votes capable of being cast by all stockholders at a general meeting of the company.

Dividends.   Holders of common stock of any particular class or series will be, subject to the Preferred Dividend, be entitled to any dividends as the board of directors may lawfully declare provided that no dividend will be declared or paid for so long as there are any outstanding preferred stock and if a dividend is so declared or paid in breach of such restriction, holders of preferred stock will be entitled to participate in such dividend on an as-converted basis. Save where a particular class or series ranks pari passu in respect of dividends, our board of directors may declare a dividend payable in respect of any class or series of common stock without declaring a dividend payable in respect of any other class or series of common stock.
Return of Capital on Liquidation.   Holders of common stock will be entitled to the distribution of the balance of any assets available for distribution among the common stockholders ratably according to the common stock held by them respectively pro rata to their nominal amount, subject to the rights of the preferred stockholders, on a return of capital on a liquidation, reduction of capital or otherwise (other than on a repurchase of shares).
Restrictions on Transfer.   The transfer of common stock will not be permitted if our board of directors considers that such transfer may give rise to an adverse tax, regulatory or legal consequence to AVI, any of its subsidiaries or any of the stockholders, without prejudice to any other restrictions on the transfer of common stock set out in our certificate, as amended. Any transfer of stock in contravention to the restrictions in the our certificate will be void and of no effect.
Compulsory Repurchase.   AVI will have the option, but not the obligation, to repurchase all or any part of the common stock held by a common stockholder, if the directors determine that the ownership of common stock by any common stockholder may result in adverse tax, regulatory or legal consequences to the company, any of its subsidiaries or any other stockholder, and if the directors determine that it is necessary or advisable to avoid or cure any adverse or potentially adverse consequence at a price per share equal to the fair value of the common stock, which we refer to as the Fair Value. On the repurchase date, AVI will pay the Fair Value in cash in respect of the common stock to be repurchased, in the manner permitted by the General Corporations Law of Puerto Rico.
The amount payable in respect of all the common stock to be repurchased, which we refer to as repurchase monies, will be a debt due and payable by the company to the common stockholder, whether or not the company has enough profits available for distribution or other requisite funds to pay the repurchase monies. Such repurchase monies will be paid to the common stockholder in respect of those common stock which are to be repurchased against receipt of the relevant stock certificate (if issued) or an indemnity in a form reasonably satisfactory to the company in respect of a stock certificate which cannot be produced. If the common stockholder produces neither the stock certificate nor an indemnity, the company may retain his repurchase monies until delivery of the certificate or such an indemnity.
Notwithstanding that the repurchase monies is not paid in full on the repurchase date, such common stock will be deemed to be repurchased on the repurchase date and the common stockholder will cease to be a holder of such common stock and will not have continuing rights in relation to such common stock as of the repurchase date. In addition, the relevant common stockholder’s name shall be removed from the register of members of the company with respect thereto as of the repurchase date, notwithstanding that if the relevant common stockholder’s name is not removed until after the repurchase, the relevant common stockholder will still be deemed to have ceased to be a member of the company with respect thereto on the repurchase date and the register of members of the company will reflect that accordingly, pursuant to the certificate of incorporation.
Common Share Units
Certain of our directors, officers, employees and consultants have purchased our common share units, or CSUs, offered in connection with the preferred share offerings we completed in 2013 and 2014. These CSUs consist of one common share and 20 warrants to purchase a preferred share each. The warrants are non-detachable. Warrants issued in connection with the 2013 offering have an exercise price of  $10.00 per share for preferred stock, which is equivalent to the issue price for each preferred share of AIH in the 2013 offering. Warrants issued in connection with the 2014 offering have an exercise price of  $10.50 per share for preferred stock, which is equivalent to the issue price for each preferred share of AIH in the 2014 offering. The preferred stock issued upon the exercise of a warrant will have the same rights, preferences and privileges as the preferred stock issued in the 2013 offering and the 2014 offering, including conversion price to common stock. Warrants expire ten years from the date of issue. Warrants can only be exchanged for preferred stock if and when the preferred stock is listed (in whole or in part) on any regulated securities exchange approved by the board of directors. CSUs may only be exchanged by the holder for common stock, upon conversion of all issued and outstanding preferred stock to common stock and valid delivery of the common share certificate, warrant certificate and payment for the full exercise price of the warrants. CSUs are subject to restrictions on transfer. After the conversion of preferred stock to common stock, and at the company’s option, it may accept CSUs for exchange into common stock on a net exercise basis, using the most recent audited book value per share amount as the reference price for net exercise.
Warrants are protected from dilution by certain corporate events that could reduce the value of the warrants to the benefit of shareholders. To protect warrant holders from dilutive events, the exercise price of the warrants may be reduced under certain circumstances, including:
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payment of cash dividends on our common or preferred stock;

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share splits, mergers, or other corporate reorganizations impacting the economic terms of the warrants; and

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other events that would dilute or otherwise reduce the value of the warrants for the benefit of other shareholders.

Preferred Stock
Pursuant to our certificate, as amended, our board of directors by resolution may establish one or more series of preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation, conversion and other rights, preferences, powers and limitations as may be fixed by our board of directors without any further shareholder approval, which, if any such preferred stock are issued, will include restrictions on voting and transfer intended to avoid having us constitute a CFC for U.S. federal income tax purposes. However, our board of directors may not, without the approval of holders of a majority of the preferred stock, issue any preferred stock or shares with other special rights which rank in priority to or pari passu with the preferred stock. The rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of the company. The issuance of preferred stock could also adversely affect the voting power of the holders of the common stock, deny shareholders the receipt of a premium on their common stock in the event of a tender or other offer for the common stock and depress the market price of the common stock. We have no present plan to issue any preferred stock and the existing outstanding preferred stock, will automatically be converted to common stock upon the completion of this offering. As of the completion of this offering, there will be no preferred stock authorized or issued. At any time after the completion of this offering, our board of directors may, in its sole discretion and after considering relevant factors, including market conditions at the time, have the ability to authorize and issue any preferred stock.
No person may hold in excess of 9.9% of the total combined voting power of our shares (whether held directly, indirectly, or constructively), unless such provision is waived by the unanimous consent of our board of directors.
Fractional Shares
Pursuant to our certificate, the board of directors may issue fractions of a share up to such number of decimal places as they determine of any class or series of shares, and, if so issued, a fraction of a share will be subject to and carry the corresponding fraction of liabilities (whether with respect to any unpaid amount thereon, contribution, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without limitation, voting and participation rights) and other attributes of a whole share of the same class or series of shares.
Repurchase of Stock
Subject to the provisions of the General Corporations Law of Puerto Rico and our certificate, as amended, the company may purchase its own shares and the board of directors may determine the manner or any of the terms of, any such purchase. The company may make a payment in respect of the purchase of its own shares in any manner permitted by the General Corporations Law of Puerto Rico, including out of capital.
Certificates for Stock
Pursuant to our certificate, a stockholder will only be entitled to a stock certificate if the board of directors resolve that stock certificates shall be issued. Stock certificates representing shares, if any, will be in such form as the directors may determine. The company will record the ownership of the shares issued in the corporate books in book entry form. The holders of the shares recorded in book entry form have the same rights as if the stock was evidenced by a stock certificate.
Transfer of Stock
The instrument of transfer of any share will be in any usual or common form or such other form as the directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up share, or if so required by the directors, will also be executed on behalf of the transferee and will be accompanied by such evidence as the directors may reasonably require to show the right of the transferor to make the transfer. The transferor will be deemed to remain a holder of the share until the name of the transferee is entered in the stock ledger in respect thereof.
The directors may, in their absolute discretion, decline to register any transfer of shares without assigning any reason therefor. If the directors refuse to register a transfer of any shares, they will send to the transferee notice of the refusal, within six weeks after the date on which the transfer was lodged with the company.
The registration of transfers may be suspended at such times and for such periods as the directors may, in their absolute discretion, from time to time determine, provided always that such registration will not be suspended for more than 45 days in any year.
All instruments of transfer which are registered will be retained by the company, but any instrument of transfer which the directors decline to register will (except in any case of fraud) be returned to the person depositing the same.
Transmission of Stock
The legal personal representative of a deceased sole holder of a share will be the only person recognized by the company as having any title to the share. In the case of a share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, will be the only person recognized by the company as having any title to the share.
Any person becoming entitled to a share in consequence of the death or bankruptcy of a stockholder will, upon such evidence being produced as may from time to time be required by the directors, have the right either to be registered as a stockholder in respect of the share or, instead of being registered himself, to make such transfer of the share as the deceased or bankrupt person could have made; but the directors will, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by the deceased or bankrupt person before the death or bankruptcy.

A person becoming entitled to a share by reason of the death or bankruptcy of the holder will be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he will not, before being registered as a Stockholder in respect of the share, be entitled, in respect of it, to exercise any right conferred by membership in relation to meetings of the company.
Alteration of Stock Capital
Subject to the applicable requirements of the General Corporations Law of Puerto Rico and our certificate, AVI may, from time to time, increase the stock capital by such sum, to be divided into shares of such classes or series and amount, by resolution. AVI may by ordinary resolution, as it relates to alteration of stock capital and as defined in our certificate:
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consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

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convert all or any of its paid up shares into stock and reconvert that stock into paid up stock of any denomination;

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subdivide its existing shares, or any of them, into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share will be the same as it was in case of the share from which the reduced share is derived; and

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cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Subject to the applicable requirements of the General Corporations Law of Puerto Rico and pursuant to our certificate, the company may by special resolution, as it relates to alteration of stock capital and as defined in our certificate, reduce its stock capital and any capital redemption reserve in any manner authorized by law.
Differences in Corporate Law
The General Corporations Law of Puerto Rico is modeled after that of the State of Delaware but does not follow recent statutory enactments in Delaware. Set forth below is a summary of certain significant provisions of the General Corporations Law of Puerto Rico (including modifications adopted pursuant to our certificate) applicable to us which may differ in certain respects from provisions of Delaware corporate law. Because the following statements are summaries, they do not purport to deal with all aspects of Puerto Rico law that may be relevant to us and our shareholders.
Mergers and Similar Arrangements
Puerto Rico Law permits mergers and consolidations between Puerto Rico companies and between Puerto Rico companies and non-Puerto Rico companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the board of directors of each constituent company must approve a written plan of merger or consolidation by resolution, which must also state the convenience of such merger or consolidation. The plan of merger or consolidation, as approved by the board of directors of each constituent company, must then be authorized by a special resolution of the shareholders of each constituent company. The written plan of merger or consolidation must be filed with the Department of State of Puerto Rico. Unless the certificate of incorporation so requires, the vote of the shareholders of a constituent corporation that subsists after a merger to authorize the merger will not be necessary if the merger agreement does not amend in any way the certificate of incorporation of such constituent corporation. Neither will the vote of the shareholders of a constituent corporation be required to authorize a merger or consolidation if no shares of said corporation has been issued prior to the adoption by the board of directors of the resolution, approving the merger or consolidation agreement. Dissenting shareholders have the right of appraisal of their shares in order to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Puerto Rico court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.
Interested Party Transactions
No person shall be disqualified from the office of director or alternate director or prevented by such office from contracting with the company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the company in which any director or alternate director shall be in any way interested or be liable to be avoided, nor shall any director or alternate director so contracting or being so interested be liable to account to the company for any profit realized by or arising in connection with any such contract or transaction by reason of such director or alternate director holding office or of the fiduciary relationship thereby established. A director (or his alternate director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any director or alternate director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.
Under Puerto Rico law such a transaction would be voidable unless:
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the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors;

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such material facts are disclosed or are known to the stockholder entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or

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the transaction is fair and reasonable as to the corporation as of the time it is authorized, approved or ratified by the board of directors, by a committee designated by the board of directors or by the shareholders.

Under Puerto Rico law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.
Shareholder’s Suit
In principle, we will normally be the proper plaintiff and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based on common law authorities, which would in all likelihood be of persuasive authority and be applied by a court in Puerto Rico, exceptions to the foregoing principle apply in circumstances in which:
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a company is acting or proposing to act illegally or beyond the scope of its authority;

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the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

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those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.
In any lawsuit filed by a shareholder for the benefit of the company it shall be alleged in the claim that the plaintiff was a shareholder of the company when the disputed transaction was effected or that the shares were transferred to such shareholder after the transaction was executed. The requirements to file a derivative action have been established by jurisprudence.

Directors’ Fiduciary Duties
Under Puerto Rico law, a director of a Puerto Rico corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. When directors have personal interests in matters affecting the company, they will be subject to the duty of loyalty that obliges them to act in a fair and just manner in relation to its corporate affairs. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.
Shareholder Action by Written Resolution
Under the General Corporations Law of Puerto Rico, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Puerto Rico law and our certificate provides that shareholders may approve corporate matters by way of unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matters at a general meeting without a meeting being held. Such unanimous written consent must be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the company by delivery to its registered office in Puerto Rico, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of minutes of stockholders are recorded.
Shareholder Proposals
Under the General Corporations Law of Puerto Rico and Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The General Corporations Law of Puerto Rico and Delaware General Corporation Law do not provide shareholders with an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.
Our bylaws allow stockholders to call for a special meetings of the stockholders of the company for any purpose or purposes by the President, the board of directors, the stockholders, or by a committee of the board of directors that has been duly designated by the Board and whose powers and authority, as expressly provided in a resolution of the board of directors, include the power to call such meetings, but such special meetings may not be called by any other person or persons.
Voting
Under the General Corporations Law of Puerto Rico, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. However, our certificate of incorporation and bylaws do not provide for cumulative voting.
Our bylaws provide that all meetings of shareholders for the election of directors, a plurality of the votes cast is sufficient to elect directors. All other elections are to be decided by the vote of a majority of the stock issued and outstanding.
Removal of Directors
Under the General Corporations Law of Puerto Rico, any director or board of directors in its entirety may be removed, with or without just cause, by approval of the holders of the majority of the voting shares to elect directors, unless the certificate of incorporation provides otherwise.
The bylaws have no provisions in place relating to the retirement of directors upon reaching any age limit. The directors have the power to appoint any person as a director either to fill a casual vacancy on the board or, subject to authorization by the shareholders in the general meeting, as an addition to the existing board, but so that the number of directors so appointed will not exceed any maximum number determined from time to time by the shareholders in general meeting. The company may by ordinary resolution appoint any person to be a director or may by ordinary resolution remove any director. Likewise, our certificate provides that any and all directors may be removed, with or without cause, at any time by either:
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The vote of the holders of a majority of the stock of the company issued and outstanding and entitled to vote and present, in person or by proxy, at any meeting of stockholders called for the purpose; or

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An instrument or instruments in writing addressed to the board of directors directing such removal and signed by the holders of all the shares of capital stock of the company issued and outstanding and entitled to vote;

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Upon the occurrence of any of the above described events, the term of each such director who shall be so removed shall terminate.

Transactions with Interested Shareholders
The Delaware General Corporation Law contains a business combination with interested stockholders statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
Puerto Rico law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Puerto Rico law does not regulate transactions between a company and its significant shareholders, it does provide that majority shareholders are subject to the duty of loyalty that forces them to act fairly in relation to corporate affairs when they have personal interests in matters that affect the corporation.

Dissolution
Under the Delaware General Corporation Law and Puerto Rico law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Puerto Rico law allows a Puerto Rico corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.
Our certificate does not include provisions with regards to the dissolution of the company.
Variation of Rights of Shares
Under the General Corporations Law of Puerto Rico and Delaware General Corporation Law, a corporation may vary the rights of a class of shares as set forth in the certificate of incorporation or in the resolutions providing for the issue adopted by the board of directors.
Our certificate provides for the variation of rights attaching to stock with the consent in writing of the holders of three-fourths of the issued stock of that class or series, or with the sanction of a resolution passed by at least three-fourths majority of the holders of stock of the class or series present in person or by proxy and entitled to vote at a separate meeting of the holders of the stock of the class or series.
Amendment of Governing Documents
Under the General Corporations Law of Puerto Rico and Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors.
Rights of Non-Resident or Foreign Shareholders
There are no limitations imposed by our certificate on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our certificate governing the ownership threshold above which shareholder ownership must be disclosed.
Directors’ Power to Issue Shares
Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.
Indemnification of Directors
Under the General Corporations Law of Puerto Rico and Delaware General Corporation Law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if:
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such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and

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with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

Our certificate limits the liability of our directors to the broadest and maximum extent permitted by the General Corporations Law of Puerto Rico. The certificate provides that AVI will indemnify every person who is a party or is threatened to be a party in any suit or proceeding, arising out of their status as a director or officer of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The right to be indemnified will include the right of a director or officer to be paid expenses (including attorney’s fees), judgments, fines and amounts paid in settlement in connection with such suit or proceeding. The certificate also provides for the payment in advance of the final disposition of such suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer, to repay such amount if it will ultimately be determined by a final judgment or other final adjudication that he or she is not entitled to be indemnified by the company as authorized in the certificate.
The rights to indemnification and to the advancement of expenses conferred in our certificate of Incorporation, as amended, are not exclusive of any other right which any person may have or hereafter acquire under any statute, our certificate and bylaws, by agreement, vote of stockholders, or disinterested directors or otherwise.
Currently, to our knowledge, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification by the company is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification.
We believe these indemnification provisions will assist in attracting and retaining qualified individuals to serve as directors and/or officers of the company.
Inspection of Corporate Records
The books and corporate records of the company are kept within Puerto Rico. However, our certificate allows for them to be kept outside of Puerto Rico at such place or places as may from time to time be designated by the board of directors. The corporate books are currently kept in the registered office of Advantage Insurance Inc. is American International Plaza, 250 Muñoz Rivera Avenue, Suite 710, San Juan, Puerto Rico 00918.
Puerto Rico and Delaware law permit any shareholder to inspect or obtain copies of a corporation’s shareholder list and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

DESCRIPTION OF CERTAIN INDEBTEDNESS
Note Payable
In 2016, the company issued to the selling shareholder of USCL a variable principal note with a balance of  $15.4 million as of December 31, 2016. The note has two remaining installment payments due in 2018 and 2019. The note bears no interest and the total amount of future payments is subject to adjustment based on the financial performance of USCL in 2017 and 2018. The present value of the estimated future payments due in satisfaction of the promissory note as of September 30, 2017 was $11.3 million.
The company has no material indebtedness other than the USCL acquisition note.

SHARES ELIGIBLE FOR FUTURE SALE
Overview
Prior to this offering, there has been no established public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.
Upon completion of this offering, we will have 20,340,294 shares of common stock outstanding. Of these shares, 10,000,000 shares of our common stock (or 11,500,000 shares if the underwriter exercises its purchase option in full) sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining 10,340,294 shares of our common stock outstanding are “restricted shares” as defined in Rule 144. Restricted shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144. As a result of the contractual 180-day lock-up period described below, substantially all of these shares will be available for sale in the public market only after 180 days from the date of this prospectus (generally subject to volume and other offering limitations).
Rule 144
In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, the sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, the sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of the following:
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1% of the number of shares of our common stock then outstanding, which will equal approximately 2,034,029 shares immediately after this offering (or approximately 2,184,029 shares if the underwriter exercises its purchase option in full); or

•
the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale and notice provisions of Rule 144 to the extent applicable.
Lock-up Agreements
We and each of our directors and executive officers and certain other persons have agreed, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for common stock for a period of 180 days after the date of this prospectus, without the prior written consent of our underwriter. See “Underwriting.” The underwriter does not have any present intention or arrangement to release any shares of our common stock subject to lock-up agreements prior to the expiration of the 180-day lock-up period.

TAX CONSIDERATIONS
Puerto Rico Taxation of the Company
Under current Puerto Rico law, AVI is exempt from the payment of Puerto Rico taxes imposed on any income derived from its operations in Puerto Rico as a qualified international insurance holding company. AVI is additionally exempt from the payment of Puerto Rico municipal license taxes, and from any other type of tax, levy, fee, license, duties and assessments, rates and tariffs imposed by municipalities in Puerto Rico. The company is further exempt from the payment of real and personal property taxes, and is not required to withhold income taxes on interest, dividends, distributions and other similar income item payments made to foreign corporations or individuals that are not engaged in a trade or business in Puerto Rico. Puerto Rico imposes charges and fees on certain categories of documents; however, we do not anticipate that our operations will involve the payment of any material amount of such charges and fees. Puerto Rico currently imposes an annual corporate fee upon all corporations doing business in its jurisdiction. The company’s annual corporate fee rate will be $150.00 after the close of this offering.
In order to qualify for tax-exempt treatment under applicable Puerto Rico laws, international insurer holding companies such as the company are by law limited in the investment assets they may only hold. Essentially, such investments assets should consist of the securities issued by international insurance companies and international insurer holding companies organized in Puerto Rico, or those of insurance companies organized in jurisdictions other than Puerto Rico, and other specified assets in the particular proportions established under Puerto Rico law.
Generally, international insurer holding companies will not qualify for tax-exempt treatment under Puerto Rico law if they own a controlling interest in a Puerto Rico person, where “control” is defined as a direct or indirect participation as owner of more than 50% of the voting power with respect to a person. The ownership of a controlling interest in other Puerto Rico international insurer holding companies, Puerto Rico international insurers, and other persons organized in Puerto Rico that provide services to international insurers which are incidental to an international insurers insurance business is considered as exempted from this limitation on ownership of a controlling interest in Puerto Rico persons.
Puerto Rico Taxation of Shareholders
Under current Puerto Rico law, the shareholders of the company are exempt from the payment of Puerto Rico taxes on income derived from the payment of dividends on our common stock and preferred stock, interest, distributions in total or partial liquidation, and other similar income items received from the company acting as a qualified international insurance holding company. In addition, no withholding is required for income taxes on the payment of dividends, distributions in total or partial liquidation or other similar income item payments made to foreign corporations or individuals that are not engaged in a trade or business in Puerto Rico. Moreover, our common stock and preferred stock owned by a shareholder that is not resident of Puerto Rico, are exempt from Puerto Rico estate and gift taxes. No stamp duty is payable with respect to the issue or transfer of our common or preferred stock.
Grant of Tax Exemption
Under current Puerto Rico law, we are exempted from paying income and certain other taxes in Puerto Rico, while our Puerto Rico insurance subsidiaries are subject to a preferential tax rate of four percent (4%) on total net income in excess of  $1,200,000.00. The Secretary of the Department of Economic Development and Commerce together with the Commissioner of Insurance of Puerto Rico have issued to each of our Puerto Rico international insurance company subsidiaries a “Grant of Tax Exemption,” in which we are covered while acting as a qualified international insurance holding company, for an initial term of fifteen (15) years which subject to certain conditions may be extended for two additional fifteen (15) year terms. The fifteen (15) year term of the Grant of Tax Exemption began from January 1, 2012, in the case of ALPR and USCL, October 8, 2015, in the case of ALAI, and, finally, September 1, 2016, in the case of ABIC. We cannot be assured that such

Grant of Exemption will each remain valid for fifteen (15) years, or that extensions beyond fifteen (15) years will be granted. If we become subject to taxation in Puerto Rico, our financial condition and results of operations could be significantly and negatively affected. See “Tax Considerations — Puerto Rico Taxation of the Company.”
The Secretary of the Department of Economic Development of Puerto Rico and Commerce and the Commissioner of Insurance of Puerto Rico have issued a Grant of Tax Exemption to each of our Puerto Rico international insurance company subsidiaries, which also applies to the company. The Grants of Tax Exemption are considered a contract between our company, our Puerto Rico international insurance company subsidiaries, and our shareholders with the Government of Puerto Rico and, as such, will be considered the law between parties with respect to the tax exemption concessions granted under the same during the fifteen (15) year term that applies to such grants of tax exemption.
Excepting the company’s tax-paying U.S. subsidiaries, we do not consider ourselves to be engaged in a trade or business in any other jurisdiction other than Puerto Rico and, accordingly, do not expect to be subject to net income taxes of any other jurisdiction other than Puerto Rico. If we are deemed to be engaged in a trade or business in any jurisdiction, we could be subject to taxes in that jurisdiction. See “Risk Factors — Risks Relating to Taxation — We may be subject to U.S. federal income taxation” and “Risk Factors — Risks Relating to Taxation — Change in U.S. tax laws may be retroactive and could subject us, and/or U.S. persons who own common shares to U.S. income taxation on our undistributed earnings.”
Cayman Islands Taxation of the Company
Under current Cayman Islands Law, there is no Cayman Islands income tax, withholding tax, capital gains tax or capital transfer tax payable by us on our income. The Cayman Islands currently impose stamp duties on certain categories of documents; however, we do not anticipate that our operations will involve the payment of any material amount of stamp duties. The Cayman Islands currently impose an annual corporate fee upon all exempted companies. The company’s aggregate annual corporate fees in the Cayman Islands are not material.
Cayman Islands Taxation of Shareholders
Under current Cayman Law, payments of dividends from our Cayman Islands subsidiaries to AVI are not subject to taxation in the Cayman Islands. In addition, no withholding tax is required on the payment of dividends, nor are gains derived from the sale of the capital stock of our subsidiaries subject to any income or corporation tax in the Cayman Islands. The Cayman Islands currently has no income, corporation or capital gains tax and no estate, inheritance, or gift tax. No stamp duty is payable with respect to the issue or transfer of the capital stock of our Cayman Islands subsidiaries.
Tax Undertaking
Excepting the company’s tax-paying U.S. subsidiaries, including ALPR, which has made an election under section 953(d) of the Code to be taxed as a U.S. domestic corporation for U.S. federal income tax purposes, we do not consider ourselves to be engaged in a trade or business in any other jurisdiction other than the Cayman Islands and, accordingly, do not expect to be subject to net income taxes of any other jurisdiction other than the Cayman Islands. If we are deemed to be engaged in a trade or business in any jurisdiction, we could be subject to taxes in that jurisdiction. See “Risk Factors — Risks Relating to Taxation — We may be subject to U.S. federal income taxation” and “Risk Factors — Risks Relating to Taxation — Change in U.S. tax laws may be retroactive and could subject us, and/or U.S. persons who own common shares to U.S. income taxation on our undistributed earnings.”
Certain U.S. Tax Considerations
The following discussion summarizes certain material U.S. federal income tax considerations that are relevant to us and the material U.S. federal income tax consequences of buying, holding and selling our common stock. Unless otherwise expressly provided herein, the tax consequences under U.S. state and local tax laws and foreign tax laws are not addressed. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this prospectus. Unless otherwise expressly provided herein, the tax consequences under U.S. state and local tax laws and foreign tax laws are not addressed. This summary is not a complete analysis of all of the tax considerations that may be relevant to you or your decision to acquire our common stock, and you should obtain the advice of your own tax advisor before investing in the common stock.
Unless otherwise expressly stated herein, this summary only discusses U.S. federal income tax considerations relevant to U.S. persons who own our common stock as “capital assets” within the meaning of Section 1221 of the Code. Unless otherwise noted, this summary does not address aspects of U.S. federal income taxation that may be relevant to a shareholder that is subject to special rules such as:
•
an investor that is not a citizen or resident of the United States;

•
a financial institution or insurance company;

•
a mutual fund;

•
a tax-exempt organization;

•
a broker or dealer in securities or foreign currencies;

•
traders in securities that elect to apply a mark to market method of tax accounting;

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a shareholder that holds our common stock as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction transaction; or

•
U.S. persons who own 10% or more of the total combined voting power of all classes of our share capital (whether directly, indirectly or constructively under applicable U.S. tax attribution and constructive ownership rules).

A “U.S. person” means an investor who beneficially owns our common or preferred stock and who is:
•
an individual citizen or resident of the United States;

•
a corporation or other entity treated as a corporation for U.S. federal income tax purposes that was created or organized in the United States or under the laws of the United States or of any state thereof;

•
a partnership, or entity treated as a partnership for U.S. federal income tax purposes that was created or organized in the United States or under the laws of the United States or of any state thereof;

•
an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
any trust if  (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be classified as a U.S. person.

If a partnership holds our common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership, you should consult your own tax advisor regarding the particular consequences to you of owning our common stock.
This summary is based on the Internal Revenue Code, applicable Treasury regulations promulgated under the Code, or Regulations, court decisions and administrative interpretations currently in effect. Court decisions and administrative interpretations are not necessarily binding on the IRS. We note that the Code, Regulations, administrative interpretations and court decisions are subject to change, possibly with retroactive effect. Future legislative, judicial, or administrative changes could affect the information, beliefs and conclusions in this summary.
This discussion is not intended to be tax advice. Prior to making an investment in our common stock, we advise you to consult with your own tax advisors in order to understand fully the U.S. federal, state, local and foreign tax consequences of buying, holding or selling our common stock in your particular situation.
U.S. Federal Income Taxation
Taxation of Dividends
Distributions with respect to our common stock shall be considered dividends to the extent of Advantage’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes, subject to the discussion below relating to the potential application of the PFIC, CFC, and RPII rules.
Under current U.S. law, “qualified dividends” are subject to tax at long-term capital gains rates with a maximum rate of 20% rather than at the higher rates applicable to ordinary income. The term “qualified dividend” generally means dividends paid by a domestic corporation or a qualified foreign corporation to a non-corporate shareholder (e.g., individuals, estates and certain trusts) who satisfy a holding period requirement (generally more than 60 days during the 121-day period beginning 60 days before the ex-dividend date). A qualified foreign corporation includes a foreign corporation that is incorporated in a U.S. possession (e.g., Puerto Rico) and a foreign corporation whose shares are readily tradable on an established securities market in the United States. Advantage would be considered a qualified foreign corporation both because it is incorporated in Puerto Rico and because its shares of common stock will be listed on the New York Stock Exchange. Thus, dividends from Advantage would constitute “qualified dividends” and thus, would be taxed at rates applicable to long-term capital gains if paid to an eligible non-corporate shareholder who satisfies a holding period requirement.
The amount of any distribution in excess of Advantage’s current and accumulated earnings and profits will first be applied to reduce the holder’s tax basis in the common stock, and any distribution in excess of the holder’s basis will be treated as gain from the sale or exchange of the holder’s common stock.
Conversion of Preferred Stock
U.S. persons holding shares of preferred stock outstanding prior to completion of this offering should recognize no gain or loss upon their compulsory exchange of shares of preferred stock for common stock pursuant to an optional or mandatory conversion of the preferred stock provided that we are not treated as a PFIC at the time of conversion, except to the extent that the holder receives Advantage common stock in consideration for dividends in arrears on the preferred stock. The adjusted tax basis of such common stock received (other than any common stock received in respect of accrued and unpaid dividends) upon the conversion of our preferred stock will equal the adjusted tax basis of the preferred stock converted and the holding period of such common stock received upon conversion generally will include the period during which the preferred stock was held prior to conversion. To the extent that the U.S. holder of preferred stock receives common stock upon a conversion of the preferred stock in consideration for dividends in arrears on the preferred stock, the transfer of the Advantage common stock will be treated as a distribution taxable as described immediately above. A distribution of Advantage common stock might be treated as an excess distribution under the PFIC rules discussed below if the PFIC rules are applicable.
Dispositions of Common Stock
Generally, the difference between your basis in the common stock and the amount realized on the sale or exchange of the common stock will be includible in gross income as capital gain or loss,

subject to the relevant discussion in this summary relating to the potential application of the CFC and PFIC rules. If your holding period for the common stock is more than one year, any gain will be subject to U.S. federal income tax as long-term capital gain.
Under Section 1248 of the Code, any gain from the sale or exchange of stock in a CFC by a U.S. Shareholder holding 10% or more of the voting stock of such CFC may be treated as a dividend to the extent of the CFC’s earnings and profits during the period that the shareholder held the shares, subject to certain adjustments. Any such deemed dividend would constitute a qualified dividend subject to tax at capital gain rates.
Section 1248 also applies to the sale or exchange of shares in a foreign corporation if the foreign corporation would be treated as a CFC for RPII purposes and would be subject to tax as an insurance company if it were a domestic corporation, regardless of whether the shareholder is a 10% U.S. Shareholder or whether the 20% Gross Income Exception or the 20% Ownership Exception applies. Regulations do not specifically address whether or how section 1248 of the Code would apply to the disposition of shares of stock in a foreign corporation that is not a CFC and does not directly engage in an insurance business, but has a subsidiary that is a CFC and that would be subject to tax as an insurance company if it were a domestic corporation. Advantage believes, however, that the application of section 1248 of the Code under the RPII rules may not apply to the disposition of common stock because Advantage is not directly engaged in the insurance business. There can be no assurance, however, that the IRS will not interpret the proposed regulations interpreting the RPII provisions in a contrary manner or that the U.S. Treasury Department will not amend the regulations to provide that these rules will apply to dispositions of common stock.
Prospective investors should consult their tax advisors regarding the effects of these rules on a disposition of common stock.
Passive Foreign Investment Companies (PFIC)
In general, a foreign corporation will be considered a PFIC during a given year if:
(i)
75% or more of its gross income constitutes “passive income” or

(ii)
50% or more of its assets produce or are held for the production of passive income.

For purposes of the PFIC test, passive income generally includes interest, dividends, annuities and other investment income.
Based on the nature and composition of our business, assets, and income, we believe that our holding company Advantage Insurance Inc. and its subsidiaries are not PFICs. The PFIC provisions contain a look-through under which a foreign corporation is treated as owning its proportionate share of the assets and as earning its proportionate share of the income of any other corporation in which the foreign corporation owns at least a 25% interest by value of the shares. Under this look-through rule, Advantage is deemed to own the proportionate share of the assets and to have received the proportionate share of the income of its subsidiaries.
The PFIC provisions also have a specific exception for income derived in the active conduct of any insurance business by a corporation predominantly engaged in an insurance business. This Insurance Company Exception is intended to exclude bona fide insurance companies from being classified as PFICs. However, there are no regulations interpreting the application of the PFIC rules to an insurance company, and there is no explicit guidance on the application of these provisions to Advantage’s situation. Regulations interpreting these rules may be forthcoming and could have a negative impact on a U.S. person holding common stock. Given the uncertainty in the application of these rules, and because PFIC status depends upon the composition of a company’s income and assets and the market value of its assets (including, among others, less than 25 percent-owned equity investments) from time to time, there can be no assurance that Advantage will not be considered a PFIC for any taxable year.

In addition, there is uncertainty concerning the meaning of the phrase “predominantly engaged in the insurance business.” In particular, there is uncertainty concerning the investment activities of foreign insurance companies, the appropriate level of financial reserves necessary for an insurance business, and the sufficiency of the transfer of risk necessary to constitute being engaged in the insurance business. The IRS announced in Notice 2003-34 that it intends to scrutinize the activities of purported insurance companies organized outside the United States, particularly those that invest a significant portion of their assets in alternative investment strategies. The IRS states in Notice 2003-34 that it will apply the PFIC rules where it determines that the foreign corporation is not an insurance company for U.S. federal tax purposes.
We believe that our current reserves are and will be consistent with industry standards and are not in excess of the reasonable needs of our insurance business. We also believe that we are and will be engaged in insurance activities that involve a sufficient transfer of risk. For these reasons, we do not expect to be treated as having passive income or holding assets for the production of passive income, and expect to qualify for the Insurance Company Exception to the PFIC rules.
We cannot assure you that the IRS will not successfully challenge our position that Advantage and/or any one of its subsidiaries are not PFICs. In addition, the IRS may issue regulatory or other guidance that applies either prospectively or retroactively under which we may fail to qualify for the Insurance Company Exception. You should consult with your tax advisor for advice on this issue and to determine your tolerance for this risk.
If we are deemed to be a PFIC, you may be able to mitigate certain of the negative tax consequences if you are able to make:
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a timely qualified electing fund, or QEF, election with respect to our common stock; or

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a protective QEF election with respect to our common stock.

We will notify our shareholders if we conclude in any year that we are likely to be treated as a PFIC. In addition, we intend to provide our shareholders each year with the information required to make a QEF election or protective QEF election, each described more fully below. We will use commercially reasonable efforts to provide our shareholders with the information necessary to allow them to make QEF elections for our subsidiaries which may at some point be classified as PFICs.
If we are a PFIC and you do not make a QEF election, you generally will be subject to a special tax and an interest charge at the time you:
•
sell or otherwise dispose of our common stock; or

•
receive an “excess distribution” with respect to our common stock. You will be treated as if you received an “excess distribution” if the amount of the distributions that you receive in a tax year are more than 125% of the average distributions with respect our common stock during the three preceding taxable years (or the period in which you held our common stock if shorter).

In addition, all or a portion of any gain you recognize upon sale or other disposition of our common stock may be re-characterized as ordinary income. If you own our common stock during any taxable year in which we are a PFIC, your common stock will generally be treated as stock in a PFIC for all subsequent years. In addition, if you hold our common stock during any period we are a PFIC, you will be treated as owning a proportionate amount of any stock we own. Therefore, if we are a PFIC, you would also be subject to the PFIC rules on a separate basis with respect to your indirect interests in any lower-tier PFICs we own.
Although we may conclude in any year that we reasonably believe that we are not a PFIC, we cannot assure you that the IRS would not challenge that conclusion. The IRS might ultimately determine that Advantage and our subsidiaries are PFICs in any such tax year, and if this determination is upheld it would create significant adverse tax consequences for you.

QEF Election
A shareholder in a PFIC can avoid the additional taxes and interest on excess distributions and gains from the disposition of PFIC stock by filing a QEF election. Under the election, a shareholder of a PFIC is subject to current tax on the shareholder’s pro rata share of the PFIC’s ordinary earnings and net capital gain whether or not the PFIC makes any actual distributions.
If we are a PFIC and you make a QEF election, you will be currently taxable on your pro rata share of our ordinary earnings and net capital gain on a prospective basis. Your basis in our common stock will be increased to reflect such taxed but undistributed income and any subsequent distributions of previously taxed income will reduce your basis and will not be taxed again as a distribution to you.
If the QEF election is made for the first year we are a PFIC, then we will not be considered a PFIC for any period. If the QEF election is not made for the first year we are a PFIC, then both the PFIC and QEF regimes will apply concurrently, each to the year for which applicable. A further election can be made to terminate the PFIC classification and thereafter proceed only under QEF regime. Prospective investors should consult their tax advisors regarding the effects of the various elections.
To make a QEF election, you would file an IRS Form 8621 with your tax return for the year that you are making the election. Certain shareholders who own less than 2% of a PFIC’s stock, which we refer to as Qualified U.S. Shareholders, may be permitted to file retroactive elections under certain circumstances.
Protective QEF Election
You may preserve your right to make a retroactive QEF election by filing a protective statement signed under penalty of perjury with the IRS for the first taxable year in which you acquire our common stock and you reasonably believe that we are not a PFIC for the taxable year. The protective statement must generally contain statements describing:
•
your basis (including application of the 75% income and 50% asset tests and other factors) for your reasonable belief that we were not a PFIC for our taxable year ending with or within your first taxable year to which the protective statement applies;

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your agreement extending the periods of limitations on the assessment of your PFIC related taxes for all taxable years to which the protective statement applies;

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your name, address and certain identifying information with respect to you and us; and

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information and representations regarding the highest percentage of shares of each class of our stock that you held directly or indirectly during your first taxable year to which the protective statement applies.

In general, filing the protective statement with respect to a taxable year by itself does not obligate you to include your pro rata share of our earnings into income for such taxable year if we are not a PFIC for such taxable year. The filing simply preserves your ability to make a retroactive QEF election with respect to such taxable year and may protect you from some of the more severe tax consequences under the PFIC rules. If you make a valid retroactive QEF election with respect to our shares and we are treated as a PFIC, you will be taxed on your cumulative annual pro rata share of our ordinary earnings and net capital gains (regardless of whether any distributions were received) as if you made such elections on a timely basis (i.e., on a non-retroactive basis), plus an interest charge to eliminate the tax deferral arising from the retroactive election.
In general, if you are a Qualified U.S. Shareholder, you are not always required to file a protective statement in order to preserve your ability to make a retroactive QEF election with respect to such taxable year. If you are a Qualified U.S. Shareholder, you generally may make a retroactive QEF election with respect to common stock in a taxable year if we have indicated in a public document that, with respect to that taxable year:

•
we reasonably believe that we are not a PFIC; or

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in certain circumstances, we are unable to conclude whether we are a PFIC, but reasonably believe that, more likely than not, we ultimately will not be a PFIC.

In light of the uncertainty with respect to the application of the PFIC rules to Advantage and its subsidiaries, you may wish to consider filing a protective statement with respect to us for the first taxable year in which you hold our common stock in order to preserve your ability to make a retroactive QEF election, if otherwise eligible to make the such election. You are advised to consult with your own tax advisor regarding the mechanics and effects of filing a protective statement with respect to your ownership of our common stock and making a retroactive QEF election in the event it is subsequently determined that we are deemed to be a PFIC in any particular year.
Possible Classification of the Company as a CFC
Each U.S. 10% Shareholder that owns, directly or indirectly through foreign entities, shares of a foreign corporation that is a CFC, for an uninterrupted period of 30 days or more during any taxable year, and who owns shares in the CFC on the last day of the year on which the corporation is a CFC, is required to include in their gross income for U.S. federal income tax purposes their pro rata share of the CFC’s “subpart F income” for such year as ordinary income.
A U.S. 10% Shareholder, for these purposes is a U.S. person who:
•
owns, directly or indirectly through foreign entities 10% or more of the total combined voting power of all classes of stock entitled to vote of a foreign corporation; or

•
is considered to own, generally through attributions from certain family members, partnerships, estates, trusts or 10% controlled corporations, 10% or more of the total combined voting power of all classes of stock entitled to vote of a foreign corporation.

Subpart F income generally includes:
•
passive investment income, such as interest, dividends or certain rent or royalties; and

•
certain insurance income, including underwriting and investment income that is attributable to the issuing or reinsuring of any insurance or annuity contract, and that, absent an exception, generally would be taxed under the insurance company provisions of the Code if such income were the income of a U.S. insurance company.

We expect that all of our income will be subpart F income. Subpart F income inclusion generally is applicable to U.S. 10% Shareholders that have a direct or indirect ownership interest in a CFC on the last day of the taxable year of the CFC. The subpart F income inclusion is required even if the subpart F income is not distributed. In addition, U.S. 10% Shareholders of a CFC may be deemed to receive taxable distributions to the extent the CFC increases the amount of its earnings that are invested in certain specified types of U.S. property.
In general, a foreign corporation is treated as a CFC only if its U.S. 10% Shareholders collectively own more than 50% of the total combined voting power or total value of the corporation’s stock. However, for purposes of taking into account subpart F insurance income, a foreign corporation generally will be treated as a CFC if more than 25% of the total combined voting power or total value of its stock is owned by U.S. 10% Shareholders.
Our certificate provides voting and ownership limitations designed to reduce the risk that we would be considered a CFC or that any holders of the common stock would be U.S. 10% Shareholders. With those limitations, we do not believe that we should be a CFC. We cannot assure you, however, that the IRS will not successfully challenge the effectiveness of our voting and ownership restrictions in preventing shareholders from becoming U.S. 10% Shareholders of Advantage and its subsidiaries from being CFCs. If you are a U.S. 10% Shareholder and Advantage or any of its subsidiaries is a CFC, the rules relating to PFICs generally would not apply to you. However, certain subpart F income may be taxable at higher rates than if such income were taxable under the PFIC regime where a valid QEF election has been made.

We advise you to consult your own tax advisor to determine whether your ownership of our common stock will cause you to become a U.S. 10% Shareholder and the impact of such a classification.
Related Person Insurance Income
A different definition of CFC is applicable in the case of a foreign corporation which earns RPII. RPII is subpart F insurance income attributable to insurance policies or reinsurance contracts where the person that is directly or indirectly insured or reinsured is a RPII shareholder or a related person to the RPII shareholder. A RPII shareholder is a U.S. person who owns, directly or indirectly through foreign entities, any amount of our stock. Generally, for purposes of the RPII rules, a related person is someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock after applying certain constructive ownership rules.
For purposes of taking into account RPII, and subject to the exceptions described below, the company will be treated as a CFC if our RPII shareholders collectively own, directly or indirectly, 25% or more of the total combined voting power or value of our stock on any day during a taxable year. If the company is a CFC for an uninterrupted period of at least 30 days during any taxable year under the special RPII rules, and you are a U.S. person who owns common stock on the last day of any such taxable year, you must include in gross income for U.S. federal income tax purposes your allocable share of RPII of the company for the entire taxable year, subject to certain modifications.
RPII Exceptions
The RPII rules do not apply if:
•
direct and indirect insureds and persons related to such insureds, whether or not U.S. persons, are treated at all times during the taxable year as owning, directly or indirectly through foreign entities, less than 20% of the voting power and less than 20% of the value of our shares;

•
The combined RPII of our non-U.S. insurance company subsidiaries, determined on a gross basis, is less than 20% of the gross insurance income of the subject subsidiaries for such taxable year; or

•
certain other exceptions apply.

We believe that the company will fall within the RPII exceptions set forth above. However, if you own common stock on the last day the company’s taxable year on which it is a CFC for purposes of the RPII rules, and no exception to the RPII rules applies, you will be required to include your share of the company’s RPII for the entire taxable year in your gross income for U.S. federal income tax purposes. The amount includible will be determined as if all such RPII were distributed proportionately only to U.S. persons at that date, but limited by the company’s current-year earnings and profits and reduced by your share, if any, of prior-year deficits in earnings and profits.
Computation of RPII
In order to determine how much RPII the company has earned in each taxable year, we intend to obtain and rely upon information from our insurance clients to determine whether any of the insureds or persons related to such insureds is a direct or indirect U.S. shareholder. We likely will not be able to determine whether any of the underlying insureds of our clients are RPII shareholders or related persons to such shareholders. Accordingly, we may not be able to determine accurately:
•
whether the company qualifies for any RPII exception; or

•
what the gross amount of RPII earned by the company in a given taxable year would be.

We will take commercially reasonable steps that we believe to be advisable for the company to be able to obtain the necessary information to determine the availability of the RPII exceptions and the amount of insurance income that is RPII. However, because these determinations are not entirely within our control and we must rely on information from the company’s insureds to make these determinations, we cannot assure you that we will be able to obtain all necessary information to make the determinations.
Uncertainty as to Application of RPII
The application of the RPII rules remains uncertain. The regulations drafted in 1991 remain in proposed form. It is not clear whether the IRS will adopt the proposed regulations in their current form or whether additional changes will be made. Additionally, we cannot predict whether any interpretation or application of RPII by the IRS, the courts or otherwise, might have retroactive effect. Accordingly, the meaning and application of the RPII provisions are uncertain. Finally, we cannot assure you that any amounts of RPII inclusions we report to you will not be subject to adjustment based upon subsequent IRS examination in which they interpret the RPII provisions differently. We advise you to consult your own tax advisor as to the effects of these uncertainties, and as to the effects that the RPII provisions may have on you and your investment in our common stock.
Basis Adjustments for RPII
Your tax basis in your common stock will be increased by the amount of any RPII that you include in income. Similarly, your tax basis in your shares will be reduced by the amount of distributions that are excluded from income because of a prior inclusion of RPII.
Information Reporting for CFC and RPII
Under certain circumstances, U.S. Persons owning stock in a foreign corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required with respect to (i) a 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the foreign corporation, and who owned the stock on the last day of that year, (ii) a person who is treated as a RPII shareholder, and (iii) under certain circumstances, a U.S. Person who acquires stock in a foreign corporation, and as a result thereof owns 10% or more of the voting power or value of such foreign corporation, whether or not such foreign corporation is a CFC. U.S. persons who acquire and own our shares may be subject to other additional reporting requirements, including the requirement to file IRS Form 8938, IRS Form 8621 and IRS Form 926. Substantial penalties may apply for failure to comply with these requirements, if applicable.
You should consult with your own tax advisor as to whether these reporting obligations apply to you by virtue of your holding our common stock.
Tax-Exempt Shareholders
U.S. Tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income. U.S. tax-exempt entities should consult with their tax advisors concerning the application of these provisions.
Foreign Tax Credit
Because we anticipate that U.S. persons will own a majority of our common stock after this offering is consummated and because a substantial part of our business includes the insurance of U.S. risks, only a portion of the RPII and dividends we pay, if any, will be treated as foreign source income for purposes of computing your U.S. foreign tax credit limitation. This foreign source limitation also applies to any gain from your sale of our common stock that is treated as a dividend under Section 1248 of the Code. It is likely that substantially all of our RPII and dividends that are foreign source income will constitute “passive” income for foreign tax credit limitation purposes. Thus, it may not be possible for you to utilize excess foreign tax credits to reduce U.S. tax on such income.
Information Reporting and Backup Withholding
Paying agents and custodians located in the United States will be required to comply with certain IRS information reporting requirements with respect to payments of dividends, if any, on the common stock payable to you or to paying agents or custodians located in the United States. In addition, you may be subject to backup withholding at the rate of 28% with respect to dividends paid by such persons, unless you:
•
are a domestic corporation or come within certain other exempt categories and, when required, demonstrate this fact; or

•
provide a taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules.

The backup withholding tax is not an additional tax and may be credited against your regular U.S. federal income tax liability.
Sales of common stock through brokers by certain U.S. holders also may be subject to backup withholding (subject to the exceptions described above). Sales by corporations, certain tax-exempt entities, individual retirement plans, real estate investment trusts, certain financial institutions, and other “exempt recipients” as defined in applicable Regulations currently are not subject to backup withholding.
We advise you to consult with your own tax advisor regarding the possible applicability of the backup withholding provisions to sales of common stock.
THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY. WE ADVISE YOU TO CONSULT YOUR OWN TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, AND LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF BUYING, HOLDING, AND SELLING OUR COMMON STOCK.

CERTAIN ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the acquisition and holding of shares of common stock by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).
This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this registration statement. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment or legal advice.
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
In considering an investment in shares of common stock with a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the acquisition and holding of shares of common stock is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Law relating to the fiduciary’s duties to the Plan, and any regulations issued thereunder, including, without limitation:
•
whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•
whether, in making the investment, the ERISA Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•
whether the investment is permitted under the terms of the applicable documents governing the Plan;

•
whether the acquisition or holding of the shares of common stock will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code (please see discussion under “— Prohibited Transaction Issues” below); and

•
whether the Plan will be considered to hold, as plan assets, (i) only shares of common stock or (ii) an undivided interest in our underlying assets (please see the discussion under “— Plan Asset Issues” below).

Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Code. The acquisition and/or holding of shares of common stock by an ERISA Plan with respect to which the issuer, the initial purchaser, or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.
Because of the foregoing, shares of common stock should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.
Plan Asset Issues
Additionally, a fiduciary of a Plan should consider whether the Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that we would become a fiduciary of the Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.
The Department of Labor (the “DOL”) regulations provide guidance with respect to whether the assets of an entity in which ERISA Plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets generally would not be considered to be “plan assets” if, among other things:
(a)
the equity interests acquired by ERISA Plans are “publicly-offered securities” (as defined in the DOL regulations) — i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are freely transferable, and are either registered under certain provisions of the federal securities laws or sold to the ERISA Plan as part of a public offering under certain conditions;

(b)
the entity is an “operating company” (as defined in the DOL regulations) — i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

(c)
there is no significant investment by “benefit plan investors” (as defined in the DOL regulations) — i.e., immediately after the most recent acquisition by an ERISA Plan of any equity interest in the entity, less than 25% of the total value of each class of equity interest (disregarding certain interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof) is held by ERISA Plans, IRAs and certain other Plans (but not including governmental plans, foreign plans and certain church plans), and entities whose underlying assets are deemed to include plan assets by reason of a Plan’s investment in the entity.

Consult Your Own Counsel
Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring and/or holding shares of our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of shares of common stock. Purchasers of shares of common stock have the exclusive responsibility for ensuring that their acquisition and holding of shares of common stock complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of shares of common stock to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any such Plan.

UNDERWRITING
We and Raymond James & Associates, Inc., as representative of the underwriters named below, intend to enter into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, the underwriters have agreed to purchase the number of shares indicated in the following table.
Underwriters	Number of Shares
Raymond James & Associates, Inc.
JMP Securities LLC
B. Riley FBR, Inc.
Total	10,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares of common stock sold under the underwriting agreement, other than the over-allotment shares described below, if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the shares, subject to prior sale, when, as, and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The representative has advised us that the underwriters propose to offer the shares of our common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain securities dealers at that price less a concession not in excess of  $       per share. The underwriter may allow, and the dealers may re-allow, a concession not in excess of  $       per share on sales to other dealers. After this public offering, the public offering price, concession or any other term of this offering may be changed.
The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.
	Per Share	Without Over- allotment Option	With Over- Allotment Option
Public offering price	$	$	$
Underwriting discount (1)	$	$	$
Proceeds to us (before expenses) (1)	$	$	$

(1)
The per share and total underwriting discounts and the proceeds amounts in the table above do not give effect to the fact that no underwriting discounts will be paid with respect to up to     shares of common stock to be sold pursuant to the Directed Share Program.

We estimate that our total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1,900,000. We have agreed to reimburse the underwriters for reasonable out-of-pocket costs and expenses customarily borne by an issuer relating to the purchase, sale and delivery of the shares offered by the underwriters, including fees and expenses of filing with the SEC and FINRA (plus Blue Sky fees and expenses).
Option to Purchase Additional Shares
We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 1,500,000 additional shares at the public offering price, less the underwriting discount, solely to cover over-allotments, if any. If the underwriters exercise this over-allotment option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.
No Sales of Similar Securities
For a period of 180 days following the date of this prospectus supplement, without the prior written consent of Raymond James, we, our executive officers and directors have agreed not to directly or indirectly offer, sell, contract to sell, pledge, grant any option to purchase, or otherwise dispose of our securities, or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or otherwise acquire, any of our securities. This lock-up provision applies to securities owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. With respect to issuances or sales by us, this agreement does not apply to securities issued upon the grant or exercise of options for cash, and other customary exceptions.
Price Stabilization, Short Positions, and Penalty Bids
Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representative may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix, or maintain that price.
In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Distribution
In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.
Directed Share Program
At our request, the underwriters have reserved, at the initial public offering price, up to 500,000 shares offered by this prospectus, for sale to some of our officers, employees, related persons and certain other persons who are otherwise associated with us through a directed share program. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.
New York Stock Exchange Listing
We have applied to list the shares on the NYSE under the symbol “AVI”.
Other Relationships
The underwriters and their affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, financing and brokerage activities. Some of the underwriters and their respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color, or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS
Certain legal matters with respect to this offering will be passed upon for us by Manatt, Phelps & Phillips, LLP, New York, NY. The validity of the shares offered by this prospectus and certain legal matters with respect to this offering will be passed upon by Vidal, Nieves & Bauzá, LLC, San Juan, Puerto Rico. Certain legal matters with respect to this offering will be passed upon for the underwriters by Holland & Knight LLP, Tampa, Florida.
EXPERTS
The consolidated financial statements of Advantage Insurance Inc. and subsidiaries as of December 31, 2016 and for the annual period ended December 31, 2016 included in this prospectus have been so included in reliance on the report of Ernst & Young Ltd., or EY, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing, which is included elsewhere in this prospectus.
The consolidated financial statements of Advantage Insurance Inc. and subsidiaries as of December 31, 2015 and for the annual period ended December 31, 2015 included in this prospectus have been so included in reliance on the report of KPMG in the Cayman Islands, or KPMG, an independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing, which is included elsewhere in this prospectus.
CHANGE IN AUDITOR
On November 24, 2016, the company’s Audit Committee engaged EY as our independent registered public accounting firm for the year ended December 31, 2016. The Audit Committee engaged EY because the company’s previous auditor, KPMG in the Cayman Islands, had informed the Audit Committee that KPMG’s Puerto Rico-based affiliate had declined to submit a proposal to serve as the company’s auditor subsequent to its change of domicile from the Cayman Islands to Puerto Rico.
During the audit of the year ended December 31, 2015, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to KPMG’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report for such period and there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K. The report of KPMG on the financial statements of the company as of and for the year ended December 31, 2015 did not contain any adverse opinions or disclaimer of opinion and was not qualified as to uncertainty, audit scope or accounting principles. During the fiscal year ended December 31, 2015, neither the company, nor any person on its behalf, consulted EY with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the company’s financial statements, and no written report or oral advice was provided to the company by EY that EY concluded was an important factor considered by the company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is described in Item 304(a)(1)(v) of Regulation S-K.
We have received from KPMG a letter addressed to the SEC stating that KPMG agrees with the above disclosure. A copy of the letter is attached as Exhibit 16.1 to the registration statement of which this prospectus is a part.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the U.S. Securities and Exchange Commission, or SEC, a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock offered hereby. The registration statement, including the attached exhibits, contains additional relevant information about us and our common stock.
As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC’s telephone number is 1-800-SEC-0330. You may also request copies of those documents, at no cost to you, by contacting us at the following address:
American International Plaza
250 Muñoz Rivera Avenue, Suite 710
San Juan, Puerto Rico 00918
Attention: Corporate Secretary
Upon completion of this offering, we will become subject to the reporting, proxy and information requirements of the Exchange Act, and as a result will be required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference room and the website of the SEC referred to above, as well as on our website, www.advantagelife.com. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our common stock.
The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

GLOSSARY OF SELECTED INSURANCE AND TAX TERMS
Acquisition Costs
Ceding commission, brokerage fees, premium taxes and other direct expenses relating directly to the production of premiums.
Actuary
A person professionally trained in the mathematical and technical aspects of insurance and related fields particularly in the calculation of premiums, actuarial liabilities and other values.
Admitted Insurer
An insurer licensed to do business in the state or country in which the insured exposure is located.
Agency Captive
A captive formed by an insurance agency to insure or reinsure the risks of its clients.
Alien Insurer
An insurer domiciled in and licensed under the laws of a country outside a given jurisdiction.
Association Captive
A captive insurer having two or more owners, typically members of an industry trade association.
Broker
An intermediary who negotiates contracts of insurance or reinsurance, receiving a commission for placement and other services rendered, between (1) a policyholder and a primary insurer, on behalf of the policyholder, (2) a primary insurer and a reinsurer, on behalf of the primary insurer, or (3) a reinsurer and a retrocessionaire, on behalf of the reinsurer.
Capacity
The total amount of coverage available for a given risk exposure from an insurer or reinsurer. Also refers to the availability of a certain type of coverage from the market in aggregate.
Captive Insurance Company
A closely held insurance company whose insurance business is primarily supplied by and controlled by its owners, and in which the original insureds are the principal beneficiaries. A captive insurance company’s insureds have direct involvement and influence over the company’s major operations, including underwriting, claims management policy and investment.
Captive Management Company
See “Management Company.”
Carrier
A company that issues an insurance policy and retains all or part of the covered risk for its own account.
Casualty Insurance
Casualty reinsurance is primarily concerned with the losses caused by injuries to third persons (persons other than the policyholder) and the legal liability imposed on the policyholder resulting therefrom.
Catastrophe
An event such as an earthquakes, hurricane, tsunami, hailstorm, tornado, severe winter weather, flood, fire, explosion, volcanic eruption and other natural or man-made disaster that results in severe loss of life or property damage.
Cedant (Ceding Insurer)
An insurer that purchases reinsurance.
Cede
To transfer risk from an insurer to a reinsurer by means of a reinsurance treaty

Claim
Request by an insured or reinsured for indemnification by an insurance or reinsurance company for loss incurred from an insured peril or event.
Combined Ratio
The ratio of underwriting losses and loss adjustment expenses, acquisition expenses and general and administrative expenses to net premiums earned, or equivalently, the sum of the loss ratio, acquisition cost ratio, and expense ratio.
Controlled Foreign Corporation
   (CFC)
A non-U.S. corporation in which U.S. 10% Shareholders own more than 50% of  (i) the total combined voting power of all shares of the corporation entitled to vote, or (ii) the total value of the stock of the corporation.
Development
The difference between the amount of reserves for losses and loss adjustment expenses initially estimated by an insurer or reinsurer and the amount re-estimated in an evaluation at a later date.
Discounted Loss Reserves
An estimate of the amount of ultimate loss reserves, discounted to present value to reflect anticipated future investment income.
Domestic Insurer
An insurer that is formed under the laws of and admitted by the state or country in which the insured exposure is located.
Domicile
The state or country under whose laws the insurer is licensed.
Excess Of Loss Reinsurance
Reinsurance that indemnifies the reinsured against all or a specified portion of losses in excess of a specified dollar or percentage loss ratio amount.
Facultative Reinsurance
Reinsurance of individual risks on a case-by-case basis.
FATCA
Sections 1471 through 1474 of the Code, the Treasury Regulations promulgated them under, any official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
Financial Strength Rating
The opinion of rating agencies regarding the financial ability of an insurance or reinsurance company to meet its financial obligations under its policies.
Fronting
The practice of a licensed insurer assuming risk from a client in order to facilitate ultimate placement of the risk with a reinsurer or other insurer that is restricted by regulation or other reason from providing coverage directly.
Incurred Losses
Losses that are known to have occurred during a given time period.
Insurance Dedicated Fund (IDF)
An investment fund available only for subscription by life insurance policies.
KPMG
KPMG in the Cayman Islands
Letter Of Credit (LOC)
A financial guarantee issued by a bank that ensures that funds will be available if requested by the holder of the letter.

Loss Adjustment Expenses
The expenses of settling claims, including legal and other fees and the portion of general expenses allocated to claim settlement costs. Also known as claim adjustment expenses.
Loss Development
The increase in losses reflecting discrepancies and/ or trends between loss amounts initially reported at subsequent evaluation dates and at ultimate disposition.
Loss Ratio
A ratio calculated by dividing underwriting losses incurred and loss adjustment expenses by premiums earned.
Loss Reserve
An insurer’s estimate of its liability (including LAE) for all unpaid claims that have occurred as of a given date. This estimate includes not only losses due but not yet paid, but also incurred but not reported losses.
Management Company
A firm retained to provide administration, accounting and other related services for captive insurance companies.
NAIC
The National Association of Insurance Commissioners organization representing primary insurance regulators from the 50 United States.
Net Premiums Written
   (also Net Written Premium)
An insurer’s gross premiums written less premiums ceded to reinsurers.
Non-Admitted Insurer
An insurer not licensed to do business in the state in which the insured exposure is located.
Paid Losses
Portion of incurred losses actually paid out by the insurer.
Passive Foreign Investment
   Company (PFIC)
Any non-U.S. corporation for which (i) 75% or more of its gross income for a tax year is passive income, or (ii) at least 50% of the average value of the assets held by the corporation during the tax year are attributable to assets that produce passive income or assets that are held for the production of passive income.
Premium
Payment from a covered person or entity to the insurer in exchange for insurance coverage.
Private Placement Life Insurance (PPLI)
A form of life insurance policy or annuity contract characterized by high face amounts of insurance coverage compared to typical policies, and the use of alternative asset classes such as hedge funds for investments held within the policy or contract.
Property Insurance
Property insurance covers a business’s building and its contents—money and securities, records, inventory, furniture, machinery, supplies and even intangible assets such as trademarks—when damage, theft or loss occurs.
Protected Cell Company (PCC)
A PCC is a single legal entity that operates segregated accounts, or cells, each of which is legally protected from the liabilities of the company’s other accounts. An individual client’s account is insulated from the gains and losses of other accounts, such that the PCC sponsor and each client are protected against liquidation activities by creditors in the event of insolvency of another client. Many domiciles have enacted legislation enabling the formation of PCCs (e.g., Guernsey) or other similar structures (e.g., segregated account companies in Bermuda and segregated portfolio companies in the Cayman Islands).
Reinsurance
The purchase of insurance by an insurance company for general or specific losses incurred by the insurance company.
Reinsurer
An insurance company that assumes part of the risk in exchange for part of the premium to a primary insurer.
Related Person Insurance Income (RPII)
Insurance income earned by a foreign corporation with respect to an insurance or reinsurance policy under which the insured is a U.S. shareholder of the foreign corporation issuing the policy or a person related to a U.S. shareholder.
Retention
The amount of each loss retained by an insurer or reinsurer and not ceded to a reinsurer.
Risk Retention Group (RRG)
An insurer formed under the laws of any U.S. state that is owned by its policyholders.
Risk Transfer
The shifting of all or a part of a risk to another party.
Risk-Based Capital
A measurement of an insurance company’s solvency, typically defined by the regulator and used by the regulator to monitor the financial health of the company on a quarterly or annual basis.
Self-Insurance
A system in which a company sets up a loss reserve account and, depending on whether the account is funded or unfunded, may segregate an asset account to match the reserve.
Self-Procurement Taxes
State-imposed premium taxes of up to 4% on premiums paid to most captives.
Single-Parent Captive
A captive with one shareholder, also referred to as “pure captive.”
Surplus
The amount by which an insurer’s assets exceed its liabilities.
Underwriting
The process of evaluating, defining, and pricing insurance risks including, where appropriate, the rejection of such risks, and the acceptance of the obligation to pay the insured under the terms of the policy contract.
U.S. 10% Shareholder
A U.S. person who owns or is considered to own (through the application of stock attribution rules) 10% or more of the total combined voting power of all classes of stock entitled to vote in a foreign corporation.

Report of Independent Auditors
The Board of Directors
Advantage Insurance Inc.
We have audited the accompanying consolidated financial statements of Advantage Insurance Inc. (the “Company”), which comprise the consolidated balance sheet as of December 31, 2016, and the related consolidated statement of total comprehensive income, changes in shareholders’ equity and cash flows for the year then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.
A member firm of Ernst & Young Global Limited

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Advantage Insurance Inc. at December 31, 2016, and the consolidated results of its operations, changes in shareholders’ equity and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.
Report of Other Auditors on 2015 Financial Statements
The consolidated financial statements of Advantage Insurance Inc. for the year ended December 31, 2015, were audited by another auditor who expressed an unmodified opinion on those financial statements on July 31, 2017.
July 31, 2017
A member firm of Ernst & Young Global Limited

KPMG P.O. Box 493 Century Yard, Cricket Square Grand Cayman KY1-1106 Cayman Islands Telephone +1 345 949 4800 Report of Independent Registered Public Accounting Firm The Board of Directors Advantage Insurance Holdings Ltd. (now known as Advantage Insurance Inc.): We have audited the accompanying consolidated balance sheet of Advantage Insurance Holdings Ltd. (now known as Advantage Insurance Inc.) (“Advantage”) as of December 31, 2015, and the related consolidated statements of total comprehensive income, changes in equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of Advantage’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advantage as of December 31, 2015, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles. Grand Cayman, Cayman Islands July 31, 2017

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Consolidated Balance Sheets
December 31, 2016 and 2015
(Stated in thousands of United States dollars, except per share amounts)
	2016	2015
Assets
Cash and cash equivalents	$6,650	$2,789
Regulatory deposits (Note 28)	4,350	2,050
Restricted cash	10,657	—
Investments, available-for-sale, at fair value (cost: 2016 – $3,552; 2015 – $29,652) (Note 4)	3,641	27,616
Other investments, held-to-maturity, at amortized cost (fair value: 2016 – $76,745; 2015 – $42,755) (Note 4)	73,432	47,829
Accrued investment income	2,352	1,308
Premiums receivable	2,730	3,129
Income tax receivable	26	—
Other assets (Note 7)	4,488	2,282
Reinsurance collateral deposit (Note 8)	3,890	3,758
Deferred policy acquisition costs (Note 9)	6,698	1,374
Value of business acquired (Note 10)	14,324	—
Reinsurance recoverable (Note 17)	3,081	2,401
Deferred income taxes (Note 23)	526	716
Intangible assets (Note 6)	2,043	2,220
Separate account policy loans (Note 11)	63,185	43,922
Separate account assets (Note 20)	1,051,664	293,881
Total assets	1,253,737	435,275
Liabilities and shareholders’ equity
Liabilities
Other liabilities (Note 12)	17,908	3,821
Income taxes payable (Note 23)	26	44
Earn out payments (Note 13)	694	1,082
Note payable (Note 14)	15,408	—
Unearned revenue (Note 15)	7,023	4,324
Surplus debenture (Note 16)	780	940
Reserves for future policy benefits (Note 17)	861	532
Reserves for loss and loss adjustment expenses (Note 18)	2,675	689
Separate account liabilities	1,114,849	337,803
Total liabilities	1,160,224	349,235
Shareholders’ equity
Common shares: par value $0.01 per share – 323,386 and 365,199 shares issued and outstanding, respectively (Note 19)	2	2
Preferred shares: par value $0.01 per share – 7,610,444 and 7,701,721 shares issued and outstanding, respectively (Note 19)	76	77
Additional paid-in capital (Note 19)	80,149	81,282
Accumulated other comprehensive income/(loss)	89	(2,036)
Retained earnings	13,197	6,715
Total shareholders’ equity	93,513	86,040
Total liabilities and shareholders’ equity	$1,253,737	$435,275

COMMITMENTS AND CONTINGENCIES (Note 26)
SUBSEQUENT EVENTS (Note 29)
Approved on behalf of the Board on July 31, 2017
Director “Walter Keenan         Director “David Whitefield”
See accompanying notes to consolidated financial statements

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Consolidated Statements of Total Comprehensive Income
Years Ended December 31, 2016 and 2015
(Stated in thousands of United States dollars, except per share amounts)
	2016	2015
Revenues
Policy charges and fee income	$8,253	$6,627
Reinsurance ceded	(1,734)	(1,518)
Change in reinsurance recoverable	680	759
Net premiums earned (Note 21)	3,584	1,076
Management and administration fees	2,641	1,653
Net investment income (Note 4)	9,709	9,140
Bargain purchase gain (Note 3)	1,406	—
Total revenues	24,539	17,737
Expenses
Net loss and loss adjustment expenses	1,986	689
Amortization of deferred policy acquisition costs (Note 9)	1,059	235
Amortization of value of business acquired (Note 10)	154	—
Finance charge	221	—
Underwriting, general and administrative expenses	14,491	10,354
Total expenses	17,911	11,278
Income before income tax	6,628	6,459
Current income tax benefit (Note 23)	44	9
Deferred income tax (expense)/benefit (Note 23)	(190)	398
Net income	6,482	6,866
Other comprehensive income/(loss), net of tax
Change in unrealized gain on investments, available-for-sale	4,293	1,760
Less: realized gains included in net investment income	(2,168)	(4,642)
Other comprehensive income/(loss), net of tax	2,125	(2,882)
Total comprehensive income	$8,607	$3,984
Earnings per share
Basic and diluted earnings per common share:
Basic earnings per common share	$18.18	$16.89
Diluted earnings per common share	$0.66	$0.73
Weighted average common shares outstanding	356,467	406,428
Diluted average common shares outstanding	9,867,467	9,352,747

See accompanying notes to consolidated financial statements

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Consolidated Statements of Changes in Shareholders’ Equity
Years ended December 31, 2016 and 2015
(Stated in thousands of United States dollars)
	Common shares	Preferred shares	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income/(loss)	Total shareholders’ equity
Balance at December 31, 2014	$3	$76	$81,148	$(151)	$846	$81,922
Issuance of shares	—	2	1,827	—	—	1,829
Repurchase of shares	(1)	(1)	(1,551)	—	—	(1,553)
Offering costs	—	—	(142)	—	—	(142)
Net income and other comprehensive loss	—	—	—	6,866	(2,882)	3,984
Balance at December 31, 2015	2	77	81,282	6,715	(2,036)	86,040
Issuance of shares	—	2	2,198	—	—	2,200
Repurchase of shares	—	(3)	(3,331)	—	—	(3,334)
Net income and other comprehensive income	—	—	—	6,482	2,125	8,607
Balance at December 31, 2016	$2	$76	$80,149	$13,197	$89	$93,513

See accompanying notes to consolidated financial statements

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Consolidated Statements of Cash Flows
Years Ended December 31, 2016 and 2015
(Stated in thousands of United States dollars, except per share amounts)
	2016	2015
Cash flows from operating activities
Net income	$6,482	$6,866
Adjustments to reconcile net cash provided by operating activities:
Amortization and depreciation expenses	565	133
Amortization of value of business acquired	154	—
Amortization of deferred policy acquisition costs	1,059	235
Bad debt (recovery)/expense	(166)	252
Net realized gains on investments, available-for-sale	(2,168)	(4,642)
Bargain purchase gain	(1,406)	—
Changes in operating assets and liabilities (Note 25)	87	(1,039)
Net cash provided by operating activities	4,607	1,805
Cash flows from investing activities
Dividends reinvested	(2)	(14)
Purchase of fixed assets	(580)	(56)
Purchase of intangible assets	(286)	(1,906)
Purchase of captive management contracts	—	(167)
Purchase of investments, available-for-sale	(3,448)	(27,758)
Purchase of investments, held-to-maturity	(2,971)	(26,728)
Proceeds from sale of investments, available-for-sale	2,471	54,503
Principal repayments from investments, held-to-maturity	5,938	4,198
Return of capital from investments, available-for-sale	677	1,594
Payment of earn out payments	(602)	(57)
Acquisition, net of cash acquired	1,330	—
Net cash provided by investing activities	2,527	3,609
Cash flows from financing activities
Finance charge	221	—
Foreign exchange on surplus debenture	(160)	(60)
Repurchase of common share units	(33)
Repurchase of common shares	(350)	(822)
Repurchase of preferred shares	(2,951)	(731)
Payment of offering costs	—	(142)
Payment of note payable	—	(3,000)
Net cash used in financing activities	(3,273)	(4,755)
Net increase in cash and cash equivalents	3,861	659
Cash and cash equivalents, beginning of year	2,789	2,130
Cash and cash equivalents, end of year	$6,650	$2,789
Non-cash transactions during the year
Purchase of investments, held-to-maturity	$(28,570)	$(2,185)
Proceeds from sale of investments, available-for-sale	28,570	2,185
Issuance of common share units for the acquisition of USCL	100	—
Issuance of preferred shares for the acquisition of USCL	2,100	—
Note payable issued for contingent consideration	3,793	—
Increase in deferred acquisition costs due to contingent consideration	(3,793)	—
Receipt from the issuance of preferred shares; investments, available-for-sale	—	(1,829)
	$2,200	$(1,829)

Refer to Note 25 for supplemental cash flow information
See accompanying notes to consolidated financial statements

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)
1.
Business and basis of presentation

Advantage Insurance Inc. (formerly Advantage Insurance Holdings Ltd.) and its subsidiaries (collectively “Advantage” or the “Company”) underwrites specialty insurance contracts and provides related insurance services to business owners and high net worth individuals for their risk management and financial planning needs. Through its Life Insurance segment, Advantage underwrites private placement life insurance policies and annuity contracts. Its Business Insurance segment specializes in providing customized risk finance, risk protection and risk transfer solutions for small and medium-sized businesses using captive insurance and other alternative risk transfer methods.
Advantage Insurance Inc. (“AVI”) is the successor to Advantage Insurance Holdings Ltd. (“AIH”). Following the close of business on September 30, 2016, AIH merged with and into its 100% owned subsidiary AVI, with AVI continuing as the surviving corporation. The merger resulted in the 289,199 ordinary shares, 76,000 ordinary share units, consisting of 1,520,000 warrants to purchase preferred shares and 7,431,721 preferred shares of AIH issued and outstanding as of September 30, 2016 being exchanged for an identical number of common shares, common share units and preferred shares of AVI. The rights, terms and conditions of the replacement shares of AVI are substantially identical to the extinguished AIH shares.
Advantage Insurance Inc. was incorporated under the laws of the Commonwealth of Puerto Rico on May 18, 2015. It holds certain tax benefits accorded to it by a grant from Puerto Rico under Act 399 of Puerto Rico law. Its registered office and corporate headquarters is located at American International Plaza, Suite 710, 250 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918.
The Company’s subsidiaries that underwrite insurance are:
•
Advantage Business Insurance Company I.I. (“ABIC”) which holds Class 3 Authority pursuant to the provisions of Chapter 61 of the Insurance Code of Puerto Rico.

•
Advantage DCP Ltd (“ADCP”) which is authorized to underwrite insurance risks under Lloyd’s Act 1982 and associated by-laws of the Corporation of Lloyd’s in the United Kingdom.

•
Advantage Life & Annuity Company SPC (“ALAC”), which holds a Class B (iii) license subject to the provisions of the Insurance Law of the Cayman Islands and provides reinsurance and capital support to its affiliates.

•
Advantage Life Assurance I.I. (“ALAI”) which holds Class 5 Authority pursuant to the provisions of Chapter 61 of the Insurance Code of the Commonwealth of Puerto Rico.

•
Advantage Life Puerto Rico A.I. (“ALPR”) which holds Class 5 Authority pursuant to the provisions of Chapter 61 of the Insurance Code of the Commonwealth of Puerto Rico and has made an irrevocable election to be taxed as a United States corporation under Section 953(d) of the United States Internal Revenue Code.

•
Advantage Property & Casualty Company SPC (“APCC”) which holds a Class B (iii) license subject to the provisions of the Insurance Law of the Cayman Islands.

•
U.S. Commonwealth Life, A.I. (“USCL”) which holds Class 5 Authority pursuant to the provisions of Chapter 61 of the Insurance Code of the Commonwealth of Puerto Rico.

The Company’s subsidiary Advantage International Bank Corp. (“AIBC”) is licensed and regulated as an International Financial Entity (“IFE”) by the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico pursuant to Act No. 273 of

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

1.
Business and basis of presentation (continued)

September 25, 2012, as amended (“Act 273”). AIBC is authorized to provide a limited range of banking services to its affiliated companies and to third party clients located outside of Puerto Rico.
In 2016, the Company completed the liquidation and dissolution of its former subsidiaries Advantage Life (Cook Islands) Ltd. and Advantage Life USA SC.
Insurance contracts
Advantage issues variable universal life insurance policies, deferred variable annuity policies, life reinsurance contracts, immediate variable annuity contracts, specialty health insurance and other types of life insurance and reinsurance policies. The Company purchases reinsurance coverage for most of the mortality risk associated with its life insurance underwriting activities. The Company also enters into property, casualty and liability insurance contracts and assumes certain underwriting risks in conjunction with its captive insurance business.
Basis of consolidation
These consolidated financial statements include the accounts of Advantage Insurance Inc., and entities over which the Company exercises control, including majority-owned subsidiaries. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Intercompany balances and transactions have been eliminated.
Use of estimates
The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported and disclosed amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results when realized could differ materially from estimates.
The most significant estimates include those used in determining the valuation of investments and the recognition of other-than-temporary impairments; deferred policy acquisition costs; value of business acquired (“VOBA”); purchased syndicate capacity; reinsurance recoverable; separate account assets; reserves for future policy benefits; provision for income taxes and valuation of deferred tax assets; and reserves for other contingent liabilities.
2.
Significant accounting policies and pronouncements

(a) Cash and cash equivalents
Cash and cash equivalents include cash on hand, amounts due from banks and money market investments with original maturities of three months or less when purchased.
(b) Restricted Cash
Restricted cash pertains to funds that the Company has received on behalf of policyholders that have not been transferred to their separate accounts or other funds held by the Company subject to significant restriction as to use by the Company.

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

2.
Significant accounting policies and pronouncements (continued)

(c) Investments
The Company’s principal investments are collateralized loan obligations (“CLOs”), CLO loan accumulation facilities, debt and equity securities and investment funds. The accounting policies related to each are as follows:
The Company classifies its CLO investments held in the general accounts of its insurance subsidiaries as held-to-maturity as management has the intent and the Company has the ability to hold the investment until the final maturity or payment date. These investments are recorded at amortized cost in the consolidated balance sheets.
Cash flows received from the CLOs are allocated to net investment income and/or principal repayment based on the effective interest rate established for the specific CLO investment. To determine the effective interest rate for a CLO investment, management obtains projections of the timing and amount of future expected cash flows from the CLO investment, taking into account assumptions including future loan default and recovery rates, loan prepayment rates, interest rates on new loans purchased, and changes in short term benchmark interest rates. Management further validates these assumptions used in projecting future cash flows by comparing them to those used by other market participants, research analysts and ratings agencies in analyzing substantially similar or identical investments. These assumptions used to project future cash flows from the Company’s CLOs significantly impact interest income recognition in the consolidated statements of total comprehensive income. Management periodically reviews the effective interest rate applied to each CLO investment and, based on information and events that give reasons to change assumptions used in the original cash flow projection, management will obtain a new cash flow estimate and derive a new effective interest rate for the CLO investment.
The Company classifies its investments in a CLO loan accumulation facility, equity securities and some fixed maturity securities as available-for-sale. These are recorded in the consolidated balance sheets at their fair value, with any unrealized gains or losses, calculated by reference to cost or amortized cost as appropriate, included as a component of accumulated other comprehensive income in the consolidated balance sheets.
The CLO loan accumulation facility is a single-purpose, exempt company limited by shares that invests in loans to be held for future securitization. The loan accumulation facility utilizes a non-recourse credit facility provided by a third party lender with the Company’s liability limited to the funds contributed. The fair value of the loan accumulation facility is equal to its net asset value. Net asset value is based on the fair market value of cash and loans held less the funded amount of the credit facility and accrued financing, collateral management and administrative costs. Fair market values for loans held in the facility are obtained from independent pricing sources as of the close of business on the last business day of the measurement period.
The Company classifies its investments in debt and equity securities held by Lloyd’s syndicates and investments in investment funds as available-for-sale. The fair value of investment funds and mutual funds are considered to be readily determinable as the respective net asset values are published and the funds stand ready to transact at the published net asset values.
Realized gains and losses on disposal are calculated on the average cost method and are included in the consolidated statements of total comprehensive income.

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

2.
Significant accounting policies and pronouncements (continued)

(d) Other-than-temporary impairments
The Company reviews its available-for-sale and held-to-maturity investment securities with unrealized losses regularly and at each quarter end to identify other-than-temporary impairments (“OTTI”) in value.
For CLOs, the Company performs a comprehensive review for OTTI when the market price of a CLO as reported by the Company’s appointed third party valuation service is less than 90% of the CLO’s amortized cost for two consecutive quarterly reporting dates. For CLOs in unrealized loss positions that meet this criteria, the Company evaluates whether the decline in value is other-than-temporary based on: (1) the extent and the duration of the decline in fair market value; (2) the reasons for the decline, including but not limited to changes in credit quality, changes in credit market conditions including credit spread widening, and/or changes in benchmark index levels or interest rates; and (3) the financial condition of and near term prospects of the issuer. If management concludes from its analysis that the future cash flows of a debt security are unlikely to recover its amortized cost, it will recognize an OTTI for the security.
When management determines that an OTTI of a CLO has occurred, the OTTI recognized in earnings is equal to the entire difference between the CLOs amortized cost basis and its fair value at the impairment measurement date. For OTTI of CLOs that meet the criteria, the Company allocates the OTTI amount between the portion representing the credit loss and the amount related to all other factors. The amount representing the credit loss is the difference between the amortized cost and the net present value of the Company’s best estimate of future cash flows, discounted at the original effective interest rate of the security. This credit loss amount is recognized in earnings. The OTTI related to all other factors is accounted for as other comprehensive income (loss) for the period during which the OTTI is recognized.
(e) Fair value measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In most cases, the exit price and the transaction (or entry) price will be the same at initial recognition.
Subsequent to initial recognition, fair values are based on unadjusted quoted prices for identical assets or liabilities in active markets that are readily and regularly obtainable. When such quoted prices are not available, fair values are based on quoted prices in markets that are not active, quoted prices for similar but not identical assets or liabilities, or other observable inputs. If these inputs are not available, or observable inputs are not determinable, unobservable inputs and/or adjustments to observable inputs requiring management judgment are used to determine the estimated fair value of assets and liabilities.
The Company categorizes its assets and liabilities measured at estimated fair value into a three-level hierarchy, based on the significant input with the lowest level in its valuation. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to valuation techniques that use at least one significant input that is unobservable (Level 3).
The levels of fair value hierarchy are as follows.
Level 1:
Valuation is based upon quoted prices for identical instruments traded in active markets.

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

2.
Significant accounting policies and pronouncements (continued)

Level 2:
Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model based valuation techniques for which all significant assumptions are observable in the market.

Level 3:
Valuation is generated from model-based techniques that use significant assumptions not observable in the market.

These unobservable assumptions reflect the Company’s own assumptions about the assumptions market participants would use in pricing the assets or liabilities. Level 3 investments may also be adjusted to reflect illiquidity and/or non-transfer ability with the amount of such discount estimated by the Company in the absence of market information. Assumptions used by the Company due to the lack of observable input may significantly impact the resulting fair value and therefore the Company’s results of operations.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement of the asset or liability.
The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and the Company considers factors specific to the asset or liability.
In order to determine if a market is active or inactive for a security, the Company considers a number of factors, including, but not limited to, the spread between what a seller is asking for a security and what a buyer is bidding for the same security, the volume and frequency of trading activity for the security in question, the price of the security compared to its par value (for fixed maturity investments), and other factors that may be indicative of market activity.
(f) Business combinations
The Company accounts for business combinations applying the acquisition method of accounting.
(g) Common control transactions
The Company accounts for common control transactions based on the nature of what is transferred or exchanged. The Company accounts for a transfer of a business among entities under common control at the carrying amount with retroactive adjustment of prior period financial statements. There was no impact on historical balances as a result of the 2016 merger of AVI and AIH.
(h) Variable interest entities
The Company accounts for variable interest entities (“VIEs”) in accordance with FASB ASC 810 Topic Consolidation, which requires the consolidation of all VIEs by the primary beneficiary, that being the investor that has the power to direct the activities of the VIE and will absorb a majority of the VIE’s expected losses or residual returns.
The Company determines whether it is the primary beneficiary of a VIE by performing an analysis that principally considers: (i) the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders; (ii) the VIE’s capital structure; (iii) the terms between the VIE and its variable interest holders and other parties

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

2.
Significant accounting policies and pronouncements (continued)

involved with the VIE; (iv) which variable interest holders have the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance; (v) which variable interest holders have the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE; and (vi) related party relationships.
The Company reassesses its initial determination of whether the Company is the primary beneficiary of a VIE upon changes in facts and circumstances that could potentially alter the Company’s assessment.
(i) Other assets and other liabilities
Other assets consist primarily of accounts receivable, deferred offering costs, fixed assets, prepayments and other assets and promissory notes. Other liabilities consist primarily of accounts payable and accruals, bank deposits and funds held on behalf of third parties and reinsurance payable.
Fixed assets and leasehold improvements are carried at cost less accumulated depreciation. Depreciation is determined using the straight-line method over the estimated useful life lives of the related assets, which generally range from 3 to 5 years.
Incremental direct costs incurred to issue shares classified as equity have been deferred and will be treated as a reduction of the proceeds. If the consumption of the equity offering is not probable, or the offering is aborted such costs will be expensed in the period it has been determined that the issuance of equity is no longer probable.
(j) Intangible assets
The Company initially recognizes the value of intangible assets at cost. Intangible assets held by the Company include its core insurance enterprise software system, purchased syndicate capacity in Lloyd’s and captive management contracts.
The policy administration software system was acquired under license to meet the Company’s internal needs. The Company has certain rights to re-license the software to third parties, but has no current plans to do so. The Company amortizes the costs of the software system on a straight-line basis over a five year period.
The purchased syndicate capacity’s assessed useful life is five years, and is amortized on a straight-line basis over a five year period. This term is based on the life over which the original value of the capacity acquired is expected to be used up. Where an indication of impairment of capacity values exists, the Company will carry out an impairment review to determine the recoverable amount, which is the greater of fair value less cost to sell and value in use. The value in use calculation requires an estimate of the future cash flows expected to arise from the capacity and application of a suitable discount rate in order to calculate present value.
In accordance with FASB ASC 805 Topic Business Combinations, the Company has recorded the acquisition of captive management contracts at fair value, including the contingent consideration as part of the consideration transferred in exchange for the captive management contracts. The captive management contracts are amortized over a five year period. At each period the adjustment to the net present value of the contingent consideration is recorded as a finance charge to the consolidated statements of total comprehensive income.

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

2.
Significant accounting policies and pronouncements (continued)

(k) Deferred policy acquisition costs
Costs that are directly related to the successful acquisition of new and renewal insurance and annuity business are deferred to the extent such costs are deemed recoverable from future premiums or gross profits.
Such deferred policy acquisition costs include commissions and consulting fees, costs of policy issuance and underwriting, and certain other expenses that are directly related to successfully negotiated contracts. Deferred policy acquisition costs are subject to periodic recoverability testing. The Company engages an independent actuary to assist with the calculation of the amortization of the deferred policy acquisition costs.
(l) Value of business acquired
As a result of its acquisition of USCL in 2016 and the application of purchase accounting, the Company records the value of the business acquired (“VOBA”) on its consolidated balance sheets. VOBA represents an adjustment to the stated value of inforce insurance contract liabilities to present them at fair value, determined as of the acquisition date. VOBA balances are subject to recoverability testing, in the manner in which they were acquired. VOBA is amortized in proportion to gross profits arising principally from investment margins, mortality and expense margins, and surrender charges, based on historical and anticipated future experience, which is updated periodically. The effect of changes in total gross profits on unamortized VOBA is reflected in the period such total gross profits are revised. See Note 10 for additional information regarding VOBA.
(m) Reinsurance recoverable
Reinsurance recoverable is recognized in a manner consistent with the liabilities relating to the underlying reinsured contracts, using the same assumptions. The gross cost of reinsurance is the present value of the reinsurance cash flows.
The expected cash flows are projected using the same assumptions to calculate the estimated gross profits for deferred acquisition costs and unearned revenue. The amortization method used is a prospective method whereby the amount amortized in a given year is based on the expected gross profits for that year. All differences between actual and expected reinsurance cash flows are recognized in the consolidated statements of total comprehensive income.
(n) Reserves for future policy benefits
The reserves for future policy benefits are based on methods and underlying assumptions in accordance with U.S. GAAP and applicable actuarial standards. Principal assumptions used in the establishment of reserves for future policy benefits are mortality, morbidity, policy lapse, renewal, investment returns and expenses. The Company utilizes an independent actuary to assist in the assessment of the adequacy of its reserves for future policy benefits, on an annual basis.
The Company issues variable life insurance and annuity policies. The reserve established for future policy benefits is equal to the sum of  (i) the balance that accrues to the benefit of policyholders at the date of the financial statements; (ii) amounts that have been assessed to compensate for services to be performed over future periods; (iii) amounts previously assessed against policyholders that are refundable on termination; and (iv) any probable loss (premium deficiency).

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

2.
Significant accounting policies and pronouncements (continued)

Premium deficiency reserves are established, if necessary, when the liability for future policy benefits plus the present value of expected future gross premiums are determined to be insufficient for expected future policy benefits and expenses. Premium deficiency reserves do not include a provision for the risk of future adverse deviation from expected policy benefits and expenses.
The Company records its estimated reserves for future policy benefits gross of any amounts recoverable under the reinsurance agreement described in Note 17, which amounts are recorded separately in the consolidated balance sheets.
In the event that the Company’s reinsurers are unable to meet obligations under the reinsurance agreement, the Company would be liable to pay all related claims but would only receive reimbursement to the extent that the reinsurers can meet their obligations.
(o) Assessment of risk transfer
For reinsurance contracts, risk transfer requirements must be met in order to obtain reinsurance status for accounting purposes, principally resulting in the recognition of cash flows under the contract as premiums, policy charges and fee income and expenses. To meet risk transfer requirements, a reinsurance contract must include insurance risk, consisting of both underwriting and timing risk and a reasonable possibility of a loss for the reinsuring entity. The Company considers all contractual features in its assessment of risk transfer. If the Company determines that there is no substantive risk transfer in a particular contract, the contract is accounted for using the deposit method.
(p) Separate account policy loans
Separate account policy loans are loans the Company issues to policyholders that use the cash surrender value of their life insurance policy or annuity contract as collateral. Separate account policy loans are stated at their unpaid principal amount outstanding plus accrued interest for certain loans.
For certain separate account policy loans, interest is charged on the outstanding loans at a rate per annum the Company may offer. There are no fixed terms of repayment, however, a policy’s death benefit will be reduced for any outstanding loans and accrued interest payable as at the claim date. Policy loans are fully collateralized by the cash surrender value of the associated insurance policies.
(q) Separate account assets and liabilities
Separate account assets are reported at fair value and represent segregated funds that are invested for policyholders. These assets and liabilities consist primarily of cash equivalents, market quoted securities, private equity securities, unlisted funds, other assets and private annuities. The assets of each account are legally segregated and are not subject to claims that arise out of any other business of the Company. Investment risks associated with market value changes are borne by the policy owner and policy beneficiary.
In certain circumstances when policy assets are illiquid and may not be readily converted to cash on a timely basis, the Company may distribute the illiquid assets in kind to satisfy the payment then due under the terms of the policy.

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

2.
Significant accounting policies and pronouncements (continued)

Separate account liabilities represent the policyholder’s account balance in separate account assets and to a lesser extent borrowings of the separate account, and will be equal and offsetting to total separate account assets. The Company reports separately, as assets and liabilities, investments held in separate accounts and liabilities of the separate accounts that meet all of the following conditions:
 —
The separate accounts are legally recognized;

 —
The separate account assets supporting the contract liabilities are insulated legally from the general liabilities of the Company;

 —
The Company must invest the contract holder’s funds within the separate account as directed by the contract holder in designated investment alternatives or in accordance with specified investment objectives or policies; and

 —
All investment performance, net of contract fees and assessments, must be passed through to the individual contract holder or beneficiary.

The investment income and realized investment gains or losses from separate account assets accrue to the policyholders and are not included in the Company’s results of operations. Mortality risk charges, policy administration fees, surrender charges and other income are included in policy charges and fee income in the consolidated statements of total comprehensive income. Asset administration fees charged to the accounts are included in policy charges and fee income in the consolidated statements of total comprehensive income.
(r) Earnings per share
Earnings per share calculations are based on the weighted average number of common shares issued and outstanding during the year. The rights of the common shares are the same and therefore economically equivalent. As such, common shares are treated as one class of shares for the earnings per share calculation.
Diluted earnings per share is calculated by including the proceeds from the exercise of any dilutive warrants to purchase common or preferred shares and the conversion of all preferred shares using the conversion ratio in effect at the time of exchange.
(s) Insurance revenue and expense recognition
The amounts collected from policyholders for universal life insurance contracts are considered deposits and are not included in revenue.
Policy charges and fee income for universal life insurance contracts consist of cost of insurance charges, policy administration fees, asset administration fees and surrender charges that have been earned and assessed against the policyholder account balances during the period. The timing of revenue recognition as it relates to fees assessed is determined based on the nature of such fees. Cost of insurance charges and administration fees are assessed on a periodic basis and recognized when due.
Surrender charges are recognized upon surrender or partial surrender of a policy in accordance with its contractual terms. Policy administration fees are determined on either a fixed or variable rate based on the separate account asset value at the end of the relevant financial period, either quarterly or annually.

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

2.
Significant accounting policies and pronouncements (continued)

Amounts charged for origination of a life insurance contract are recognized as unearned revenues and amortized over the expected life of the contract in proportion to gross profits. Interest income on policy loans is recognized in policy charges and fee income at the contract interest rate when earned. Policy loans are fully collateralized by the cash surrender value of the associated insurance policies. The Company does not establish any reserves for non-collectability of policy loans.
Establishment fees charged for the origination of immediate variable annuity contracts are deferred and recognized over the life of the contract based on the life expectancy of the annuitant at the time of the contract inception.
Claim and claim adjustment expenses are recognized when incurred.
(t) Net premiums earned
Net premiums earned are the amount of revenue recognized in the period from the Company’s non-life insurance underwriting activity. Premiums are recognized as income, net of any applicable reinsurance or retrocessional coverage purchased, over the life of the related contracts and policies. Premiums written are based on contract and policy terms, including estimates based on information received from insured parties, brokers, agents and where applicable, reinsurers. Subsequent differences between estimated and actual premium earned are recorded in the period in which the difference is determined.
Unearned premiums represent the portion of premiums written that relate to the unexpired insurance coverage period of contracts and policies in force. Unearned premium amounts are calculated on a pro rata basis, taking into account the remaining time period of contracts and policies in force.
(u) Reinsurance ceded
In the normal course of business, the Company seeks to limit its exposure to loss on any single insured life and to recover a portion of benefits paid by ceding reinsurance to third party insurers, reinsurers or other risk transfer counterparties under facultative reinsurance agreements or equivalent risk transfer contracts. Reinsurance ceded is recorded and expensed in the period in which the purchased reinsurance coverage is in effect.
(v) Loss and loss adjustment expenses
The reserve for loss and loss adjustment expenses includes estimates for unpaid claims and claim expenses on reported losses as well as an estimate of losses incurred but not reported. The reserve is based on individual claims, case reserves and other reserve estimates reported by insureds and ceding companies as well as management estimates of ultimate losses.
Inherent in the estimates of ultimate losses are expected trends in claim severity and frequency and other factors which could vary significantly as claims are settled.
(w) Management and administration fees
Management and administration fees are fees earned for management and administration of captive insurers and other corporate entities managed by the Company on behalf of third parties.

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

2.
Significant accounting policies and pronouncements (continued)

(x) Net investment income
Net investment income is comprised of interest and dividend income, realized gains and losses on sales of investments, impairment losses and changes in valuation allowances net of investment management fees. Interest income is recognized as it accrues and is calculated using the effective interest rate method.
Fees and commissions that are an integral part of the effective yield of the financial asset or liability are recognized as an adjustment to the effective interest rate of the instrument.
Dividend income is recognized when the right to receive payment is established. This is the ex-dividend date for listed stocks and the notification date for private equity instruments.
The effective interest rate applied to variable distributions from CLOs is determined at the time of initial investment in the CLO. It is based on the total projected cash flow to be received from the CLO over the life of the investment. The Company adjusts the effective interest rate applied when events or information about the CLO investment result in a material change to the timing and/or amount of the expected remaining cash flow.
(y) Foreign currency translation
The Company’s functional currency is the U.S. Dollar. Revenue and expenses denominated in foreign currencies are revalued at the prevailing exchange rate at the transaction date. Monetary assets and liabilities denominated in foreign currencies are remeasured at exchange rates in effect at the balance sheet date, which may result in the recognition of exchange gains or losses which are included in the determination of net income.
(z) Taxation
The Company has adopted the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.
Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
Deferred income taxes are provided on temporary differences between income for financial reporting and tax return purposes and arise principally from the discounting of loss reserves for tax purposes and the recognition of refundable excess insurance.
U.S. GAAP requires the Company to evaluate the recoverability of the Company’s deferred tax assets and establish a valuation allowance if necessary to reduce the Company’s deferred tax assets to an amount that is more likely than not to be realized. Considerable judgment is required in determining whether a valuation allowance is necessary, and if so, the amount of such valuation allowance.
In evaluating the need for a valuation allowance the Company may consider many factors, including: (1) the nature of the deferred tax assets and liabilities; (2) whether they are ordinary or capital; (3) in which tax jurisdictions they were generated and the timing of their reversal; (4) taxable income in prior carryback years as well as projected taxable earnings exclusive of reversing temporary differences and carryforwards; (5) the length of time that carryovers can be

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

2.
Significant accounting policies and pronouncements (continued)

utilized in the various taxing jurisdictions; (6) any unique tax rules that would impact the utilization of the deferred tax assets; and (7) any tax planning strategies that the Company would employ to avoid a tax benefit from expiring unused. Although realization is not assured, management believes it is more likely than not that the deferred tax assets, net of valuation allowances, will be realized.
Generally, for tax years which produce net operating losses, capital losses or tax credit carryforwards (“tax attributes”), the statute of limitations does not close, to the extent of these tax attributes, until the expiration of the statute of limitations for the tax year in which they are fully utilized. The completion of review or the expiration of limitations for a given audit period could result in an adjustment to the liability for income taxes. The Company classifies all interest and penalties related to tax uncertainties as income tax expenses. Refer to Note 23 for additional information regarding income taxes.
Management does not believe there are any tax positions taken by the Company that are subject to uncertainty and meet the more likely than not recognition threshold, as a result, no provisions have been made in these consolidated financial statements.
(aa) Recently adopted accounting pronouncement
In May 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2015-07, Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). ASU 2015-07 eliminates the requirement to categorize certain investments in the fair value hierarchy if their fair value is measured at net asset value (“NAV”) per share (or its equivalent) using the practical expedient in the FASB’s fair value measurement guidance. The amendments in ASU 2015-07 are effective for financial statements issued for fiscal years beginning after December 31, 2015, and interim periods within those fiscal years. The Company has separately identified the investments measured at NAV in the fair value hierarchy disclosure in its consolidated financial statements.
(bb) Future adoption of new accounting pronouncements
In November 2016, the FASB issued new guidance on restricted cash, Accounting Standards Update (“ASU”) 2016-18, Statement of Cash Flows (Topic 230) — Restricted Cash. The new guidance is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years, and should be applied on a retrospective basis. Early adoption is permitted. The new guidance requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. As a result, the new guidance requires that amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The new guidance does not provide a definition of restricted cash or restricted cash equivalents. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 320): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). ASU 2016-15 clarifies the classification of receipts and payments in the statement of cash flows. ASU 2016-15 provides guidance related to (1) settlement and payment of zero coupon debt instruments, (2) contingent consideration, (3) proceeds from settlement of insurance claims, (4) proceeds from settlement of corporate and bank owned life insurance policies, (5) distributions from equity

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

2.
Significant accounting policies and pronouncements (continued)

method investees, (6) cash receipts from beneficial interests obtained by a transferor, and (7) general guidelines for cash receipts and payments that have more than one aspect of classification. ASU 2016-15 is effective for public business entities for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.
In June 2016, the FASB issued new guidance on the measurement of credit losses on financial instruments ASU 2016-13, Financial Instruments — Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments. The amendments in this new guidance are effective for public entities for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, this update is effective for fiscal years beginning after December 15, 2020, and interim periods with the fiscal years beginning after December 15, 2021.
The new guidance requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial assets. The Company is currently evaluating the impact of this guidance in its consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which, among other things, requires lessees to recognize most leases on-balance sheet. This will increase their reported assets and liabilities, in some cases very significantly. Lessor accounting remains substantially similar to current U.S. GAAP. ASU 2016-02 supersedes Topic 840, Leases. ASU 2016-02 is effective for annual periods in fiscal years beginning after December 15, 2019, and interim periods in fiscal years beginning after December 15, 2020. ASU 2016-02 mandates a modified retrospective transition method for all entities. The Company is currently evaluating the impact of this guidance in its consolidated financial statements.
In January 2016, the FASB issued new guidance ASU 2016-01, Financial Instruments — Overall: Recognition and Measurement of Financial Assets and Financial Liabilities) on the recognition and measurement of financial instruments. The new guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted for the instrument-specific credit risk provision.
The new guidance changes the current accounting guidance related to (i) the classification and measurement of certain equity investments, (ii) the presentation of changes in the fair value of financial liabilities measured under the FVO that are due to instrument-specific credit risk, and (iii) certain disclosures associated with the fair value of financial instruments. The Company is currently evaluating the impact of this guidance in its consolidated financial statements.
In May 2015, the FASB issued new guidance on short-duration insurance contracts ASU 2015-09, Financial Services — Insurance (Topic 944): Disclosures about Short-Duration Contracts). The amendments in this new guidance are effective for public entities for annual periods beginning after December 15, 2015, and interim periods within annual periods beginning after December 15, 2016 and other entities have a one year delay. The new guidance should be applied retrospectively by providing comparative disclosures for each period presented, except for those requirements that apply only to the current period.

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

2.
Significant accounting policies and pronouncements (continued)

The new guidance requires insurance entities to provide users of financial statements with more transparent information about initial claim estimates and subsequent adjustments to these estimates, including information on: (i) reconciling from the claim development table to the balance sheet liability, (ii) methodologies and judgments in estimating claims, and (iii) the timing, and frequency of claims. The Company has evaluated the impact of this guidance in its consolidated financial statements and will adopt the guidance in its 2017 financial statements, in accordance with the pronouncement’s transition rules.
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 provides comprehensive guidance on the recognition of revenue from customers arising from the transfer of goods and services. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 also provides guidance on accounting for certain contract costs and will also require new disclosures. ASU 2014-09 will be effective for public business entities in annual and interim periods beginning after December 15, 2017. The Company is currently evaluating the impact of this guidance in its consolidated financial statements.
3.
Acquisition of U.S. Commonwealth Life, A.I.

On September 30, 2016 Advantage entered into a Stock Purchase and Sale Agreement to acquire 100% of U.S. Commonwealth Life, A.I. (“USCL”), a Class 5 life insurance company operating under Chapter 61 of the Insurance Code of the Commonwealth of Puerto Rico which became effective on October 1, 2016. The acquisition is part of Advantage’s strategic initiative to expand its specialty life insurance business. The purchase price for USCL consisted of  (i) 178,723 convertible preferred shares; (ii) 8,511 common stock units consisting of one common stock unit and twenty (20) warrants to purchase preferred shares at an exercise price of  $11.75 per share; and (iii) three future annual cash installment payments estimated to total $12.8 million. The cash installment payments began in 2017 and are subject to adjustment based on the financial performance of USCL and its life insurance business in 2016, 2017 and 2018.
Purchase price
The Company’s total purchase price for USCL at October 1, 2016 was calculated as follows:
Advantage Insurance Inc. common share units
Common shares issued by Advantage	8,511
Value per common share unit as of October 1, 2016	$11.75
		$100
Advantage Insurance Inc. preferred shares
Preferred shares issued by Advantage	178,723
Value per preferred share as of October 1, 2016	$11.75
		2,100
Contingent consideration payable		1,361
Note payable		11,394
Total purchase price		$14,955

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

3.
Acquisition of U.S. Commonwealth Life, A.I. (continued)

Fair value of net assets acquired and liabilities assumed
The assets and liabilities assumed have been included in the Company’s consolidated financial statements as of the acquisition date. After adjustments, total assets assumed were $572.4 million, which includes $555.1 million of separate account assets and policy loans, $2.1 million of cash, $0.7 million of other assets and $14.5 million of VOBA. Total liabilities assumed were $568.8 million, which includes $555.1 million of separate account liabilities, $11.4 million seller note payable, $1.4 million liability due to the contingent consideration for the estimated issuance of common and preferred shares, and $0.9 million of unearned revenue and other liabilities. The transaction resulted in a bargain purchase gain of  $1.4 million recognized in the consolidated statements of comprehensive income.
Shareholder’s equity of USCL at October 1, 2016	$3,019
Adjustments for fair value
Deferred acquisition costs	(690)
Reinsurance recoverable	(1,398)
Unearned revenue	952
Value of business acquired	14,478
Bargain purchase gain	(1,406)
Shareholder’s equity of USCL at fair value	14,955
Total net purchase price paid by Advantage	$14,955

Under the terms of the transaction, the Company is obliged to make three future annual payments to the seller with respect to new life insurance contracts issued by USCL between October 1, 2016 and December 31, 2016. The amount, but not timing, of the payments is contingent upon the persistency of revenue to the Company from the new contracts. The Company has recorded a note payable and deferred acquisition costs of  $3.8 million with respect to the new contracts.
Financial results
FASB ASC Topic Business Combinations prescribes disclosures of the amounts of revenue and earnings of the acquiree since the acquisition date included in the consolidated statements of total comprehensive income for the reporting period. The total revenue and net income for the period October 1, 2016 to December 31, 2016 were $1.0 million and $0.3 million, respectively.
Supplemental pro forma information
USCL’s results are included in the Company’s consolidated financial statements from October 1, 2016 to December 31, 2016. As such the following table presents unaudited pro forma consolidated financial information for the years ended December 31, 2016 and December 31, 2015, and assumes the acquisition of USCL occurred on January 1, 2015. The unaudited pro forma consolidated financial information is provided for informational purposes only and is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of January 1, 2015 or that may be achieved in the future. The unaudited pro forma consolidated financial information does not give consideration to the impact of possible revenue enhancements, expense efficiencies or synergies that may result

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

3.
Acquisition of U.S. Commonwealth Life, A.I. (continued)

from the acquisition of USCL. In addition, unaudited pro forma consolidated financial information does not include the effects of costs associated with any restructuring or integration activities resulting from the acquisition of USCL, as they are nonrecurring.
	2016	2015
Total revenues	$26,810	$21,843
Net income	$7,074	$10,168
4.
Investments

Refer to Note 20 for information about the fair value hierarchy for investments and the related valuation methodologies.
Investment risks and uncertainties
Investments are exposed to the following primary sources of risk: credit, interest rate, liquidity, market valuation and currency risk. The financial statement risks, stemming from such investment risks, are those associated with the determination of estimated fair values, the diminished ability to sell certain investments in times of strained market conditions, the recognition of impairments, the recognition of income on certain investments and the potential consolidation of VIEs.
The use of different methodologies, assumptions and inputs relating to these financial statement risks may have a material effect on the amounts presented within these consolidated financial statements.
The determination of valuation of allowances and impairments is highly subjective and is based upon periodic evaluations and assessments of known and inherent risks associated with the respective asset class. Such evaluations and assessments are revised as conditions change and new information becomes available.
The recognition of income from certain investments, including CLOs, is dependent upon certain factors such as prepayments and defaults, and changes in such factors could result in changes in amounts to be earned.
Available-for-sale
The cost or amortized cost, gross unrealized gains and losses and estimated fair values of investments are as follows:
December 31, 2016	Amortized cost or cost	Unrealized gains	Unrealized losses	Fair value
CLO loan accumulation facility	$1,607	$96	$—	$1,703
Equity securities held by Lloyd’s syndicates	575	1	—	576
Fixed maturities held by Lloyd’s syndicates	1,370	—	(8)	1,362
	$3,552	$97	$(8)	$3,641

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

4.
Investments (continued)

December 31, 2015	Amortized cost or cost	Unrealized gains	Unrealized losses	Fair value
CLO loan accumulation facility	$27,061	$—	$(1,954)	$25,107
Investment funds and other	2,591	—	(82)	2,509
	$29,652	—	$(2,036)	$27,616

The CLO loan accumulation facility holds floating rate corporate loans originated by banks that are broadly syndicated to investors. All of the loans are rated by at least one credit rating agency and are secured by the assets of the borrower or have other credit support. The CLO loan accumulation facility consists primarily of subordinated interests in CLOs known as CLO Equity. The percentage of the CLO loan accumulation facility that is in the first loss position is 100%.
In general, the investment funds in which the Company is invested have redemption notice periods that vary from weekly to quarterly, depending on the investment fund and have a global strategy of investing to achieve capital appreciation. At December 31, 2016 and 2015 the Company had no unfunded commitments pertaining to its investment funds.
For those available-for-sale securities with unrealized losses the following table summarizes the duration of the unrealized losses:
	Less than 12 months		12 months or longer		Total
December 31, 2016	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value
Fixed maturities held by Lloyd’s syndicates	$(8)	$1,362	$—	$—	$(8)	$1,362

	Less than 12 months		12 months or longer		Total
December 31, 2015	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value
CLO loan accumulation facilities	$(1,954)	$25,107	$—	$—	$(1,954)	$25,107
Investment funds and other	(82)	2,509	—	—	(82)	2,509
	$(2,036)	$27,616	$—	$—	$(2,036)	$27,616

For investments classified as available-for-sale, changes in net unrealized gains and losses for the years ended December 31, 2016 and 2015 are included in accumulated other comprehensive income/(loss).
Held-to-maturity
The amortized cost and fair values of collateralized loan obligations which are classified as held-to-maturity are as follows:
December 31, 2016	Amortized cost	Unrealized gains	Unrealized losses	Fair value
Collateralized loan obligations	$73,432	$3,213	$—	$76,645

December 31, 2015	Amortized cost	Unrealized gains	Unrealized losses	Fair value
Collateralized loan obligations	$47,829	$—	$(5,074)	$42,755

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

4.
Investments (continued)

The CLOs owned by the Company hold floating corporate rate loans originated by banks that are broadly syndicated to investors. Most of the loans held are rated by at least one credit rating agency and are secured by the assets of the borrower or have other credit support. The CLOs consist primarily of subordinated interests in CLOs known as CLO Equity. The percentage of the CLOs that are in the first loss position is 100%.
At December 31, 2016 and 2015, management considered the ability and intent to hold the investments for a period of time to allow for a recovery of their carrying amounts, as well as the nature and number of investments in an unrealized loss position, in addition to the cause and severity of their unrealized loss and believes that the impairments are temporary in nature. Accordingly, no impairment charges relating to the investment balances have been recognized in the consolidated statements of total comprehensive income.
No CLOs were sold during the years ended December 31, 2016 and 2015. At December 31, 2016 and 2015 management had the intent and the Company had the ability to hold all the CLOs to maturity.
Actual maturities may differ from stated maturities because the issuers of certain debt securities have the right to call or prepay their obligations without any penalties. The Company expects to recover all of the recorded investment in the event of any debt securities being called or prepaid.
The expected future amortization of principal amounts of CLOs held is as follows:
	December 31, 2016	December 31, 2015
Within 1 year	$4,890	$3,873
1 to 5 years	51,912	26,302
Over 5 years	16,630	17,654
	$73,432	$47,829

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

4.
Investments (continued)

Net investment income
Net investment income is comprised of the following:
December 31, 2016	Interest income	Dividend income	Realized gains (losses)	Fees and expenses	Interest expense	Net investment income
Collateralized loan obligations	$8,104	$—	$—	$(443)	$—	$7,661
CLO loan accumulation facility	—	—	2,352	(164)	—	2,188
Equity securities held by Lloyd’s syndicates	8	—	—	—	—	8
Fixed maturities held by Lloyd’s syndicates	18	—	—	—	—	18
Investment funds and other	16	2	(184)	—	—	(166)
	$8,146	$2	$2,168	$(607)	$—	$9,709

December 31, 2015	Interest income	Dividend income	Realized gains (losses)	Fees and expenses	Interest expense	Net investment income
Collateralized loan obligations	$5,357	$—	$—	$(358)	$—	$4,999
CLO loan accumulation facility	—	—	4,741	(418)	—	4,323
Investment funds and other	4	15	(99)	(12)	—	(92)
Note payable	—	—	—	—	(90)	(90)
	$5,361	$15	$4,642	$(788)	$(90)	$9,140

The fees and expenses reflect the direct fees incurred by the Company for investment management and custodian services.
5.
Variable interest entities

The Company has determined that it is not the primary beneficiary of certain VIEs for which it holds an equity ownership interest, including a CLO loan accumulation facility and an interest in a limited liability company (“LLC”) as it does not have both (i) the power to direct the activities of the VIE that most significantly impact the economic performance of the entity and (ii) the obligation to absorb losses of the entity that could be potentially significant to the VIE or the right to receive benefits from the entity that could be potentially significant.
The Company’s maximum exposure to loss resulting from its investments in unconsolidated VIEs for which it has an equity ownership in, is its investment in the CLO loan accumulation facility and the LLC (investments, held-to-maturity), which were $1.7 million and $2.8 million at December 31, 2016, respectively (December 31, 2015 — $25.1 million and $3.1 million, respectively).

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

6.
Intangible assets

The Company’s intangible assets consist of the following:
	Policy administration software system	Captive management contracts	Purchased syndicate capacity	Total
Cost
Balance at December 31, 2014	$—	$—	$362	$362
Additions	1,270	636	—	1,906
Balance at December 31, 2015	1,270	636	362	2,268
Additions	36	250	—	286
Fair value adjustment	—	—	13	13
Balance at December 31, 2016	$1,306	$886	$375	$2,567
Accumulated amortization
Balance at December 31, 2014	$—	$—	$—	$—
Amortization	48	—	—	48
Balance at December 31, 2015	48	—	—	48
Amortization	238	177	61	476
Balance at December 31, 2016	$286	$177	$61	$524
Carrying values
At December 31, 2015	$1,222	$636	$362	$2,220
At December 31, 2016	$1,020	$709	$314	$2,043
The following table provides estimated future amortization of intangible assets:
	December 31, 2016			December 31, 2015
	Enterprise software system	Captive management contracts	Purchased syndicate capacity	Enterprise software system	Captive management contracts	Purchased syndicate capacity
Within 1 year	$204	$177	$78	$237	$177	$61
1 to 5 years	816	532	236	985	459	301
	$1,020	$709	$314	$1,222	$636	$362

7.
Other assets

The Company’s other assets consist of the following:
	December 31, 2016	December 31, 2015
Accounts receivable	$2,159	$1,257
Prepayments and other assets	1,340	913
Fixed assets, net of depreciation	602	112
Promissory notes	313	—
Deferred offering costs	74	—
	$4,488	$2,282

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

7.
Other assets (continued)

The promissory notes represent amounts advanced to a life insurance agent against future commissions expected to be earned by the agent within one year of the date of the draw. The promissory notes bear interest at a rate of LIBOR plus 12% and are due one year from the date of the advance.
8.
Reinsurance collateral deposit

The Company, through its subsidiary ADCP, underwrites property, casualty and liability insurance risks through participations in Lloyd’s syndicates. As of December 31, 2016 the amount of cash collateral deposited with Lloyd’s was $3.9 million (December 31, 2015 — $3.8 million). The collateral deposit backs the Company’s obligations to support underwriting risks assumed in 2015 and 2016 as well as those committed for 2017. Collateral deposits are released from restriction by Lloyd’s when actual underwriting results determine what amount, if any, of the deposit must be used to pay insurance losses. The Company’s maximum potential insurance loss arising from underwriting activity at Lloyd’s is limited to the amount of the collateral deposit.
9.
Deferred policy acquisition costs

The balances of and changes in value of deferred policy acquisition costs are as follows:
	December 31, 2016	December 31, 2015
Beginning of year	$1,374	$973
Capitalization of policy acquisition costs	6,383	636
Amortization	(1,059)	(235)
End of year	$6,698	$1,374

Deferred acquisition costs include costs that are directly related to the successful acquisition of new and renewal life and business insurance. Included in deferred policy acquisition costs is $3.8 million for a contingent payment arrangement to the selling shareholder of USCL arising from new life insurance business written by USCL in the fourth quarter of 2016.
10.
Value of business acquired

The balances of and changes in VOBA are as follows:
	December 31, 2016	December 31, 2015
Beginning of year	$—	$—
Acquisition	14,478	—
Amortization	(154)	—
End of year	$14,324	$—

The VOBA balance at December 31, 2016 relates to the acquisition of USCL. Refer to Note 3.
The VOBA was calculated on a 40 year projection using the Society of Actuaries 2008 Valuation Basic Tables Report for the expected mortality and other assumptions related to the persistency and other variables to project the present value of distributable earnings for the in-force block of business acquired on October 1, 2016.

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

10.
Value of business acquired (continued)

The following table provides estimated future amortization of the VOBA:
	December 31, 2016	December 31, 2015
Within 1 year	$110	$—
1 to 5 years	749	—
Over 5 years	13,465	—
	$14,324	$—

11.
Separate account policy loans

Policy loans are funds provided to life insurance policyholders in return for a claim on the account value of the policy, including any future death benefit payable. Policy loan amounts are limited to a certain percentage of the cash surrender value of the policy. Policy loans have low default risk as the loans are fully collateralized by the value of the policy, including future death benefits payable. Policy loans do not have a stated maturity and the balances and accrued interest will be offset against the amounts due as death benefit or surrender proceeds payable to the policyholder. The Company believes the fair value of policy loans approximates carrying value.
12.
Other liabilities

	December 31, 2016	December 31, 2015
Funds held on behalf of third parties	$10,943	$53
Accounts payable and accruals	4,644	2,792
Bank deposits	1,500	—
Reinsurance payable	821	976
	$17,908	$3,821

Included in accounts payable and accruals is $1.4 million due to the seller of USCL for contingent consideration payable under the terms of the acquisition.
Bank deposits are demand deposit accounts held by the Company’s subsidiary bank for third party clients. The demand deposit accounts are non-interest bearing.
13.
Earn out payments

In 2015 Advantage Insurance Management USA LLC (“AIMUSA”) acquired a portfolio of existing captive insurance management contracts previously held by Harbor Risk Indemnity, LLC (“HRI”). The balance due to HRI as of December 31, 2016 was $0.2 million, which amount is due in 2017.
As of December 31, 2016 the balance due related to the Company’s past acquisition of Advantage Life (Cook Islands) Ltd. was $0.5 million. The Company expects to make final payment to the seller in 2017.
14.
Note payable

Under the terms of the USCL Stock Purchase and Sale Agreement, the Company issued a three year, variable principal promissory note to the selling shareholder of USCL. The terms of the note

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

14.
Note payable (continued)

require the Company to make three annual payments beginning in 2017. Payment amounts are based on the revenue received by the Company with respect to life insurance contracts issued by USCL prior to January 1, 2017 and do not include any provision for interest. The present value of the estimated future payments due in satisfaction of the promissory notes as of December 31, 2016 was $15.4 million.
15.
Unearned revenue

	December 31, 2016	December 31, 2015
Unearned premium revenue – life segment	$3,884	$2,900
Unearned premium revenue – business segment	3,099	1,385
Unearned revenue – business segment	40	39
	$7,023	$4,324

16.
Surplus debenture

In the fourth quarter of 2014, the Company’s APCC subsidiary issued a $1.0 million surplus debenture to a shareholder. Proceeds from the debenture were used to support APCC’s underwriting activities at Lloyd’s for the 2015 year of account. The repayment amount of the debenture is linked to the final underwriting profit or loss experienced by the Company for the 2015 year of account.
The Company expects to determine the final underwriting profit or loss in 2018 and is obliged to repay the debenture at that time in an amount reflecting the actual profit or loss experience. Repayment of the debenture is further subject to approval of APCC’s regulator, the Cayman Islands Monetary Authority.
17.
Reinsurance and reserves for future policy benefits

Reinsurance
In the normal course of business, the Company seeks to limit its exposure to loss on any single insured and to recover a portion of benefits paid under annuity and life insurance contracts by ceding reinsurance to other insurance enterprises or reinsurers.
To the extent that reinsurers are later unable to meet obligations, the Company would be liable for these obligations, and payment of these obligations would result in losses. To limit the possibility of such losses, management evaluates the financial condition of its reinsurers and monitors concentrations of credit risk.
No allowance for uncollectible amounts has been established against amounts receivable from other insurance companies, promissory notes or other alternative risk transfer arrangements as none of the receivables are deemed by management to be uncollectible.
The Company has entered into a number of non-traditional contracts involving the insurance and reinsurance of life insurance policies qualifying as exempt policies to Canadian resident policy owners. At December 31, 2016, there were 53 (December 31, 2015 — 50) of these arrangements in force, with gross potential payments of  $550.9 million (December 31, 2015 —

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

17.
Reinsurance and reserves for future policy benefits (continued)

$541.2 million) on the death of all relevant lives. None of these contracts transfer risk to the Company and therefore are subject to deposit accounting. In addition, the settlement features of each contract provide for full right of setoff under ASC Subtopic 210-20.
In particular, the Company has assessed the legal enforceability of each contract’s rights of setoff, were any of the counterparties to each of the contracts to be in bankruptcy. As a result, no assets or liabilities are reflected in the consolidated balance sheets, other than as relates to the Company’s fee income for these arrangements.
In addition, on September 30, 2015, effective July 1, 2015 Company established a segregated assets plan (“SAP”) on behalf of an unaffiliated third party (“Reinsured”) to be used in conjunction with an aggregate excess of loss reinsurance agreement (“Reinsurance Agreement”) entered into between the Company and Reinsured. The Reinsurance Agreement provides for provision of aggregate of excess of loss reinsurance for an in-force block of annuity contracts. The SAP’s attachment point was at $130.0 million at inception and increases annually up to $350.0 million of ultimate loss. Premiums and claims are subjected to a funds withheld arrangement, which fully meets the SAP’s collateral obligations under the contract. The terms and conditions of the Reinsurance Agreement provide for an additional $10.0 million of funds to be contributed by Reinsured should the collateral be insufficient to pay claims and amounts due under the annuity contracts issued. The Company is not obliged to make contributions to the SAP. All unused funds must be refunded to Reinsured upon satisfaction of the last annuity contract obligation covered by the Reinsurance Agreement. Should all funds withheld be used to settle losses, including the additional $10.0 million contribution, then the SAP is absolved of any remaining liability to Reinsured. Because the Reinsurance Agreement does not transfer risk to the Company, it is subject to deposit accounting. As a result, full right of setoff under ASC Subtopic 210-20 is met, including full legal enforceability in circumstances of bankruptcy of Reinsured, resulting in no assets or liabilities being reflected in consolidated balance sheets, other than as relates to the Company’s fee income for establishment and maintenance of the SAP.
At December 31, 2016, statutory reserves held by the ceding company were $229.1 million (December 31, 2015 — $234.4 million). These reserves exceeded the SAP attachment point of $149.4 million (December 31, 2015 — $133.9 million) by $79.7 million (December 31, 2015 — $100.5 million). The value of the SAP’s funds withheld account at the Reinsured was $84.9 million (December 31, 2015 — $66.6 million).
Reinsurance recoverable
The Company has estimated $3.1 million as the amount included in the reserves for future policy benefits and loss and loss adjustment expenses at December 31, 2016, (December 31, 2015 — $2.4 million) that would be recoverable from the Company’s reinsurers should the provision for outstanding losses become payable.
Reinsurance ceded arrangements do not relieve the Company from its obligations to policyholders. Should the Company’s reinsurers be unable to reimburse the Company for recoverable losses then the Company would still be liable to pay the losses but would only receive reimbursement to the extent of actual amounts paid by the reinsurers.
The Company assesses periodically the recoverability of reinsurance recoverable. At December 31, 2016 and 2015 no allowance has been provided for the reinsurance recoverable balance.

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

17.
Reinsurance and reserves for future policy benefits (continued)

Reserves for future policy benefits
The Company has determined there is no additional liability required to be recognized due to premium deficiencies. As a result, reserves for future policy benefits are equal to the policyholder separate account balance plus unearned revenue liability.
The Company believes that its reserves established for future policy benefits are adequate to cover the ultimate net cost of death benefits and expenses incurred. However, consistent with most companies with similar insurance operations, the Company’s estimates, although supported by actuarial projections and other data, are ultimately based on management’s reasonable expectations of future events. It is reasonably possible that the expectations associated with these amounts will change and that the effect of such changes could be material to the consolidated financial statements.
The Company is obliged to pay the full amount of future policy benefits without regard to the collectability of reinsurance. If the Company is unable to collect reinsurance for any reason, it is likely that the effect of this non-collectability would be material to the consolidated financial statements.
The Company utilizes an independent actuary to assist in the assessment of the adequacy of its reserves for future policy benefits, on an annual basis.
The components of reserves for future policy benefits are as follows:
	December 31, 2016	December 31, 2015
Fixed annuity obligations
Beginning of year	$532	$560
Issued	700	—
Interest expense	33	17
Recovery of future policy benefits	(349)	—
Payments	(55)	(45)
End of year	$861	$532

The fixed annuity obligations are comprised of the present value of the Company’s obligations to make future annuity payments to annuitants at the rates called for in the annuity contracts. The obligations are valued at amortized cost.

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

18.
Reserves for loss and loss adjustment expenses

The components of reserves for loss and loss adjustment expenses are as follows:
	December 31, 2016	December 31, 2015
Net reserves, beginning of year	$679	$—
Incurred related to:
Current year	1,321	801
Prior year	960	—
Total net incurred	2,281	801
Paid related to:
Current year	(205)	(122)
Prior year	(585)	—
Total net paid	(790)	(122)
Net reserves, end of year	2,170	679
Reinsurance recoverable, end of year	505	10
Total reserves for loss and loss adjustment expenses	$2,675	$689

Estimating reserves for property and casualty is complex and requires the use of many assumptions. As time passes and ultimate losses are either known or become subject to a more precise estimate, the Company increases or decreases the reserve estimates established in prior periods.
The unfavorable development for the changes in the provision for incurred claims and paid losses attributable to insured events between the current year and prior year was due to changes in ultimate losses for a series of small catastrophic events.
19.
Share capital

The Company’s authorized share capital as of December 31, 2016 is:
73,253,158 common shares of  $0.01 par value each
50,000,000 preferred shares of  $0.01 par value each
Common shares and common share units
	Common shares	Common share units	Total	Par value	Additional paid-in capital	Total
Balance at December 31, 2014	373,127	76,000	449,127	$3	$5,503	$5,506
Repurchase of shares	(83,928)	—	(83,928)	(1)	(821)	(822)
Balance at December 31, 2015	289,199	76,000	365,199	2	4,682	4,684
Issuance of shares/share units	—	8,511	8,511	—	100	100
Repurchase of shares/share units	(47,324)	(3,000)	(50,324)	—	(383)	(383)
Balance at December 31, 2016	241,875	81,511	323,386	$2	$4,399	$4,401

Each common share unit consists of one ordinary share and twenty (20) warrants to purchase preferred shares.

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

19.
Share capital (continued)

On October 24, 2016, the Company issued 8,511 common share units at $11.75 per unit, consisting of one common share and 170,220 warrants to purchase preferred shares.
On October 18, 2016 the Company repurchased 47,324 common shares at $7.40 per share and 3,000 common share units at $11.00 per unit.
On September 22, 2015, the Company repurchased 63,499 common shares at $9.79 per share.
On July 22, 2015, the Company repurchased an additional 20,429 common shares at $9.79 per share.
Preferred shares
	Preferred shares	Par value	Additional paid-in capital	Total
Balance at December 31, 2014	7,600,000	$76	$75,645	$75,721
Issuance of shares	169,372	2	1,827	1,829
Repurchase of shares	(67,651)	(1)	(730)	(731)
Offering costs	—	—	(142)	(142)
Balance at December 31, 2015	7,701,721	77	76,600	76,677
Issuance of shares	178,723	2	2,098	2,100
Repurchase of shares	(270,000)	(3)	(2,948)	(2,951)
Balance at December 31, 2016	7,610,444	$76	$75,750	$75,826

Preferred shares accrue liquidation preference at a rate of 8% per year, compounded annually. There is no obligation for the Company to pay a cash or stock dividend with respect to the preferred shares.
Holders may exchange preferred shares for a like amount of common shares at any time, at the option of the holder. Preferred shares automatically convert to common shares in the event of an initial public offering or other Company liquidity event.
The Company is obliged to offer to repurchase all outstanding preferred shares on or before December 1, 2018 if the Company does not complete an initial public offering or agree to an alternative liquidation event of its common shares before June 1, 2018. Mandatory conversion of any remaining outstanding preferred shares will occur on December 31, 2018.
On October 3, 2016 the Company issued 178,723 preferred shares at $11.75 per share.
On June 15, 2016, the Company repurchased 270,000 preferred shares at $10.93 per share.
On December 9, 2015, the Company issued 169,372 preferred shares at $10.80 per share in exchange for shares in an investment fund. Subsequent to December 31, 2015 the Company disposed of its shares in the investment fund.
On June 22, 2015, the Company repurchased 67,651 preferred shares at $10.79 per share.
As there is no mandatory redemption of the preferred shares for cash and the preferred shares automatically convert into common shares, the preferred shares are considered equity rather than debt.

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

19.
Share capital (continued)

The number of common shares issued in exchange for preferred shares is determined by multiplying the number of preferred shares to be converted by the conversion ratio in effect at the time of exchange. The conversion ratio is based on the liquidation preferred and increases each calendar quarter until the preferred shares are converted to common shares on December 31, 2018. The conversion ratio in effect at December 31, 2016, was 1.24973. On January 1, 2017, the ratio increased to 1.28491.
Warrants
	Warrants outstanding	Weighted average exercise price	Weighted average remaining contractual life
Balance at December 31, 2015 and 2014	1,520,000	$10.17	8.01 years
Issued	170,220	11.75	9.76 years
Repurchase of ordinary units	(60,000)	10.00	—
Balance at December 31, 2016	1,630,220	$10.34	7.31 years

On October 24, 2016 the Company issued 170,220 warrants exercisable at $11.75.
Warrants to purchase preferred shares are exercisable at the option of the holder following an initial public offering or in connection with a sale of the Company or other shareholder liquidity event. If there are no preferred shares outstanding, the warrants may be exercised for common shares. The amount of common shares for which a warrant may be exercised is determined by the preferred share conversion ratio applicable at the time of exercise.
The exercise price of the warrants may be adjusted in the future for certain anti-dilution protections related to the sale of additional common or preferred shares below the exercise price of the warrants.
Basic and diluted earnings per share
	2016	2015
Basic weighted average number of common shares outstanding	356,467	406,428
Effect of dilutive securities preferred shares	9,511,000	8,946,319
Diluted weighted average number of shares outstanding	9,867,467	9,352,747

20.
Fair value measurement

The Company accounts for certain of its assets and liabilities at fair value in accordance with FASB ASC 820 Topic Fair Value Measurements and Disclosures.

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

20.
Fair value measurement (continued)

Below is a summary of the assets and liabilities that are measured at fair value on a recurring basis and represents the carrying amount in the Company’s consolidated balance sheets.
December 31, 2016	Level 1	Level 2	Level 3	NAV practical expedient	Total fair value
Regulatory deposits	$4,350	$—	$—	$—	$4,350
Restricted cash	10,657	—	—	—	10,657
Investments – available-for-sale
CLO loan accumulation facility	—	1,703	—	—	1,703
Equity securities held by Lloyd’s syndicates	377	199	—	—	576
Fixed maturities held by Lloyd’s syndicates	731	631	—	—	1,362
Subtotal excluding separate account assets	16,115	2,533	—	—	18,648
Separate account policy loans	—	—	63,185	—	63,185
Separate account assets	404,314	109,039	105,177	404,667	1,023,197
	$420,429	$111,572	$168,362	$404,667	$1,105,030

December 31, 2015	Level 1	Level 2	Level 3	NAV practical expedient	Total fair value
Regulatory deposits	$2,050	$—	$—	$—	$2,050
Investments, available-for-sale
CLO loan accumulation facility	—	25,107	—	—	25,107
Investment funds and other	—	1,786	—	723	2,509
Subtotal excluding separate account assets	2,050	26,893	—	723	29,666
Separate account policy loans	—	—	43,922	—	43,922
Separate account assets	25,740	38,802	—	229,339	293,881
	$27,790	$65,695	$43,922	$230,062	$367,469

Level 1 and Level 2 assets measured at fair value
The methods and assumptions the Company uses to estimate fair value of assets and liabilities measured at fair value on a recurring basis are summarized below.
Level 1 assets and liabilities
Restricted cash
Restricted cash pertains to funds that the Company has received on behalf of policyholders that have not been transferred to their separate accounts.
Equity securities, fixed maturity securities, investment funds and mutual funds — traded in active markets
Whenever available, the Company obtains prices in active markets for identical assets at the balance sheet date to measure equity securities, fixed maturity securities, investment funds and mutual funds. The fair value and market price data is generally obtained from exchange markets

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

20.
Fair value measurement (continued)

reflecting the closing price quoted for the final trading day of the period. When pricing these securities, the pricing sources utilize daily data from many real time market sources, including applicable securities exchanges.
The valuation of these securities does not involve management’s judgment.
All data sources are regularly reviewed for accuracy to attempt to ensure the most reliable pricing source was used for each security.
Level 2 assets and liabilities
Investment funds and mutual funds not traded in active markets
The fair value of investment funds and mutual funds not traded in active markets are considered to be readily determinable as the respective net asset values are published and the funds stand ready to transact at the published net asset values. The fair value determination also includes the nature of the underlying investments and the frequency of subscriptions and redemptions as dictated by the fund’s governing documents.
CLO loan accumulation facility
The CLO loan accumulation facility is a single-purpose, exempt company limited by shares that invests in loans to be held for future securitization. The loan accumulation facility utilizes a non-recourse credit facility provided by a third party lender with the Company’s liability limited to the funds contributed.
The fair value of the loan accumulation facility is equal to its net asset value. Net asset value is based on the fair market value of cash and loans held less the funded amount of the credit facility and accrued financing, collateral management and administrative costs. Fair market values for loans held in the facility are obtained from independent pricing sources as of the close of business on the last business day of the measurement period.
Separate account assets
Separate account assets that comprise Level 1 and Level 2 assets and liabilities use the same methods and assumptions to estimate fair value as described above.
Level 3 assets measured at fair value
Separate account policy loans
The fair value of policy loans is reflected as being equal to the carrying value of the loans. Policy loans are collateralized by the cash surrender value and future death benefit payable of the associated insurance contracts.
Separate account assets
The methods and assumptions the Company uses to estimate fair value of Level 3 assets and liabilities measured at fair value on a recurring basis are summarized below.

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

20.
Fair value measurement (continued)

Private equity partnerships — separate account assets
The fair value of private equity partnership investments is based on current estimated net asset values established in accordance with the governing documents of such investments and is obtained from the investment manager or general partner of the respective entity. The type of underlying investments held by the investee which form the basis of the net asset valuation include assets such as private business ventures, for which the Company does not have access to financial information. As a result, the Company is unable to corroborate the fair value measurement of the underlying investments of the private equity partnership and therefore requires significant management judgment to determine the fair value of the private equity partnership.
In circumstances where there is a reporting lag between the current period end reporting date and the reporting date of the latest fund valuation, the Company estimates the fair value of these funds by starting with the prior quarter-end fund valuations, adjusting these valuations for actual capital calls, redemptions or distributions, as well as the impact of changes in foreign currency exchange rates.
Limited liability companies (“LLC”) — separate account assets
The fair value of LLC investments is based on the most readily available information, which is the unaudited financial statements. On an annual basis the LLC tax return is obtained and adjustments are made based on the tax filings.
Loans and promissory notes — separate account assets
Management identifies the principal market taking into account all information that is reasonably available. In identifying the principal market the Company takes into account how the promissory note position is exited. The fair value of loans and promissory notes is based on discount cash flows using either a risk-free rate of return or the loan coupon rate.
Real estate — separate account assets
The Company estimates fair value of real estate based on property appraisal reports prepared by independent real estate appraisers, tax assessments and where available recent sales data.
In cases where real estate investments are made through indirect investments, fair value is generally determined by the underlying company’s equity in net assets of the entities. The debt associated with real estate, other invested assets and the company’s equity position in entities are externally valued. Because of the subjective nature of inputs and the judgment involved in the appraisal process, real estate investments and their corresponding debt are included in the Level 3 classification.
Other assets, including works of art and jewelry — separate account assets
Fair value is assessed from independent appraisals supported by annual insurance policies for these assets.
Private annuities — separate account assets
The Company estimates the fair value of private annuities based on discounted cash flows using the interest rate pursuant to the Internal Revenue Code Section 7520 for each private annuity agreement, encompassing the transfer date, deferral period and the adjusted single life expectancy.

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

20.
Fair value measurement (continued)

The table below presents reconciliation for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3):
December 31, 2016	Separate account policy loans	Separate account assets	Total
Beginning of year	$43,922	$—	$43,922
Acquired from acquisition	18,765	(1,478)	17,287
Issuances	8,580	106,606	115,186
Principal repayment	(9,326)	—	(9,326)
Interest	1,244	—	1,244
Fair value adjustment	—	49	49
End of year	$63,185	$105,177	$168,362

December 31, 2015	Separate account policy loans	Separate account assets	Total
Beginning of year	$36,383	$—	$36,383
Issuances	10,913	—	10,913
Principal repayment	(5,994)	—	(5,994)
Interest	2,620	—	2,620
End of year	$43,922	$—	$43,922

Level 3 assets are comprised of promissory notes held directly by policyholders who own the promissory notes. At December 31, 2016, a 0.5% increase in interest rates would cause a 5.0% decrease in the fair value of the promissory notes.
Financial assets and liabilities disclosed, but not carried at fair value
The following disclosures are made due to the requirement to disclose the fair value information about financial instruments, whether or not recognized at fair value in the consolidated balance sheets, for which it is practicable to estimate that value.

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

20.
Fair value measurement (continued)

In some cases, as described below the carrying amount equals or approximates fair value. The derived fair value estimates, in many cases, may not be realized in immediate settlement of the instrument.
December 31, 2016	Level 1	Level 2	Level 3	Total fair value	Total carrying value
Assets
Investments, held-to-maturity	$—	$—	$76,645	$76,645	$73,432
Accrued investment income	—	2,352	—	2,352	2,352
Premiums receivable	—	2,730	—	2,730	2,730
Accounts receivable	—	2,159	—	2,159	2,159
Promissory notes	—	313	—	313	313
Reinsurance collateral deposit	—	3,890	—	3,890	3,890
Separate account asset	—	—	29,461	29,461	28,467
	—	11,444	106,106	117,550	113,343
Liabilities
Other liabilities	—	17,908	—	17,908	17,908
Earn out payments	—	—	694	694	694
Note payable	—	—	15,408	15,408	15,408
Surplus debenture	—	—	780	780	780
Separate account liability	—	—	29,461	29,461	28,467
	$—	$17,908	$46,343	$64,251	$63,257

December 31, 2015	Level 1	Level 2	Level 3	Total fair value	Total carrying value
Assets
Investments, held-to-maturity	$—	$—	$42,755	$42,755	$47,829
Accrued investment income	—	1,308	—	1,308	1,308
Premiums receivable	—	3,129	—	3,129	3,129
Accounts receivable	—	1,257	—	1,257	1,257
Reinsurance collateral deposit	—	3,758	—	3,758	3,758
	—	9,452	42,755	52,207	57,281
Liabilities
Other liabilities	—	3,821	—	3,821	3,821
Earn out payments	—	—	1,082	1,082	1,082
Surplus debenture	—	—	940	940	940
	$—	$3,821	$2,022	$5,843	$5,843

Collateralized loan obligations — held-to-maturity
The Company’s investments in collateralized loan obligations totaling $73.4 million (December 31, 2015 — $47.8 million) are classified as assets held-to-maturity and are not recorded at their fair value.

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

20.
Fair value measurement (continued)

Accrued investment income, accounts receivable and promissory notes issued for advanced consulting fees
The Company believes that due to the short-term nature of certain assets, the carrying value approximates fair value. These assets include accrued investment income and accounts receivable.
Reinsurance collateral deposit
The reinsurance collateral deposit represents the amount of cash collateral deposit with Lloyd’s, and back the Company’s obligations to support underwriting risks assumed in 2015 and 2016 and committed for 2017. The carrying value of the related asset or liability approximates fair value, as they equal the amount of cash collateral received/paid.
Separate account asset
The separate account asset at December 31, 2016 is an investment in a collateralized loan obligation totaling $28.5 million for a policyholder. The investment is classified as an asset held-to-maturity and is not recorded at its fair value.
Other liabilities
Other liabilities are comprised of accounts payable, reinsurance payable and funds held on behalf of third parties. Due to the short term until settlement of most of these liabilities, the Company believes that carrying value approximates fair value.
Surplus debenture
The surplus debenture is an insurance linked security whereby the interest on the debenture is not fixed in advance but is instead determined by the performance of a specific reinsurance agreement entered into by the Company. The Company believes that carrying value approximates fair value.
21.
Net premiums earned

Net premiums earned for years ended December 31 were comprised of the following:
	2016	2015
Gross written premium	$5,967	$3,129
Reinsurance ceded	(930)	(668)
Change in unearned premiums	(1,714)	(1,385)
Other changes in premium	261	—
Net premiums earned	$3,584	$1,076

Gross written premium amounts are attributable to the Company’s underwriting activity at Lloyd’s. This business commenced on January 1, 2015. Due to the start-up nature of the business, the Company recorded 2015 results one quarter in arrears. For the year ended December 31, 2016 the Company recorded the actual full year results of the syndicates.
Other changes in premium are prior years’ technical provisions to close prior years’ account, to the extent the Company’s syndicate participation portfolio has changed between the years of account.

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

22.
Defined contribution plan

The Company has defined contribution pension plans, which cover substantially all of its employees. The cost of providing these benefits for the year ended December 31, 2016 was $0.1 million (December 31, 2015 — $0.1 million).
23.
Taxation

Income tax and capital gains
The components of income tax expense/(benefit) for the years ended December 31 were as follows:
	2016	2015
Current tax (benefit)/expense
Federal	$(44)	$(9)
Deferred tax expense/(benefit)
Federal	190	(398)
Total income tax expense (benefit)	$146	$(407)

The reconciliation of the income tax expense/(benefit) for income tax was as follows:
	2016	2015
Pre-tax income per financial statements	$6,628	$6,459
Exclusion of income not subject to US tax	(6,225)	(7,591)
Pre-tax income taxes in the US	403	(1,132)
Tax rate	34%	34%
Tax-effected pre-tax income	137	(385)
Provision to return and loss carryback	—	12
Rate differential	(162)	—
Write-off tax balances	—	42
Valuation allowance	195	—
Other	(24)	(76)
Total effective tax expense (benefit)	$146	$(407)

Deferred income tax represents the tax effect of the differences between book and tax bases of assets and liabilities.

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

23.
Taxation (continued)

Net deferred income tax assets and liabilities consisted of the following:
	December 31, 2016	December 31, 2015
Deferred income tax assets
Net operating loss	$562	$455
Intangible asset amortization	35	—
Deferred acquisition costs – tax	246	307
Loss reserves	167	148
Unrealized gains	—	4
Alternative minimum tax credit carryforward	10	23
Net deferred income tax assets before valuation allowance	1,020	937
Valuation allowance	(195)	—
Net deferred income tax assets after valuation allowance	825	937
Deferred income tax liabilities
Deferred acquisition costs – book	139	41
IRC Section 807(f) spread	160	180
Total net deferred income tax liabilities	299	221
Net deferred income tax asset	$526	$716

A valuation allowance has been recorded related to tax benefits associated with federal deferred tax assets. Adjustments to the valuation allowance are made to reflect changes in management’s assessment of the amount of the deferred tax asset that is realizable and the amount of deferred tax asset actual realized during the year.
The Company’s Puerto Rico holding company structure utilizes tax incentives granted by the Commonwealth of Puerto Rico under Act No. 399 approved September 22, 2004 amending the Insurance Code of Puerto Rico (“Act 399”). The holding company AVI and each of its insurance subsidiaries operates under tax grants that exempt them from most Puerto Rico taxes and are effective for 15 years, with two subsequent 15 year renewals possible under the law.
The Company’s Puerto Rico banking subsidiary, AIBC, operates under Act 273 which limits the corporate income tax rate of AIBC to a maximum of 4% through the year 2030.
The Company’s Puerto Rico operations, including management services provided to its insurance subsidiaries, are conducted by its subsidiary Advantage Insurance Services LLC (“AIS”). AIS holds a tax decree from the government of Puerto Rico issued pursuant to Act No. 20 of 2012, as amended, known as the “Act to Promote the Export of Services” (“Act 20”) subjecting it to a maximum 4% corporate income tax on income through the year 2030.
One of the Company’s Puerto Rico life insurance subsidiaries has filed an irrevocable election under Section 953(d) of the U.S. Internal Revenue Code which allows it as a foreign insurance company to be treated as a U.S. life insurance company for tax purposes. The subsidiary files a corporate tax return with the Internal Revenue Service and remits corporate income tax payments to the U.S. Treasury. In 2017, the Company posted a letter of credit to the United States Treasury in the amount of  $0.1 million to secure any future U.S. tax obligations.

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

23.
Taxation (continued)

Under current Cayman Islands law, no corporate entity, including the Company’s Cayman Islands subsidiaries, is obliged to pay taxes in the Cayman Islands on either income or capital gains. The Cayman Islands subsidiaries each intend to conduct all of its operations in a manner that will not cause it to be treated as engaging in a trade or business within the U.S. and will not cause it to be subject to current U.S. federal income taxation on its net income. However, because there are no definitive standards provided by the Internal Revenue Code, regulations or court decisions as to the specific activities that constitute being engaged in the conduct of a trade or business within the United States, and as any such determination is essentially factual in nature, there can be no assurance that the IRS will not successfully assert that the Company’s Cayman Islands subsidiaries are engaged in a trade or business within the U.S.
Advantage Insurance Management (USA) LLC, (formerly Advantage Insurance Holdings (USA) LLC) and its subsidiaries are subject to income taxes imposed by U.S. federal and state authorities and files a consolidated U.S. federal income tax return.
The Company’s wholly-owned subsidiary ADCP operates in the United Kingdom and accordingly it is subject to and pays annual income taxes in accordance with the tax legislation in the United Kingdom. ADCP is taxed on its results including its share of Lloyd’s syndicate underwriting results. These are deemed to accrue evenly over the calendar year in which they are declared. The syndicate results are only declared for tax purposes in the calendar year following the normal closure of the year of account.
The Company is not subject to income taxation other than as stated above. There can be no assurance that there will not be changes in applicable laws, regulations or treaties, which might require the Company to change the way it operates or subject to taxation.
Federal Excise Taxes
The U.S. also imposes an excise tax on reinsurance premiums paid to non-U.S. insurers or reinsurers with respect to risks located in the U.S. The rate of tax, unless exempted or reduced by an applicable U.S. tax treaty, for life insurance and reinsurance premiums is 1.0%, and 4.0% for property and casualty insurance and reinsurance premiums. The Company incurs federal excise taxes on certain of its reinsurance transactions, including amounts ceded through intercompany transactions.
Tax loss carryforwards
At December 31, 2016 and 2015 the Company had the following unused net operating tax loss carryforwards for which it has recognized a deferred tax asset. At December 31, 2016, the Company recorded a valuation allowance for $0.6 million of non-capital losses for which deferred tax assets have not been recognized because it is more likely than not that future profits will be insufficient to allow the Company to utilize the full amount of the potential benefit.

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

23.
Taxation (continued)

Year of Expiration	December 31, 2016	December 31, 2015
2032	$4	$4
2033	108	108
2034	545	550
2035	701	686
2036	526	—
Total net operating losses	1,884	1,348
Tax valuation allowance	(572)	—
Total net operating losses recognized as a deferred tax asset	$1,312	$1,348

24.
Segment reporting

The Company is organized into three reportable segments:
(i) Life insurance — underwrites and services private placement life insurance and annuity policies;
(ii) Business insurance — underwrites and administers property and casualty insurance risks;
(iii) Corporate — administers the corporate functions and services the capital needs of the Company.

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

24.
Segment reporting (continued)

The following is an analysis of the Company’s revenue and results from continuing operations by reportable segment:
December 31, 2016	Life	Business	Corporate	Total
Revenues
Policy charges and fee income	$8,253	$—	$—	$8,253
Reinsurance ceded	(1,734)	—	—	(1,734)
Change in reinsurance recoverable	185	495	—	680
Net premiums earned	—	3,584	—	3,584
Management and administration fees	—	2,641	—	2,641
Net investment income	9,751	(42)	—	9,709
Bargain purchase gain	1,406	—	—	1,406
Total revenues	17,861	6,678	—	24,539
Expenses
Net loss and loss adjustment expenses	—	1,986	—	1,986
Amortization of deferred policy acquisition costs	1,059	—	—	1,059
Amortization of value of business acquired	154	—	—	154
Finance charge	221	—	—	221
Underwriting, general and administrative expenses	6,588	4,878	3,025	14,491
Total expenses	8,022	6,864	3,025	17,911
Income/(loss) before income tax	9,839	(186)	(3,025)	6,628
Current income tax benefit	44	—	—	44
Deferred income tax benefit/(expense)	(123)	(67)	—	(190)
Net income/(loss)	$9,760	$(253)	$(3,025)	$6,482
Total assets	$1,219,931	$14,780	$19,026	$1,253,737
Total liabilities	$1,134,537	$8,316	$17,371	$1,160,224

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

24.
Segment reporting (continued)

December 31, 2015	Life	Business	Corporate	Total
Revenues
Policy charges and fee income	$6,627	$—	$—	$6,627
Reinsurance ceded	(1,518)	—	—	(1,518)
Change in reinsurance recoverable	749	10	—	759
Net premiums earned	—	1,076	—	1,076
Management and administration fees	—	1,653	—	1,653
Net investment income	9,128	12	—	9,140
Total revenues	14,986	2,751	—	17,737
Expenses
Net loss and loss adjustment expenses	—	689	—	689
Amortization of deferred policy acquisition costs	235	—	—	235
Underwriting, general and administrative expenses	5,667	2,438	2,249	10,354
Total expenses	5,902	3,127	2,249	11,278
Income/(loss) before income tax	9,084	(376)	(2,249)	6,459
Current income tax expense	9	—	—	9
Deferred income benefit	43	355	—	398
Net income/(loss)	$9,136	$(21)	$(2,249)	$6,866
Total assets	$425,135	$10,138	$2	$435,275
Total liabilities	$343,609	$5,545	$81	$349,235

Geographic location
Revenue is allocated based on the country in which the insurance contracts are issued. Management considers its external customers to be individual policyholders and insurance management services clients. The Company does not have any single customer or group of related customers that represents a significant concentration of revenue, and is not dependent on any single customer or group of related customers.
The Company’s revenue from external sources is located as follows:
December 31, 2016	Cayman Islands	Puerto Rico	United States	United Kingdom	Total
Revenues
Policy charges and fee income	$4,318	$3,935	$—	$—	$8,253
Reinsurance ceded	(556)	(1,178)	—	—	(1,734)
Change in reinsurance recoverable	5	180	—	495	680
Net premiums earned	—	—	—	3,584	3,584
Management and administration fees	818	87	1,736	—	2,641
Net investment income	9,673	10	—	26	9,709
Bargain purchase gain	—	1,406	—	—	1,406
Total revenues	$14,258	$4,440	$1,736	$4,105	$24,539

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

24.
Segment reporting (continued)

December 31, 2015	Cayman Islands	Puerto Rico	United States	United Kingdom	Total
Revenues
Policy charges and fee income	$4,298	$2,329	$—	$—	$6,627
Reinsurance ceded	(503)	(1,015)	—	—	(1,518)
Change in reinsurance recoverable	235	514	—	10	759
Net premiums earned	—	—	—	1,076	1,076
Management and administration fees	723	21	909	—	1,653
Net investment income	9,136	3	1	—	9,140
Total revenues	$13,889	$1,852	$910	$1,086	$17,737

The assets and liabilities of the Company by geographical region are as follows:
December 31, 2016	Cayman Islands	Puerto Rico	United States	United Kingdom	Total
Total assets	$182,741	$1,058,703	$1,369	$10,924	$1,253,737
Total liabilities	104,629	1,048,555	353	6,687	1,160,224
	$78,112	$10,147	$1,016	$4,237	$93,513

December 31, 2015	Cayman Islands	Puerto Rico	United States	United Kingdom	Total
Total assets	$185,296	$240,801	$1,419	$7,759	$435,275
Total liabilities	107,833	237,150	619	3,633	349,235
	$77,463	$3,651	$800	$4,126	$86,040

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

25.
Supplemental cash flow information

The changes in operating assets and liabilities for the years ended December 31 is comprised of the following:
	2016	2015
Changes in operating assets and liabilities:
Regulatory deposits	$(1,550)	$(300)
Restricted cash	(10,657)	—
Accrued investment income	(1,044)	464
Premiums receivable	399	(3,129)
Income tax receivable	(26)	—
Other assets	(1,022)	(5)
Reinsurance collateral deposit	(132)	(907)
Deferred policy acquisition costs	(2,363)	(636)
Reinsurance recoverable	(680)	(762)
Deferred income taxes	190	(397)
Intangible assets	(13)	—
Other liabilities	12,346	1,554
Income taxes payable	(18)	(48)
Earn out payments due	214	712
Unearned revenue	2,128	1,754
Reserves for future policy benefits	329	(28)
Reserves for loss and loss adjustment expenses	1,986	689
	$87	$(1,039)
Supplemental disclosure of cash flow information:
Cash interest expense, included in net investment income	$—	$90
Net cash paid for income tax	—	25
	$—	$115
Cash interest income received, included in net investment income	$7,102	$5,821

26.
Commitments and contingencies

Commitments
(i)
The Company is party to an Investment Management Agreement with GSO / Blackstone Debt Funds Management LLC for its general account investments. The term of the Investment Management Agreement is evergreen and renews annually unless terminated by either party. The fee payable is calculated as a percentage of the value of investments managed.

(ii)
The Company occupies leased office space in several locations under various long-term leases and has also entered into several leases covering office equipment which expire at various dates through 2021.

Rent expense for the years ended December 31, 2016 and 2015, under these agreements was $0.6 million and $0.6 million respectively.

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

26.
Commitments and contingencies (continued)

The Company has recorded a one-time charge of  $0.3 million for the remaining amount of its lease pertaining to the vacant space in the leased premises.
Future minimum lease payments calculated under these leases are as follows:
	December 31, 2016	December 31, 2015
Within 1 year	$449	$580
1 to 5 years	643	610
	$1,092	$1,190

Contingencies
(i)
The Company is, from time to time, involved in various claims, legal proceedings and complaints arising in the ordinary course of business. The Company cannot reasonably predict the likelihood or outcome of these actions. The Company does not believe that adverse decisions in any pending or threatened proceedings related to any matter, or any amount which may be required to be paid by reason thereof, will have a material effect on the financial condition or future results of operations.

(ii)
The Company issues insurance policies that are subject to challenge by tax authorities and other regulatory bodies of the domicile(s) of the insured parties and/or policy beneficiaries where the outcome of such a challenge may be uncertain. Management considers the financial risk to the Company from a successful tax challenge to one of its issued policies to be remote, and no additional liability is provided for as a result of any potential tax or regulatory challenges to its life insurance policies issued in the past or to be issued in the future.

27.
Related party transactions

For the purposes of these consolidated financial statements, a party is considered to be related to the Company if the party has the ability, directly or indirectly through one or more intermediaries, to control the Company or exercise significant influence over the Company in making financial and operating policy decisions, or has joint control over the Company. In addition, individual persons or entities under the control of individual persons with family members who are senior managers, directors, officers or significant shareholders may be considered related parties.
The Company has identified the following related party transactions that have occurred in the normal course of business.
•
For the years ended December 31, 2016 and 2015, the Company purchased investment management services at a cost of  $0.5 million and $0.7 million, respectively from GSO Capital Partners International LLP (“GSO”). Employees of GSO own preferred shares of the Company.

•
During the years ended December 31, 2016 and 2015, the Company issued life insurance policies to shareholders in the amount of  $30.5 million and $25.3 million respectively. The policy charges and income earned from these policies were insignificant.

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

27.
Related party transactions (continued)

•
The Company issued common shares, preferred shares and promissory notes for the acquisition of USCL to one person holding 100% of the share capital of USCL as of the date of acquisition (the “USCL Shareholder”). The present value of the estimated future payments due to the USCL Shareholder as of December 31, 2016 was $15.4 million. The Company further included in accounts payable and accruals $1.4 million due to the USCL Shareholder for contingent consideration. In addition, for the year end December 31, 2016 the Company paid consulting fees of  $0.5 million to the USCL Shareholder, of which $0.2 million is included in accounts payable and accruals.

•
At December 31, 2016 and 2015 the Company has a surplus debenture in issue that is held by shareholder in the amount of  $0.8 million and $0.9 million, respectively.

•
During the year ended December 31, 2015, the Company repurchased common and preferred shares valued at $1.3 million in aggregate from two former directors.

28.
Capital Management

The Company actively manages its capital resources in the ordinary course of business. A number of its subsidiaries are regulated insurance entities with statutory requirements as to the amount and type of capital held. The Company’s first priority is to ensure that each of its regulated insurance subsidiaries meets all capital requirements and obligations. The Company invests regulatory capital in cash or highly liquid government securities, or otherwise in accordance with the law or regulation applicable. After all regulatory requirements are satisfied, the Company evaluates the insurance or other operating business risk of each subsidiary and allocates an amount of surplus capital to the subsidiary appropriate for the needs of the business including explicit or implicit expectations of policyholders, reinsurers, ratings agencies and other external constituencies.
Surplus capital amounts are typically invested in debt securities, including CLOs, with longer maturities and lower expected liquidity characteristics than cash or government securities. The Company evaluates the benefit of higher expected investment income from higher risk securities compared to the risks posed by their illiquidity and likelihood of default.
For its capital that is not set aside or otherwise designated for regulatory or surplus capital purposes, the Company evaluates the business needs of each of its subsidiaries and allocates capital based on the operating needs of the individual entity.
Capital allocations can take the form of cash contributions, guarantees, letters of credit, reinsurance or other guarantees by affiliates. The type and amount of capital allocated varies based on the operating needs and business practices of each individual subsidiary.
For surplus capital held by its licensed insurance subsidiaries in excess of both regulatory requirements and expected near term working capital needs of the business, the Company seeks to deploy this capital into investments that offer attractive risk-adjusted returns and liquidity characteristics that match the nature of the associated insurance liabilities.
The Company typically engages expert third party investment managers to oversee day-to-day investment activity under guidelines limiting the range of investments eligible for investment. Investment guidelines are formulated by the Company, taking into account the expected liquidity, duration and investment risk tolerance specific to the insurance underwriting activity associated with the capital allocation.

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

28.
Capital Management (continued)

Regulatory capital
The Company’s regulated subsidiaries must comply with the capital adequacy requirements imposed in the jurisdictions in which they operate. The Company maintained capital levels for each subsidiary above all minimum local requirements at December 31, 2016 and December 31, 2015.
In all jurisdictions, the payment of dividends from the Company’s insurance subsidiaries is subject to maintaining capital levels exceeding amounts required by regulation. In Puerto Rico, the Company’s life insurance subsidiaries may pay shareholder dividends without specific permission of the regulator provided the subsidiary is in compliance with a number of conditions related to solvency, asset liquidity and actuarial status.
The capital requirements of the Company’s operating subsidiaries required by local regulation are as follows:
•
ABIC is required by its regulator, the Commissioner of Financial Institutions in the Commonwealth of Puerto Rico, to maintain minimum regulatory capital of  $1.5 million. At December 31, 2016 ABIC was compliant with all externally imposed capital requirements.

•
AIBC is required by its regulator, the Commissioner of Financial Institutions in the Commonwealth of Puerto Rico, to maintain minimum regulatory capital of  $0.6 million. At December 31, 2016 AIBC was compliant with all externally imposed capital requirements.

•
ALAC is required by its regulator, the Cayman Islands Monetary Authority (“CIMA”), to maintain minimum regulatory capital of  $0.4 million. At December 31, 2016 and 2015, ALAC was compliant with all externally imposed capital requirements. Any dividends declared and paid by ALAC would require approval of CIMA.

•
ALAI is required by its regulator, the Office of the Commissioner of Insurance in the Commonwealth of Puerto Rico, to maintain minimum regulatory capital of  $0.8 million. At December 31, 2016 and 2015, ALAI was compliant with all externally imposed capital requirements.

•
ALPR is required by its regulator, the Office of the Commissioner of Insurance in the Commonwealth of Puerto Rico, to maintain minimum regulatory capital of  $0.8 million. At December 31, 2016 and 2015, ALPR was compliant with all externally imposed capital requirements.

•
APCC is required by its regulator, CIMA, to maintain minimum regulatory capital of  $0.2 million. At December 31, 2016 and 2015, APCC was compliant with all externally imposed capital requirements. Any dividends declared and paid by APCC would require approval of CIMA.

•
USCL is required by its regulator, the Office of the Commissioner of Insurance in the Commonwealth of Puerto Rico, to maintain minimum regulatory capital of  $0.8 million. At December 31, 2016 and 2015, USCL was compliant with all externally imposed capital requirements.

ADVANTAGE INSURANCE INC.
(formerly Advantage Insurance Holdings Ltd.)

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars, except per share amounts)

29.
Subsequent events

In preparing these financial statements, the Company’s management has evaluated subsequent events and transactions for potential recognition or disclosure through July 31, 2017, the date the financial statements were available to be issued.
Subsequent to the year end the Company entered into a new five (5) year lease agreement for its office location in the Cayman Islands.

ADVANTAGE INSURANCE INC.

Unaudited Interim Consolidated Balance Sheets
September 30, 2017 and December 31, 2016
(Stated in thousands of United States dollars)
	September 30, 2017	December 31, 2016
Assets
Cash and cash equivalents	$3,985	$6,650
Regulatory deposits (Note 29)	4,350	4,350
Restricted cash	4,519	10,657
Investments, available-for-sale, at fair value (cost 2017: $1,945; 2016: $3,552) (Note 4)	1,938	3,641
Investments, held-to-maturity, at amortized cost (fair value: 2017: $67,691; 2016: $76,745) (Note 4)	71,760	73,432
Accrued investment income	2,036	2,352
Premiums receivable	8,389	2,730
Income tax receivable	26	26
Other assets (Note 7)	4,554	4,488
Reinsurance collateral deposit (Note 8)	4,029	3,890
Deferred policy acquisition costs (Note 9)	7,520	6,698
Value of business acquired (Note 10)	14,241	14,324
Reinsurance recoverable (Note 17)	2,948	3,081
Deferred income taxes	126	526
Intangible assets (Note 6)	1,965	2,043
Separate account policy loans (Note 11)	63,594	63,185
Separate account assets (Note 21)	1,282,298	1,051,664
Total assets	1,478,278	1,253,737
Liabilities and shareholders’ equity
Liabilities
Other liabilities (Note 12)	11,260	17,908
Income taxes payable	5	26
Earn out payments (Note 13)	211	694
Note payable (Note 14)	11,282	15,408
Unearned revenue (Note 15)	8,876	7,023
Surplus debenture (Note 16)	851	780
Reserves for future policy benefits (Note 17)	988	861
Reserves for loss and loss adjustment expenses (Note 18)	5,652	2,675
Separate account liabilities	1,345,892	1,114,849
Total liabilities	1,385,017	1,160,224
Shareholders’ equity
Common shares: par value $0.01 per share – 323,386 and 323,386 shares issued and outstanding, respectively (Note 19)	2	2
Preferred shares: par value $0.01 per share – 7,560,444 and 7,610,444 shares issued and outstanding, respectively (Note 19)	75	76
Additional paid-in capital (Note 19)	79,581	80,149
Accumulated other comprehensive (loss)/income	(786)	89
Retained earnings	14,389	13,197
Total shareholders’ equity	93,261	93,513
Total liabilities and shareholders’ equity	$1,478,278	$1,253,737
COMMITMENTS AND CONTINGENCIES (Note 27) SUBSEQUENT EVENTS (Note 30)
Approved on behalf of the Board on November 7, 2017
Director David Whitefield Director Walter Keenan
See accompanying notes to interim consolidated financial statements

ADVANTAGE INSURANCE INC.

Unaudited Interim Consolidated Statements of Total Comprehensive Income/(Loss)
Three and Nine Months Ended September 30, 2017 and 2016
(Stated in thousands of United States dollars, except per share amounts)
	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Revenues
Policy charges and fee income	$2,673	$2,017	$8,196	$5,042
Reinsurance ceded	(417)	(373)	(1,550)	(1,105)
Change in reinsurance recoverable	(39)	412	(133)	383
Net premiums earned (Note 22)	870	247	2,483	2,280
Management and administration fees	689	583	1,993	1,827
Net investment income (Note 4)	2,096	2,281	6,608	7,383
Total other-than-temporary impairment losses (Note 4)	(1,701)	—	(1,701)	—
Portion of other-than-temporary impairment losses recognized in other comprehensive (loss)/income	779	—	779	—
Total revenues	4,950	5,167	16,675	15,810
Expenses
Net loss and loss adjustment expenses	1,123	94	2,976	1,256
Amortization of deferred policy acquisition costs (Note 9)	301	68	1,134	150
Amortization of value of business acquired	28	—	83	—
Finance charge	153	—	536	—
Underwriting, general and administrative expenses	4,046	3,459	10,333	10,589
Total expenses	5,651	3,621	15,062	11,995
Income before income tax	(701)	1,546	1,613	3,815
Current income tax (expense)/benefit	(7)	35	(21)	44
Deferred income tax (expense)/benefit	(384)	—	(400)	65
Net income	(1,092)	1,581	1,192	3,924
Other comprehensive (loss)/income, net of tax
Change in unrealized gain on investments, available-for-sale	—	22	(141)	4,219
Realized (gains)/losses included in net investment income	—	22	45	(2,168)
Other-than-temporary impairment losses	(779)	—	(779)	—
Other comprehensive (loss)/income, net of tax	(779)	44	(875)	2,051
Total comprehensive income/(loss)	$(1,871)	$1,625	$317	$5,975
Earnings per share
Basic and diluted earnings per common share:
Basic earnings per common share	$(3.38)	$4.33	$3.69	$10.74
Diluted earnings per common share	$(0.10)	$0.17	$0.11	$0.40
Weighted average common shares outstanding	323,386	365,199	323,386	365,199
Diluted average common shares outstanding	10,402,939	9,504,209	10,405,326	9,704,885

See accompanying notes to interim consolidated financial statements

ADVANTAGE INSURANCE INC.

Unaudited Interim Consolidated Statements of Changes in Shareholders’ Equity
Three and Nine Months Ended September 30, 2017 and 2016
(Stated in thousands of United States dollars)
	Common shares	Preferred shares	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income/(loss)	Total shareholders’ equity
Balance at December 31, 2015	$2	$77	$81,282	$6,715	$(2,036)	$86,040
Repurchase of shares	—	(3)	(2,948)	—	—	(2,951)
Net income and other comprehensive income	—	—	—	3,924	2,051	5,975
Balance at September 30, 2016	2	74	78,334	10,639	15	89,064
Balance at December 31, 2016	$2	$76	$80,149	$13,197	$89	$93,513
Repurchase of shares	—	(1)	(608)	—	—	(609)
Net income and other comprehensive loss	—	—	—	1,192	(875)	317
Stock-based compensation	—	—	40	—	—	40
Balance at September 30, 2017	$2	$75	$79,581	$14,389	$(786)	$93,261

See accompanying notes to interim consolidated financial statements

ADVANTAGE INSURANCE INC.

Unaudited Interim Consolidated Statements of Cash Flows
Three and Nine Months Ended September 30, 2017 and 2016
(Stated in thousands of United States dollars)
	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Cash flows from operating activities
Net income/(loss)	$(1,092)	$1,581	$1,192	$3,924
Adjustments to reconcile net cash (used in) provided by operating activities:
Amortization and depreciation expenses	195	187	521	416
Amortization of value of business acquired	28	—	83	—
Amortization of deferred policy acquisition costs	301	68	1,134	150
Other-than-temporary impairment losses	922	—	922	—
Stock-based compensation	40	—	40	—
Net realized gains on investments, available-for-sale	—	22	(45)	(2,168)
Changes in operating assets and liabilities (Note 26)	(555)	(1,359)	(2,291)	(2,227)
Net cash (used in)/provided by operating activities	(161)	499	1,556	95
Cash flows from investing activities
Dividends reinvested	—	—	—	(2)
Purchase of fixed assets	(183)	(50)	(359)	(66)
Purchase of intangible assets	(330)	(420)	(338)	(620)
Purchase of investments, available-for-sale	—	(1,604)	(200)	(1,611)
Purchase of investments, held-to-maturity	—	—	(3,548)	(2,971)
Proceeds from sale of investments, available-for-sale	200	281	1,852	2,474
Principal repayments from investments, held-to-maturity	714	1,680	3,519	4,526
Return of capital from investments, available-for-sale	—	—	—	677
Payment of earn out payments	(8)	(174)	(483)	(602)
Note payable	(1,662)	—	(4,662)	—
Net cash (used in)/provided by investing activities	(1,269)	(287)	(4,219)	1,805
Cash flows from financing activities
Finance charge	153	—	536	—
Foreign exchange on surplus debenture	28	—	71	—
Repurchase of preferred shares	(609)	—	(609)	(2,951)
Net cash (used in)/provided by financing activities	(428)	—	(2)	(2,951)
Net (decrease)/increase in cash and cash equivalents	(1,858)	212	(2,665)	(1,051)
Cash and cash equivalents, beginning of period	5,843	1,526	6,650	2,789
Cash and cash equivalents, end of period	$3,985	$1,738	$3,985	$1,738

Refer to Note 26 for supplemental cash flow information
See accompanying notes to interim consolidated financial statements

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)
1.
Business and basis of presentation

Advantage Insurance Inc. (formerly Advantage Insurance Holdings Ltd.) and its subsidiaries (collectively “Advantage” or the “Company”) underwrites specialty insurance contracts and provides related insurance services to business owners and high net worth individuals for their risk management and financial planning needs. Through its Life Insurance segment, Advantage underwrites private placement life insurance policies and annuity contracts. Its Business Insurance segment specializes in providing customized risk finance, risk protection and risk transfer solutions for small and medium-sized businesses using captive insurance and other alternative risk transfer methods.
Advantage Insurance Inc. (“AVI”) is the successor to Advantage Insurance Holdings Ltd. (“AIH”). Following the close of business on September 30, 2016, AIH merged with and into its 100% owned subsidiary AVI, with AVI continuing as the surviving corporation. The merger resulted in the 289,199 ordinary shares, 76,000 ordinary share units, consisting of 1,520,000 warrants to purchase preference shares and 7,431,721 preference shares of AIH issued and outstanding as of September 30, 2016 being exchanged for an identical number of common shares, common share units and preferred shares of AVI. The rights, terms and conditions of the replacement shares of AVI are substantially identical to the extinguished AIH shares.
Advantage Insurance Inc. was incorporated under the laws of the Commonwealth of Puerto Rico on May 18, 2015. It holds certain tax benefits accorded to it by a grant from Puerto Rico under Act 399 of Puerto Rico law. Its registered office and corporate headquarters is located at American International Plaza, Suite 710, 250 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918.
The Company’s subsidiaries that underwrite insurance are:
•
Advantage Business Insurance Company I.I. (“ABIC”) which holds Class 3 Authority pursuant to the provisions of Chapter 61 of the Insurance Code of Puerto Rico.

•
Advantage DCP Ltd (“ADCP”) which is authorized to underwrite insurance risks under Lloyd’s Act 1982 and associated by-laws of the Corporation of Lloyd’s in the United Kingdom.

•
Advantage Life & Annuity Company SPC (“ALAC”), which holds a Class B (iii) license subject to the provisions of the Insurance Law of the Cayman Islands and provides reinsurance and capital support to its affiliates.

•
Advantage Life Assurance I.I. (“ALAI”) which holds Class 5 Authority pursuant to the provisions of Chapter 61 of the Insurance Code of the Commonwealth of Puerto Rico.

•
Advantage Life Puerto Rico A.I. (“ALPR”) which holds Class 5 Authority pursuant to the provisions of Chapter 61 of the Insurance Code of the Commonwealth of Puerto Rico and has made an irrevocable election to be taxed as a United States corporation under Section 953(d) of the United States Internal Revenue Code.

•
Advantage Property & Casualty Company SPC (“APCC”) which holds a Class B (iii) license subject to the provisions of the Insurance Law of the Cayman Islands.

•
Harbor Risk Indemnity, LLC. (“HRI”) which holds a certificate of authority to transact insurance business pursuant to Title 33, Chapter 28 of the Insurance Code of the State of Montana.

•
U.S. Commonwealth Life, A.I. (“USCL”) which holds Class 5 Authority pursuant to the provisions of Chapter 61 of the Insurance Code of the Commonwealth of Puerto Rico.

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

1.
Business and basis of presentation (continued)

The Company’s subsidiary Advantage International Bank Corp. (“AIBC”) is licensed and regulated as an International Financial Entity (“IFE”) by the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico pursuant to Act No. 273 of September 25, 2012, as amended (“Act 273”). AIBC is authorized to provide a limited range of banking services to its affiliated companies and to third party clients located outside of Puerto Rico.
In 2016, the Company completed the liquidation and dissolution of its former subsidiaries Advantage Life (Cook Islands) Ltd. and Advantage Life USA SC.
Insurance contracts
Advantage issues variable universal life insurance policies, deferred variable annuity policies, life reinsurance contracts, immediate variable annuity contracts, specialty health insurance and other types of life insurance and reinsurance policies. The Company purchases reinsurance coverage for most of the mortality risk associated with its life insurance underwriting activities. The Company also enters into property, casualty and liability insurance contracts and assumes certain underwriting risks in conjunction with its captive insurance business.
Basis of consolidation
These consolidated financial statements include the accounts of Advantage Insurance Inc., and entities over which the Company exercises control, including majority-owned subsidiaries. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Intercompany balances and transactions have been eliminated.
Basis of presentation
In the opinion of management, all adjustments necessary for a fair statement of the financial position and result so operations have been made. All such adjustments are of a normal, recurring nature. Interim results are not necessarily indicative of the results that may be expected for the full year.
These unaudited interim consolidated financial statements should be read in conjunction with the Company’s most recently issued December 31, 2016 annual consolidated financial statements, which include information necessary or useful to understanding the Company’s business and financial statement presentation. In particular, the Company’s significant accounting policies were presented as Note 2 to the consolidated financial statements for the year ended December 31, 2016 and have been consistently applied in preparation of these unaudited interim consolidated financial statements.
Use of estimates
The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported and disclosed amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results when realized could differ materially from estimates.
The most significant estimates include those used in determining the valuation of investments and the recognition of other-than-temporary impairments; deferred policy acquisition costs; value of business acquired (“VOBA”); purchased syndicate capacity; reinsurance recoverable; separate

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

1.
Business and basis of presentation (continued)

account assets; reserves for future policy benefits; provision for income taxes and valuation of deferred tax assets; and reserves for other contingent liabilities.
Comparative information
Certain comparative figures have been reclassified to conform to current period’s presentation.
2.
Significant accounting policies and pronouncements

This section supplements, and should be read in conjunction with, Note 2 of the Company’s December 31, 2016 audited consolidated financial statements.
Recently adopted accounting pronouncement
In May 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2015-07, Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). ASU 2015-07 eliminates the requirement to categorize certain investments in the fair value hierarchy if their fair value is measured at net asset value (“NAV”) per share (or its equivalent) using the practical expedient in the FASB’s fair value measurement guidance. The amendments in ASU 2015-07 are effective for financial statements issued for fiscal years beginning after December 31, 2015, and interim periods within those fiscal years. The Company has separately identified the investments measured at NAV in the fair value hierarchy disclosure in its consolidated financial statements.
Future adoption of new accounting pronouncements
In November 2016, the FASB issued new guidance on restricted cash, Accounting Standards Update (“ASU”) 2016-18, Statement of Cash Flows (Topic 230) — Restricted Cash. The new guidance is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years, and should be applied on a retrospective basis. Early adoption is permitted. The new guidance requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. As a result, the new guidance requires that amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The new guidance does not provide a definition of restricted cash or restricted cash equivalents. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 320): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). ASU 2016-15 clarifies the classification of receipts and payments in the statement of cash flows. ASU 2016-15 provides guidance related to (1) settlement and payment of zero coupon debt instruments, (2) contingent consideration, (3) proceeds from settlement of insurance claims, (4) proceeds from settlement of corporate and bank owned life insurance policies, (5) distributions from equity method investees, (6) cash receipts from beneficial interests obtained by a transferor, and (7) general guidelines for cash receipts and payments that have more than one aspect of classification. ASU 2016-15 is effective for public business entities for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

2.
Significant accounting policies and pronouncements (continued)

In June 2016, the FASB issued new guidance on the measurement of credit losses on financial instruments ASU 2016-13, Financial Instruments — Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments. The amendments in this new guidance are effective for public entities for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, this update is effective for fiscal years beginning after December 15, 2020, and interim periods with the fiscal years beginning after December 15, 2021.
The new guidance requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial assets. The Company is currently evaluating the impact of this guidance in its consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, Lease s (Topic 842), which, among other things, requires lessees to recognize most leases on-balance sheet. This will increase their reported assets and liabilities, in some cases very significantly. Lessor accounting remains substantially similar to current U.S. GAAP. ASU 2016-02 supersedes Topic 840, Leases. ASU 2016-02 is effective for annual periods in fiscal years beginning after December 15, 2019, and interim periods in fiscal years beginning after December 15, 2020. ASU 2016-02 mandates a modified retrospective transition method for all entities. The Company is currently evaluating the impact of this guidance in its consolidated financial statements.
In January 2016, the FASB issued new guidance ASU 2016-01, Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities) on the recognition and measurement of financial instruments. The new guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted for the instrument-specific credit risk provision.
The new guidance changes the current accounting guidance related to (i) the classification and measurement of certain equity investments, (ii) the presentation of changes in the fair value of financial liabilities measured under the FVO that are due to instrument-specific credit risk, and (iii) certain disclosures associated with the fair value of financial instruments. The Company is currently evaluating the impact of this guidance in its consolidated financial statements.
In May 2015, the FASB issued new guidance on short-duration insurance contracts ASU 2015-09, Financial Services — Insurance (Topic 944): Disclosures about Short-Duration Contracts). The amendments in this new guidance are effective for public entities for annual periods beginning after December 15, 2015, and interim periods within annual periods beginning after December 15, 2016 and other entities have a one year delay. The new guidance should be applied retrospectively by providing comparative disclosures for each period presented, except for those requirements that apply only to the current period.
The new guidance requires insurance entities to provide users of financial statements with more transparent information about initial claim estimates and subsequent adjustments to these estimates, including information on: (i) reconciling from the claim development table to the balance sheet liability, (ii) methodologies and judgments in estimating claims, and (iii) the timing, and frequency of claims. The Company has evaluated the impact of this guidance in its consolidated financial statements and will adopt the guidance in its 2017 financial statements, in accordance with the pronouncement’s transition rules.

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

2.
Significant accounting policies and pronouncements (continued)

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 provides comprehensive guidance on the recognition of revenue from customers arising from the transfer of goods and services. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 also provides guidance on accounting for certain contract costs and will also require new disclosures. ASU 2014-09 will be effective for public business entities in annual and interim periods beginning after December 15, 2017. The Company is currently evaluating the impact of this guidance in its consolidated financial statements.
3.
Acquisition of U.S. Commonwealth Life, A.I.

On September 30, 2016 Advantage entered into a Stock Purchase and Sale Agreement to acquire 100% of U.S. Commonwealth Life, A.I. (“USCL”), a Class 5 life insurance company operating under Chapter 61 of the Insurance Code of the Commonwealth of Puerto Rico which became effective on October 1, 2016. The acquisition is part of Advantage’s strategic initiative to expand its specialty life insurance business. The purchase price for USCL consisted of  (i) 178,723 convertible Preferred shares; (ii) 8,511 common stock units consisting of one common stock unit and twenty (20) warrants to purchase Preferred shares at an exercise price of  $11.75 per share; and (iii) three future annual cash installment payments estimated to total $12.8 million. The cash installment payments began in 2017 and are subject to adjustment based on the financial performance of USCL and its life insurance business in 2016, 2017 and 2018.
Purchase price
The Company’s total purchase price for USCL at October 1, 2016 was calculated as follows:
Advantage Insurance Inc. common share units
Common shares issued by Advantage	8,511
Value per common share unit as of October 1, 2016	$11.75
		$100
Advantage Insurance Inc. preferred shares
Preferred shares issued by Advantage	178,723
Value per preferred share as of October 1, 2016	$11.75
		2,100
Contingent consideration payable		1,361
Note payable		11,394
Total purchase price		$14,955

Fair value of net assets acquired and liabilities assumed
The assets and liabilities assumed were included in the Company’s consolidated financial statements as of the acquisition date. After adjustments, total assets assumed were $572.4 million, which includes $555.1 million of separate account assets and policy loans, $2.1 million of cash, $0.7 million of other assets and $14.5 million of VOBA. Total liabilities assumed were $568.8 million, which includes $555.1 million of separate account liabilities, $11.4 million seller

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

3.
Acquisition of U.S. Commonwealth Life, A.I. (continued)

note payable, $1.4 million liability due to the contingent consideration for the estimated issuance of common and preferred shares, and $0.9 million of unearned revenue and other liabilities. The transaction resulted in a bargain purchase gain of  $1.4 million recognized in the consolidated statements of comprehensive income.
Shareholder’s equity of USCL at October 1, 2016	$3,019
Adjustments for fair value
Deferred acquisition costs	(690)
Reinsurance recoverable	(1,398)
Unearned revenue	952
Value of business acquired	14,478
Bargain purchase gain	(1,406)
Shareholder’s equity of USCL at fair value	14,955
Total net purchase price paid by Advantage	$14,955

Under the terms of the transaction, the Company is obliged to make three future annual payments to the seller with respect to new life insurance contracts issued by USCL between October 1, 2016 and December 31, 2016. The amount, but not timing, of the payments is contingent upon the persistency of revenue to the Company from the new contracts. The Company recorded a note payable and deferred acquisition costs of  $3.8 million with respect to the new contracts.
4.
Investments

Refer to Note 21 for information about the fair value hierarchy for investments and the related valuation methodologies.
Investment risks and uncertainties
Investments are exposed to the following primary sources of risk: credit, interest rate, liquidity, market valuation and currency risk. The financial statement risks, stemming from such investment risks, are those associated with the determination of estimated fair values, the diminished ability to sell certain investments in times of strained market conditions, the recognition of impairments, the recognition of income on certain investments and the potential consolidation of VIEs.
The use of different methodologies, assumptions and inputs relating to these financial statement risks may have a material effect on the amounts presented within these consolidated financial statements.
The determination of valuation of allowances and impairments is highly subjective and is based upon periodic evaluations and assessments of known and inherent risks associated with the respective asset class. Such evaluations and assessments are revised as conditions change and new information becomes available.
The recognition of income from certain investments, including CLOs, is dependent upon certain factors such as prepayments and defaults, and changes in such factors could result in changes in amounts to be earned.

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

4.
Investments (continued)

Available-for-sale
The cost or amortized cost, gross unrealized gains and losses and estimated fair values of investments are as follows:
September 30, 2017	Amortized cost or cost	Unrealized gains	Unrealized losses	Fair value
Equity securities held by Lloyd’s syndicates	$575	$1	$—	$576
Fixed maturities held by Lloyd’s syndicates	1,370	—	(8)	1,362
	$1,945	$1	$(8)	$1,938

December 31, 2016	Amortized cost or cost	Unrealized gains	Unrealized losses	Fair value
CLO loan accumulation facility	$1,607	$96	$—	$1,703
Equity securities held by Lloyd’s syndicates	575	1	—	576
Fixed maturities held by Lloyd’s syndicates	1,370	—	(8)	1,362
	$3,552	$97	$(8)	$3,641

The CLO loan accumulation facility held floating rate corporate loans originated by banks that were broadly syndicated to investors. All of the loans were rated by at least one credit rating agency and were secured by the assets of the borrower or had other credit support. The CLO loan accumulation facility consisted primarily of subordinated interests in CLOs known as CLO Equity. The percentage of the CLO loan accumulation facility that was in the first loss position was 100%.
For those available-for-sale securities with unrealized losses the following table summarizes the duration of the unrealized losses:
	Less than 12 months		12 months or longer		Total
September 30, 2017	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value
Investment funds and other	$(8)	$1,362	$—	$—	$(8)	$1,362

	Less than 12 months		12 months or longer		Total
December 31, 2016	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value
Investment funds and other	$(8)	$1,362	$—	$—	$(8)	$1,362

For investments classified as available-for-sale, changes in net unrealized gains and losses for the three and nine months ended September 30, 2017 and 2016 are included in accumulated other comprehensive income/(loss).
Held-to-maturity
The amortized cost and fair values of collateralized loan obligations which are classified as held-to-maturity are as follows:
September 30, 2017	Amortized cost	Unrealized gains	Unrealized losses	Fair value
Collateralized loan obligations	$71,760	$—	$(4,069)	$67,691

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

4.
Investments (continued)

December 31, 2016	Amortized cost	Unrealized gains	Unrealized losses	Fair value
Collateralized loan obligations	$73,432	$3,213	$—	$76,645

The CLOs owned by the Company hold floating corporate rate loans originated by banks that are broadly syndicated to investors. Most of the loans held are rated by at least one credit rating agency and are secured by the assets of the borrower or have other credit support. The CLOs consist primarily of subordinated interests in CLOs known as CLO Equity. The percentage of CLOs that are in the first loss position is 100%.
At September 30, 2017 and December 31, 2016, management considered the ability and intent to hold the investments for a period of time to allow for a recovery of their carrying amounts, as well as the nature and number of investments in an unrealized loss position, in addition to the cause and severity of their unrealized loss and believes that the impairments are temporary in nature. During the three months ended September 30, 2017 an other-than-temporary impairment (“OTTI”) of  $1.7 million occurred. The OTTI representing the credit loss was determined to be $0.9 million which has been recognized in earnings and the $0.8 million related to all other factors has been accounted for as other comprehensive loss for the three months ended September 30, 2017.
No CLOs were sold during the three and nine months ended September 30, 2017 and December 31, 2016. At September 30, 2017 and December 31, 2016 management had the intent and the Company had the ability to hold all the CLOs to maturity.
Actual maturities may differ from stated maturities because the issuers of certain debt securities have the right to call or prepay their obligations without any penalties. The Company expects to recover all of the recorded investment in the event of any debt securities being called or prepaid.
The expected future amortization of principal amounts of CLOs held is as follows:
	September 30, 2017	December 31, 2016
Within 1 year	$5,331	$4,890
1 to 5 years	43,754	51,912
Over 5 years	22,675	16,630
	$71,760	$73,432

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

4.
Investments (continued)

Net investment income
Net investment income is comprised of the following:
	Three months ended September 30, 2017
	Interest income	Dividend income	Realized gains	Fees and expenses	Net investment income
Collateralized loan obligations	$2,268	$—	$—	$(132)	$2,136
CLO loan accumulation facility	—	—	—	(53)	(53)
Federal funds	13	—	—	—	13
	$2,281	$—	$—	$(185)	$2,096

	Three months ended September 30, 2016
	Interest income	Dividend income	Realized (losses)	Fees and expenses	Net investment income
Collateralized loan obligations	$2,505	$—	$—	$(146)	$2,359
CLO loan accumulation facility	—	—	—	(60)	(60)
Investment funds and other	4	—	(22)	—	(18)
	$2,509	$—	$(22)	$(206)	$2,281

	Nine months ended September 30, 2017
	Interest income	Dividend income	Realized gains	Fees and expenses	Net investment income
Collateralized loan obligations	$6,905	$—	$—	$(378)	$6,527
CLO loan accumulation facility	—	55	45	(53)	47
Federal funds	34	—	—	—	34
	$6,905	$55	$45	$(431)	$6,608

	Nine months ended September 30, 2016
	Interest income	Dividend income	Realized gains (losses)	Fees and expenses	Net investment income
Collateralized loan obligations	$5,656	$—	$—	$(336)	$5,320
CLO loan accumulation facility	—	—	2,352	(128)	2,224
Investment funds and other	21	2	(184)	—	(161)
	$5,677	$2	$2,168	$(464)	$7,383

The fees and expenses reflect the direct fees incurred by the Company for investment management and custodian services.
5.
Variable interest entities

The Company has determined that it is not the primary beneficiary of certain VIEs for which it holds an equity ownership interest, including a CLO loan accumulation facility and an interest in a limited liability company (“LLC”) as it does not have both (i) the power to direct the activities of

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

5.
Variable interest entities (continued)

the VIE that most significantly impact the economic performance of the entity and (ii) the obligation to absorb losses of the entity that could be potentially significant to the VIE or the right to receive benefits from the entity that could be potentially significant.
The Company’s maximum exposure to loss resulting from its investments in unconsolidated VIEs for which it has an equity ownership in, is its investment in the CLO loan accumulation facility and the LLC (investments, held-to-maturity), which were $nil and $2.6 million at September 30, 2017 respectively (December 31, 2016 — $1.7 million and $2.8 million, respectively).
6.
Intangible assets

The Company’s intangible assets consist of the following:
	Banking software system	Policy administration software system	Captive management contracts	Purchased syndicate capacity	Total
Cost
Balance at December 31, 2015	$—	$1,270	$636	$362	$2,268
Additions	—	36	250	—	286
Fair value adjustment	—	—	—	13	13
Balance at December 31, 2016	—	1,306	886	375	2,567
Additions	307	31	—	—	338
Balance at September 30, 2017	$307	$1,337	$886	$375	$2,905
Accumulated amortization
Balance at December 31, 2015	$—	$48	$—	$—	$48
Amortization	—	238	177	61	476
Balance at December 31, 2016	—	286	177	61	524
Amortization	26	215	133	42	416
Balance at September 30, 2017	$26	$501	$310	$103	$940
Carrying values
At December 31, 2016	$—	$1,020	$709	$314	$2,043
At September 30, 2017	$281	$836	$576	$272	$1,965

The following table provides estimated future amortization of intangible assets:
	September 30, 2017				December 31, 2016
	Banking software system	Policy administration software system	Captive management contracts	Purchased syndicate capacity	Policy administration software system	Captive management contracts	Purchased syndicate capacity
Within 1 year	$61	$267	$177	$75	$204	$177	$78
1 to 5 years	220	569	399	197	816	532	236
	$281	$836	$576	$272	$1,020	$709	$314

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

7.
Other assets

The Company’s other assets consist of the following:
	September 30, 2017	December 31, 2016
Accounts receivable	$1,475	$2,159
Prepayments and other assets	1,118	1,340
Fixed assets, net of depreciation	856	602
Deferred offering costs	773	74
Promissory notes	332	313
	$4,554	$4,488

The promissory notes represent amounts advanced to a life insurance agent against future commissions expected to be earned by the agent within one year of the date of the draw. The promissory notes bear interest at a rate of LIBOR plus 12% and are due one year from the date of the advance.
8.
Reinsurance collateral deposit

The Company, through its subsidiary ADCP, underwrites property, casualty and liability insurance risks through participations in Lloyd’s syndicates. As of September 30, 2017 the amount of cash collateral deposited with Lloyd’s was $4.0 million (December 31, 2016 — $3.9 million). The collateral deposit backs the Company’s obligations to support underwriting risks assumed in 2015, 2016 and 2017. Collateral deposits are released from restriction by Lloyd’s when actual underwriting results determine what amount, if any, of the deposit must be used to pay insurance losses. The Company’s maximum potential insurance loss arising from underwriting activity at Lloyd’s is limited to the amount of the collateral deposit.
9.
Deferred policy acquisition costs

The balances of and changes in value of deferred policy acquisition costs are as follows:
	September 30, 2017	December 31, 2016
Beginning of period	$6,698	$1,374
Capitalization of policy acquisition costs	1,956	6,383
Amortization	(1,134)	(1,059)
End of period	$7,520	$6,698

Deferred acquisition costs include costs that are directly related to the successful acquisition of new and renewal life and business insurance. Included in deferred policy acquisition costs is $2.4 million (December 31, 2016 — $3.8 million), for a contingent payment arrangement to the selling shareholder of USCL arising from new life insurance business written by USCL in the fourth quarter of 2016.

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

10.
Value of business acquired

The balances of and changes in VOBA are as follows:
	September 30, 2017	December 31, 2016
Beginning of period	$14,324	$—
Acquisition	—	14,478
Amortization	(83)	(154)
End of period	$14,241	$14,324

The VOBA balance at September 30, 2017 and December 31, 2016 relates to the acquisition of USCL. Refer to Note 3.
The VOBA was calculated on a 40 year projection using the Society of Actuaries 2008 Valuation Basic Tables Report for the expected mortality and other assumptions related to the persistency and other variables to project the present value of distributable earnings for the in-force block of business acquired on October 1, 2016.
The following table provides estimated future amortization of the VOBA:
	September 30, 2017	December 31, 2016
Within 1 year	$126	$110
1 to 5 years	599	749
Over 5 years	13,516	13,465
	$14,241	$14,324

11.
Separate account policy loans

Policy loans are funds provided to life insurance policyholders in return for a claim on the account value of the policy, including any future death benefit payable. Policy loan amounts are limited to a certain percentage of the cash surrender value of the policy. Policy loans have low default risk as the loans are fully collateralized by the value of the policy, including future death benefits payable. Policy loans do not have a stated maturity and the balances and accrued interest will be offset against the amounts due as death benefit or surrender proceeds payable to the policyholder. The Company believes the fair value of policy loans approximates carrying value.
12.
Other liabilities

	September 30, 2017	December 31, 2016
Funds held on behalf of third parties	$4,135	$10,943
Accounts payable and accruals	3,682	4,644
Reinsurance payable	1,918	821
Bank deposits	1,525	1,500
	$11,260	$17,908

Included in accounts payable and accruals at December 31, 2016 was $1.4 million due to the seller of USCL for contingent consideration payable under the terms of the acquisition. During the three months ended September 30, 2017, the Company paid the contingent consideration in full.
Bank deposits are demand deposit accounts held by the Company’s subsidiary bank for third party clients. The demand deposit accounts are non-interest bearing.

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

13.
Earn out payments

As of September 30, 2017, the balance due related to the Company’s past acquisition of Advantage Life (Cook Islands) Ltd. was $0.2 million (December 31, 2016 — $0.5 million). The Company expects to make final payment to the seller during the fourth quarter of 2017.
In 2015 Advantage Insurance Management USA LLC (“AIMUSA”) acquired a portfolio of existing captive insurance management contracts previously held by Captive Experts, LLC. During the quarter ended June 30, 2017 the Company paid its final earn out payment.
14.
Note payable

Under the terms of the USCL Stock Purchase and Sale Agreement, the Company issued a three year, variable principal promissory note to the selling shareholder of USCL. The terms of the note require the Company to make three annual payments beginning in 2017. Payment amounts are based on the revenue received by the Company with respect to life insurance contracts issued by USCL prior to January 1, 2017 and do not include any provision for interest.
The present value of the estimated future payments due in satisfaction of the promissory notes as of September 30, 2017 was $11.3 million (December 31, 2016 — $15.4 million). Subsequent to September 30, 2017 the Company paid the remaining amount due for the 2017 annual payment.
15.
Unearned revenue

	September 30, 2017	December 31, 2016
Unearned premium revenue – business segment	$5,190	$3,099
Unearned premium revenue – life segment	3,607	3,884
Unearned revenue – business segment	79	40
	$8,876	$7,023

16.
Surplus debenture

In the fourth quarter of 2014, the Company’s APCC subsidiary issued a $1.0 million surplus debenture to a shareholder. Proceeds from the debenture were used to support APCC’s underwriting activities at Lloyd’s for the 2015 year of account. The repayment amount of the debenture is linked to the final underwriting profit or loss experienced by the Company for the 2015 year of account.
The Company expects to determine the final underwriting profit or loss in 2018 and is obliged to repay the debenture at that time in an amount reflecting the actual profit or loss experience. Repayment of the debenture is further subject to approval of APCC’s regulator, the Cayman Islands Monetary Authority.
17.
Reinsurance and reserves for future policy benefits

Reinsurance
In the normal course of business, the Company seeks to limit its exposure to loss on any single insured and to recover a portion of benefits paid under annuity and life insurance contracts by ceding reinsurance to other insurance enterprises or reinsurers.

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

17.
Reinsurance and reserves for future policy benefits (continued)

To the extent that reinsurers are later unable to meet obligations, the Company would be liable for these obligations, and payment of these obligations would result in losses. To limit the possibility of such losses, management evaluates the financial condition of its reinsurers and monitors concentrations of credit risk.
No allowance for uncollectible amounts has been established against amounts receivable from other insurance companies, promissory notes or other alternative risk transfer arrangements as none of the receivables are deemed by management to be uncollectible.
The Company has entered into a number of non-traditional contracts involving the insurance and reinsurance of life insurance policies qualifying as exempt policies to Canadian resident policy owners. At September 30, 2017, there were 51 (December 31, 2016 — 53) of these arrangements in force, with gross potential payments of  $553.9 million (December 31, 2016 — $550.9 million) on the death of all relevant lives. None of these contracts transfer risk to the Company and therefore are subject to deposit accounting. In addition, the settlement features of each contract provide for full right of setoff under ASC Subtopic 210-20.
In particular, the Company has assessed the legal enforceability of each contract’s rights of setoff, were any of the counterparties to each of the contracts to be in bankruptcy. As a result, no assets or liabilities are reflected in the consolidated balance sheets, other than as relates to the Company’s fee income for these arrangements.
In addition, on September 30, 2015, effective July 1, 2015 Company established a segregated assets plan (“SAP”) on behalf of an unaffiliated third party (“Reinsured”) to be used in conjunction with an aggregate excess of loss reinsurance agreement (“Reinsurance Agreement”) entered into between the Company and Reinsured.
The Reinsurance Agreement provides for provision of aggregate of excess of loss reinsurance for an in-force block of annuity contracts. The SAP’s attachment point was at $130.0 million at inception and increases annually up to $350.0 million of ultimate loss. Premiums and claims are subjected to a funds withheld arrangement, which fully meets the SAP’s collateral obligations under the contract. The terms and conditions of the Reinsurance Agreement provide for an additional $10.0 million of funds to be contributed by Reinsured should the collateral be insufficient to pay claims and amounts due under the annuity contracts issued. The Company is not obliged to make contributions to the SAP. All unused funds must be refunded to Reinsured upon satisfaction of the last annuity contract obligation covered by the Reinsurance Agreement. Should all funds withheld be used to settle losses, including the additional $10.0 million contribution, then the SAP is absolved of any remaining liability to Reinsured. Because the Reinsurance Agreement does not transfer risk to the Company, it is subject to deposit accounting. As a result, full right of setoff under ASC Subtopic 210-20 is met, including full legal enforceability in circumstances of bankruptcy of Reinsured, resulting in no assets or liabilities being reflected in consolidated balance sheets, other than as relates to the Company’s fee income for establishment and maintenance of the SAP.
At September 30, 2017, the statutory reserves held by the ceding company were $226.6 million (December 31, 2016 — $229.1 million). These reserves exceeded the SAP attachment point of $160.1 million (December 31, 2016 $149.4 million) by $66.2 million (December 31, 2016 — $79.7 million). The value of the SAP’s funds withheld account at the Reinsured was $67.6 million (December 31, 2016 — $84.9 million).

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

17.
Reinsurance and reserves for future policy benefits (continued)

Reinsurance recoverable
The Company has estimated $2.9 million as the amount included in the reserves for future policy benefits and loss and loss adjustment expenses at September 30, 2017, (December 31, 2016 — $3.1 million) that would be recoverable from the Company’s reinsurers should the provision for outstanding losses become payable.
Reinsurance ceded arrangements do not relieve the Company from its obligations to policyholders. Should the Company’s reinsurers be unable to reimburse the Company for recoverable losses then the Company would still be liable to pay the losses but would only receive reimbursement to the extent of actual amounts paid by the reinsurers.
The Company assesses periodically the recoverability of reinsurance recoverable. At September 30, 2017 and December 31, 2016 no allowance has been provided for the reinsurance recoverable balance.
Reserves for future policy benefits
The Company has determined there is no additional liability required to be recognized due to premium deficiencies. As a result, reserves for future policy benefits are equal to the policyholder separate account balance plus unearned revenue liability.
The Company believes that its reserves established for future policy benefits are adequate to cover the ultimate net cost of death benefits and expenses incurred. However, consistent with most companies with similar insurance operations, the Company’s estimates, although supported by actuarial projections and other data, are ultimately based on management’s reasonable expectations of future events. It is reasonably possible that the expectations associated with these amounts will change and that the effect of such changes could be material to the consolidated financial statements.
The Company is obliged to pay the full amount of future policy benefits without regard to the collectability of reinsurance. If the Company is unable to collect reinsurance for any reason, it is likely that the effect of this non-collectability would be material to the consolidated financial statements.
The Company utilizes an independent actuary to assist in the assessment of the adequacy of its reserves for future policy benefits, on an annual basis.
The components of reserves for future policy benefits are as follows:
	September 30, 2017	December 31, 2016
Fixed annuity obligations
Beginning of period	$861	$532
Issued	122	700
Interest expense	32	33
Recovery of future policy benefits	—	(349)
Payments	(27)	(55)
End of period	$988	$861

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

18.
Reserves for loss and loss adjustment expenses

The components of reserves for loss and loss adjustment expenses are as follows:
	September 30, 2017	December 31, 2016
Net reserves, beginning of period	$2,170	$679
Incurred related to:
Current year	2,835	1,321
Prior year	1,456	960
Total net incurred	4,291	2,281
Paid related to:
Current year	(886)	(205)
Prior year	(428)	(585)
Total net paid	(1,314)	(790)
Net reserves, end of period	5,147	2,170
Reinsurance recoverable, end of period	505	505
Total reserves for loss and loss adjustment expenses	$5,652	$2,675

Estimating reserves for property and casualty is complex and requires the use of many assumptions. As time passes and ultimate losses are either known or become subject to a more precise estimate, the Company increases or decreases the reserve estimates established in prior periods.
The unfavorable development for the changes in the provision for incurred claims and paid losses attributable to insured events between the current year and prior year was due to changes in ultimate losses for a series of small catastrophe events.
19.
Share capital

The Company’s authorized share capital as of September 30, 2017, is:
73,253,158 common shares of  $0.01 par value each
50,000,000 preferred shares of  $0.01 par value each
Common shares and common share units
	Common shares	Common share units	Total	Par value	Additional paid-in capital	Total
Balance at December 31, 2015	289,199	76,000	365,199	$2	$4,682	$4,684
Issuance of shares/share units	—	8,511	8,511	—	100	100
Repurchase of shares/share units	(47,324)	(3,000)	(50,324)	—	(383)	(383)
Balance at December 31, 2016	241,875	81,511	323,386	$2	$4,399	$4,401
Stock-based Compensation	—	—	—	—	40	40
Balance at September 30, 2017	241,875	81,511	323,386	$2	$4,439	$4,441

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

19.
Share capital (continued)

Each common share unit consists of one ordinary share and twenty (20) warrants to purchase preferred shares.
On October 24, 2016, the Company issued 8,511 common share units at $11.75 per unit, consisting of one common share and 170,220 warrants to purchase preferred shares.
On October 18, 2016, the Company repurchased 47,324 common shares at $7.40 per share and 3,000 common share units at $11.00 per unit.
Preferred shares
	Preferred shares	Par value	Additional paid-in capital	Total
Balance at December 31, 2015	7,701,721	$77	$76,600	$76,677
Issuance of shares	178,723	2	2,098	2,100
Repurchase of shares	(270,000)	(3)	(2,948)	(2,951)
Balance at December 31, 2016	7,610,444	76	75,750	75,826
Repurchase of shares	(50,000)	(1)	(608)	(609)
Balance at September 30, 2017	7,560,444	$75	$75,142	$75,217

Preferred shares accrue liquidation preference at a rate of 8% per year, compounded annually. There is no obligation for the Company to pay a cash or stock dividend with respect to the preferred shares.
Holders may exchange preferred shares for a like amount of common shares at any time, at the option of the holder. Preferred shares automatically convert to common shares in the event of an initial public offering or other Company liquidity event.
The Company is obliged to offer to repurchase all outstanding preferred shares on or before December 1, 2018 if the Company does not complete an initial public offering or agree to an alternative liquidation event of its common shares before June 1, 2018. Mandatory conversion of any remaining outstanding preferred shares will occur on December 31, 2018.
On September 22, 2017, the Company repurchased 50,000 preferred shares at $12.18 per share.
On October 3, 2016, the Company issued 178,723 preferred shares at $11.75 per share.
On June 15, 2016, the Company repurchased 270,000 preferred shares at $10.93 per share.
On December 9, 2015, the Company issued 169,372 preferred shares at $10.80 per share in exchange for shares in an investment fund that were subsequently disposed of in 2016.
On June 22, 2015, the Company repurchased 67,651 preferred shares at $10.79 per share.
As there is no mandatory redemption of the preferred shares for cash and the preferred shares automatically convert into common shares, the preferred shares are considered equity rather than debt.
The number of common shares issued in exchange for preferred shares is determined by multiplying the number of preferred shares to be converted by the conversion ratio in effect at the time of exchange. The conversion ratio is based on the liquidation preferred and increases each calendar quarter until the preferred shares are converted to common shares on December 31, 2018. The conversion ratio in effect at September 30, 2017, was 1.32491. On October 1, 2017, the ratio increased to 1.34491.

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

19.
Share capital (continued)

Warrants
	Warrants outstanding	Weighted average exercise price	Weighted average remaining contractual life
Balance at December 31, 2015	1,520,000	$10.17	8.01 years
Issued	170,220	11.75	9.27 years
Repurchase of ordinary units	(60,000)	10.00	—
Balance at December 31, 2016	1,630,220	$10.34	7.31 years
Balance at September 30, 2017	1,630,220	$10.34	6.56 years

On October 24, 2016 the Company issued 170,220 warrants exercisable at $11.75.
Warrants to purchase preferred shares are exercisable at the option of the holder following an initial public offering or in connection with a sale of the Company or other shareholder liquidity event.
If there are no preferred shares outstanding, the warrants may be exercised for common shares. The amount of common shares for which a warrant may be exercised is determined by the preferred share conversion ratio applicable at the time of exercise.
The exercise price of the warrants may be adjusted in the future for certain anti-dilution protections related to the sale of additional common or preferred shares below the exercise price of the warrants.
Basic and diluted earnings per share
	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Basic weighted average number of common shares outstanding	323,386	365,199	323,386	365,199
Effect of dilutive securities preferred shares	10,079,553	9,139,010	10,081,940	9,339,686
Diluted weighted average number of shares outstanding	10,402,939	9,504,209	10,405,326	9,704,885

20.
Stock-based compensation plan

Restricted stock awards
On February 7, 2017, the board of directors approved the award of certain amounts of restricted stock awards to Company and subsidiary employees as compensation for services rendered in calendar year 2016. The awards are contingent only on the continuous full-time employment of the recipient through January 15, 2019. The aggregate amount the Company awarded with respect to services rendered in calendar 2016 was 23,214 common shares. On August 1, 2017, the Company made two additional grants of 1,000 shares each on the same terms as our restricted stock awards to newly-appointed independent directors.
The fair value of the stock-based compensation is determined on the book value of the Company’s common shares and is measured at the grant date. The estimated fair value of restricted stock awards, net of estimated forfeitures, is amortized as an expense over the period for which the

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

20.
Stock-based compensation plan (continued)

employees and directors are required to provide services in exchange for the award. When estimating forfeitures, the Company considers its historical features as well as expectations about employee behavior. For 2017, the Company used a 0% forfeiture rate for restricted stock awards. The total stock-based compensation recognized for the three and nine months ended September 30, 2017 was $0.04 million and is included in underwriting, general and administrative expenses. At September 30, 2017, the total stock-based compensation related to nonvested awards not yet recognized is approximately $0.2 million.
	Number of shares	Vesting date
Nonvested at December 31, 2016	—
Awards granted	25,214	1/15/2019
Balance at September 30, 2017	25,214

21.
Fair value measurement

The Company accounts for certain of its assets and liabilities at fair value in accordance with FASB ASC 820 Topic Fair Value Measurements and Disclosures.
Below is a summary of the assets and liabilities that are measured at fair value on a recurring basis and represents the carrying amount in the Company’s consolidated balance sheets.
September 30, 2017	Level 1	Level 2	Level 3	NAV practical expedient	Total fair value
Regulatory deposits	$4,350	$—	$—	$—	$4,350
Restricted cash	4,519	—	—	—	4,519
Investments, available-for-sale
Equity securities held by Lloyd’s syndicates	377	199	—	—	576
Fixed maturities held by Lloyd’s syndicates	731	631	—	—	1,362
Subtotal excluding separate account assets	9,977	830	—	—	10,807
Separate account policy loans	—	—	63,594	—	63,594
Separate account assets	456,032	180,145	109,559	490,908	1,236,644
	$466,009	$180,975	$173,153	$490,908	$1,311,045

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

21.
Fair value measurement (continued)

December 31, 2016	Level 1	Level 2	Level 3	NAV practical expedient	Total fair value
Regulatory deposits	$4,350	$—	$—	$—	$4,350
Restricted cash	10,657	—	—	—	10,657
Investments, available-for-sale
CLO loan accumulation facility	—	1,703	—	—	1,703
Equity securities held by Lloyd’s syndicates	377	199	—	—	576
Fixed maturities held by Lloyd’s syndicates	731	631	—	—	1,362
Subtotal excluding separate account assets	16,115	2,533	—	—	18,648
Separate account policy loans	—	—	63,185	—	63,185
Separate account assets	404,314	109,039	105,177	404,667	1,023,197
	$420,429	$111,572	$168,362	$404,667	$1,105,030

Level 1 and Level 2 assets measured at fair value
The methods and assumptions the Company uses to estimate fair value of assets and liabilities measured at fair value on a recurring basis are summarized below.
Level 1 assets and liabilities
Restricted cash
Restricted cash pertains to funds that the Company has received on behalf of policyholders that have not been transferred to their separate accounts.
Equity securities, fixed maturity securities, investment funds and mutual funds — traded in active markets
Whenever available, the Company obtains prices in active markets for identical assets at the balance sheet date to measure equity securities, fixed maturity securities, investment funds and mutual funds. The fair value and market price data is generally obtained from exchange markets reflecting the closing price quoted for the final trading day of the period. When pricing these securities, the pricing sources utilize daily data from many real-time market sources, including applicable securities exchanges.
The valuation of these securities does not involve management’s judgment.
All data sources are regularly reviewed for accuracy to attempt to ensure the most reliable pricing source was used for each security.
Level 2 assets and liabilities
Investment funds and mutual funds not traded in active markets
The fair value of investment funds and mutual funds not traded in active markets are considered to be readily determinable as the respective net asset values are published and the funds stand ready to transact at the published net asset values. The fair value determination also

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

21.
Fair value measurement (continued)

includes the nature of the underlying investments and the frequency of subscriptions and redemptions as dictated by the fund’s governing documents.
CLO loan accumulation facility
The CLO loan accumulation facility was a single-purpose, exempt company limited by shares that invested in loans to be held for future securitization. The loan accumulation facility utilized a non-recourse credit facility provided by a third party lender with the Company’s liability limited to the funds contributed.
The fair value of the loan accumulation facility was equal to its net asset value. Net asset value was based on the fair market value of cash and loans held less the funded amount of the credit facility and accrued financing, collateral management and administrative costs. Fair market values for loans held in the facility were obtained from independent pricing sources as of the close of business on the last business day of the measurement period.
Separate account assets
Separate account assets that comprise Level 1 and Level 2 assets and liabilities use the same methods and assumptions to estimate fair value as described above.
Level 3 assets measured at fair value
Separate account policy loans
The fair value of policy loans is reflected as being equal to the carrying value of the loans. Policy loans are collateralized by the cash surrender value and future death benefit payable of the associated insurance contracts.
Separate account assets
The methods and assumptions the Company uses to estimate fair value of Level 3 assets and liabilities measured at fair value on a recurring basis are summarized below.
Private equity partnerships — separate account assets
The fair value of private equity partnership investments is based on current estimated net asset values established in accordance with the governing documents of such investments and is obtained from the investment manager or general partner of the respective entity. The type of underlying investments held by the investee which form the basis of the net asset valuation include assets such as private business ventures, for which the Company does not have access to financial information. As a result, the Company is unable to corroborate the fair value measurement of the underlying investments of the private equity partnership and therefore requires significant management judgment to determine the fair value of the private equity partnership.
In circumstances where there is a reporting lag between the current period end reporting date and the reporting date of the latest fund valuation, the Company estimates the fair value of these funds by starting with the prior quarter-end fund valuations, adjusting these valuations for actual capital calls, redemptions or distributions, as well as the impact of changes in foreign currency exchange rates.

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

21.
Fair value measurement (continued)

Limited liability companies (“LLC”) — separate account assets
The fair value of LLC investments is based on the most readily available information, which is the unaudited financial statements. On an annual basis, the LLC tax return is obtained and adjustments are made based on the tax filings.
Loans and promissory notes — separate account assets
Management identifies the principal market taking into account all information that is reasonably available. In identifying the principal market the Company takes into account how the promissory note position is exited. The fair value of loans and promissory notes is based on discount cash flows using either a risk-free rate of return or the loan coupon rate.
Real estate — separate account assets
The Company estimates fair value of real estate based on property appraisal reports prepared by independent real estate appraisers, tax assessments and where available recent sales data.
In cases where real estate investments are made through indirect investments, fair value is generally determined by the underlying company’s equity in net assets of the entities. The debt associated with real estate, other invested assets and the company’s equity position in entities are externally valued. Because of the subjective nature of inputs and the judgment involved in the appraisal process, real estate investments and their corresponding debt are included in the Level 3 classification.
Other assets, including works of art and jewelry — separate account assets
Fair value is assessed from independent appraisals supported by annual insurance policies for these assets.
Private annuities — separate account assets
The Company estimates the fair value of private annuities based on discounted cash flows using the interest rate pursuant to the Internal Revenue Code Section 7520 for each private annuity agreement, encompassing the transfer date, deferral period and the adjusted single life expectancy.
The table below presents reconciliation for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3):
September 30, 2017	Separate account policy loans	Separate account assets	Total
Beginning of period	$63,185	$105,177	$168,362
Issuances	6,834	778	7,612
Principal repayment	(7,566)	—	(7,566)
Interest	1,141	3,604	4,745
End of period	$63,594	$109,559	$173,153

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

21.
Fair value measurement (continued)

December 31, 2016	Separate account policy loans	Separate account assets	Total
Beginning of year	$43,922	$—	$43,922
Acquired from acquisition (Note 3)	18,765	(1,478)	17,287
Issuances	8,580	106,606	115,186
Principal repayment	(9,326)	—	(9,326)
Interest	1,244	—	1,244
Fair value adjustment	—	49	49
End of year	$63,185	$105,177	$168,362

Level 3 assets are comprised of promissory notes held directly by policyholders who own the promissory notes. A 0.5% increase in interest rates would cause a 4.5% decrease in the fair value of the promissory notes at September 30, 2017 (December 31, 2016 — 5.0%).
Financial assets and liabilities disclosed, but not carried at fair value
The following disclosures are made due to the requirement to disclose the fair value information about financial instruments, whether or not recognized at fair value in the consolidated balance sheets, for which it is practicable to estimate that value.
In some cases, as described below the carrying amount equals or approximates fair value. The derived fair value estimates, in many cases, may not be realized in immediate settlement of the instrument.
September 30, 2017	Level 1	Level 2	Level 3	Total fair value	Total carrying value
Assets
Investments, held-to-maturity	$—	$—	$67,691	$67,691	$71,760
Accrued investment income	—	2,036	—	2,036	2,036
Premiums receivable	—	8,389	—	8,389	8,389
Accounts receivable	—	1,475	—	1,475	1,475
Promissory notes	—	332	—	332	332
Reinsurance collateral deposit	—	4,029	—	4,029	4,029
Separate account assets	—	—	42,207	42,207	45,654
	—	16,261	109,898	126,159	133,675
Liabilities
Other liabilities	—	11,260	—	11,260	11,260
Earn out payments	—	—	211	211	211
Note payable	—	—	11,282	11,282	11,282
Surplus debenture	—	—	851	851	851
Separate account liabilities	—	—	42,207	42,207	45,654
	$—	$11,260	$54,551	$65,811	$69,258

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

21.
Fair value measurement (continued)

December 31, 2016	Level 1	Level 2	Level 3	Total fair value	Total carrying value
Assets
Investments, held-to-maturity	$—	$—	$76,645	$76,645	$73,432
Accrued investment income	—	2,352	—	2,352	2,352
Premiums receivable	—	2,730	—	2,730	2,730
Accounts receivable	—	2,159	—	2,159	2,159
Promissory notes	—	313	—	313	313
Reinsurance collateral deposit	—	3,890	—	3,890	3,890
Separate account asset	—	—	29,461	29,461	28,467
	—	11,444	106,106	117,550	113,343
Liabilities
Other liabilities	—	17,908	—	17,908	17,908
Earn out payments	—	—	694	694	694
Note payable	—	—	15,408	15,408	15,408
Surplus debenture	—	—	780	780	780
Separate account liability	—	—	29,461	29,461	28,467
	$—	$17,908	$46,343	$64,251	$63,257

Collateralized loan obligations — held-to-maturity
The Company’s investments in collateralized loan obligations totaling $71.8 million (December 31, 2016 — $73.4 million) are classified as assets held-to-maturity and are not recorded at their fair value.
Accrued investment income, accounts receivable and promissory notes issued for advanced consulting fees
The Company believes that due to the short-term nature of certain assets, the carrying value approximates fair value. These assets include accrued investment income and accounts receivable.
Reinsurance collateral deposit
The reinsurance collateral deposit represents the amount of cash collateral deposit with Lloyd’s, and back the Company’s obligations to support underwriting risks assumed in 2015 and 2016 and committed for 2017. The carrying value of the related asset or liability approximates fair value, as they equal the amount of cash collateral received/paid.
Separate account asset
The separate account assets at September 30, 2017, are investments in collateralized loan obligations totaling $45.6 million (December 31, 2016 — $28.5 million) for two policyholders. The investment are classified as asset held-to-maturity and are not recorded at its fair value.
Other liabilities
Other liabilities are comprised of accounts payable, reinsurance payable and funds held on behalf of third parties. Due to the short term until settlement of most of these liabilities, the Company believes that carrying value approximates fair value.

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

21.
Fair value measurement (continued)

Surplus debenture
The surplus debenture is an insurance linked security whereby the interest on the debenture is not fixed in advance but is instead determined by the performance of a specific reinsurance agreement entered into by the Company. The Company believes that carrying value approximates fair value.
22.
Net premiums earned

Net premiums earned were comprised of the following:
	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Gross written premium	$1,984	$1,689	$5,659	$5,969
Reinsurance ceded	(382)	(460)	(1,085)	(1,364)
Change in unearned premiums	(732)	(982)	(2,091)	(2,325)
Net premiums earned	$870	$247	$2,483	$2,280

Gross written premium amounts are attributable to the Company’s underwriting activity at Lloyd’s. This business commenced on January 1, 2015.
23.
Defined contribution plan

The Company has defined contribution pension plans, which cover substantially all of its employees. The cost of providing these benefits for the three and nine months ended September 30, 2017 was $0.03 million and $0.09 million, (September 30, 2016 — $0.02 million and $0.08 million), respectively.
24.
Taxation

Income tax and capital gains
The Company’s Puerto Rico holding company structure utilizes tax incentives granted by the Commonwealth of Puerto Rico under Act No. 399 approved September 22, 2004 amending the Insurance Code of Puerto Rico (“Act 399”). The holding company AVI and each of its insurance subsidiaries operates under tax grants that exempt them from most Puerto Rico taxes and are effective for 15 years, with two subsequent 15 year renewals possible under the law.
The Company’s Puerto Rico banking subsidiary, AIBC, operates under Act 273 which limits the corporate income tax rate of AIBC to a maximum of 4% through the year 2030.
The Company’s Puerto Rico operations, including management services provided to its insurance subsidiaries, are conducted by its subsidiary Advantage Insurance Services LLC (“AIS”). AIS holds a tax decree from the government of Puerto Rico issued pursuant to Act No. 20 of 2012, as amended, known as the “Act to Promote the Export of Services” (“Act 20”) subjecting it to a maximum 4% corporate income tax on income through the year 2030.
One of the Company’s Puerto Rico life insurance subsidiaries has filed an irrevocable election under Section 953(d) of the U.S. Internal Revenue Code which allows it as a foreign insurance company to be treated as a U.S. life insurance company for tax purposes. The subsidiary files a

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

24.
Taxation (continued)

corporate tax return with the Internal Revenue Service and remits corporate income tax payments to the U.S. Treasury. In 2017, the Company posted a letter of credit to the United States Treasury in the amount of  $0.1 million to secure any future U.S. tax obligations.
Under current Cayman Islands law, no corporate entity, including the Company’s Cayman Islands subsidiaries, is obliged to pay taxes in the Cayman Islands on either income or capital gains. The Cayman Islands subsidiaries each intend to conduct all of its operations in a manner that will not cause it to be treated as engaging in a trade or business within the U.S. and will not cause it to be subject to current U.S. federal income taxation on its net income. However, because there are no definitive standards provided by the Internal Revenue Code, regulations or court decisions as to the specific activities that constitute being engaged in the conduct of a trade or business within the United States, and as any such determination is essentially factual in nature, there can be no assurance that the IRS will not successfully assert that the Company’s Cayman Islands subsidiaries are engaged in a trade or business within the U.S.
Advantage Insurance Management (USA) LLC, (formerly Advantage Insurance Holdings (USA) LLC) and its subsidiaries are subject to income taxes imposed by U.S. federal and state authorities and files a consolidated U.S. federal income tax return.
The Company’s wholly-owned subsidiary ADCP operates in the United Kingdom and accordingly it is subject to and pays annual income taxes in accordance with the tax legislation in the United Kingdom. ADCP is taxed on its results including its share of Lloyd’s syndicate underwriting results. These are deemed to accrue evenly over the calendar year in which they are declared. The syndicate results are only declared for tax purposes in the calendar year following the normal closure of the year of account.
The Company is not subject to income taxation other than as stated above. There can be no assurance that there will not be changes in applicable laws, regulations or treaties, which might require the Company to change the way it operates or subject to taxation.
Federal Excise Taxes
The U.S. also imposes an excise tax on reinsurance premiums paid to non-U.S. insurers or reinsurers with respect to risks located in the U.S. The rate of tax, unless exempted or reduced by an applicable U.S. tax treaty, for life insurance and reinsurance premiums is 1.0%, and 4.0% for property and casualty insurance and reinsurance premiums. The Company incurs federal excise taxes on certain of its reinsurance transactions, including amounts ceded through intercompany transactions.
Tax loss carry forwards
At September 30, 2017, the Company recorded a valuation allowance for $0.4 million of non-capital losses for which deferred tax assets have not been recognized because it is more likely than not that future profits will be insufficient to allow the Company to utilize the full amount of the potential benefit.
25.
Segment reporting

The Company is organized into three reportable segments:
(i)
Life insurance — underwrites and services private placement life insurance and annuity policies;

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

25.
Segment reporting (continued)

(ii)
Business insurance — underwrites and administers property and casualty insurance risks;

(iii)
Corporate — administers the corporate functions and services the capital needs of the Company.

The following is an analysis of the Company’s revenue and results from continuing operations by reportable segment:
	Three months ended
September 30, 2017	Life	Business	Corporate	Total
Revenues
Policy charges and fee income	$2,673	$—	$—	$2,673
Reinsurance ceded	(417)	—	—	(417)
Change in reinsurance recoverable	(39)	—	—	(39)
Net premiums earned	—	870	—	870
Management and administration fees	15	674	—	689
Net investment income	2,074	22	—	2,096
Total other-than-temporary impairment losses	(1,701)	—	—	(1,701)
Portion of other-than-temporary impairment losses recognized in other comprehensive (loss)/income	779	—	—	779
Total revenues	3,384	1,566	—	4,950
Expenses
Net loss and loss adjustment expenses	—	1,123	—	1,123
Amortization of deferred policy acquisition costs	301	—	—	301
Amortization of value of business acquired	28	—	—	28
Finance charge	153	—	—	153
Underwriting, general and administrative expenses	2,105	703	1,238	4,046
Total expenses	2,587	1,826	1,238	5,651
Income/(loss) before income tax	797	(260)	(1,238)	(701)
Current income tax expense	(7)	—	—	(7)
Deferred income tax expense	—	(384)	—	(384)
Net income/(loss)	$790	$(644)	$(1,238)	$(1,092)
Total assets	$1,437,479	$21,727	$19,072	$1,478,278
Total liabilities	$1,358,076	$14,545	$12,396	$1,385,017

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

25.
Segment reporting (continued)

	Three months ended
September 30, 2016	Life	Business	Corporate	Total
Revenues
Policy charges and fee income	$2,017	$—	$—	$2,017
Reinsurance ceded	(373)	—	—	(373)
Change in reinsurance recoverable	—	412	—	412
Net premiums earned	—	247	—	247
Management and administration fees	—	583	—	583
Net investment income	2,302	(21)	—	2,281
Total revenues	3,946	1,221	—	5,167
Expenses
Net loss and loss adjustment expenses	—	94	—	94
Amortization of deferred policy acquisition costs	68	—	—	68
Underwriting, general and administrative expenses	1,673	1,279	507	3,459
Total Expenses	1,741	1,373	507	3,621
Income/(loss) before income tax	2,205	(152)	(507)	1,546
Current income tax benefit	—	35	—	35
Net income/(loss)	$2,205	$(117)	$(507)	$1,581
Total assets	$535,774	$17,052	$4	$552,830
Total liabilities	$452,417	$11,207	$142	$463,766

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

25.
Segment reporting (continued)

	Nine months ended
September 30, 2017	Life	Business	Corporate	Total
Revenues
Policy charges and fee income	$8,196	$—	$—	$8,196
Reinsurance ceded	(1,550)	—	—	(1,550)
Change in reinsurance recoverable	(133)	—	—	(133)
Net premiums earned	—	2,483	—	2,483
Management and administration fees	58	1,935	—	1,993
Net investment income	6,586	22	—	6,608
Total other-than-temporary impairment losses	(1,701)	—	—	(1,701)
Portion of other-than-temporary impairment losses recognized in other comprehensive (loss)/income	779	—	—	779
Total revenues	12,235	4,440	—	16,675
Expenses
Net loss and loss adjustment expenses	—	2,976	—	2,976
Amortization of deferred policy acquisition costs	1,134	—	—	1,134
Amortization of value of business acquired	83	—	—	83
Finance charge	536	—	—	536
Underwriting, general and administrative expenses	5,910	2,057	2,366	10,333
Total expenses	7,663	5,033	2,366	15,062
Income/(loss) before income tax	4,572	(593)	(2,366)	1,613
Current income tax expense	(21)	—	—	(21)
Deferred income tax expense	(12)	(388)	—	(400)
Net income/(loss)	$4,539	$(981)	$(2,366)	$1,192
Total assets	$1,437,479	$21,727	$19,072	$1,478,278
Total liabilities	$1,358,076	$14,545	$12,396	$1,385,017

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

25.
Segment reporting (continued)

	Nine months ended
September 30, 2016	Life	Business	Corporate	Total
Revenues
Policy charges and fee income	$5,042	$—	$—	$5,042
Reinsurance ceded	(1,105)	—	—	(1,105)
Change in reinsurance recoverable	(71)	454	—	383
Net premiums earned	—	2,280	—	2,280
Management and administration fees	—	1,827	—	1,827
Net investment income	7,431	(48)	—	7,383
Total revenues	11,297	4,513	—	15,810
Expenses
Net loss and loss adjustment expenses	—	1,256	—	1,256
Amortization of deferred policy acquisition costs	150	—	—	150
Underwriting, general and administrative expenses	4,854	3,390	2,345	10,589
Total expenses	5,004	4,646	2,345	11,995
Income/(loss) before income tax	6,293	(133)	(2,345)	3,815
Current income tax benefit	9	35	—	44
Deferred income benefit	—	65	—	65
Net income/(loss)	$6,302	$(33)	$(2,345)	$3,924
Total assets	$535,774	$17,052	$4	$552,830
Total liabilities	$452,417	$11,207	$142	$463,766

Geographic location
Revenue is allocated based on the country in which the insurance contracts are issued. Management considers its external customers to be individual policyholders and insurance management services clients. The Company does not have any single customer or group of related customers that represents a significant concentration of revenue, and is not dependent on any single customer or group of related customers.

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

25.
Segment reporting (continued)

The Company’s revenue from external sources is located as follows:
	Three months ended
September 30, 2017	Cayman Islands	Puerto Rico	United States	United Kingdom	Total
Revenues
Policy charges and fee income	$858	$1,815	$—	$—	$2,673
Reinsurance ceded	(104)	(313)	—	—	(417)
Change in reinsurance recoverable	(25)	(14)	—	—	(39)
Net premiums earned	—	—	—	870	870
Management and administration fees	161	39	489	—	689
Net investment income	2,051	45	—	—	2,096
Total other-than-temporary impairment losses	(1,701)	—	—	—	(1,701)
Portion of other-than-temporary impairment losses recognized in other comprehensive (loss)/income	779	—	—	—	779
Total revenues	$2,019	$1,572	$489	$870	$4,950

	Three months ended
September 30, 2016	Cayman Islands	Puerto Rico	United States	United Kingdom	Total
Revenues
Policy charges and fee income	$1,218	$799	$—	$—	$2,017
Reinsurance ceded	(110)	(263)	—	—	(373)
Change in reinsurance recoverable	—	—	—	412	412
Net premiums earned	—	—	—	247	247
Management and administration fees	183	40	360	—	583
Net investment income	2,278	2	—	1	2,281
Total revenues	$3,569	$578	$360	$660	$5,167

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

25.
Segment reporting (continued)

	Nine months ended
September 30, 2017	Cayman Islands	Puerto Rico	United States	United Kingdom	Total
Revenues
Policy charges and fee income	$2,619	$5,577	$—	$—	$8,196
Reinsurance ceded	(439)	(1,111)	—	—	(1,550)
Change in reinsurance recoverable	(71)	(62)	—	—	(133)
Net premiums earned	—	—	—	2,483	2,483
Management and administration fees	512	108	1,373	—	1,993
Net investment income	6,542	66	—	—	6,608
Total other-than-temporary impairment losses	(1,701)	—	—	—	(1,701)
Portion of other-than-temporary impairment losses recognized in other comprehensive (loss)/income	779	—	—	—	779
Total revenues	$8,241	$4,578	$1,373	$2,483	$16,675

	Nine months ended
September 30, 2016	Cayman Islands	Puerto Rico	United States	United Kingdom	Total
Revenues
Policy charges and fee income	$2,962	$2,080	$—	$—	$5,042
Reinsurance ceded	(318)	(787)	—	—	(1,105)
Change in reinsurance recoverable	(48)	(23)	—	454	383
Net premiums earned	—	—	—	2,280	2,280
Management and administration fees	557	40	1,230	—	1,827
Net investment income	7,367	(3)	—	19	7,383
Total revenues	$10,520	$1,307	$1,230	$2,753	$15,810

The assets and liabilities of the Company by geographical region are as follows:
September 30, 2017	Cayman Islands	Puerto Rico	United States	United Kingdom	Total
Total assets	$176,778	$1,283,483	$885	$17,132	$1,478,278
Total liabilities	105,944	1,265,758	143	13,172	1,385,017
	$70,834	$17,725	$742	$3,960	$93,261

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

25.
Segment reporting (continued)

December 31, 2016	Cayman Islands	Puerto Rico	United States	United Kingdom	Total
Total assets	$182,741	$1,058,703	$1,369	$10,924	$1,253,737
Total liabilities	104,629	1,048,555	353	6,687	1,160,224
	$78,112	$10,148	$1,016	$4,237	$93,513

26.
Supplemental cash flow information

The changes in operating assets and liabilities is comprised of the following:
	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Changes in operating assets and liabilities:
Restricted cash	$(2,066)	$(812)	$6,138	$(1,258)
Regulatory deposits	—	(1,550)	—	(1,550)
Accrued investment income	(62)	(835)	316	(938)
Premiums receivable	(1,983)	792	(5,659)	(3,488)
Other assets	(376)	(185)	188	316
Reinsurance collateral deposit	—	350	(139)	231
Deferred policy acquisition costs	(919)	(528)	(1,956)	(1,409)
Reinsurance recoverable	39	(484)	133	(455)
Deferred income taxes	384	(35)	400	(100)
Other liabilities	2,749	307	(6,648)	2,635
Income taxes payable	5	—	(21)	(10)
Earn out payments due	—	10	—	279
Unearned revenue	542	613	1,853	1,740
Reserves for future policy benefits	8	714	127	336
Reserves for loss and loss adjustment expenses	1,124	284	2,977	1,444
	$(555)	$(1,359)	$(2,291)	$(2,227)
Supplemental disclosures of cash flow information:
Net cash paid for income tax	$—	$—	$14	$—
Cash interest income received, included in net investment income	$2,185	$1,674	$7,255	$4,739

27.
Commitments and contingencies

Commitments
(i)
The Company has obtained a $0.1 million irrevocable letter of credit as security for payment which may become due and payable to the Internal Revenue Service. This letter of credit expires on June 23, 2018.

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

27.
Commitments and contingencies (continued)

(ii)
The Company is party to an Investment Management Agreement with GSO / Blackstone Debt Funds Management LLC for its general account investments. The term of the Investment Management Agreement is evergreen and renews annually unless terminated by either party. The fee payable is calculated as a percentage of the value of investments managed.

(iii)
The Company occupies leased office space in several locations under various long-term leases and has also entered into several leases covering office equipment which expire at various dates through 2021.

Rent expense for the three and nine months ended September 30, 2017, under these agreements was $0.2 million and $0.5 million (September 30, 2016 — $0.1 million and $0.4 million), respectively.
Future minimum lease payments calculated under these leases are as follows:
	September 30, 2017	December 31, 2016
Within 1 year	$491	$449
1 to 5 years	1,379	643
	$1,870	$1,092

Contingencies
(i)
The Company is, from time to time, involved in various claims, legal proceedings and complaints arising in the ordinary course of business. The Company cannot reasonably predict the likelihood or outcome of these actions. The Company does not believe that adverse decisions in any pending or threatened proceedings related to any matter, or any amount which may be required to be paid by reason thereof, will have a material effect on the financial condition or future results of operations.

(ii)
The Company issues insurance policies that are subject to challenge by tax authorities and other regulatory bodies of the domicile(s) of the insured parties and/or policy beneficiaries where the outcome of such a challenge may be uncertain. Management considers the financial risk to the Company from a successful tax challenge to one of its issued policies to be remote, and no additional liability is provided for as a result of any potential tax or regulatory challenges to its life insurance policies issued in the past or to be issued in the future.

28.
Related party transactions

For the purposes of these consolidated financial statements, a party is considered to be related to the Company if the party has the ability, directly or indirectly through one or more intermediaries, to control the Company or exercise significant influence over the Company in making financial and operating policy decisions, or has joint control over the Company. In addition, individual persons or entities under the control of individual persons with family members who are senior managers, directors, officers or significant shareholders may be considered related parties.
The Company has identified the following related party transactions that have occurred in the normal course of business.

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

28.
Related party transactions (continued)

•
For the three and nine months ended September 30, 2017, the Company purchased investment management services at a cost of  $0.1 million and $0.3 million (September 30, 2016 — $0.1 million and $0.3 million), respectively from GSO Capital Partners International LLP (“GSO”). Employees of GSO own preferred shares of the Company.

•
At September 30, 2017 and December 31, 2016, the Company had issued life insurance policies to shareholders in the amount of  $30.5 million. The policy charges and income earned from these policies were insignificant.

•
During the fourth quarter of 2016, the Company issued common shares, preferred shares and promissory notes for the acquisition of USCL to one person holding 100% of the share capital of USCL as of the date of acquisition (the “USCL Shareholder”). The present value of the estimated future payments due to the USCL Shareholder as of September 30, 2017, was $11.3 million (December 31, 2016 — $15.4 million). In addition, for the year end December 31, 2016 the Company paid consulting fees of  $0.5 million to the USCL Shareholder, of which $0.2 million is included in accounts payable and accruals.

•
At September 30, 2017 and December 31, 2016, the Company has a surplus debenture in issue that is held by a shareholder in the amount of  $0.9 million and $0.8 million, respectively.

29.
Capital Management

The Company actively manages its capital resources in the ordinary course of business. A number of its subsidiaries are regulated insurance entities with statutory requirements as to the amount and type of capital held. The Company’s first priority is to ensure that each of its regulated insurance subsidiaries meets all capital requirements and obligations. The Company invests regulatory capital in cash or highly liquid government securities, or otherwise in accordance with the law or regulation applicable. After all regulatory requirements are satisfied, the Company evaluates the insurance or other operating business risk of each subsidiary and allocates an amount of surplus capital to the subsidiary appropriate for the needs of the business including explicit or implicit expectations of policyholders, reinsurers, ratings agencies and other external constituencies.
Surplus capital amounts are typically invested in debt securities, including CLOs, with longer maturities and lower expected liquidity characteristics than cash or government securities. The Company evaluates the benefit of higher expected investment income from higher risk securities compared to the risks posed by their illiquidity and likelihood of default.
For its capital that is not set aside or otherwise designated for regulatory or surplus capital purposes, the Company evaluates the business needs of each of its subsidiaries and allocates capital based on the operating needs of the individual entity.
Capital allocations can take the form of cash contributions, guarantees, letters of credit, reinsurance or other guarantees by affiliates. The type and amount of capital allocated varies based on the operating needs and business practices of each individual subsidiary.
For surplus capital held by its licensed insurance subsidiaries in excess of both regulatory requirements and expected near term working capital needs of the business, the Company seeks to deploy this capital into investments that offer attractive risk-adjusted returns and liquidity characteristics that match the nature of the associated insurance liabilities.

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

29.
Capital Management (continued)

The Company typically engages expert third party investment managers to oversee day-to-day investment activity under guidelines limiting the range of investments eligible for investment. Investment guidelines are formulated by the Company, taking into account the expected liquidity, duration and investment risk tolerance specific to the insurance underwriting activity associated with the capital allocation.
Regulatory capital
The Company’s regulated subsidiaries must comply with the capital adequacy requirements imposed in the jurisdictions in which they operate. The Company maintained capital levels for each subsidiary above all minimum local requirements at September 30, 2017 and December 31, 2016.
In all jurisdictions, the payment of dividends from the Company’s insurance subsidiaries is subject to maintaining capital levels exceeding amounts required by regulation. In Puerto Rico, the Company’s life insurance subsidiaries may pay shareholder dividends without specific permission of the regulator provided the subsidiary is in compliance with a number of conditions related to solvency, asset liquidity and actuarial status.
The capital requirements of the Company’s operating subsidiaries required by local regulation are as follows:
•
ABIC is required by its regulator, the Commissioner of Financial Institutions in the Commonwealth of Puerto Rico, to maintain minimum regulatory capital of  $1.5 million. At September 30, 2017 and December 31, 2016, ABIC was compliant with all externally imposed capital requirements.

•
AIBC is required by its regulator, the Commissioner of Financial Institutions in the Commonwealth of Puerto Rico, to maintain minimum regulatory capital of  $0.6 million. At September 30, 2017 and December 31, 2016, AIBC was compliant with all externally imposed capital requirements.

•
ALAC is required by its regulator, the Cayman Islands Monetary Authority (“CIMA”), to maintain minimum regulatory capital of  $0.4 million. At September 30, 2017 and December 31, 2016, ALAC was compliant with all externally imposed capital requirements. Any dividends declared and paid by ALAC would require approval of CIMA.

•
ALAI is required by its regulator, the Office of the Commissioner of Insurance in the Commonwealth of Puerto Rico, to maintain minimum regulatory capital of  $0.8 million. At September 30, 2017 and December 31, 2016, ALAI was compliant with all externally imposed capital requirements.

•
ALPR is required by its regulator, the Office of the Commissioner of Insurance in the Commonwealth of Puerto Rico, to maintain minimum regulatory capital of  $0.8 million. At September 30, 2017 and December 31, 2016, ALPR was compliant with all externally imposed capital requirements.

•
APCC is required by its regulator, the Cayman Islands Monetary Authority (“CIMA”), to maintain minimum regulatory capital of  $0.2 million. At September 30, 2017 and December 31, 2016, APCC was compliant with all externally imposed capital requirements. Any dividends declared and paid by APCC would require approval of CIMA.

ADVANTAGE INSURANCE INC.

Notes to the Unaudited Interim Consolidated Financial Statements
(Stated in thousands of United States dollars)

29.
Capital Management (continued)

•
HRI is required by its regulator, the Commissioner of Securities & Insurance Office of the Montana State Auditor, to maintain minimum regulatory capital of  $0.05 million. At September 30, 2017 and December 31, 2016, HRI was compliant with all externally imposed capital requirements.

•
USCL is required by its regulator, the Office of the Commissioner of Insurance in the Commonwealth of Puerto Rico, to maintain minimum regulatory capital of  $0.8 million. At September 30, 2017 and December 31, 2016, USCL was compliant with all externally imposed capital requirements.

30.
Subsequent events

In preparing these financial statements, the Company’s management has evaluated subsequent events and transactions for potential recognition or disclosure through November 6, 2017, the date the financial statements were available to be issued.

Independent Auditors’ Report to the Directors
Report of Independent Auditors
The Board of Directors
U.S. Commonwealth Life, A.I.
We have audited the accompanying consolidated financial statements of U.S. Commonwealth Life, A.I. (the “Company”), which comprise the consolidated balance sheets as of September 30, 2016 and December 31, 2015, and the related consolidated statements of net income, changes in shareholder’s equity and cash flows for the nine months ended September 30, 2016 and year ended December 31, 2015, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.
A member firm of Ernst & Young Global Limited

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of U.S. Commonwealth Life, A.I. at September 30, 2016 and December 31, 2015, and the consolidated results of its operations, changes in shareholder’s equity and its cash flows for the nine months ended September 30, 2016 and year ended December 31, 2015 in conformity with U.S. generally accepted accounting principles.
July 31, 2017
A member firm of Ernst & Young Global Limited

U.S. COMMONWEALTH LIFE, A.I.

Consolidated Balance Sheets
September 30, 2016 and December 31, 2015
(Stated in thousands of United States dollars)
	2016	2015
		(Note 13)
Assets
Cash and cash equivalents	$1,329	$1,295
Regulatory deposits (Note 12)	750	750
Accounts receivable	317	102
Income tax receivable	1	1
Prepaids	215	223
Deferred policy acquisition costs (Note 3)	917	964
Reinsurance recoverable (Note 7)	1,398	1,180
Separate account policy loans (Note 4)	18,765	19,012
Separate account assets (Note 9)	536,363	491,213
Total assets	560,055	514,740
Liabilities and shareholder’s equity
Liabilities
Other liabilities (Note 5)	180	156
Unearned revenue	1,524	1,714
Due to related parties (Note 6)	204	5
Separate account liabilities	555,128	510,225
Total liabilities	557,036	512,100
Shareholder’s equity
Ordinary shares: par value $1.00 per share – 750,000 issued and outstanding (Note 8)	750	750
Additional paid-in capital (Note 8)	250	250
Retained earnings	2,019	1,640
Total shareholder’s equity	3,019	2,640
Total liabilities and shareholder’s equity	$560,055	$514,740

CONTINGENCIES (Note 11)
SUBSEQUENT EVENTS (Note 14)
Approved on behalf of the Board on July 31, 2017
Director “Walter Keenan”      Director “Eric Miller”
See accompanying notes to the audited consolidated financial statements

U.S. COMMONWEALTH LIFE, A.I.

Consolidated Statements of Net Income
For the nine months ended September 30, 2016 and the year ended December 31, 2015
(Stated in thousands of United States dollars)
	2016	2015
		(Note 13)
Revenues
Policy charges and fee income	$2,349	$3,398
Reinsurance ceded	(356)	(536)
Change in reinsurance recoverable	218	1,180
Net investment income	52	64
Total revenues	2,263	4,106
Expenses
Loss and loss adjustment expenses	—	29
Amortization of deferred policy acquisition costs	1,067	1,478
Underwriting, general and administrative expenses (Note 10)	292	624
Total expenses	1,359	2,131
Net income	$904	$1,975

See accompanying notes to the audited consolidated financial statements

U.S. COMMONWEALTH LIFE, A.I.

Consolidated Statements of Changes in Shareholder’s Equity
For the nine months ended September 30, 2016 and the year ended December 31, 2015
(Stated in thousands of United States dollars)
	Ordinary shares	Additional paid-in capital	Retained earnings	Total shareholder’s equity
			(Note 13)	(Note 13)
Balance at December 31, 2014	$750	$250	$190	$1,190
Dividends	—	—	(525)	(525)
Net income	—	—	1,975	1,975
Balance at December 31, 2015	$750	$250	$1,640	$2,640
Dividends	—	—	(525)	(525)
Net income	—	—	904	904
Balance at September 30, 2016	$750	$250	$2,019	$3,019

See accompanying notes to the audited consolidated financial statements

U.S. COMMONWEALTH LIFE, A.I.

Consolidated Statements of Cash Flows
For the nine months ended September 30, 2016 and the year ended December 31, 2015
(Stated in thousands of United States dollars)
	2016	2015
		(Note 13)
Cash flows from operating activities
Net income	$904	1,975
Adjustments to reconcile net cash provided by operating activities:
Amortization of deferred policy acquisition costs	1,067	1,478
Changes in operating assets and liabilities:
Accounts receivable	(215)	184
Prepaids	8	(223)
Deferred policy acquisition costs	(1,020)	(3,136)
Reinsurance recoverable	(218)	(1,180)
Other liabilities	24	122
Unearned revenue	(190)	1,714
Due to related parties	199	(26)
Net cash provided by operating activities	559	908
Cash flows from financing activities
Dividends paid on ordinary shares	(525)	(525)
Net cash used in financing activities	(525)	(525)
Net increase in cash and cash equivalents	34	383
Cash and cash equivalents, beginning of period/year	1,295	912
Cash and cash equivalents, end of period/year	$1,329	$1,295

See accompanying notes to the audited consolidated financial statements

U.S. COMMONWEALTH LIFE, A.I.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)
1.
Business and basis of presentation

U.S. Commonwealth Life, A.I. and its subsidiary (collectively “USCL” or the “Company”) underwrites specialty insurance contracts to business owners and high net worth individuals for their risk management and financial planning needs.
U.S. Commonwealth Life, A.I. was incorporated and is registered as an International Insurer Segregated Asset Plan Company under the laws of the Commonwealth of Puerto Rico on March 5, 2009 and holds a Class 5 Authority pursuant to the provision of Chapter 61 of the Insurance Code of Puerto Rico. Its registered office is located at 304 Ponce de Leon Avenue, Suite 1000, San Juan Puerto Rico 00919.
On October 1, 2016, the Company acquired Advantage Insurance Inc.
Insurance contracts
USCL issues variable universal life insurance policies, deferred variable annuity policies, life reinsurance contracts, immediate variable annuity contracts and other types of life insurance and reinsurance policies. The Company purchases reinsurance coverage for the mortality risk associated with its life insurance underwriting activities.
Basis of consolidation
The consolidated financial statements include the accounts of USCL and an entity over which the Company exercises control. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Intercompany balances and transactions have been eliminated.
Use of estimates
The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported and disclosed amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results when realized could differ materially from estimates.
The most significant estimates include those used in determining the valuation of investments and the recognition of other-than-temporary impairments; deferred policy acquisition costs and related amortization; reinsurance recoverable, separate account assets; reserves for future policy benefits; and reserves for other contingent liabilities.
2.
Significant accounting policies and pronouncements

(a) Cash and cash equivalents
Cash and cash equivalents include cash on hand, amounts due from banks and money market investments with original maturities of three months or less when purchased.
(b) Fair value measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In most cases, the exit price and the transaction (or entry) price will be the same at initial recognition.

U.S. COMMONWEALTH LIFE, A.I.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

2.
Significant accounting policies and pronouncements (continued)

Subsequent to initial recognition, fair values are based on unadjusted quoted prices for identical assets or liabilities in active markets that are readily and regularly obtainable. When such quoted prices are not available, fair values are based on quoted prices in markets that are not active, quoted prices for similar but not identical assets or liabilities, or other observable inputs. If these inputs are not available, or observable inputs are not determinable, unobservable inputs and/or adjustments to observable inputs requiring management judgment are used to determine the estimated fair value of assets and liabilities.
The Company categorizes its assets and liabilities measured at estimated fair value into a three-level hierarchy, based on the significant input with the lowest level in its valuation.
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and variable the lowest priority to valuation techniques that use at least one significant input that is unobservable (Level 3). The levels of fair value hierarchy are as follows.
Level 1:
Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2:
Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model based valuation techniques for which all significant assumptions are observable in the market.

Level 3:
Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect the Company’s own assumptions about the assumptions market participants would use in pricing the assets or liabilities. Level 3 investments may also be adjusted to reflect illiquidity and/or non-transfer ability with the amount of such discount estimated by the Company in the absence of market information. Assumptions used by the Company due to the lack of observable input may significantly impact the resulting fair value and therefore the Company’s results of operations.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement of the asset or liability.
The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and the Company considers factors specific to the asset or liability.
In order to determine if a market is active or inactive for a security, the Company considers a number of factors, including, but not limited to, the spread between what a seller is asking for a security and what a buyer is bidding for the same security, the volume and frequency of trading activity for the security in question, the price of the security compared to its par value (for fixed maturity investments), and other factors that may be indicative of market activity.
(c) Deferred policy acquisition costs
Costs that are directly related to the successful acquisition of new and renewal insurance and annuity business are deferred to the extent such costs are deemed recoverable from future premiums or gross profits. Such deferred policy acquisition costs includes commissions and

U.S. COMMONWEALTH LIFE, A.I.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

2.
Significant accounting policies and pronouncements (continued)

consulting fees, costs of policy issuance and underwriting and certain other expenses that are directly related to successfully negotiated contracts. Deferred policy acquisition costs are subject to periodic recoverability testing. The Company engages an independent actuary to assist with the calculation of the amortization of the deferred policy acquisition costs.
(d) Reinsurance recoverable
Reinsurance recoverable is recognized in a manner consistent with the liabilities relating to the underlying reinsured contracts, using the same assumptions. The gross cost of reinsurance is the present value of the reinsurance cash flows.
The expected cash flows are projected using the same assumptions to calculate the estimated gross profits for deferred acquisition costs and unearned revenue. The amortization method used is a prospective method whereby the amount amortized in a given year is based on the expected gross profits for that year. All differences between actual and expected reinsurance cash flows are recognized in the consolidated statements of net income.
(e) Reserves for future policy benefits
The reserves for future policy benefits are based on methods and underlying assumptions in accordance with U.S. GAAP and applicable actuarial standards. Principal assumptions used in the establishment of reserves for future policy benefits are mortality, morbidity, policy lapse, renewal, investment returns and expenses. The Company utilizes an independent actuary to assist in the assessment of the adequacy of its reserves for future policy benefits, on an annual basis.
The Company issues variable life insurance and annuity policies. The reserve established for future policy benefits is equal to the sum of  (i) the balance that accrues to the benefit of policyholders at the date of the financial statements; (ii) amounts that have been assessed to compensate for services to be performed over future periods; (iii) amounts previously assessed against policyholders that are refundable on termination and (iv) any probable loss (premium deficiency).
Premium deficiency reserves are established, if necessary, when the liability for future policy benefits plus the present value of expected future gross premiums are determined to be insufficient for expected future policy benefits and expenses. Premium deficiency reserves do not include a provision for the risk of future adverse deviation from expected policy benefits and expenses.
The Company records its estimated reserves for future policy benefits gross of any amounts recoverable under the reinsurance agreement, which amounts are recorded separately in the consolidated balance sheets.
In the event that the Company’s reinsurers are unable to meet obligations under the reinsurance agreement, the Company would be liable to pay all related claims but would only receive reimbursement to the extent that the reinsurers can meet their obligations.
(f) Separate account policy loans
Separate account policy loans are loans the Company issues to policyholders that use the cash surrender value of their life insurance policy or annuity contract as collateral. Separate account policy loans are stated at their unpaid principal amount outstanding plus accrued interest for certain loans.

U.S. COMMONWEALTH LIFE, A.I.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

2.
Significant accounting policies and pronouncements (continued)

For certain separate account policy loans, interest is charged on the outstanding loans at a rate per annum the Company may offer. There are no fixed terms of repayment, however, a policy’s death benefit will be reduced for any outstanding loans and accrued interest payable as at the claim date. Policy loans are fully collateralized by the cash surrender value of the associated insurance policies.
(g) Separate account assets and liabilities
Separate account assets are reported at fair value and represent segregated funds that are invested for policyholders. These assets and liabilities consist primarily of cash equivalents, market quoted securities, private equity securities, unlisted funds, other assets and private annuities. The assets of each account are legally segregated and are not subject to claims that arise out of any other business of the Company. Investment risks associated with market value changes are borne by the policy owner and policy beneficiary.
In certain circumstances, when policy assets are illiquid and may not be readily converted to cash on a timely basis, the Company may distribute the illiquid assets in kind to satisfy the payment then due under the terms of the policy.
Separate account liabilities represent the policyholder’s account balance in separate account assets and to a lesser extent borrowings of the separate account, and will be equal and offsetting to total separate account assets. The Company reports separately, as assets and liabilities, investments held in separate accounts and liabilities of the separate accounts that meet all of the following conditions:
•
The separate accounts are legally recognized;

•
The separate account assets supporting the contract liabilities are insulated legally from the general liabilities of the Company;

•
The Company must invest the contract holder’s funds within he separate account as directed by the contract holder in designated investment alternatives or in accordance with specified investment objectives or policies; and

•
All investment performance, net of contract fees and assessments, must be passed through to the individual contract holder or beneficiary.

The investment income and realized investment gains or losses from separate account assets accrue to the policyholders and are not included in the Company’s results of operations. Mortality risk charges, policy administration fees, surrender charges and other income are included in policy charges and fee income in the consolidated statement of net income. Asset administration fees charged to the accounts are included in policy charges and fee income in the consolidated statements of net income.
(h) Insurance revenue and expense recognition
The amounts collected from policyholders for universal life insurance contracts are considered deposits and are not included in revenue.
Policy charges and fee income for universal life insurance contracts consist of cost of insurance charges, policy administration fees, asset administration fees and surrender charges that have been earned and assessed against the policyholder account balances during the period. The timing of revenue recognition as it relates to fees assessed is determined based on the nature of such fees. Cost of insurance charges and administration fees are assessed on a periodic basis and recognized when due.

U.S. COMMONWEALTH LIFE, A.I.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

2.
Significant accounting policies and pronouncements (continued)

Surrender charges are recognized upon surrender or partial surrender of a policy in accordance with contractual terms. Policy administration fees are determined on either a fixed or variable rate based on the separate account asset value at the end of the relevant financial period, either quarterly or annually. Amounts charged for origination of the contract are recognized as unearned revenues and amortized over the expected life of the contracts in proportion to gross profits. Interest income on policy loans is recognized in policy charges and fee income at the contract interest rate when earned. Policy loans are fully collateralized by the cash surrender value of the associated insurance policies.
Establishment fees charged for the origination of immediate variable annuity contracts are deferred and recognized over the life of the contract based on the life expectancy of the annuitant at the time of the contract inception.
Claim and claim adjustment expenses are recognized when incurred.
The Company has no other comprehensive income other than the net income disclosed in the consolidated statements of net income.
(i) Reinsurance ceded
In the normal course of business, the Company seeks to limit its exposure to loss on any single insured life and to recover a portion of benefits paid by ceding reinsurance to third party insurers, reinsurers or other risk transfer counterparties under facultative reinsurance agreements or equivalent risk transfer contracts. Reinsurance ceded is recorded and expensed in the period in which the purchased reinsurance coverage is in effect.
(j) Net investment income
Net investment income is comprised of interest income.
(k) Foreign currency translation
The Company’s functional currency is the U.S. Dollar. Revenue and expenses denominated in foreign currencies are revalued at the prevailing exchange rate at the transaction date. Monetary assets and liabilities denominated in foreign currencies are remeasured at exchange rates in effect at the balance sheet dates, which may result in the recognition of exchange gains or losses which are included in the determination of net income.
(l) Taxation
The Company is subject to Puerto Rico income tax at a rate of 4% on its net income in excess of  $1,200,000 pursuant to a partial tax exemption decree expiring on January 1, 2027. There was no provision for income taxes for the period ended September 30, 2016 and year ended December 31, 2015.
The Company has adopted the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.
Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

U.S. COMMONWEALTH LIFE, A.I.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

2.
Significant accounting policies and pronouncements (continued)

Deferred income taxes are provided on temporary differences between income for financial reporting and tax return purposes and arise principally from the discounting of loss reserves for tax purposes and the recognition of refundable excess insurance.
U.S. GAAP requires the Company to evaluate the recoverability of the Company’s deferred tax assets and establish a valuation allowance if necessary to reduce the Company’s deferred tax assets to an amount that is more likely than not to be realized. Considerable judgment is required in determining whether a valuation allowance is necessary, and if so, the amount of such valuation allowance.
In evaluating the need for a valuation allowance the Company may consider many factors, including: (1) the nature of the deferred tax assets and liabilities; (2) whether they are ordinary or capital; (3) in which tax jurisdictions they were generated and the timing of their reversal; (4) taxable income in prior carryback years as well as projected taxable earnings exclusive of reversing temporary differences and carryforwards; (5) the length of time that carryovers can be utilized in the various taxing jurisdictions; (6) any unique tax rules that would impact the utilization of the deferred tax assets; and (7) any tax planning strategies that the Company would employ to avoid a tax benefit from expiring unused. Although realization is not assured, management believes it is more likely than not that the deferred tax assets, net of valuation allowances, will be realized.
Generally, for tax years which produce net operating losses, capital losses or tax credit carryforwards (“tax attributes”), the statute of limitations does not close, to the extent of these tax attributes, until the expiration of the statute of limitations for the tax year in which they are fully utilized. The completion of review or the expiration of limitations for a given audit period could result in an adjustment to the liability for income taxes. The Company classifies all interest and penalties related to tax uncertainties as income tax expenses.
Management does not believe there are any tax positions taken by the Company that are subject to uncertainty and meet the more likely than not recognition threshold, as a result, no provisions have been made in these consolidated financial statements.
(m) Future adoption of new accounting pronouncements
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 320): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). ASU 2016-15 clarifies the classification of receipts and payments in the statement of cash flows. ASU 2016-15 provides guidance related to (1) settlement and payment of zero coupon debt instruments, (2) contingent consideration, (3) proceeds from settlement of insurance claims, (4) proceeds from settlement of corporate and bank owned life insurance policies, (5) distributions from equity method investees, (6) cash receipts from beneficial interests obtained by a transferor, and (7) general guidelines for cash receipts and payments that have more than one aspect of classification. ASU 2016-15 is effective for public business entities for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. Early adoption is permitted. The Company is currently evaluating the impact of this guidance on the Company’s consolidated statements of cash flows.
In June 2016, the FASB issued new guidance on the measurement of credit losses on financial instruments ASU 2016-13, Financial Instruments — Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments: The amendments in this new guidance are effective for

U.S. COMMONWEALTH LIFE, A.I.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

2.
Significant accounting policies and pronouncements (continued)

public entities for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, this update is effective for fiscal years beginning after December 15, 2020, and interim periods with the fiscal years beginning after December 15, 2021.
The new guidance requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial assets. The Company is currently evaluating the impact of this guidance in its consolidated financial statements.
In January 2016, the FASB issued new guidance ASU 2016-01, Financial Instruments — Overall: Recognition and Measurement of Financial Assets and Financial Liabilities) on the recognition and measurement of financial instruments. The new guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted for the instrument-specific credit risk provision.
The new guidance changes the current accounting guidance related to (i) the classification and measurement of certain equity investments, (ii) the presentation of changes in the fair value of financial liabilities measured under the FVO that are due to instrument-specific credit risk, and (iii) certain disclosures associated with the fair value of financial instruments. The Company is currently evaluating the impact of this guidance in its consolidated financial statements.
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) ASU 2014-09 provides comprehensive guidance on the recognition of revenue from customers arising from the transfer of goods and services. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 also provides guidance on accounting for certain contract costs and will also require new disclosures. ASU 2014-09 will be effective for public business entities in annual and interim periods beginning after December 15, 2017. Early adoption is permitted. The Company is currently evaluating the impact of this guidance in its consolidated financial statements.
3.
Deferred policy acquisition costs

The balances of and changes in value of deferred policy acquisition costs are as follows:
	September 30, 2016	December 31, 2015
Balance, beginning of period/year	$964	$893
Capitalization of policy acquisition costs	1,020	1,549
Amortization	(1,067)	(1,478)
Balance, end of period/year	$917	$964

Deferred acquisition costs include costs that are directly related to the successful acquisition of new and renewal life and business insurance.

U.S. COMMONWEALTH LIFE, A.I.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

4.
Separate account policy loans

Policy loans are funds provided to life insurance policyholders in return for a claim on the account value of the policy, including any future death benefit payable. Policy loan amounts are limited to a certain percentage of the cash surrender value of the policy. Policy loans have low default risk as the loans are fully collateralized by the value of the policy, including future death benefits payable. Policy loans do not have a stated maturity and the balances and accrued interest will be offset against the amounts due as death benefit or surrender proceeds payable to the policyholder. The Company believes the fair value of policy loans approximates carrying value.
5.
Other liabilities

The Company’s other liabilities consist of the following:
	September 30, 2016	December 31, 2015
Accounts payable and accrued liabilities	$180	$156
	$180	$156

6.
Due to related parties

For the purposes of these consolidated financial statements, a party is considered to be related to the Company if the party has the ability, directly or indirectly through one or more intermediaries, to control the Company or exercise significant influence over the Company in making financial and operating policy decisions, or has joint control over the Company. In addition, individual persons or entities under the control of individual persons with family members who are senior managers, directors, officers or significant shareholders may be considered related parties.
The Company has identified the following related party transactions that have occurred in the normal course of business:
The Company has entered into reinsurance arrangements with three related parties through common ownership or a common director. Total premium paid to the related parties for the period ended September 30, 2016 was $0.005 million (December 31, 2015 — $0.008 million). In addition, the Company had a License and Consulting Services Agreement with a related party for the provision of insurance consulting and policy administration services. Gross fees earned by the related party for services provided to the Company for the period ended September 30, 2016 were $0.5 million (December 31, 2015 — $0.7 million).
Due to related parties
	September 30, 2016	December 31, 2015
Middlebury Investments Ltd	$199	$1
Lighthouse Capital Insurance Company	5	4
	$204	$5

U.S. COMMONWEALTH LIFE, A.I.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

7.
Reinsurance and reserves for future policy benefits

Reinsurance
In the normal course of business, the Company seeks to limit its exposure to loss on any single insured and to recover a portion of benefits paid under annuity and life insurance contracts by ceding reinsurance to other insurance enterprises or reinsurers.
To the extent that reinsurers are later unable to meet obligations, the Company would be liable for these obligations, and payment of these obligations would result in losses. To limit the possibility of such losses, management evaluates the financial condition of its reinsurers and monitors concentrations of credit risk.
No allowance for uncollectible amounts has been established against amounts receivable from other insurance companies, promissory notes or other alternative risk transfer arrangements as none of the receivables are deemed by management to be uncollectible.
Reinsurance recoverable
The Company has estimated $1.4 million as the amount included in the reserves for future policy benefits at September 30, 2016 (December 31, 2015 - $1.2 million), that would be recoverable from the Company’s reinsurers should the provision for outstanding losses become payable.
Reinsurance ceded arrangements do not relieve the Company from its obligations to policyholders. Should the Company’s reinsurers be unable to reimburse the Company for recoverable losses then the Company would still be liable to pay the losses but would only receive reimbursement to the extent of actual amounts paid by the reinsurers.
The Company assesses periodically the recoverability of reinsurance recoverable. At September 30, 2016 and December 31, 2015 no allowance has been provided for the reinsurance recoverable balance.
Reserves for future policy benefits
The Company has determined there is no additional liability required to be recognized due to premium deficiencies. As a result, reserves for future policy benefits are equal to the policy holder separate account balance plus unearned revenue liability.
The Company believes that its reserves established for future policy benefits are adequate to cover the ultimate net cost of death benefits and expenses incurred. However, consistent with most companies with similar insurance operations, the Company’s estimates, although supported by actuarial projections and other data, are ultimately based on management’s reasonable expectations of future events. It is reasonably possible that the expectations associated with these amounts will change and that the effect of such changes could be material to the consolidated financial statements.
The Company is obliged to pay the full amount of future policy benefits without regard to the collectability of reinsurance. If the Company is unable to collect reinsurance for any reason, it is likely that the effect of this non-collectability would be material to the consolidated financial statements.
The Company utilizes an independent actuary to assist in the assessment of the adequacy of its reserves for future policy benefits, on an annual basis.

U.S. COMMONWEALTH LIFE, A.I.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

8.
Share capital

The Company’s authorized share capital as of September 30, 2016 and December 31, 2015 is:
10,000,000 Ordinary shares of  $1.00 par value each
	Ordinary shares	Par value	Additional paid-in capital	Total
At September 30, 2016 and December 31, 2015	750,000	$750	$250	$1,000

During the period ended September 30, 2016, the Company declared and paid $0.5 million (December 31, 2015 — $0.5 million) of dividends.
9.
Fair value measurement

The Company accounts for certain of its assets and liabilities at fair value in accordance with FASB ASC 820 Topic Fair Value Measurements and Disclosures.
Below is a summary of the assets and liabilities that are measured at fair value on a recurring basis and represents the carrying amount in the Company’s consolidated balance sheets.
September 30, 2016	Level 1	Level 2	Level 3	NAV practical expedient	Total fair value
Regulatory deposits	$750	$—	$—	$—	$750
Subtotal excluding separate account assets	750	—	—	—	750
Separate account policy loans	—	—	18,765	—	18,765
Separate account assets	182,470	50,332	(1,478)	305,039	536,363
	$183,220	$50,332	$17,287	$305,039	$555,878

December 31, 2015	Level 1	Level 2	Level 3	NAV practical expedient	Total fair value
					(Note 13)
Regulatory deposits	$750	$—	$—	$—	$750
Subtotal excluding separate account assets	750	—	—	—	750
Separate account policy loans	—	—	19,012	—	19,012
Separate account assets	151,035	21,136	(1,899)	320,941	491,213
	$151,785	$21,136	$17,113	$320,941	$510,975

Level 1 and Level 2 assets and liabilities measured at fair value
The methods and assumptions the Company uses to estimate fair value of assets and liabilities measured at fair value on a recurring basis are summarized below.

U.S. COMMONWEALTH LIFE, A.I.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

9.
Fair value measurement (continued)

Level 1 assets and liabilities
Equity securities, fixed maturity securities, investment funds and mutual funds — traded in active markets
Whenever available, the Company obtains prices in active markets for identical assets at the balance sheet date to measure equity securities, fixed maturity securities, investment funds and mutual funds. The fair value and market price data is generally obtained from exchange markets reflecting the closing price quoted for the final trading day of the period. When pricing these securities, the pricing sources utilize daily data from many real time market sources, including applicable securities exchanges.
The valuation of these securities does not involve management’s judgment.
All data sources are regularly reviewed for accuracy to attempt to ensure the most reliable pricing source was used for each security. The valuation of these securities does not involve management’s judgment.
Level 2 assets and liabilities
Investment funds and mutual funds not traded in active markets
The fair value of investment funds and mutual funds not traded in active markets are considered to be readily determinable as the respective net asset values are published and the funds stand ready to transact at the published net asset values. The fair value determination also includes the nature of the underlying investments and the frequency of subscriptions and redemptions as dictated by the fund’s governing documents.
Separate account assets
Separate account assets that comprise Level 1 and Level 2 assets and liabilities use the same methods and assumptions to estimate fair value as described above.
Level 3 assets and liabilities measured at fair value
Separate account policy loans
The fair value of policy loans is reflected as being equal to the carrying value of the loans. Policy loans are collateralized by the cash surrender value and future death benefit payable of the associated insurance contracts.
Separate account assets
The methods and assumptions the Company uses to estimate fair value of Level 3 assets and liabilities measured at fair value on a recurring basis are summarized below.
Private equity partnerships — separate account assets
The fair value of private equity partnership investments is based on current estimated net asset values established in accordance with the governing documents of such investments and is obtained from the investment manager or general partner of the respective entity. The type of underlying investments held by the investee which form the basis of the net asset valuation include assets such as private business ventures, for which the Company does not have access to

U.S. COMMONWEALTH LIFE, A.I.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

9.
Fair value measurement (continued)

financial information. As a result, the Company is unable to corroborate the fair value measurement of the underlying investments of the private equity partnership and therefore requires significant management judgment to determine the fair value of the private equity partnership.
In circumstances where there is a reporting lag between the current period end reporting date and the reporting date of the latest fund valuation, the Company estimates the fair value of these funds by starting with the prior quarter-end fund valuations, adjusting these valuations for actual capital calls, redemptions or distributions, as well as the impact of changes in foreign currency exchange rates.
Limited liability companies (“LLC”) — separate account assets
The fair value of LLC investments is based on the most readily available information, which is the unaudited financial statements.
On an annual basis the LLC tax return is obtained and adjustments are made based on the tax filings.
Loans and promissory notes — separate account assets
Management identifies the principal market taking into account all information that is reasonably available. In identifying the principal market the Company takes into account how the promissory note position is exited. The fair value of loans and promissory notes is based on discount cash flows using either a risk-free rate of return or the loan coupon rate.
Real estate — separate account assets
The Company estimates fair value of real estate based on property appraisal reports prepared by independent real estate appraisers, tax assessments and where available recent sales data.
In cases where real estate investments are made through indirect investments, fair value is generally determined by the underlying company’s equity in net assets of the entities. The debt associated with real estate, other invested assets and the company’s equity position in entities are externally valued. Because of the subjective nature of inputs and the judgment involved in the appraisal process, real estate investments and their corresponding debt are included in the Level 3 classification.
The table below presents reconciliation for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3):
September 30, 2016	Level 1	Level 2	Level 3	Total fair value
Assets
Accounts receivable	$—	$317	$—	$317
Liabilities
Other liabilities	$—	$180	$—	$180

December 31, 2015
Assets
Accounts receivable	$—	$102	$—	$102
Liabilities
Other liabilities	$—	$156	$—	$156

U.S. COMMONWEALTH LIFE, A.I.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

9.
Fair value measurement (continued)

Financial assets and liabilities disclosed, but not carried at fair value
The following disclosures are made due to the requirement to disclose the fair value information about financial instruments, whether or not recognized at fair value in the consolidated balance sheets, for which it is practicable to estimate that value.
In some cases, as described below the carrying amount equals or approximates fair value. The derived fair value estimates, in many cases, may not be realized in immediate settlement of the instrument.
September 30, 2016	Separate account policy loans	Separate account assets	Total
Balance, beginning of period	$19,012	$(1,899)	$17,113
Issuances	700	—	700
Principal repayment	(985)	—	(985)
Interest	38	—	38
Fair value adjustment	—	421	421
Balance, end of period	$18,765	$(1,478)	$17,287

December 31, 2015
	(Note 13)	(Note 13)	(Note 13)
Balance, beginning of year	$18,860	$18	$18,878
Issuances	150	(1,899)	(1,749)
Interest	2	—	2
Fair value adjustment	—	(18)	(18)
Balance, end of year	$19,012	$(1,899)	$17,113

Level 3 assets are comprised of promissory notes held directly by policyholders who own the promissory notes. At September 30, 2016, a 0.5% increase in interest rates would cause a 1.0% (December 31, 2015 – 1%) decrease in the fair value of the promissory notes.
Accounts receivable
The Company believes that due to the short-term nature of certain assets, the carrying value approximates fair value.
Other liabilities
Other liabilities are comprised of accounts payable and reinsurance payable. Due to the short term until settlement of most of these liabilities, the Company believes that carrying value approximates fair value.

U.S. COMMONWEALTH LIFE, A.I.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

10.
Underwriting, general and administrative expenses

Underwriting, general and administrative expenses for the nine months ended September 30, 2016 and the year ended December 31, 2015 were comprised of the following:
	2016	2015
Management fees	$188	$430
Other	47	63
Government fees	28	35
Audit fees	24	27
Professional fees	5	69
	$292	$624

11.
Contingencies

(i)
The Company is, from time to time, involved in various claims, legal proceedings and complaints arising in the ordinary course of business. The Company cannot reasonably predict the likelihood or outcome of these actions. The Company does not believe that adverse decisions in any other pending or threatened proceedings related to any matter, or any amount which may be required to be paid by reason thereof, will have a material effect on the financial condition or future results of operations.

(ii)
The Company issues life insurance policies that are subject to challenge by tax authorities and other regulatory bodies of the domicile(s) of the insured parties and/or policy beneficiaries where the outcome of such a challenge may be uncertain. Management considers the financial risk to the Company from a successful tax challenge to one of its issued policies to be remote, and no additional liability is provided for as a result of any potential tax or regulatory challenges to its life insurance policies issued in the past or to be issued in the future.

12.
Capital Management

The Company actively manages its capital resources in the ordinary course of business. The Company is regulated with statutory requirements as to the amount and type of capital held. The Company’s first priority is to ensure that it meets all its capital requirements and obligations. The Company invests regulatory capital in cash or highly liquid government securities, or otherwise in accordance with the law or regulation applicable.
After all regulatory requirements are satisfied, the Company evaluates its insurance or other operating business risks and allocates an amount of surplus capital to the appropriate needs of the business including explicit or implicit expectations of policyholders, reinsurers, ratings agencies and other external constituencies.
For its capital that is not set aside or otherwise designated for regulatory or surplus capital purposes, the Company evaluates its business needs and allocates capital based on its operating needs.
Regulatory capital
The Company must comply with the capital adequacy requirements imposed in Puerto Rico. The Company maintained capital levels above all minimum local requirements at September 30, 2016 and December 31, 2015. In Puerto Rico, the Company may pay shareholder dividends without specific permission of the regulator provided the Company is in compliance with a number of conditions related to solvency, asset liquidity and actuarial status.

U.S. COMMONWEALTH LIFE, A.I.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

12.
Capital Management (continued)

The Company is required by its regulator, the Office of the Commissioner of Insurance of the Commonwealth of Puerto Rico, to maintain minimum regulatory capital of  $0.8 million. At September 30, 2016 and December 31, 2015, the Company was compliant with all externally imposed capital requirements. The accumulated earnings of the Company is restricted as to the payment of dividends by statutory limitations applicable to Class 5 international insurance companies.
Under Puerto Rico international insurance regulations, the Company is permitted, without requesting prior regulatory approval, to pay dividends during a given fiscal year if the Class 5 international insurer: (1) is in compliance with a Premium Ratio equal to at least the greater of $750,000 or 25% of net written premiums during the fiscal year in which the dividend is declared; (2) is in compliance with a Liquidity Ratio whereby the value of an international insurer’s “liquid assets” (as defined by applicable international insurance regulations) equals not less than 80% of total liabilities; and (3) has assets used with respect to the insurance business having an actuarially certified value that exceeds the total amount of liabilities with respect to the insurance business. Subject to the latter, a Class V international insurer may pay dividends as long as the aggregate amount of all such dividends in any fiscal year does not exceed the aggregate of: (i) the amount by which the actuarially certified value of assets used with respect to the insurance business exceeds the total amount of liabilities with respect to the insurance business; and (ii) any other funds duly available for the payment of dividends resulting from the conduct of business other than the insurance business conducted under the Class 5 authority.
13.
Restatement of comparative numbers

As a result of a change made in ownership, the Company has prepared the financial statements using the accounting policies of its new parent. These changes were significant enough that the prior year statements were adjusted to conform to current accounting policies and presentation.
In 2015 and 2014 the Company did not correctly account for its insurance activity, and as such in accordance with ASC 944 - Financial Services – Insurance the Company has had to have its deferred acquisition costs, policy charges and fee income and contract liability recognition actuarially determined. In addition, in prior years, the Company did not fully comply with ASC 820 - Fair Value Measurements and Disclosures, and as such the Company has revalued various assets at fair value and added additional note disclosure relating to fair value measurement.
The following table summarizes the impact of the restatement in the consolidated balance sheet for the year ended December 31, 2015:

U.S. COMMONWEALTH LIFE, A.I.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

13.
Restatement of comparative numbers (continued)

	As amended December 31, 2015	As reported December 31, 2015	Impact of change
Assets
Cash and cash equivalents	$1,295	$1,295	$—
Regulatory deposits	750	750	—
Accounts receivable	102	104	(2)
Income tax receivable	1	1	—
Prepaids	223	—	223
Deferred policy acquisition costs	964	—	964
Reinsurance recoverable	1,180	—	1,180
Separate account policy loans	19,012	19,037	(25)
Separate account assets	491,213	898,896	(407,683)
Total assets	514,740	920,083	(405,343)
Liabilities and shareholder’s equity
Liabilities
Other liabilities	156	156	—
Unearned revenue	1,714	—	1,714
Due to related parties	5	5	—
Separate account liabilities	510,225	917,933	(407,708)
Total liabilities	512,100	918,094	(405,994)
Shareholder’s equity
Ordinary shares issued and outstanding (Note 8)	750	750	—
Additional paid-in capital	250	250	—
Retained earnings	1,640	989	651
Total shareholder’s equity	2,640	1,989	651
Total liabilities and shareholder’s equity	$514,740	$920,083	$(405,343)

U.S. COMMONWEALTH LIFE, A.I.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

13.
Restatement of comparative numbers (continued)

The following table summarizes the impact of the restatement in the consolidated statement of net income for the year ended December 31, 2015:
	As amended December 31, 2015	As reported December 31, 2015	Impact of change
Revenues
Policy charges and fee income	$3,398	$3,212	$186
Reinsurance ceded	(536)	(446)	(90)
Change in recoverable	1,180	—	1,180
Net investment income	64	64	—
Total revenues	4,106	2,830	1,276
Expenses
Loss and loss adjustment expenses	29	29	—
Amortization of deferred policy acquisition costs	1,478	—	1,478
Underwriting, general and administrative and expenses	624	2,172	(1,548)
Total expenses	2,131	2,201	(70)
Net income	$1,975	$629	$1,346

The following table summarizes the impact of the restatement in the consolidated statement of cash flows for the year ended December 31, 2015:
	As amended December 31, 2015	As reported December 31, 2015	Impact of change
Cash flows from operating activities
Net income	$1,975	$629	$1,346
Adjustments to reconcile net cash provided by operating activities:
Amortization of deferred policy acquisition costs	1,478	—	1,478
Changes in operating assets and liabilities:
Reinsurance recoverable	(1,180)	—	(1,180)
Accounts receivable	184	184	—
Deferred policy acquisition costs	(3,136)	—	(3,136)
Deferred reinsurance premium	(223)	—	(223)
Other liabilities	122	121	1
Unearned revenue	1,714	—	1,714
Due to related parties	(26)	(26)	—
Net cash provided by operating activities	908	908	—
Cash flows from financing activities
Dividends paid on ordinary shares	(525)	(525)	—
Net cash used in financing activities	(525)	(525)	—
Net increase in cash and cash equivalents	383	383	—
Cash and cash equivalents, beginning of year	912	912	—
Cash and cash equivalents, end of year	$1,295	$1,295	—

U.S. COMMONWEALTH LIFE, A.I.

Notes to the Consolidated Financial Statements
(Stated in thousands of United States dollars)

14.
Subsequent events

In preparing these financial statements, the Company’s management has evaluated events and transactions for potential recognition or disclosure through July 31, 2017, the date the financial statements were available to be issued.

Advantage Insurance Inc.
10,000,000 shares of
Common Stock, par value $       per share

PRELIMINARY PROSPECTUS

RAYMOND JAMES
JMP Securities
B. Riley | FBR
You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.
Through and including       ,        (25 days after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the shares of common stock.
Expense	Amount
SEC Registration Fees	$15,750
FINRA Fees	$26,375
Legal Fees	900,000
Accounting Fees	600,000
Financial Printer	300,000
Miscellaneous Fees and Expenses	57,875
Total	$1,900,000

Item 14.   Indemnification of Directors and Officers.
Our certificate of incorporation, as amended, limits the liability of its directors to the broadest and maximum extent permitted by the General Corporations Law of Puerto Rico. The certificate of incorporation, as amended, provides that we will indemnify every person who is a party or is threatened to be a party in any suit or proceeding, arising out of their status as a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The right to be indemnified will include the right of a director or officer to be paid expenses (including attorney’s fees), judgments, fines and amounts paid in settlement in connection with such suit or proceeding. The certificate of incorporation, as amended, also provides for the payment in advance of the final disposition of such suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer, to repay such amount if it will ultimately be determined by a final judgment or other final adjudication that he or she is not entitled to be indemnified by the Registrant as authorized in the certificate of incorporation.
The rights to indemnification and to the advancement of expenses conferred in the certificate of incorporation, as amended, are not exclusive of any other right which any person may have or hereafter acquire under any statute, the certificate of incorporation and our bylaws, by agreement, vote of stockholders, or disinterested directors or otherwise.
We will purchase and intend to maintain insurance on behalf of us and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.
The Underwriting Agreement filed as Exhibit 1.1 to this registration statement will provide for indemnification by the underwriter of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.
Item 15.   Recent Sales of Unregistered Securities.
The following is a summary of transactions by us during the past two years, involving sales of our securities that were not registered under the Securities Act. Each sale was exempt from registration under either Section 4(2) of the Securities Act or Section 3(a)(9) of the Securities Act because (i) the securities were offered and sold only to accredited investors; (ii) there was no general solicitation or general advertising related to the offerings; (iii) each investor was given the opportunity to ask questions and receive answers concerning the terms of and conditions of the offering and to obtain additional information; (iv) the investors represented that they were acquiring the securities for their own account and for investment; and (v) the securities were issued with restrictive legends where required.
In 2016, the company issued to the selling shareholder of USCL a variable principal note with a balance of  $15.4 million as of December 31, 2016. The note has two remaining installment payments due in 2018 and 2019. The note bears no interest and the total amount of future payments is subject to adjustment based on the financial performance of USCL in 2017 and 2018. The balance as of September 30, 2017 was $11.3 million. The company also issued to the selling shareholder of USCL 178,723 convertible preferred shares and 8,511 common stock units consisting of one common stock unit and twenty (20) warrants to purchase preferred shares at an exercise price of  $11.75 per share.
Item 16.   Exhibits and Financial Statement Schedules
(a)
Exhibits.   The exhibits are incorporated by reference to the Exhibit Index attached hereto and a part hereof by reference.

(b)
Financial Statements.   See page F-1 for an index of the financial statements and financial statement schedules included in the Registration Statement.

Item 17.   Undertakings.
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
In a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Juan, Puerto Rico, on this 1st day of December 2017.
ADVANTAGE INSURANCE INC.
By: /s/ Walter C. Keenan Walter C. Keenan Director, President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Walter C. Keenan Walter C. Keenan	Director, President and Chief Executive Officer (Principal Executive Officer)	December 1, 2017
/s/ Tamara K. Kravec Tamara K. Kravec	Chief Financial Officer (Principal Financial Officer)	December 1, 2017
/s/ Matthew I. Lawson Matthew I. Lawson	Chief Accounting Officer (Principal Accounting Officer)	December 1, 2017
* Colin W. Devine	Director	December 1, 2017
* Scot H. Fischer	Director	December 1, 2017
* Mark Moffat	Director	December 1, 2017
* David A. Whitefield	Director	December 1, 2017
* Gary D. Witherspoon	Director	December 1, 2017
* By: /s/ Walter C. Keenan Attorney-in-Fact

EXHIBIT INDEX
Agreements included as exhibits to this Registration Statement on Form S-1 are included to provide information regarding their terms and are not intended to provide any other factual or disclosure information about our company (including its consolidated subsidiary) or the other parties to the agreements. Where an agreement contains representations and warranties by any party, those representations and warranties have been made solely for the benefit of the other parties to the agreement or express third party beneficiaries as explicitly set forth in the agreement. Any such representations and warranties:
•
should not be treated as categorical statements of fact, but rather as an allocation of risk;

•
may have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•
may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•
were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and may be subject to more recent developments.

Accordingly, any such representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.
Exhibit No.	Description
1.1	Underwriting Agreement**
3.1	Certificate of Incorporation of Advantage Insurance Inc.*
3.2	Bylaws of Advantage Insurance Inc.*
4.1	Form of Certificate of Common Stock of Advantage Insurance Inc.**
5.1	Opinion of Vidal, Nieves & Bauzá, LLC**
10.1	Plan and Agreement of Merger, dated as of September 30, 2016, by and between Advantage Insurance Holdings Ltd. and Advantage Insurance Inc.*
10.2	Second Amended and Restated Investment Management Agreement, dated as of November 16, 2017, between and among Advantage Insurance Inc., Advantage Life & Annuity Company SPC and GSO / Blackstone Debt Funds Management LLC**
10.3	AVI Intercompany Business Services Agreement*
10.4	USCL Stock Purchase and Sale Agreement*
10.5	USCL Promissory Note*
10.6	Employment Agreement of Walter C. Keenan**
10.7	Employment Agreement of Tamara K. Kravec**
14.1	Advantage Insurance Inc. Code of Business Conduct and Ethics*
16.1	Letter re Change in Certifying Accountant*
21.1	Subsidiaries of the Registrant*
23.1	Consent of EY**
23.2	Consent of KPMG**
23.3	Consent of Vidal, Nieves & Bauzá, LLC (included as part of Exhibit 5.1)**

*
Previously filed.

**
Filed herewith.